File Nos.   333-40538
                                                                811-05618
==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM N-4

REGISTRATION  STATEMENT UNDER THE SECURITIES ACT OF 1933                   ( )
            Pre-Effective  Amendment No.  1                                (X)
            Post-Effective  Amendment No.                                  ( )

REGISTRATION  STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940           ( )
            Amendment  No. 76                                              (X)

                      (Check appropriate box or boxes.)

     ALLIANZ  LIFE  VARIABLE  ACCOUNT  B
     -------------------------------
        (Exact  Name  of  Registrant)

     ALLIANZ  LIFE  INSURANCE  COMPANY  OF  NORTH  AMERICA
     -----------------------------------------------
        (Name  of  Depositor)


     1750  Hennepin  Avenue,  Minneapolis,  MN                           55403
     -------------------------------------------                         -----
     (Address  of  Depositor's  Principal  Executive  Offices)      (Zip Code)

Depositor's  Telephone  Number,  including  Area  Code    (612)  347-6596

     Name  and  Address  of  Agent  for  Service
     -------------------------------------
          Suzanne J. Pepin
          Allianz  Life  Insurance  Company  of  North  America
          1750  Hennepin  Avenue
          Minneapolis,  MN    55403

     Copies  to:
          Judith  A.  Hasenauer
          Blazzard,  Grodd  &  Hasenauer,  P.C.
          P.O.  Box  5108
          Westport,  CT  06881
          (203)  226-7866

Approximate Date of Proposed Public Offering:

         As soon as practicable after the effective date of this Filing.

Title of Securities Registered:

     Individual Deferred Variable Annuity Contracts

================================================================================
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                              CROSS REFERENCE SHEET
                             (Required by Rule 495)

Item No.                                                 Location
---------                                               -----------------------

          PART A

Item 1.   Cover Page . . . . . . . . . . . . . . . . .   Cover Page

Item 2.   Definitions .  . . . . . . . . . . . . . . .   Index of Terms

Item 3.   Synopsis or Highlights.  . . . . . . . . . .   Highlights







Item 4.   Condensed Financial Information. . . . . . .   Appendix-Condensed
                                                         Financial Information


Item 5.   General Description of Registrant, Depositor,
          and Portfolio Companies. . . . . . . . . . . . Other Information-
                                                         The Separate Account,
                                                         Allianz Life,
                                                         Investment Options

Item 6.   Deductions. . . . . . . . .. . . . . . . . . . Expenses

Item 7.   General Description of Variable
          Annuity Contracts . . . . . . . . . . . . . . .The Valuemark IV
                                                         Variable Annuity
                                                         Contract

Item 8.   Annuity Period. . .. . . . . . . . . . . . . . Annuity Payments
                                                         (The Payout Phase)

Item 9.   Death Benefit. . . . . . . . . . . . . . . . . Death Benefit

Item 10.  Purchases and Contract Value. . . . . . . . . .Purchase

Item 11.  Redemptions. . . . . . . . . . . . . . . . . . Access to Your Money

Item 12.  Taxes. . . . . . . . . . . . . . . . . . . . . Taxes

Item 13.  Legal Proceedings. . . . . . . . . . . . . . . None

Item 14.  Table of Contents of the Statement of
          Additional Information. . . . . . . . . . .    Table of Contents
                                                         of the Statement of
                                                         Additional Information




                        CROSS REFERENCE SHEET (cont'd)
                             (Required by Rule 495)

Item No.                                               Location
----------                                             --------------------

          PART B

Item 15.  Cover Page. . . . . . . . .. . . . . . . .   Cover Page






Item 16.  Table of Contents. . . . . . . . . . . . .   Table of Contents

Item 17.  General Information and History. . . . . .   Insurance Company

Item 18.  Services. . . . . . . . . . . . .. . . . .   Not Applicable

Item 19.  Purchase of Securities Being Offered. . . .  Not Applicable

Item 20.  Underwriters. . . . . . . . . . . . . . . .  Distributor

Item 21.  Calculation of Performance Data. . . . . .   Calculation of
                                                       Performance Data

Item 22.  Annuity Payments. . . . . . . . . . . . . .  Annuity Provisions

Item 23.  Financial Statements. . . . .  . . . . . .   Financial Statements




                                 PART C

Information required to be included in Part C is set forth under the appropriate Item so numbered, in Part C to this Registration Statement.

                                     PART A

                  THE VALUEMARK(R) IV VARIABLE ANNUITY CONTRACT

                                    issued by

                         ALLIANZ LIFE VARIABLE ACCOUNT B

                                       and

                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA



This prospectus describes the Valuemark IV Variable Annuity Contract with a Fixed Account offered by Allianz Life Insurance Company of North America (Allianz Life). All references to "we," "us" and "our" refer to Allianz Life.

The annuity offers the Variable Options listed below, and a Fixed Account of Allianz Life. Each Variable Option invests in a Portfolio listed below. You can select up to 10 investment options (which includes any of the Variable Options and the Fixed Account). The Fixed Account and one or more of the Variable Options may not be available in your state.

VARIABLE OPTIONS:
AIM VARIABLE INSURANCE FUNDS:

AIM V.I. Growth Fund

THE ALGER AMERICAN FUND:

Alger American Growth Portfolio
Alger American Leveraged AllCap Portfolio

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST#:


Franklin  Aggressive  Growth  Securities  Fund
Franklin  Global  Communications Securities Fund*
Franklin Global Health Care Securities Fund
Franklin Growth and Income  Securities  Fund*
Franklin High Income Fund
Franklin  Income  Securities Fund
Franklin  Large Cap Growth  Securities  Fund*
Franklin  Money Market Fund
Franklin Natural  Resources  Securities Fund
Franklin Real Estate Fund*
Franklin Rising Dividends Securities Fund*
Franklin S&P 500 Index Fund
Franklin Small Cap Fund
Franklin Technology Securities Fund
Franklin U.S. Government Fund*
Franklin Value  Securities  Fund
Franklin Zero Coupon Funds - 2000,  2005 and 2010
Mutual Discovery Securities Fund
Mutual Shares Securities Fund
Templeton Asset Strategy Fund*
Templeton  Developing  Markets  Securities  Fund*
Templeton  Global Income Securities  Fund
Templeton  Growth  Securities  Fund*
Templeton  International Securities  Fund*
Templeton  International  Smaller  Companies  Fund
Templeton Pacific Growth Securities Fund*

#Effective May 1, 2000, the funds of Templeton Variable Products Series Fund were merged into similar funds of Franklin Templeton Variable Insurance Products Trust.


USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST:

USAllianz VIP Diversified Assets Fund
USAllianz VIP Fixed Income Fund
USAllianz VIP Growth Fund

THE  SECURITIES AND EXCHANGE  COMMISSION  HAS NOT APPROVED OR DISAPPROVED  THESE

SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


*The fund's name changed as follows:

CURRENT NAME                                      PREVIOUS NAME
- -----------------------------------------------------------------------------------------
Franklin Global Communications Securities Fund    Franklin Global Utilities Securities Fund
Franklin Growth and Income Securities Fund        Franklin Growth and Income Fund
Franklin Large Cap Growth Securities Fund         Franklin Capital Growth Fund
Franklin Real Estate Fund                         Franklin Real Estate Securities Fund
Franklin Rising Dividends Securities Fund         Franklin Rising Dividends Fund
Franklin U.S. Government Fund                     Franklin U.S. Government Securities Fund
Templeton Asset Strategy Fund                     Templeton Global Asset Allocation Fund
Templeton Developing Markets Securities Fund      Templeton Developing Markets Equity Fund
Templeton Growth Securities Fund                  Templeton Global Growth Fund
Templeton International Securities Fund           Templeton International Equity Fund
Templeton Pacific Growth Securities Fund          Templeton Pacific Growth Fund


A bonus is optional with this Contract. If you select a bonus, the expenses for the Contract may be higher than expenses for a Contract without a bonus. The amount of the bonus may be offset by any additional fees and/or charges associated with the bonus.

Please read this prospectus before investing and keep it for future reference. It contains important information about the Valuemark IV Variable Annuity Contract with a Fixed Account.


To learn more about the annuity offered by this prospectus, you can obtain a copy of the Statement of Additional Information (SAI) dated ___________. The SAI has been filed with the Securities and Exchange Commission (SEC) and is legally a part of this prospectus. The Table of Contents of the SAI is on page __ of this prospectus. The SEC maintains a Web site (http://www.sec.gov) that contains the SAI, material incorporated by reference and other information about companies that file electronically with the SEC. For a free copy of the SAI, call us at 1-800-542-5427 or write us at: 1750 Hennepin Avenue, Minneapolis, Minnesota 55403-2195.

THE VALUEMARK IV VARIABLE ANNUITY CONTRACTS:
O ARE NOT BANK DEPOSITS
O ARE NOT FEDERALLY INSURED
O ARE NOT ENDORSED BY ANY BANK OR GOVERNMENT AGENCY
O ARE NOT GUARANTEED AND MAY BE SUBJECT TO LOSS OF PRINCIPAL

This prospectus is not an offering of the securities in any state, country, or jurisdiction in which we are not authorized to sell the Contracts. You should rely only on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with information that is different.

Dated: ___________, 2000


                           Variable Annuity Prospectus

TABLE OF CONTENTS


Index of Terms

Highlights

Fee Table

1. The Valuemark IV Variable Annuity Contract
    Contract Owner
    Joint Owner
    Annuitant
    Beneficiary
    Assignment

2. Annuity   Payments (The Payout  Phase)
   Income Date
   Annuity Payments
   Guaranteed Minimum Income Benefits
   Annuity  Options

3.  Purchase
    Purchase  Payments
    Automatic Investment   Plan
    Bonuses
    Allocation of Purchase  Payments
    Free Look
    Contract Value
    Accumulation  Units

4. Investment  Options
    Transfers
    Dollar Cost Averaging  Program
    Flexible Rebalancing
    Voting Privileges
    Substitution

5.  Expenses
    Insurance  Charges
    Mortality and Expense Risk  Charge
    Administrative  Charge

    Contract Maintenance  Charge
    Contingent Deferred Sales  Charge
    Waiver of   Contingent Deferred
        Sales Charge  Benefits
    Reduction or Elimination   of the
    Contingent Deferred Sales  Charge
    Transfer Fee
    Premium  Taxes
    Income  Taxes
    Portfolio  Expenses

6.  Taxes
    Annuity Contracts in  General
    Qualified and  Non-Qualified Contracts
    Multiple Contracts
    Withdrawals -  Non-Qualified Contracts
    Withdrawals - Qualified Contracts
    Withdrawals -  Tax-Sheltered Annuities
    Diversification

7. Access to Your Money
    Systematic Withdrawal  Program
    Minimum Distribution  Program
    Suspension of Payments or Transfers

8. Performance

9. Death  Benefit
    Upon Your  Death
    Death of Annuitant

10. Other Information
    Allianz   Life
    The Separate  Account
    Distribution
    Administration
    Financial Statements

Table of   Contents of the
Statement of Additional Information

Appendix


INDEX OF TERMS
--------------------------------------------------------------------------------

This prospectus is written in plain English to make it as understandable as possible. However, there are some technical terms used which are capitalized in the prospectus. The page that is indicated below is where you will find the definition for the word or term.

                                                    Page

Accumulation  Phase
Accumulation Unit
Annuitant
Annuity Options
Annuity Payments
Annuity Unit
Beneficiary
Contract
Contract Owner
Contract Value
Fixed Account
Income Date
Joint Owner
Non-Qualified
Payout Phase
Portfolios
Purchase Payment
Qualified
Tax Deferral
Variable Option

HIGHLIGHTS

The variable annuity contract offered by Allianz Life is a contract between you, the owner, and Allianz Life, the insurance company. The Contract provides a means for investing on a tax-deferred basis in Variable Options and the Allianz Life Fixed Account for retirement savings or other long-term investment purposes. The Contract provides two death benefit options and guaranteed annuity income options.

If you purchase the Contract on or after _________, 2000, you can select the Immediate Bonus and/or the Loyalty Bonus. If you select the Immediate Bonus, Allianz Life will credit each Purchase Payment you make, within the first six months after it issues the Contract, with a 3.5% Bonus. If you select the Loyalty Bonus, Allianz Life will credit your Contract on the 7th Contract anniversary with a Bonus equal to 3.25% of your Contract Value. Under certain circumstances, Allianz Life may take back the Bonus amounts.

All deferred annuity contracts, like this Contract, have two phases: the Accumulation Phase and the Payout Phase. During the Accumulation Phase, earnings accumulate on a tax-deferred basis and are taxed as ordinary income when you make a withdrawal. If you make a withdrawal during the Accumulation Phase, Allianz Life may assess a contingent deferred sales charge which varies depending upon how long it has had your Purchase Payment and whether or not you select the Immediate Bonus. The Payout Phase occurs when you begin receiving regular Annuity Payments from your Contract.

You can choose to receive Annuity Payments on a variable basis, on a fixed basis or a combination of both. If you choose variable payments, the amount of the variable annuity payments will depend upon the investment performance of the Variable Options you select for the Payout Phase. If you choose fixed payments, the amount of the fixed annuity payments are constant for the entire Payout Phase. If you purchase the Contract on or after _________, 2000, you can select a guaranteed minimum income benefit (GMIB).

     FREE LOOK. You can cancel the Contract within 10 days after receiving it (or whatever period is required in your state). Allianz Life will refund the value of your Contract on the day it receives your request to cancel the Contract. This may be more or less than your original payment. In certain states, or if you have purchased the Contract as an individual retirement annuity, Allianz Life will refund the Purchase Payment. If you select the Immediate Bonus, Allianz Life will take back the Bonus amount if you cancel the Contract under this free look provision.

     TAX PENALTY. Your earnings are not taxed until you take them out. If you take money out during the Accumulation Phase, earnings come out first and are taxed as income. If you are younger than 59 1/2 when you take money out, you may be charged a 10% federal tax penalty. For tax purposes, bonuses are considered to be earnings.


     INQUIRIES. If you have any questions about your Contract or need more information, please contact us at:

         USAllianz Service Center
         300 Berwyn Park
         P.O. Box 3031
         Berwyn,PA 19312-0031
         1-800-624-0197

FEE TABLE
--------------------------------------------------------------------------------

The purpose of this Fee Table is to help you understand the costs of investing, directly or indirectly, in the Variable Options under the Contract. It reflects expenses of the Separate Account as well as the Portfolios.

CONTRACT OWNER TRANSACTION FEES

Contingent Deferred Sales Charge ("CDSC")*
(as a percentage of Purchase Payments)



      YEARS SINCE        CONTRACTS WITHOUT           CONTRACTS WITH
    PURCHASE PAYMENT      IMMEDIATE BONUS            IMMEDIATE BONUS
                            CDSC CHARGE                CDSC CHARGE
- -------------------------------------------------------------------------
           0-1                   6%                       9.5%
           1-2                   6%                       9.5%
           2-3                   6%                       9.0%

           3-4                   5%                       7.5%
           4-5                   4%                       6.0%
           5-6                   3%                       4.5%
           6-7                   2%                       3.0%
           7 +                   0%                         0%



Transfer Fee First 12 transfers in a Contract year are free. Thereafter, the fee is $25 or 2% of the amount transferred, if less. Dollar Cost Averaging transfers and Flexible Rebalancing transfers are not currently counted.


CONTRACT MAINTENANCE CHARGE**      $30 per Contract per year


SEPARATE ACCOUNT ANNUAL EXPENSES
(as a percentage of average account value)


                                                              Charges for Contract with
                                        Charges for           GMIB and Immediate and
                                        Standard Contract     Loyalty Bonuses
                                        -----------------     ----------------------
Mortality and Expense Risk Charge***         1.34%                 2.14%

Administrative Charge                         .15%                  .15%
                                             ------                -----
Total Separate Account Annual Expenses       1.49%                 2.29%


* Each year after the first Contract year, you may make multiple partial withdrawals of up to a total of 15% of the value of your Contract and no contingent deferred sales charge will be assessed. See Section 7 -- "Access to Your Money" for additional options.

** During the Accumulation Phase, the charge is waived if the value of your Contract is at least $50,000. If you own more than one Valuemark IV Contract (registered with the same social security number), we will determine the total value of all your Contracts. If the total value of all your Contracts is at least $50,000, the charge is waived (except in New Jersey). Currently, the charge is also waived during the Payout Phase if the value of your Contract at the Income Date is at least $50,000 (except in New Jersey).

*** The amount of the mortality and expense risk charge during the Accumulation Phase depends upon whether you select a Bonus and/or a guaranteed minimum income benefit (GMIB) and the Contract year your Contract is in. The lowest charge shown in the table above assumes you do not select any Bonus or GMIB. The highest charge shown in the table above assumes you choose both Bonus Options and the GMIB. The mortality and expense risk charge will be different for your Contract if you choose only one of these options or a different combination of options. See "Expenses - Mortality and Expense Risk Charge" for more information. The mortality and expense risk charge is 1.25% during the Payout Phase regardless of any Bonus or GMIB benefits you have selected.

7



FUND ANNUAL EXPENSES:

(as a percentage of the Portfolio's average net assets for the most recent fiscal year). See the accompanying Portfolio prospectuses for more information.



                                                    MANAGEMENT

                                                  AND PORTFOLIO                                      TOTAL ANNUAL

                                               ADMINISTRATIVE FEES1  12b-1 FEES     OTHER EXPENSES     EXPENSES
- ---------------------------------------------------------------------------------------------------------------------------

AIM V.I. Growth Fund                                   .63%              --             .10%             .73%

Alger American Growth Portfolio                        .75%              --             .04%             .79%

Alger American Leveraged AllCap Portfolio2             .85%              --             .08%             .93%

Franklin Aggressive Growth Securities Fund,
  Class 1 3                                            .50%              --             .22%             .72%

Franklin Global Communications Securities Fund,
  Class 1                                              .48%              --             .03%              .51%

Franklin Global Health Care Securities Fund, Class 1   .60%              --             .22%              .82%

Franklin Growth and Income Securities Fund, Class 1    .47%              --             .02%              .49%

Franklin High Income Fund, Class 1                     .51%              --             .03%              .54%

Franklin Income Securities Fund, Class 1               .48%              --             .02%              .50%

Franklin Large Cap Growth Securities Fund, Class 1 4   .75%              --             .02%              .77%

Franklin Money Market Fund, Class 1                    .52%              --             .01%              .53%





Franklin Natural Resources Securities Fund, Class 1    .62%              --             .04%              .66%

Franklin Real Estate Fund, Class 1                     .56%              --             .02%              .58%

Franklin Rising Dividends Securities Fund, Class 1     .73%              --             .02%              .75%

Franklin S&P 500 Index Fund, Class 1 5                 .15%              --             .38%              .53%

Franklin Small Cap Fund, Class 1 6                     .55%              --             .27%              .82%

Franklin Technology Securities Fund, Class 1 3         .55%              --             .38%             .93%

Franklin U.S. Government Fund, Class 1                 .49%              --             .02%              .51%

Franklin Value Securities Fund, Class 1                .60%              --             .21%              .81%

Franklin Zero Coupon Fund, Class 1 - 2000              .63%              --             .02%              .65%

Franklin Zero Coupon Fund, Class 1 - 2005              .63%              --             .02%              .65%

Franklin Zero Coupon Fund, Class 1 - 2010              .63%              --             .02%              .65%

Mutual Discovery Securities Fund, Class 1              .80%              --              .21             1.01%

Mutual Shares Securities Fund, Class 1 4               .60%              --             .19%              .79%

Templeton Asset Strategy Fund, Class 1 6               .60%              --             .18%              .78%

Templeton Developing Markets Securities Fund,
  Class 1 6                                           1.25%              --             .31%             1.56%

Templeton Global Income Securities Fund, Class 1 4     .60%              --             .05%              .65%

Templeton Growth Securities Fund, Class 1 4            .83%              --             .05%              .88%

Templeton International Securities Fund, Class 1 6     .69%              --             .19%              .88%

Templeton International Smaller Companies Fund,
  Class 1                                              .85%              --             .26%             1.11%

Templeton Pacific Growth Securities Fund, Class 1     1.00%              --             .08%             1.08%

USAllianz VIP Diversified Assets Fund, Class 1 5/7     .55%             .25%            .20%             1.00%

USAllianz VIP Fixed Income Fund, Class 1 5/7           .50%             .25%            .00%              .75%

USAllianz VIP Growth Fund, Class 1 5/7                 .65%             .25%            .00%              .90%

1. The Portfolio Administration Fee is a direct expense for the Franklin Aggressive Growth Securities Fund the Franklin Global Health Care Securities Fund, the Franklin S&P Index Fund, the Franklin Small Cap Fund, the Franklin Technology Securities Fund, the Franklin Value Securities





     Fund, the Mutual Discovery Securities Fund, the Mutual Shares Securities Fund, the Templeton Asset Strategy Fund, the Templeton Developing Markets Securities Fund, the Templeton International Securities Fund and the Templeton International Smaller Companies Fund. Other Portfolios of Franklin Templeton Variable Insurance Products Trust pay for similar services indirectly through the Management Fee. See the Franklin Templeton Variable Insurance Products Trust prospectus for further information regarding these fees.

2. Other expenses for the Alger American Leveraged AllCap Portfolio include 0.01% of interest expense.

3. The Franklin Aggressive Growth Securities Fund and the Franklin Technology Securities Fund commenced operations on May 1, 2000. The expenses shown above for these portfolios are therefore estimated for the current fiscal year.

4. On 2/8/00, a merger and reorganization was approved that combined the fund with a similar fund of Templeton Variable Products Series Fund, effective 5/1/00. The table shows total expenses based on the fund's assets as of 12/31/99, and not the assets of the combined fund. However, if the table reflected combined assets, the fund's Management Fees, Other Expenses, and Total Fund Operating Expenses after 5/1/00 would be estimated as: 0.75%, 0.02%, and 0.77% respectively for the Franklin Large Cap Growth Securities Fund; 0.60%, 0.19%, and 0.79% respectively for the Mutual Shares Securities Fund; 0.80%, 0.05%, and 0.85% respectively for the Templeton Growth Securities Fund; and .0.60%, 0.04%, and 0.64% respectively for the Templeton Global Income Securities Fund.

5. The Franklin S&P 500 Index Fund, the US Allianz VIP Diversified Assets Fund, the US Allianz VIP Fixed Income Fund, and the US Allianz VIP Growth Fund commenced operations on November 12, 1999. The expenses shown above for these portfolios are therefore estimated for the fund's current fiscal year.

6. On 2/8/00, shareholders approved a merger and reorganization that combined the assets of the fund with a similar fund of the Templeton Variable
     Products Series Fund, effective 5/1/00. The shareholders of the similar fund had approved new management fees, which apply to the combined fund effective 5/1/00. The table shows restated total expenses based on the new fees and assets of the fund as of 12/31/99, and not the assets of the combined fund. However, if the table reflected both the new fees and the combined assets, the fund's Management Fees, Other Expenses, and Total Fund Operating Expenses after 5/1/00 would be estimated as: 0.55%, 0.27%, and 0.82% respectively for the Franklin Small Cap Fund; 1.25%, 0.29%, and 1.54% respectively for the Templeton Developing Markets Securities Fund; 0.60%, 0.14%, and 0.74% respectively for the Templeton Asset Strategy Fund; and 0.65%, 0.20%, and 0.85% respectively for the Templeton International Securities Fund.

7. Certain expenses of the USAllianz VIP Funds have been assumed by the Adviser. Had those expenses not been assumed, total return would have been lower and total fund expenses would have been 3.80% for the Diversified Assets Fund, 3.77% for the Fixed Income Fund, and 3.90% for the Growth Fund.

EXAMPLES
--------------------------------------------------------------------------------

The expenses for your Contract may be different than those shown in the charts below depending upon which benefits, or combination of benefits (Bonuses and/or
GMIB), if any, you select. Example I illustrates your expenses if you surrender your Contract. Example II illustrates expenses if your Contract is not surrendered. Example III illustrates expenses if you annuitize (i.e., apply your Contract Value to an Annuity Option).

    O The examples below should not be considered a representation of past or future expenses. Actual expenses may be greater or less than those shown.

    O The $30 contract maintenance charge is included in the examples as a prorated charge of $1. Since the average Contract size is greater than $1,000, the contract maintenance charge is reduced accordingly.

    O Premium taxes are not reflected in the tables. Premium taxes may apply.

    O The examples which assume selection of the Bonuses and the GMIB reflect the addition of the 3.5% Immediate Bonus in year 1 and the 3.25% Loyalty Bonus in year 8. Expenses are therefore based on the initial investment of $1,000 plus Bonus amounts.

    0 Expenses, for purposes of these examples, include: the mortality and expense risk charge, the administrative charge, the fund expenses, the contract maintenance charge, any applicable contingent deferred sales charge and any applicable Bonus Allianz Life has taken back ("recapture").

    0 Recapture of the Loyalty Bonus upon surrender or annuitization within 5 years of it being credited to your Contract is reflected in the year 10 figures as an expense amount (for the examples which assume selection of the Bonuses and the GMIB) even though the Bonus recapture is not a Contract expense.

    O  For  additional  information,   see  Section  5  --  "Expenses"  and  the
accompanying fund prospectuses.

EXAMPLE I

You would pay the following expenses on a $1,000 investment, assuming a 5% annual return on your money if you surrender your Contract at the end of each time period:

   a) assuming you do not select any Bonus or GMIB;
   b) assuming you select the Immediate Bonus, the Loyalty Bonus and the GMIB.

                                                     1 YEAR           3 YEARS          5 YEARS          10 YEARS
- ---------------------------------------------------------------------------------------------------------------------------

AIM V.I. Growth Fund                                 a) $84            a) $123         a) $158           a) $265
                                                     b) $128           b) $163         b) $207           b) $398

Alger American Growth Portfolio                      a) $84            a) $125         a) $161           a) $272
                                                     b) $128           b) $165         b) $210           b) $403

Alger American Leveraged AllCap Portfolio            a) $86            a) $129         a) $168           a) $286
                                                     b) $130           b) $169         b) $217           b) $416

Franklin Aggressive Growth Securities Fund,
  Class 1*                                           a) $83            a) $123         a) $157           a) $264
                                                     b) $127           b) $163         b) $207           b) $397

Franklin Global Communications Securities Fund,
  Class 1                                            a) $81            a) $117         a) $147           a) $243
                                                     b) $125           b) $157         b) $196           b) $376

Franklin Global Health Care Securities Fund,
  Class 1                                            a) $84            a) $126         a) $163           a) $275
                                                     b) $128           b) $166         b) $212           b) $406

Franklin Growth and Income Securities Fund,
  Class 1                                            a) $81            a) $116         a) $146           a) $241
                                                     b) $125           b) $156         b) $195           b) $374

Franklin High Income Fund, Class 1                   a) $82            a) $118         a) $148           a) $246
                                                     b) $126           b) $158         b) $198           b) $379

Franklin Income Securities Fund, Class 1             a) $81            a) $116         a) $146           a) $242
                                                     b) $125           b) $156         b) $196           b) $375

Franklin Large Cap Growth Securities Fund, Class 1   a) $84            a) $125         a) $160           a) $270
                                                     b) $128           b) $165         b) $209           b) $401

Franklin Money Market Fund, Class 1                  a) $82            a) $117         a) $148           a) $245
                                                     b) $126           b) $157         b) $197           b) $378

Franklin Natural Resources Securities Fund, Class 1  a) $83            a) $121         a) $154           a) $258
                                                     b) $127           b) $161         b) $204           b) $391

Franklin Real Estate Fund, Class 1                   a) $82            a) $119         a) $150           a) $250
                                                     b) $126           b) $159         b) $200           b) $383

Franklin Rising Dividends Securities Fund, Class 1   a) $84            a) $124         a) $159           a) $267
                                                     b) $128           b) $164         b) $208           b) $400





Franklin S&P 500 Index Fund, Class 1*                a) $82            a) $117         a) $148           a) $245
                                                     b) $126           b) $157         b) $197           b) $378

Franklin Small Cap Fund, Class 1                     a) $84            a) $126         a) $163           a) $275
                                                     b) $128           b) $166         b) $212           b) $406

Franklin Technology Securities Fund, Class 1*        a) $86            a) $129         a) $168           a) $286
                                                     b) $130           b) $169         b) $217           b) $416

Franklin U.S. Government Fund, Class 1               a) $81            a) $117         a) $147           a) $243
                                                     b) $125           b) $157         b) $196           b) $376

Franklin Value Securities Fund, Class 1              a) $84            a) $126         a) $162           a) $274
                                                     b) $128           b) $166         b) $211           b) $405

Franklin Zero Coupon Fund - 2000, Class 1            a) $83            a) $121         a) $154           a) $257
                                                     b) $127           b) $161         b) $203           b) $390

Franklin Zero Coupon Fund - 2005, Class 1            a) $83            a) $121         a) $154           a) $257
                                                     b) $127           b) $161         b) $203           b) $390

Franklin Zero Coupon Fund - 2010, Class 1            a) $83            a) $121         a) $154           a) $257
                                                     b) $127           b) $161         b) $203           b) $390

Mutual Discovery Securities Fund, Class 1            a) $86            a) $132         a) $172           a) $294
                                                     b) $130           b) $172         b) $221           b) $424

Mutual Shares Securities Fund, Class 1               a) $84            a) $125         a) $161           a) $272
                                                     b) $128           b) $165         b) $210           b) $403

Templeton Asset Strategy Fund, Class 1               a) $84            a) $125         a) $161           a) $271
                                                     b) $128           b) $165         b) $210           b) $402

Templeton Developing Markets Securities Fund,
  Class 1                                            a) $92            a) $148         a) $199           a) $346
                                                     b) $136           b) $188         b) $248           b) $472

Templeton Global Income Securities Fund, Class 1     a) $82            a) $117         a) $148           a) $245
                                                     b) $126           b) $157         b) $197           b) $378

Templeton Growth Securities Fund, Class 1            a) $85            a) $128         a) $166           a) $281
                                                     b) $129           b) $168         b) $215           b) $411

Templeton International Securities Fund, Class 1     a) $85            a) $128         a) $166           a) $281
                                                     b) $129           b) $168         b) $215           b) $411

Templeton International Smaller Companies Fund,
  Class 1                                            a) $87            a) $135         a) $177           a) $303
                                                     b) $131           b) $175         b) $226           b) $433

Templeton Pacific Growth Securities Fund, Class 1    a) $87            a) $134         a) $176           a) $300
                                                     b) $131           b) $174         b) $225           b) $430





USAllianz VIP Diversified Assets Fund*               a) $84            a) $124         a) $159           a) $267
                                                     b) $128           b) $164         b) $208           b) $400

USAllianz VIP Fixed Income Fund*                     a) $81            a) $116         a) $146           a) $242
                                                     b) $125           b) $156         b) $196           b) $375

USAllianz VIP Growth Fund*                           a) $83            a) $121         a) $154           a) $257
                                                     b) $127           b) $161         b) $203           b) $390

*Estimated

EXAMPLE II


You would pay the following expenses on a $1,000 investment, assuming a 5% annual return on your money if your Contract is not surrendered:

   a) assuming you do not select any Bonus or GMIB;
   b) assuming you select the Immediate Bonus, the Loyalty Bonus and the GMIB.

                                                     1 YEAR           3 YEARS          5 YEARS         10 YEARS
- ---------------------------------------------------------------------------------------------------------------------------

AIM V.I. Growth Fund                                 a) $24            a) $72          a) $124           a) $265
                                                     b) $33            b) $100         b) $169           b) $359

Alger American Growth Portfolio                      a) $24            a) $74          a) $127           a) $272
                                                     b) $33            b) $101         b) $172           b) $365

Alger American Leveraged AllCap Portfolio            a) $26            a) $78          a) $134           a) $286
                                                     b) $35            b) $106         b) $179           b) $378

Franklin Aggressive Growth Securities Fund,
  Class 1*                                           a) $23            a) $72          a) $123           a) $264
                                                     b) $32            b) $99          b) $169           b) $358

Franklin Global Communications Securities Fund,
  Class 1                                            a) $21            a) $66          a) $113           a) $243
                                                     b) $30            b) $93          b) $158           b) $337

Franklin Global Health Care Securities Fund,
  Class 1                                            a) $24            a) $75          a) $129           a) $275
                                                     b) $33            b) $102         b) $174           b) $368

Franklin Growth and Income Securities Fund, Class 1  a) $21            a) $65          a) $112           a) $241
                                                     b) $30            b) $92          b) $157           b) $335





Franklin High Income Fund, Class 1                   a) $22            a) $67          a) $114           a) $246
                                                     b) $31            b) $94          b) $160           b) $340

Franklin Income Securities Fund, Class 1             a) $21            a) $65          a) $112           a) $242
                                                     b) $30            b) $93          b) $158           b) $336

Franklin Large Cap Growth Securities Fund, Class 1   a) $24            a) $74          a) $126           a) $270
                                                     b) $33            b) $101         b) $171           b) $363

Franklin Money Market Fund, Class 1                  a) $22            a) $66          a) $114           a) $245
                                                     b) $31            b) $93          b) $159           b) $339

Franklin Natural Resources Securities Fund,
  Class 1                                            a) $23            a) $70          a) $120           a) $258
                                                     b) $32            b) $97          b) $166           b) $352

Franklin Real Estate Fund, Class 1                   a) $22            a) $68          a) $116           a) $250
                                                     b) $31            b) $95          b) $162           b) $344

Franklin Rising Dividends Securities Fund, Class 1   a) $22            a) $66          a) $114           a) $245
                                                     b) $33            b) $100         b) $170           b) $361

Franklin S&P 500 Index Fund, Class 1*                a) $26            a) $80          a) $137           a) $291
                                                     b) $31            b) $93          b) $159           b) $339

Franklin Small Cap Fund, Class 1                     a) $24            a) $75          a) $129           a) $275
                                                     b) $33            b) $102         b) $174           b) $368

Franklin Technology Securities Fund, Class 1         a) $26            a) $78          a) $134           a) $286
                                                     b) $35            b) $106         b) $179           b) $378

Franklin U.S. Government Fund, Class 1               a) $21            a) $66          a) $113           a) $243
                                                     b) $30            b) $93          b) $158           b) $337

Franklin Value Securities Fund, Class 1              a) $24            a) $75          a) $128           a) $274
                                                     b) $33            b) $102         b) $173           b) $367

Franklin Zero Coupon Fund - 2000, Class 1            a) $23            a) $70          a) $120           a) $257
                                                     b) $32            b) $97          b) $165           b) $351

Franklin Zero Coupon Fund - 2005, Class 1            a) $23            a) $70          a) $120           a) $257
                                                     b) $32            b) $97          b) $165           b) $351

Franklin Zero Coupon Fund - 2010, Class 1            a) $23            a) $70          a) $120           a) $257
                                                     b) $32            b) $97          b) $165           b) $351

Mutual Discovery Securities Fund, Class 1            a) $26            a) $81          a) $138           a) $294
                                                     b) $35            b) $108         b) $183           b) $386

Mutual Shares Securities Fund, Class 1               a) $24            a) $74          a) $127           a) $272
                                                     b) $33            b) $101         b) $172           b) $365






Templeton Asset Strategy Fund, Class 1               a) $24            a) $74          a) $127           a) $271
                                                     b) $33            b) $101         b) $172           b) $364

Templeton Developing Markets Securities Fund,
  Class 1                                            a) $32            a) $97          a) $165           a) $346
                                                     b) $41            b) $125         b) $210           b) $436

Templeton Global Income Securities Fund, Class 1     a) $22            a) $66          a) $114           a) $245
                                                     b) $31            b) $93          b) $159           b) $339

Templeton Growth Securities Fund, Class 1            a) $25            a) $77          a) $132           a) $281
                                                     b) $34            b) $104         b) $177           b) $373

Templeton International Securities Fund, Class 1     a) $25            a) $77          a) $132           a) $281
                                                     b) $34            b) $104         b) $177           b) $373

Templeton International Smaller Companies Fund,
  Class 1                                            a) $27            a) $84          a) $143           a) $303
                                                     b) $36            b) $111         b) $188           b) $395

Templeton Pacific Growth Securities Fund, Class 1    a) $27            a) $83          a) $142           a) $300
                                                     b) $36            b) $110         b) $187           b) $392

USAllianz VIP Diversified Assets Fund*               a) $24            a) $73          a) $125           a) $267
                                                     b) $33            b) $100         b) $170           b) $361

USAllianz VIP Fixed Income Fund*                     a) $21            a) $65          a) $112           a) $242
                                                     b) $30            b) $93          b) $158           b) $336

USAllianz VIP Growth Fund*                           a) $23            a) $70          a) $120           a) $257
                                                     b) $32            b) $97          b) $165           b) $351

*Estimated

EXAMPLE III


You would pay the following expenses on a $1,000 investment, assuming a 5% annual return on your money if your Contract is annuitized at the end of each time period:

   a) assuming you do not select any Bonus or GMIB;
   b) assuming you select the Immediate Bonus, the Loyalty Bonus and the GMIB.

                                                     1 YEAR           3 YEARS          5 YEARS         10 YEARS
- ---------------------------------------------------------------------------------------------------------------------------






AIM V.I. Growth Fund                                 a) $24            a) $72          a) $124           a) $265
                                                     b) $33            b) $100         b) $169           b) $398

Alger American Growth Portfolio                      a) $24            a) $74          a) $127           a) $272
                                                     b) $33            b) $101         b) $172           b) $403

Alger American Leveraged AllCap Portfolio            a) $26            a) $78          a) $134           a) $286
                                                     b) $35            b) $106         b) $179           b) $416

Franklin Aggressive Growth Securities Fund,
  Class 1*                                           a) $23            a) $72          a) $123           a) $264
                                                     b) $32            b) $99          b) $169           b) $397

Franklin Global Communications Securities Fund,
  Class 1                                            a) $21            a) $66          a) $113           a) $243
                                                     b) $30            b) $93          b) $158           b) $376

Franklin Global Health Care Securities Fund,
  Class 1                                            a) $24            a) $75          a) $129           a) $275
                                                     b) $33            b) $102         b) $174           b) $406

Franklin Growth and Income Securities Fund, Class 1  a) $21            a) $65          a) $112           a) $241
                                                     b) $30            b) $92          b) $157           b) $374

Franklin High Income Fund, Class 1                   a) $22            a) $67          a) $114           a) $246
                                                     b) $31            b) $94          b) $160           b) $379

Franklin Income Securities Fund, Class 1             a) $21            a) $65          a) $112           a) $242
                                                     b) $30            b) $93          b) $158           b) $375

Franklin Large Cap Growth Securities Fund, Class 1   a) $24            a) $74          a) $126           a) $270
                                                     b) $33            b) $101         b) $171           b) $401

Franklin Money Market Fund, Class 1                  a) $22            a) $66          a) $114           a) $245
                                                     b) $31            b) $93          b) $159           b) $378

Franklin Natural Resources Securities Fund,
  Class 1                                            a) $23            a) $70          a) $120           a) $258
                                                     b) $32            b) $97          b) $166           b) $391

Franklin Real Estate Fund, Class 1                   a) $22            a) $68          a) $116           a) $250
                                                     b) $31            b) $95          b) $162           b) $383

Franklin Rising Dividends Securities Fund, Class 1   a) $22            a) $66          a) $114           a) $245
                                                     b) $33            b) $100         b) $170           b) $400

Franklin S&P 500 Index Fund, Class 1*                a) $26            a) $80          a) $137           a) $291
                                                     b) $31            b) $93          b) $159           b) $378

Franklin Small Cap Fund, Class 1                     a) $24            a) $75          a) $129           a) $275
                                                     b) $33            b) $102         b) $174           b) $406





Franklin Technology Securities Fund, Class 1         a) $26            a) $78          a) $134           a) $286
                                                     b) $35            b) $106         b) $179           b) $416

Franklin U.S. Government Fund, Class 1               a) $21            a) $66          a) $113           a) $243
                                                     b) $30            b) $93          b) $158           b) $376

Franklin Value Securities Fund, Class 1              a) $24            a) $75          a) $128           a) $274
                                                     b) $33            b) $102         b) $173           b) $405

Franklin Zero Coupon Fund - 2000, Class 1            a) $23            a) $70          a) $120           a) $257
                                                     b) $32            b) $97          b) $165           b) $390

Franklin Zero Coupon Fund - 2005, Class 1            a) $23            a) $70          a) $120           a) $257
                                                     b) $32            b) $97          b) $165           b) $390

Franklin Zero Coupon Fund - 2010, Class 1            a) $23            a) $70          a) $120           a) $257
                                                     b) $32            b) $97          b) $165           b) $390

Mutual Discovery Securities Fund, Class 1            a) $26            a) $81          a) $138           a) $294
                                                     b) $35            b) $108         b) $183           b) $424

Mutual Shares Securities Fund, Class 1               a) $24            a) $74          a) $127           a) $272
                                                     b) $33            b) $101         b) $172           b) $403

Templeton Asset Strategy Fund, Class 1               a) $24            a) $74          a) $127           a) $271
                                                     b) $33            b) $101         b) $172           b) $402

Templeton Developing Markets Securities Fund,
  Class 1                                            a) $32            a) $97          a) $165           a) $346
                                                     b) $41            b) $125         b) $210           b) $472

Templeton Global Income Securities Fund, Class 1     a) $22            a) $66          a) $114           a) $245
                                                     b) $31            b) $93          b) $159           b) $378

Templeton Growth Securities Fund, Class 1            a) $25            a) $77          a) $132           a) $281
                                                     b) $34            b) $104         b) $177           b) $411

Templeton International Securities Fund, Class 1     a) $25            a) $77          a) $132           a) $281
                                                     b) $34            b) $104         b) $177           b) $411

Templeton International Smaller Companies Fund,
  Class 1                                            a) $27            a) $84          a) $143           a) $303
                                                     b) $36            b) $111         b) $188           b) $433

Templeton Pacific Growth Securities Fund, Class 1    a) $27            a) $83          a) $142           a) $300
                                                     b) $36            b) $110         b) $187           b) $430

USAllianz VIP Diversified Assets Fund*               a) $24            a) $73          a) $125           a) $267
                                                     b) $33            b) $100         b) $170           b) $400

USAllianz VIP Fixed Income Fund*                     a) $21            a) $65          a) $112           a) $242
                                                     b) $30            b) $93          b) $158           b) $375





USAllianz VIP Growth Fund*                           a) $23            a) $70          a) $120           a) $257
                                                     b) $32            b) $97          b) $165           b) $390

*Estimated

SEE THE APPENDIX FOR ACCUMULATION UNIT VALUES - CONDENSED FINANCIAL INFORMATION.

1. The Valuemark IV
Variable Annuity Contract
--------------------------------------------------------------------------------

This prospectus describes a variable deferred annuity contract with a Fixed Account offered by Allianz Life.

An annuity is a Contract between you, the owner, and an insurance company (in this case Allianz Life), where the insurance company promises to pay you (or someone else you choose) an income, in the form of Annuity Payments. The Annuity Payments must begin on a designated date that is at least two years in the future. Until you decide to begin receiving Annuity Payments, your annuity is in the Accumulation Phase. Once you begin receiving Annuity Payments, your Contract switches to the Payout Phase.

The Contract benefits from Tax Deferral. Tax Deferral means that you are not taxed on any earnings or appreciation on the assets in your Contract until you take money out of your Contract.

Your investment choices include Variable Options and the Fixed Account of Allianz Life. The Contract is called a variable annuity because you can choose among the Variable Options and, depending upon market conditions, you can make or lose money in the Contract based on the investment performance of the Portfolios. The Portfolios are designed to offer a better return than the Fixed Account. However, this is not guaranteed. The amount of money you are able to accumulate in your Contract during the Accumulation Phase depends in large part upon the investment performance of the Portfolio(s) you select. The amount of the Annuity Payments you receive during the Payout Phase of the Contract also depends in large part upon the investment performance of the Portfolios you select for the Payout Phase.

The Contract also contains a Fixed Account. The Fixed Account offers an interest rate that is guaranteed by Allianz Life for all deposits made within the twelve month period. Your initial interest rate is set on the date when your money is invested in the Fixed Account and remains effective for one year. Initial interest rates are declared monthly. Allianz Life guarantees that the interest credited to the Fixed Account will not be less than 3% per year. If you select the Fixed Account, your money will be placed with the other general account assets of Allianz Life. Allianz Life may change the terms of the Fixed Account in the future - please contact Allianz Life for the most current terms. The Fixed Account may not be available in your state (check with your registered representative).

If you select the Fixed Account, the amount of money you are able to accumulate in your Contract during the Accumulation Phase depends upon the total interest credited to your Contract.

We will not make any changes to your Contract without your permission except as may be required by law.

CONTRACT OWNER

You, as the Contract Owner, have all the rights under the Contract. The Contract Owner is as designated at the time the Contract is issued, unless changed. You may change Contract Owners at any time. This may be a taxable event. You should consult with your tax adviser before doing this.

JOINT OWNER

The Contract can be owned by Joint Owners. Any Joint Owner must be the spouse of the other Contract Owner (except in Pennsylvania, Oregon and New Jersey). Upon the death of either Joint Owner, the surviving Joint Owner will be the designated Beneficiary. Any other Beneficiary designation at the time the Contract was issued or as may have been later changed will be treated as a contingent Beneficiary unless otherwise indicated.

ANNUITANT

The Annuitant is the natural person on whose life we base Annuity Payments. You name the Annuitant. You may change the Annuitant at any time before the Income Date unless the Contract is owned by a non-individual (for example, a corporation).

BENEFICIARY

The Beneficiary is the person(s) or entity you name to receive any death benefit. The Beneficiary is named at the time the Contract is issued unless changed at a later date. Unless an irrevocable Beneficiary has been named, you can change the Beneficiary or contingent Beneficiary.

ASSIGNMENT

You can transfer ownership (assign) of the Contract at any time during your lifetime. Allianz Life will not be bound by the assignment until it receives written notice of the assignment. Allianz Life will not be liable for any payment or other action it takes in accordance with the Contract before it receives notice of the assignment. Any assignment made after the death benefit has become payable can only be done with our consent. AN ASSIGNMENT MAY BE A TAXABLE EVENT.

If the Contract is issued pursuant to a Qualified plan, you may be unable to assign the Contract.


2. Annuity Payments (The Payout Phase)
--------------------------------------------------------------------------------
Income Date

You can receive regular monthly income payments under your Contract. You can choose the month and year in which those payments begin. We call that date the Income Date. Your Income Date must be the first day of a calendar month and must be at least 2 years after you buy the Contract. If you select one of the Guaranteed Minimum Income Benefits (GMIB), your Income Date must be within 30 days following a Contract anniversary beginning with the 7th Contract anniversary (and certain other conditions must be met).

We ask you to choose your Income Date when you purchase the Contract. You can change it at any time before the Income Date with 30 days notice to us. Annuity Payments must begin by the Annuitant's 85th birthday or 10 years (5 years in Pennsylvania) from the date the Contract was issued, whichever is later. This limitation may not apply when the Contract is issued to a charitable remainder trust.

Annuity Payments

You may elect to receive your Annuity Payments as a variable payout, a fixed payout, or a combination of both. Under a fixed payout, all of the Annuity Payments will be the same dollar amount (equal installments). If you choose a variable payout, you can select from the available Variable Options. If you do not tell us otherwise, your Annuity Payments will be based on the investment allocations that were in place on the Income Date.

If you choose to have any portion of your Annuity Payments based on the investment performance of the Variable Option(s), the dollar amount of your payments will depend upon three things:

1) the value of your Contract in the Variable Option(s) on the Income Date;

2) the 5% assumed  investment  rate used in the annuity  table for the Contract;
and

3) the performance of the Variable Option(s) you selected.

If the actual performance exceeds the 5% assumed investment rate, your Annuity Payments will increase. Similarly, if the actual rate is less than 5%, your Annuity Payments will decrease.

You (or someone you designate) will receive the Annuity Payments. You will receive tax reporting on those payments.

GUARANTEED MINIMUM INCOME BENEFITS

If you purchase the Contract on or after _________, 2000, at the time you purchase the Contract, you can select a Guaranteed Minimum Income Benefit
(GMIB). Once you select a GMIB, it cannot be changed. You must be younger than 74 years old to elect a GMIB. There are two GMIB options (Option 1 and 2). The GMIB will match the death benefit option you select (see Section 9 - Death Benefits). The mortality and expense risk charge is higher for Contracts with a GMIB.

The GMIB may not be available in your state. Check with your registered representative regarding availability.

The guaranteed minimum income benefits are described below and may be used in determining the amount of each Annuity Payment you receive during the Payout Phase. The GMIB can be used with any fixed Annuity Option provided for in the Contract and provides for guaranteed minimum Annuity Payments during the Payout Phase. The GMIB will apply only under the following circumstances:

     Your Income date must be within 30 days following a Contract anniversary beginning with the 7th Contract anniversary;

     Annuity Payments can only be made under a fixed annuity payout (regardless of the Annuity Option you select); and

     If you choose an Annuity Option involving a period certain, the period certain must be for at least 10 years.

If Joint Owners are named, the age of the oldest Contract Owner will be used to determine the GMIB value. If a non-natural person owns the Contract, the Contract Owner means the Annuitant.

GMIB OPTION 1

The guaranteed fixed annuity rates in the Contract will be applied to the GMIB Value.

The GMIB Value is:

A. Prior to the first Contract anniversary: the GMIB is equal to the Purchase Payments you have made, less any withdrawals and contingent deferred sales charges paid on such withdrawals.

B. From the first Contract anniversary to your 81st birthday and before the date of death, the GMIB Value is the greater of (1) or (2) below:

   1.  5% Increase

         Purchase Payments you have made,
         less any withdrawals and any contingent deferred sales charges paid on such withdrawals, plus 5% on each Contract anniversary.

   2.  Highest 6th Year Anniversary Value
         highest Contract Value on any sixth year Contract anniversary, plus any Purchase Payments made since that Contract anniversary, less any withdrawals since that Contract anniversary and any contingent deferred sales charges paid on the withdrawals.

      Contract anniversaries occurring on or after your 81st birthday or date of death will not be taken into consideration in determining this benefit.

C. After your 81st birthday, the GMIB Value determined as of the last Contract anniversary prior to your 81st birthday will be increased by any Purchase Payments you made since such Contract anniversary, less any withdrawals and contingent deferred sales charges paid on such withdrawals since such anniversary.

The highest Contract Value on any sixth year Contract anniversary is the highest Contract Value on the Contract anniversary of each successive six year period, which is once every six years. If the Contract Owner dies before the Contract reaches its 6th year, the "Highest 6th Year Anniversary Value" option is not available.

GMIB Option 2

The guaranteed fixed annuity rates in the Contract will be applied to the GMIB Value.

The GMIB Value is equal to the greater of:

     Purchase Payments you have made, less any withdrawals and any contingent deferred sales charges paid on the withdrawals, or

     The greatest anniversary value. The "anniversary value" is the value of the Contract on a Contract anniversary, increased by Purchase Payments you have made since that anniversary and decreased by any withdrawals and any contingent deferred sales charges paid on the surrenders since that anniversary. Allianz Life will not take into consideration any Contract anniversaries which occur on or after your 81st birthday or date of death in determining this benefit.

ANNUITY OPTIONS

You can choose among income plans. We call them Annuity Options. You can choose one of the following Annuity Options or any other Annuity Option you want and that Allianz Life agrees to provide. After Annuity Payments begin, you cannot change the Annuity Option.

If you do not choose an Annuity Option prior to the Income Date, we will assume that you selected Option 2 which provides a life annuity with 5 years (10 years of you select the GMIB) of guaranteed payments.

OPTION 1. LIFE ANNUITY. Under this option, we will make monthly Annuity Payments so long as the Annuitant is alive. After the Annuitant dies, we stop making Annuity Payments.

OPTION 2. LIFE ANNUITY WITH 5, 10, 15 OR 20 YEAR PAYMENTS GUARANTEED. Under this option, we will make monthly Annuity Payments so long as the Annuitant is alive. However, if the Annuitant dies before the end of the selected guaranteed period, we will continue to make Annuity Payments to you or any person you choose for the rest of the guaranteed period. If you do not want to receive Annuity Payments after the Annuitant's death, you can ask us for a single lump sum.

OPTION 3. JOINT AND LAST SURVIVOR ANNUITY. Under this option, we will make monthly Annuity Payments during the joint lifetime of the Annuitant and the joint Annuitant. When the Annuitant dies, if the joint Annuitant is still alive, we will continue to make Annuity Payments so long as the joint Annuitant continues to live. The amount of the Annuity Payments we will make to you can be equal to 100%, 75% or 50% of the amount that was being paid when both Annuitants were alive. The monthly Annuity Payments will end when the last surviving Annuitant dies.

OPTION 4. JOINT AND LAST SURVIVOR ANNUITY WITH 5, 10, 15 OR 20 YEAR PAYMENTS GUARANTEED. Under this option, we will make monthly Annuity Payments during the joint lifetime of the Annuitant and the joint Annuitant. When the Annuitant dies, if the joint Annuitant is still alive, we will continue to make Annuity Payments, so long as the surviving Annuitant continues to live, at 100% of the amount that was being paid when both were alive. If, when the last death occurs, we have made Annuity Payments for less than the selected guaranteed period, we will continue to make Annuity Payments to you or any person you choose for the rest of the guaranteed period. If you do not want to receive Annuity Payments after the Annuitant's death, you can ask us for a single lump sum.

OPTION 5. REFUND LIFE ANNUITY. Under this option, we will make monthly Annuity Payments during the Annuitant's lifetime. The last Annuity Payment will be made before the Annuitant dies and if the value of the Annuity Payments made is less than the value applied to the Annuity Option, then you will receive a refund as set forth in the Contract.


3.   PURCHASE
--------------------------------------------------------------------------------

PURCHASE PAYMENTS

A Purchase Payment is the money you invest in the Contract. Generally, the minimum payment Allianz Life will accept is $5,000 when the Contract is bought as a Non-Qualified Contract. If you enroll in the Automatic Investment Plan (which is described below), your Purchase Payment can be $2,000. If you are buying the Contract as part of an IRA (Individual Retirement Annuity), 401(k) or other Qualified plan, the minimum amount we will accept is $2,000. The maximum amount we will accept without our prior approval is $1 million. You can make additional Purchase Payments of $250 (or as low as $100 if you have selected the Automatic Investment Plan) or more to either type of Contract. Allianz Life may, at its sole discretion, waive the minimum payment requirements. We reserve the right to decline any Purchase Payments. At the time you buy the Contract, you and the Annuitant cannot be older than 85 years old.

This product is not designed for professional market timing organizations, other entities, or persons using programmed, large or frequent transfers.

AUTOMATIC INVESTMENT PLAN

The Automatic Investment Plan (AIP) is a program which allows you to make additional Purchase Payments to your Contract on a monthly or quarterly basis by electronic transfer of monies from your savings or checking account. You may participate in this program by completing the appropriate form. We must receive your form by the first of the month in order for AIP to begin that same month. Investments will take place on the 20th of the month, or the next business day. The minimum investment that can be made by AIP is $100. You may stop AIP at any time you want. We need to be notified by the first of the month in order to stop or change AIP that month. If AIP is used for a Qualified Contract, you should consult your tax adviser for advice regarding maximum contributions.

BONUSES

If you purchase the Contract on or after _________, 2000, you may select the Immediate Bonus, or the Loyalty Bonus or both. You must be younger than 70 years old at the time we issue the Contract to elect a Bonus.

One or both Bonuses may not be available in your state. Check with your registered representative regarding availability.

Immediate Bonus

You can only select the Immediate Bonus at the time you buy the Contract. If you select the Immediate Bonus, Allianz Life will credit each Purchase Payment you make, within the first 6 months after it issues your Contract (issue date), with a Bonus equal to 3.5% of the Purchase Payment. The Bonus will be credited at the time the Purchase Payment is credited to the Contract.

If you die before the first Contract anniversary from the issue date, Allianz Life will take back the Bonus amounts before calculating the death benefit amount. If your surviving spouse elects to continue the Contract instead of electing to be paid under a death benefit option, Allianz Life will not take back the Bonus. In addition, if you revoke the Contract during the free look period, Allianz Life will take back the Bonus.

Loyalty Bonus

You can select the Loyalty Bonus at any time before the 7th Contract anniversary. If you select the Loyalty Bonus prior to the 7th Contract anniversary, on the 7th Contract anniversary, Allianz Life will credit a Bonus equal to 3.25% of the Contract value. The Bonus will vest 5 years after the date it is credited to your Contract. If you make a full surrender, partial surrender or apply your Contract value to an Annuity Option during the 5 year period, Allianz Life will take back the Loyalty Bonus. All partial surrenders (including a 15% free withdrawal) during this 5 year period will reduce the Bonus amount by the amount of Bonus attributable to the amount surrendered (pro-rata). (See example below). In the case of a death benefit during the Accumulation Phase, the Loyalty Bonus will be fully vested if the death occurs more than 12 completed months after the 7th Contract anniversary. If you die within the first 12 months from the 7th Contract anniversary, Allianz Life will take back the Loyalty Bonus before calculating the death benefit amount. If your surviving spouse elects to continue the Contract instead of electing to be paid under a death benefit option, Allianz Life will not take back the Loyalty Bonus.

Example of surrender with Loyalty Bonus during 5 year period:

You deposit $100,000 on 5/1/2000. Net return of 5% is assumed. On 4/30/2007, your Contract Value is $140,710.05.

On 5/1/2007, you receive a Loyalty Bonus of 3.25% of the Contract Value or $4,573.08. The Bonus is added to your Contract Value, resulting in a Contract Value of $145,283.13.

On 5/1/2008, the Contract Value is $152,547.28.
You request a $10,000 partial surrender. Since it is less than 5 years since the Bonus was deposited into your Contract, Allianz Life will take back a portion of the Bonus. $10,000 x 3.25% = $325.00 is taken back. The Bonus which is taken back by Allianz Life and the surrender amount are subtracted from your Contract Value, resulting in a Contract Value of $142,222.28 as of May 1, 2008 (Contract Value at the end of year 9 is $149,333.39)

On 5/1/2012 the Loyalty Bonus is vested and Allianz Life can no longer take it back.


General Provisions Applicable to the Bonuses

All bonus amounts and any gains and losses attributable to such amounts are treated as earnings under the Contract. All gains and losses attributable to any Bonus are part of your Contract value and will never be taken back by Allianz Life.

All Bonus amounts are paid from the general account assets of Allianz Life.

Contract charges are deducted from the total value of your Contract. Therefore, your Contract incurs expenses on the total value of your Contract, which includes any Bonus amounts. Under certain circumstances, Allianz Life may take back the Bonus. Since charges will have been assessed against the higher amount (Purchase Payment/Contract Value plus any Bonus), it is possible that upon surrender, particularly in a declining market, you will receive back less money than you would have if you had not received the Loyalty Bonus or had not purchased a Bonus Contract. We expect to profit from certain charges assessed under the Contract (i.e., the contingent deferred sales charge and the mortality and expense risk charge) associated with the Bonus.

Allianz Life has applied to the Securities and Exchange Commission for an exemption from certain provisions of the Investment Company Act of 1940 so that it can take back Bonus amounts applied to a Contract, as described above. Until such time as it receives approval of its exemptive request, Allianz Life will not take back any Bonus amounts.

ALLOCATION OF PURCHASE PAYMENTS

When you purchase a Contract, we will allocate your Purchase Payment and any Bonus amounts to the Fixed Account and/or one or more of the Variable Options you have selected. We ask that you allocate your money in either whole percentages or round dollars. The Fixed Account may not be available in your state (check with your registered representative). Transfers do not change the allocation instructions for payments. You can instruct us how to allocate additional Purchase Payments you make and any Bonus amounts. If you do not instruct us, we will allocate them in the same way as your previous instructions to us. You may change the allocation of future payments without fee, penalty or other charge upon written notice or telephone instructions to the USAllianz Service Center.

A change will be effective for payments received on or after we receive your notice or instructions. Allianz Life reserves the right to limit the number of Variable Options that you may invest in at one time. Currently, you may invest in 10 investment choices at any one time (which includes any of the Variable Options listed in Section 4 and the Allianz Life Fixed Account). We may change this in the future. However, we will always allow you to invest in at least five Variable Options.

Once we receive your Purchase Payment and the necessary information, we will issue your Contract and allocate your first Purchase Payment and any applicable Immediate Bonus within 2 business days. If you do not give us all of the information we need, we will contact you or your registered representative to get it. If for some reason we are unable to complete this process within 5 business days, we will either send back your money or get your permission to keep it until we get all of the necessary information. If you make additional
Purchase Payments, we will credit these amounts to your Contract within one business day. Our business day closes when the New York Stock Exchange closes, which is usually at 4:00 p.m. Eastern time.

FREE LOOK

If you change your mind about owning the Contract, you can cancel it within 10 days after receiving it (or the period required in your state). When you cancel the Contract within this time period, Allianz Life will not assess a contingent deferred sales charge. You will receive back whatever your Contract is worth on the day we receive your request (less the Immediate Bonus, if applicable). In certain states, or if you have purchased the Contract as an IRA, we may be required to give you back your Purchase Payment if you decide to cancel your Contract within 10 days after receiving it (or whatever period is required in your state). If that is the case, we reserve the right to allocate your initial Purchase Payment to the Franklin Money Market Fund for 15 days after we receive it. (In some states, the period may be longer.) At the end of that period, we will re-allocate your money as you selected. Currently, however, we will directly allocate your money to the Variable Options and/or the Fixed Account as you have selected.

CONTRACT VALUE

Contract Value is the dollar value as of any business day of all amounts accumulated under your Contract. This includes all Bonus amounts and all gains and losses attributable to all Bonus amounts.

The 6th year Contract Value, for the death benefit and GMIB options, is the Contract Value on the date of each 6th Contract anniversary, which is once every six years.

ACCUMULATION UNITS

The value of the portion of your Contract allocated to the Variable Options will go up or down based upon the investment performance of the Variable Option(s) you choose. The value of your Contract will also depend on the expenses of the Contract. In order to keep track of the value of your Contract, we use a measurement called an Accumulation Unit (which is like a share of a mutual fund). During the Payout Phase of the Contract we call it an Annuity Unit.

Every business day we determine the value of an Accumulation Unit for each Variable Option by multiplying the Accumulation Unit value for the previous period by a factor for the current period. The factor is determined by:

1) dividing the value of a Portfolio at the end of the current period by the value of a Portfolio for the previous period; and

2) multiplying it by one minus the daily amount of the insurance charges and any charges for taxes.

The value of an Accumulation Unit may go up or down from day to day.

When you make a Purchase  Payment,  we credit your  Contract  with  Accumulation
Units for any portion of your Purchase Payment (and any applicable Bonus) allocated to a Variable Option. The number of Accumulation Units we credit your Contract with is determined by dividing the amount of the Purchase Payment (and any applicable Bonus) allocated to a Variable Option by the value of the corresponding Accumulation Unit.

We calculate the value of each Accumulation Unit after the New York Stock Exchange closes each day and then credit your Contract.

EXAMPLE:

On Wednesday we receive an additional Purchase Payment of $3,000 from you (plus we add $105 Bonus amount, assuming you made the additional Purchase Payment within 6 months after you bought the Contract and select the Immediate Bonus). You have told us you want this to go to the Franklin Growth and Income Securities Fund. When the New York Stock Exchange closes on that Wednesday, we determine that the value of an Accumulation Unit based on an investment in the Franklin Growth and Income Securities Fund is $12.50. We then divide $3,105 by $12.50 and credit your Contract on Wednesday night with 248.40 Accumulation Units.

4.INVESTMENT OPTIONS
--------------------------------------------------------------------------------

The Contract offers Variable Options, which invest in Portfolios of AIM Variable Insurance Funds, The Alger American Fund, Franklin Templeton Variable Insurance Products Trust, and USAllianz Variable Insurance Products Trust. The Contract also offers a Fixed Account of Allianz Life. Additional Portfolios may be available in the future.

You should read the fund prospectuses (which are attached to this prospectus) carefully before investing.

AIM Variable Insurance Funds, The Alger American Fund, Franklin Templeton Variable Insurance Products Trust and USAllianz Variable Insurance Products Trust are the funds underlying your Contract. Each Portfolio has its own investment objective.


Franklin Templeton Variable Insurance Products Trust (formerly, Franklin Valuemark Funds) issues two classes of shares which are described in the attached prospectus for Franklin Templeton Variable Insurance Products Trust. Only Class 1 shares are available in connection with your Contract. Effective May 1, 2000 the funds of Templeton Variable Products Series Fund were merged into similar funds of Franklin Templeton Variable Insurance Products Trust.

Investment advisers for each Portfolio are listed in the table below and are as follows: A I M Advisors, Inc., Allianz of America, Inc., Fred Alger Management, Inc., Franklin Advisers, Inc., Franklin Advisory Services, LLC, Franklin Mutual Advisers, LLC, Templeton Asset Management Ltd., Templeton Global Advisors Limited, and Templeton Investment Counsel, Inc. Certain advisers have retained one or more subadvisers to help them manage the Portfolios.

The investment objectives and policies of certain Portfolios are similar to the investment objectives and policies of other mutual funds that certain of the investment advisers manage. Although the objectives and policies may be similar, the investment results of the Portfolios may be higher or lower than the results of such other mutual funds. The investment advisers cannot guarantee, and make no representation, that the investment results of similar funds will be comparable even though the Portfolios have the same investment advisers.

A Portfolio's performance may be affected by risks specific to certain types of investments, such as foreign securities, derivative investments, non-investment grade debt securities, initial public offerings (IPOs) or companies with relatively small market capitalizations. IPOs and other investment techniques may have a magnified performance impact on a Portfolio with a small asset base. A Portfolio may not experience similar performance as its assets grow.


The following is a list of the Portfolios available under the Contract and the investment adviser for each Portfolio:

                                                                       INVESTMENT
AVAILABLE PORTFOLIOS                                                   ADVISERS
- ---------------------------------------------------------------------------------------------------------------------------

AIM VARIABLE INSURANCE FUNDS:

AIM V.I. Growth Fund                                                  A I M Advisors, Inc.

THE ALGER AMERICAN FUND:

Alger American Growth Portfolio                                       Fred Alger Management, Inc.

Alger American Leveraged AllCap Portfolio                             Fred Alger Management, Inc.

    (seeks long term capital appreciation)

FRANKLIN TEMPLETON VARIABLE

INSURANCE PRODUCTS TRUST:

Franklin Aggressive Growth Securities Fund                            Franklin Advisers, Inc.

Franklin Global Communications Securities Fund*                       Franklin Advisers, Inc.

Franklin Global Health Care Securities Fund                           Franklin Advisers, Inc.

Franklin Growth and Income Securities Fund*                           Franklin Advisers, Inc.

Franklin High Income Fund                                             Franklin Advisers, Inc.

Franklin Income Securities Fund                                       Franklin Advisers, Inc.

Franklin Large Cap Growth Securities Fund*                            Franklin Advisers, Inc.

Franklin Money Market Fund                                            Franklin Advisers, Inc.

Franklin Natural Resources Securities Fund                            Franklin Advisers, Inc.

Franklin Real Estate Fund*                                            Franklin Advisers, Inc.

Franklin Rising Dividends Securities Fund*                            Franklin Advisory Services, LLC

Franklin S&P 500 Index Fund                                           Franklin Advisers, Inc.

Franklin Small Cap Fund                                               Franklin Advisers, Inc.






Franklin Technology Securities Fund                                   Franklin Advisers, Inc.

Franklin U.S. Government Fund*                                        Franklin Advisers, Inc.

Franklin Value Securities Fund                                        Franklin Advisory Services, LLC

Franklin Zero Coupon Funds - 2000, 2005 and 2010                      Franklin Advisers, Inc.

Mutual Discovery Securities Fund(capital appreciation)                Franklin Mutual Advisers, LLC

Mutual Shares Securities Fund                                         Franklin Mutual Advisers, LLC

    (capital appreciation with income as a secondary goal)

Templeton Asset Strategy Fund*                                        Templeton Investment Counsel, Inc.

Templeton Developing Markets Securities Fund*                         Templeton Asset Management Ltd.

Templeton Global Income Securities Fund                               Franklin Advisers, Inc.

Templeton Growth Securities Fund*                                     Templeton Global Advisors Limited

Templeton International Securities Fund*                              Templeton Investment Counsel, Inc.

Templeton International Smaller Companies Fund                        Templeton Investment Counsel, Inc.

Templeton Pacific Growth Securities Fund*                             Franklin Advisers, Inc.

USALLIANZ VARIABLE INSURANCE

PRODUCTS TRUST:

USAllianz VIP Diversified Assets Fund                                 Allianz of America, Inc.

USAllianz VIP Fixed Income Fund                                       Allianz of America, Inc.

USAllianz VIP Growth Fund                                             Allianz of America, Inc.


THE FRANKLIN ZERO COUPON FUND-2000 WILL MATURE DECEMBER 15, 2000. If you have not made a selection prior to the maturity date of the Zero Coupon Fund-2000, the Contract Value held in the Zero Coupon Fund 2000 underlying your Contract will be automatically transferred to the Franklin Money Market Fund. We will notify you of a maturing Zero Coupon Fund in writing at least 30 days prior to the maturity. Included with the notification will be investment options available at that time as well as the automatic Money Market option.


Shares of the Portfolios may be offered in connection with certain variable annuity contracts and variable life insurance policies of various insurance companies which may or may not be affiliated with Allianz Life. Certain

Portfolios may also be sold directly to qualified plans. The investment advisers believe that offering their shares in this manner will not be disadvantageous to you.

Allianz Life may enter into certain arrangements under which it is reimbursed by the funds' advisers, distributors and/or affiliates for the administrative services which it provides to the Portfolios.

TRANSFERS

You can transfer money among the Variable Options and/or the Fixed Account. Allianz Life currently allows you to make as many transfers as you want to each year. Allianz Life may change this practice in the future. However, this product is not designed for professional market timing organizations or other persons using programmed, large, or frequent transfers. Such activity may be disruptive to a Portfolio. We reserve the right to reject any specific Purchase Payment allocation or transfer request from any person, if in the Portfolio manager's judgment, a Portfolio would be unable to invest effectively in accordance with its investment objectives and policies, or would otherwise potentially be adversely affected.

Your Contract provides that you can make 3 transfers every year without charge. However, currently Allianz Life permits you to make 12 transfers every year without charge. We measure a year from the anniversary of the day we issued your Contract. You can make a transfer to or from the Fixed Account and to or from any Variable Option. If you make more than 12 transfers in a year, there is a transfer fee deducted. The fee is $25 per transfer or, if less, 2% of the amount transferred. The following applies to any transfer:

1) The minimum amount which you can transfer is $1,000 ($500 in New Jersey) or your entire value in the Variable Option or Fixed Account, if less. This requirement is waived if the transfer is in connection with the Dollar Cost Averaging Program or Flexible Rebalancing (which are described below).

2) We may not allow you to make transfers during the free look period.

3) Your request for a transfer must clearly state which Variable Option(s) or the Fixed Account is involved in the transfer.

4) Your request for a transfer must clearly state how much the transfer is for.

5) You cannot make any transfers within 7 calendar days prior to the date your first Annuity Payment is due.

6) During the Payout Phase, you may not make a transfer from a fixed Annuity Option to a variable Annuity Option.

7) During the Payout Phase, you can make at least one transfer from a variable Annuity Option to a fixed Annuity Option.

Allianz Life has reserved the right to modify the transfer provisions subject to the guarantees described above and subject to applicable state law.

You can make transfers by telephone. We may allow you to authorize someone else to make transfers by telephone on your behalf. If you own the Contract with a Joint Owner, unless you instruct Allianz Life otherwise, we will accept instructions from either one of you. Allianz Life will use reasonable procedures to confirm that instructions given to us by telephone are genuine. If we do not use such procedures, we may be liable for any losses due to unauthorized or fraudulent instructions. Allianz Life tape records all telephone instructions.

DOLLAR COST AVERAGING PROGRAM

The Dollar Cost Averaging Program allows you to systematically transfer a set amount of money each month or quarter from any one Variable Option or the Fixed Account to up to eight of the other Variable Options.

The Variable Option(s) you transfer from may not be the Variable Option(s) you transfer to in this program. By allocating amounts on a regularly scheduled basis, as opposed to allocating the total amount at one particular time, you may be less susceptible to the impact of market fluctuations. You may only participate in this program during the Accumulation Phase.


If you choose to participate in this program, you must participate for at least six months (or two quarters) and must transfer at least $500 each time (or $1,500 each quarter). Your allocations can be in whole percentages or dollar amounts. You may elect this program by properly completing the Dollar Cost Averaging forms provided by Allianz Life.

All Dollar Cost Averaging transfers will be made on the 10th day of the month unless that day is not a business day. If it is not, then the transfer will be made the next business day.

Your participation in the program will end when any of the following occurs:

1)  the number of desired transfers have been made;

2) you do not have enough money in the Variable Option(s) or the Fixed Account to make the transfer (if less money is available, that amount will be dollar cost averaged and the program will end);

3) you request to terminate the program (your request must be received by us by the first of the month to terminate that month); or

4)  the Contract is terminated.

If you participate in the Dollar Cost Averaging Program, the transfers made under the program are not currently taken into account in determining any transfer fee. You may not participate in the Dollar Cost Averaging Program and Flexible Rebalancing at the same time.

FLEXIBLE  REBALANCING

Once your money has been invested, the performance of the Variable Options may cause your chosen allocation to shift. Flexible Rebalancing is designed to help you maintain your specified allocation mix among the different Variable Options. You can direct us to readjust your Contract value on a quarterly, semi-annual or annual basis to return to your original Variable Option allocations. Flexible Rebalancing transfers will be made on the 20th day of the month unless that day is not a business day. If it is not, then the transfer will be made on the previous day. If you participate in Flexible Rebalancing, the transfers made under the program are not currently taken into account in determining any transfer fee. The Fixed Account is not permitted to be part of Flexible Rebalancing.


VOTING PRIVILEGES

Allianz Life is the legal owner of the Portfolio shares. However, when a Portfolio solicits proxies in conjunction with a shareholder vote which affects your investment, Allianz Life will obtain from you and other affected Contract Owners instructions as to how to vote those shares. When we receive those instructions, we will vote all of the shares we own in proportion to those instructions. This will also include any shares that Allianz Life owns on its own behalf. Should Allianz Life determine that it is no longer required to comply with the above, we will vote the shares in our own right.

SUBSTITUTION

Allianz Life may substitute one of the Variable Options you have selected with another Variable Option. We would not do this without the prior approval of the Securities and Exchange Commission. We will give you notice of our intention to do this. We may also limit further investment in a Variable Option if we deem the investment inappropriate.

5.   EXPENSES
--------------------------------------------------------------------------------

There are charges and other expenses associated with the Contract that will reduce your investment return. These charges and expenses are:

INSURANCE CHARGES

Each day, Allianz Life makes a deduction for its insurance charges. Allianz Life does this as part of its calculation of the value of the Accumulation Units and the value of the Annuity Units. The insurance charge has two parts:

1) the mortality and expense risk charge, and

2) the administrative charge.

MORTALITY AND EXPENSE RISK CHARGE. The amount of the mortality and expense risk charge depends on whether you select the Immediate Bonus and/or the Loyalty Bonus and/or the GMIB (or none of these benefits). During the Accumulation Phase, this charge is equal, on an annual basis, to the amounts set forth in the table below (as a percentage of the average daily value of the Contract invested in a Variable Option):

                                Contract          Contract         After 12
Bonus and GMIB Options          Years 1-7        Years 8-12      Contract Years
--------------------------------------------------------------------------------

Immediate Bonus (only)            1.84%           1.34%               1.34%
Loyalty Bonus (only)              1.34%           1.84%               1.34%
Immediate & Loyalty Bonus (only)  1.84%           1.84%               1.34%
GMIB (only)                       1.64%           1.64%               1.64%
GMIB & Loyalty Bonus (only)       1.64%           2.14%               1.64%
GMIB & Immediate Bonus (only)     2.14%           1.64%               1.64%

GMIB, Immediate Bonus &
 Loyalty Bonus                    2.14%           2.14%               1.64%
None of these options is
 selected                         1.34%           1.34%               1.34%



During the Payout Phase, the charge is equal, on an annual basis, to 1.25% of the average daily value of the Contract invested in a Variable Option, regardless of the option(s) selected.

This charge compensates us for all the insurance benefits provided by your Contract (for example, our contractual obligation to make Annuity Payments, the death benefits, certain expenses related to the Contract, sales expenses, and for assuming the risk (expense risk) that the current charges will be insufficient in the future to cover the cost of administering the Contract). The amount of the mortality and expense risk charge is less during the Payout Phase because Allianz Life does not pay a death benefit separate from benefits under the Annuity Option if you die during the Payout Phase.

ADMINISTRATIVE CHARGE. This charge is equal, on an annual basis, to .15% of the average daily value of the Contract invested in a Variable Option. This charge, together with the contract maintenance charge (which is explained below), is for all the expenses associated with the administration of the Contract. Some of these expenses include: preparation of the Contract, confirmations, annual statements, maintenance of Contract records, personnel costs, legal and accounting fees, filing fees, and computer and systems costs.

CONTRACT MAINTENANCE CHARGE

On each Contract anniversary, Allianz Life deducts $30 from your Contract as a contract maintenance charge. The fee is assessed on the last day of each Contract year. (In South Carolina, we will waive the contract maintenance charge that is to be deducted after the 20th Contract anniversary.) This charge is for administrative expenses (see above). This charge cannot be increased.

However, during the Accumulation Phase, if the value of your Contract is at least $50,000 when the deduction for the charge is to be made, Allianz Life will not deduct this charge. If you own more than one Valuemark IV Contract, Allianz Life will determine the total value of all your Valuemark IV Contracts. If the total value of all Valuemark IV Contracts registered under the same social security number is at least $50,000, Allianz Life will not assess the contract maintenance charge (except in New Jersey). Currently, the charge is also waived during the Payout Phase if the value of your Contract at the Income Date is at least $50,000. If the Contract is owned by a non-natural person (e.g., a corporation), Allianz Life will look to the Annuitant to determine if it will assess the charge.

If you make a complete withdrawal from your Contract, the contract maintenance charge will also be deducted. During the Payout Phase, if the contract maintenance charge is deducted, the charge will be collected monthly out of each Annuity Payment.

CONTINGENT DEFERRED SALES CHARGE

Withdrawals may be subject to a contingent deferred sales charge. During the Accumulation Phase, you can make withdrawals from your Contract. Allianz Life keeps track of each Purchase Payment you make. The amount of the contingent deferred sales charge depends upon the length of time since you made your Purchase Payment and whether you select the Immediate Bonus. The charge is:

                        CONTRACTS WITHOUT IMMEDIATE BONUS
          YEARS SINCE        CONTINGENT DEFERRED           CONTRACTS WITH IMMEDIATE BONUS
           PURCHASE             SALES CHARGE              CONTINGENT DEFERRED SALES CHARGE
           PAYMENTS     (AS A % OF PURCHASE PAYMENTS)       (AS A % OF PURCHASE PAYMENTS)
- ------------------------------------------------------------------------------------------
              0-1                    6%                                9.5%
              1-2                    6%                                9.5%
              2-3                    6%                                9.0%
              3-4                    5%                                7.5%
              4-5                    4%                                6.0%
              5-6                    3%                                4.5%
              6-7                    2%                                3.0%
              7+                     0%                                  0%


However, after Allianz Life has had a Purchase Payment for 7 full years, there is no charge when you withdraw that Purchase Payment. For purposes of the contingent deferred sales charge, Allianz Life treats withdrawals as coming from the oldest Purchase Payments first. Allianz Life does not assess the contingent deferred sales charge on any payments paid out as Annuity Payments or as death benefits.

In the state of Washington, the contingent deferred sales charge will be waived beginning with the later of the first Contract anniversary after you attain age 70 or the 10th Contract anniversary.

NOTE: FOR TAX PURPOSES, WITHDRAWALS ARE CONSIDERED TO HAVE COME FROM THE LAST MONEY YOU PUT INTO THE CONTRACT. THUS, FOR TAX PURPOSES, EARNINGS AND ANY BONUS ARE CONSIDERED TO COME OUT FIRST.


Free Withdrawal Amount (referred to in sales literature as "15% Withdrawal Privilege") - Each year after the first Contract year, you can make multiple withdrawals up to 15% of the value of your Contract and no contingent deferred sales charge will be deducted from the 15% you take out. (This amount may be increased when the Contract is issued to a charitable remainder trust.) If you make a withdrawal of more than the free amount, it will be subject to the contingent deferred sales charge. If you do not withdraw the full 15% in any one Contract year, you may not carry over the remaining percentage amount to another year. Allianz Life may take back some of the Loyalty Bonus if you make a withdrawal under this option during the five year vesting period.


You may also elect to participate in the Systematic Withdrawal Program or the Minimum Distribution Program. These programs allow you to make withdrawals without the deduction of the contingent deferred sales charge under certain circumstances. See Section 7 -- "Access to Your Money" for a description of the Systematic Withdrawal Program and the Minimum Distribution Program.

WAIVER OF CONTINGENT DEFERRED SALES CHARGE BENEFITS

Under certain circumstances, after the first year, Allianz Life will permit you to take your money out of the Contract without deducting a contingent deferred sales charge:

1) if you become confined to a nursing home for at least 90 days;

2) if you become terminally ill, which is defined as life expectancy of 12 months or less (a full withdrawal of the Contract will be required); or

3) if you become totally disabled for at least 90 consecutive days.

The waiver will not apply if any of the above conditions existed on the date your Contract was issued.

Also, after the first year, if you become unemployed for at least 90 consecutive days, you can take up to 50% of your Contract value out of the Contract without incurring a contingent deferred sales charge. This benefit is available only once during the life of the Contract. You may not use both this benefit and the 15% free withdrawal amount in the same Contract year.

These benefits vary from state to state or may not be available in your state.

(Check with your registered representative.)

REDUCTION OR ELIMINATION OF THE CONTINGENT DEFERRED SALES CHARGE

Allianz Life will reduce or eliminate the amount of the contingent deferred sales charge when the Contract is sold under circumstances which reduce its sales expenses. Some examples are: if there is a large group of individuals that will be purchasing the Contract or a prospective purchaser already had a relationship with Allianz Life. Allianz Life may not deduct a contingent deferred sales charge under a Contract issued to an officer, director or employee of Allianz Life or any of its affiliates. Also, Allianz Life may reduce or not deduct a contingent deferred sales charge when a Contract is sold by an agent of Allianz Life to any members of his or her immediate family and the commission is waived. We require our prior approval for any reduction or elimination of the contingent deferred sales charge.

TRANSFER FEE

You can make 12 free transfers every year. We measure a year from the day we issue your Contract. If you make more than 12 transfers a year, we will deduct a transfer fee of $25, or 2% of the amount that is transferred, whichever is less, for each additional transfer. If the transfer is part of the Dollar Cost
Averaging Program or Flexible Rebalancing, it will not currently count in determining the transfer fee.


PREMIUM TAXES

Some states and other governmental entities (e.g., municipalities) charge premium taxes or similar taxes. Allianz Life is responsible for the payment of these taxes. We will make a deduction from the value of the Contract for them. Some of these taxes are due when the Contract is issued, others are due when Annuity Payments begin. It is Allianz Life's current practice to not charge you for these taxes until you die, Annuity Payments begin or you make a complete withdrawal. Allianz Life may discontinue this practice in the future and assess the charge when the tax is due. Premium taxes generally range from 0% to 3.5% of the Purchase Payment, depending on the state.

INCOME TAXES

Allianz Life reserves the right to deduct from the Contract for any income taxes which it may incur because of the Contract. Currently, Allianz Life is not making any such deductions.

PORTFOLIO EXPENSES

There are deductions from the assets of the various Portfolios for operating expenses (including management fees), which are described in the Fee Table in this prospectus and the accompanying fund prospectuses.


6. TAXES

--------------------------------------------------------------------------------


NOTE: ALLIANZ LIFE HAS PREPARED THE FOLLOWING INFORMATION ON TAXES AS A GENERAL DISCUSSION OF THE SUBJECT. IT IS NOT INTENDED AS TAX ADVICE. YOU SHOULD CONSULT YOUR OWN TAX ADVISER ABOUT YOUR OWN CIRCUMSTANCES. ALLIANZ LIFE HAS INCLUDED ADDITIONAL INFORMATION REGARDING TAXES IN THE STATEMENT OF ADDITIONAL INFORMATION.

ANNUITY CONTRACTS IN GENERAL

Annuity contracts are a means of setting aside money for future needs - usually retirement. Congress recognized how important saving for retirement was and provided special rules in the Internal Revenue Code (Code) for annuities.

Basically, these rules provide that you will not be taxed on any earnings on the money held in your annuity Contract until you take the money out. This is referred to as Tax Deferral. There are different rules regarding how you will be taxed depending upon how you take the money out and the type of Contract - Qualified or Non-Qualified (see following sections).


When a Non-Qualified Contract is owned by a non-natural person (e.g., a corporation or certain other entities other than a trust holding the Contract as an agent for a natural person), the Contract will generally not be treated as an annuity for tax purposes. This means that the Contract may not receive the benefits of Tax Deferral. Income may be taxed as ordinary income every year.

QUALIFIED AND NON-QUALIFIED CONTRACTS

If you purchase the Contract under a Qualified plan, your Contract is referred to as a Qualified Contract. Examples of Qualified plans are: Individual Retirement Annuities (IRAs), Tax-Sheltered Annuities (sometimes referred to as 403(b) contracts), and pension and profit-sharing plans, which include 401(k) plans and H.R. 10 plans. If you do not purchase the Contract under a Qualified plan, your Contract is referred to as a Non-Qualified Contract.


A Qualified Contract will not provide any necessary or additional Tax Deferral if it is used to fund a Qualified plan that is Tax Deferred. However, the Contract has features and benefits other than Tax Deferral that may make it an appropriate investment for a Qualified plan. You should consult your tax adviser regarding these features and benefits prior to purchasing a Qualified Contract.


MULTIPLE CONTRACTS

The Code provides that multiple Non-Qualified annuity contracts which are issued within a calendar year period to the same Contract Owner by one company or its affiliates are treated as one annuity contract for purposes of determining the tax consequences of any distribution. Such treatment may result in adverse tax consequences, including more rapid taxation of the distributed amounts from such combination of contracts. For purposes of this rule, contracts received in a
Section 1035 exchange will be considered issued in the year of the exchange. You should consult a tax adviser prior to purchasing more than one Non-Qualified annuity contract in any calendar year period.

WITHDRAWALS -- NON-QUALIFIED CONTRACTS

You, as the Contract Owner, will not be taxed on increases in the value of your Contract until a distribution occurs either as a withdrawal or as Annuity Payments. When you make a withdrawal from your non-qualified Contract, the Code treats such a withdrawal as first coming from earnings and then from your Purchase Payments. You will be taxed on the amount of the withdrawal that is earnings. In most cases, such withdrawn earnings are included in income. For Annuity Payments, different rules apply. A portion of each Annuity Payment you receive will be treated as a partial return of your Purchase Payments and will not be taxed. The remaining portion of the Annuity Payment will be treated as ordinary income. How the Annuity Payment is divided between taxable and non-taxable portions depends upon the period over which the Annuity Payments are expected to be made. Annuity Payments received after you have received all of your Purchase Payments are fully includible in income.

The Code also provides that any amount received under an annuity contract which is included in income may be subject to a tax penalty. The amount of the penalty is equal to 10% of the amount that is includible in income. Some withdrawals will be exempt from the penalty. They include any amounts:

1)  paid on or after the taxpayer reaches age 59 1/2;

2)  paid after you die;

3) paid if the taxpayer becomes totally disabled (as that term is defined in the
Code);

4) paid in a series of substantially equal payments made annually (or more frequently) for life or a period not exceeding life expectancy;

5)  paid under an immediate annuity; or

6) which come from purchase payments made prior to August 14, 1982.

WITHDRAWALS --QUALIFIED CONTRACTS

If you make a withdrawal from your Qualified Contract, a portion of the withdrawal is treated as taxable income. This portion depends on the ratio of pre-tax Purchase Payments to the after-tax Purchase Payments in your Contract. If all of your Purchase Payments were made with pre-tax money then the full amount of any withdrawal is includible in taxable income. Special rules may apply to withdrawals from certain types of Qualified Contracts.

The Code also provides that any amount received under a Qualified Contract, which is included in income, may be subject to a penalty. The amount of the penalty is equal to 10% of the amount that is includible in income. Some withdrawals will be exempt from the penalty. They include any amounts:

1)  paid on or after you reach age 59 1/2;

2)  paid after you die;

3) paid if you become totally disabled (as that term is defined in the Code);

4) paid to you after leaving your employment in a series of substantially equal periodic payments made annually (or more frequently) under a lifetime annuity;

5) paid to you after you have attained age 55 and you have left your employment;

6) paid for certain allowable medical expenses (as defined in the Code);

7)  paid pursuant to a qualified domestic relations order;

8) paid on account of an IRS levy upon the Qualified Contract;

9) paid from an IRA for medical insurance (as defined in the Code);

10) paid from an IRA for qualified higher education expenses; or

11) paid from an IRA for up to $10,000 for qualified first-time homebuyer expenses (as defined in the Code).

The exceptions in 5) and 7) above do not apply to IRAs. The exception in 4) above applies to IRAs but without the requirement of leaving employment.

We have provided a more complete discussion in the Statement of Additional Information.

WITHDRAWALS -- TAX-SHELTERED ANNUITIES

The Code limits the withdrawal of amounts attributable to Purchase Payments made under a salary reduction agreement by Contract Owners from Tax-Sheltered Annuities. Withdrawals can only be made when a Contract Owner:

1)  reaches age 59 1/2;

2)  leaves his/her job;

3)  dies;

4) becomes disabled (as that term is defined in the Code); or

5) in the case of hardship. However, in the case of hardship, the Contract Owner can only withdraw the Purchase Payments and not any earnings.

DIVERSIFICATION

The Code provides that the underlying investments for a variable annuity must satisfy certain diversification requirements in order to be treated as an annuity contract. Allianz Life believes that the Portfolios are being managed so as to comply with the requirements.

Neither the Code nor the Internal Revenue Service Regulations issued to date provide guidance as to the circumstances under which you, because of the degree of control you exercise over the underlying investments, and not Allianz Life, would be considered the owner of the shares of the Portfolios. If you are considered the owner of the shares, it will result in the loss of the favorable tax treatment for the Contract. It is unknown to what extent under federal tax law Contract Owners are permitted to select Portfolios, to make transfers among the Portfolios or the number and type of Portfolios Contract Owners may select from without being considered the owner of the shares. If any guidance is provided which is considered a new position, then the guidance would generally be applied prospectively. However, if such guidance is considered not to be a new position, it may be applied retroactively. This would mean that you, as the Owner of the Contract, could be treated as the owner of the Portfolios.

Due to the uncertainty in this area, Allianz Life reserves the right to modify the Contract in an attempt to maintain favorable tax treatment.


7. ACCESS TO  YOUR MONEY
--------------------------------------------------------------------------------

You can have access to the money in your Contract:

1)  by making a withdrawal (either a partial or a total withdrawal);

2)  by receiving Annuity Payments; or

3)  when a death benefit is paid to your Beneficiary.

Withdrawals can only be made during the Accumulation Phase.

When you make a complete withdrawal you will receive the value of the Contract on the day you make the withdrawal, less any applicable contingent deferred sales charge, less any premium tax and less any contract maintenance charge. (See Section 5 -- "Expenses" for a discussion of the charges.) Under certain circumstances, Allianz Life may take back the Loyalty Bonus if you make a withdrawal or surrender your Contract within 5 years after the Bonus is credited to your Contract (including under the systematic withdrawal, minimum distribution and free withdrawal amount programs).

Any partial withdrawal must be for at least $500. Unless you instruct Allianz Life otherwise, a partial withdrawal will be made pro-rata from all the Variable Options and the Fixed Account you selected. After you make a partial withdrawal, the value of your Contract must be at least $2,000.

We will pay the amount of any withdrawal from the Variable  Options within seven
(7) days of when we receive your request in good order unless the Suspension of Payments or Transfers provision is in effect (see below).

INCOME TAXES, TAX PENALTIES AND CERTAIN RESTRICTIONS MAY APPLY TO ANY WITHDRAWAL YOU MAKE.

There are limits to the amount you can withdraw from a Qualified plan referred to as a 403(b) plan. For a more complete explanation see Section 6 -- "Taxes" and the discussion in the SAI.

SYSTEMATIC WITHDRAWAL PROGRAM

If the value of your Contract is at least $25,000, Allianz Life offers a program which provides automatic monthly or quarterly payments to you each year. The total systematic withdrawals which you can make each year without Allianz Life deducting a contingent deferred sales charge are limited to 15% of the value of your Contract. This is determined on the last business day prior to the day your request is received. You may withdraw any amount you want under this program if your payments are no longer subject to the contingent deferred sales charge. If you make withdrawals under this program, you may not also use the 15% free withdrawal amount that year. For a discussion of the contingent deferred sales charge and the 15% free withdrawal amount, see Section 5 -- "Expenses." All systematic withdrawals will be made on the 9th day of the month unless that day is not a business day. If it is not, then the withdrawal will be made the previous business day.

INCOME TAXES, TAX PENALTIES AND CERTAIN RESTRICTIONS MAY APPLY TO SYSTEMATIC WITHDRAWALS.

MINIMUM DISTRIBUTION PROGRAM

If you own a Contract that is an Individual Retirement Annuity (IRA), you may select the Minimum Distribution Program. Under this program, Allianz Life will make payments to you from your Contract that are designed to meet the applicable minimum distribution requirements imposed by the Code for IRAs. If the value of your Contract is at least $25,000, Allianz Life will make payments to you on a monthly or quarterly basis. The payments will not be subject to the contingent deferred sales charge and will be instead of the 15% free withdrawal amount.

SUSPENSION OF PAYMENTS OR TRANSFERS

Allianz Life may be required to suspend or postpone payments for withdrawals or transfers for any period when:

1) the New York Stock Exchange is closed (other than customary weekend and holiday closings);

2)  trading on the New York Stock Exchange is restricted;

3) an emergency exists as a result of which disposal of the Portfolio shares is not reasonably practicable or Allianz Life cannot reasonably value the Portfolio shares;

4) during any other period when the Securities and Exchange Commission, by order, so permits for the protection of Contract Owners.

Allianz Life has reserved the right to defer payment for a withdrawal or transfer from the Fixed Account for the period permitted by law but not for more than six months.

8.PERFORMANCE
--------------------------------------------------------------------------------

Allianz Life periodically advertises performance of the Variable Options. Allianz Life will calculate performance by determining the percentage change in the value of an Accumulation Unit by dividing the increase (decrease) for that unit by the value of the Accumulation Unit at the beginning of the period. This performance number reflects the deduction of the insurance charges and the Portfolio expenses. The performance information will not reflect any Bonus amounts available under the Contract, and it may not reflect the deduction of any applicable contingent deferred sales charges and contract maintenance charge. The deduction of any applicable contract maintenance charge and contingent deferred sales charges would reduce the percentage increase or make greater any percentage decrease. Any advertisement will also include average annual total return figures which reflect the deduction of the insurance charges, contract maintenance charge, contingent deferred sales charges and the expenses of the Portfolios. Allianz Life may also advertise cumulative total return information. Cumulative total return is determined the same way except that the results are not annualized. Performance information for the underlying Portfolios may also be advertised; see the accompanying fund prospectuses for more information.

Certain  Portfolios  have been in  existence  for some time and have  investment performance history. In order to demonstrate how the actual investment experience of the Portfolios may affect your Accumulation Unit values, Allianz Life has prepared performance information which can be found in the SAI. There is performance shown which is based on the historical performance of the Portfolios, modified to reflect the current charges and expenses of your Contract as if the Contract had been in existence for the time periods shown. The information is based upon the historical experience of the Portfolios and does not represent past performance or predict future performance.

Allianz Life may in the future also advertise yield information. If it does, it will provide you with information regarding how yield is calculated. More detailed information regarding how performance is calculated is found in the SAI.

Any performance advertised will be based on historical data. It does not guarantee future results of the Portfolios.

9. DEATH BENEFIT
- ------------------------------------------------------------------------------

UPON YOUR DEATH

If you die during the Accumulation Phase, Allianz Life will pay a death benefit to your Beneficiary (see below). If you die during the Payout Phase, any benefit will be as provided for in the Annuity Option selected. If you purchase the

Contract on or after July 6, 1999, you may choose Death Benefit Option 1 or Death Benefit Option 2 at the time of application. Once you make the selection, you may not change it. If you purchased the Contract before July 6, 1999, Death Benefit Option 2 is not available. Under certain circumstances, we may take back the Bonus before calculating the death benefit amount. (See "Purchase - Bonuses").

I. CONTRACTS THAT RECEIVE AN ENHANCED DEATH BENEFIT ENDORSEMENT

       Contracts that are owned individually, or jointly with another person, or as agent for an individual person, will receive an enhanced death benefit endorsement for Death Benefit Option 1 or Death Benefit Option 2. For these Contracts, the death benefit options are:

DEATH BENEFIT OPTION 1

The death benefit will be the greater of 1) or 2) below:

1) The current value of your Contract, less any premium taxes owed. This amount is determined as of the day that all claim proofs and payment election forms are received at the USAllianz Service Center.

2) The guaranteed minimum death benefit (as explained below and in the enhanced death benefit endorsement to your Contract), as of the day you die.

A. During the first year of all such Contracts and if you are age 81 or older (76 or older for deaths occurring in Washington, or in most other states before 11/1/98) at the time of purchase, the following guaranteed minimum death benefit will apply:

         o Purchase Payments you have made,

         o less any withdrawals,

         o less any applicable charges paid on withdrawals,

         o less any premium taxes owed.

    B. After the first Contract year, for Contracts issued before your 81st birthday (76th birthday for deaths occurring before 11/1/98), and until you reach age 81 (age 76 for deaths occurring before 11/1/98), the greater of (a) or
(b) below will be your guaranteed minimum death benefit:

        a) 5% Increase

          o Purchase Payments you have made,

          o less any withdrawals,

          o less any applicable charges paid on withdrawals,

          o plus 5% on each Contract anniversary,

          o less any premium taxes owed.

        b) Highest 6th Year Contract Value

          o highest Contract Value on any six year Contract anniversary,

          o plus any Purchase Payments made since that Contract anniversary,

          o less any withdrawals since that anniversary,

          o less any applicable charges paid on withdrawals since that anniversary,

          o less any premium taxes owed.


C. After your 81st birthday (76th birthday for deaths occurring before 11/1/98), the following guaranteed minimum death benefit will apply:

       o your guaranteed minimum death benefit on the Contract anniversary prior to your 81st birthday (76th birthday for deaths occurring before 11/1/98),

       o plus any Purchase Payments you have made since then,

       o less any withdrawals since then,

       o less any applicable charges paid on withdrawals since then,

       o less any premium taxes owed.

DEATH BENEFIT OPTION 2

The death benefit will be the greater of:

1) the current value of your Contract, less any taxes, on the day all claim proofs and payment election forms are received by Allianz Life at the USAllianz Service Center; or

2) (if applicable) the guaranteed minimum death benefit, less any taxes, on the day all claim proofs and payment election forms are received by Allianz Life at the USAllianz Service Center.

The guaranteed minimum death benefit is the greater of:

      o Purchase Payments you have made, less any withdrawals and any charges paid on the withdrawals.

      o the greatest Contract "anniversary value". The Contract "anniversary value" is the value of the Contract on a Contract anniversary, increased by Purchase Payments you have made since that anniversary and decreased by any withdrawals and any charges paid on the withdrawals since that anniversary.

Allianz Life will not take into consideration any Contract anniversaries which occur on or after your 81st birthday or date of death in determining this benefit.

In certain states, the above death benefit may not be available. Check your Contract and Endorsement for your applicable death benefit.

II. CONTRACTS THAT DO NOT RECEIVE AN ENHANCED DEATH BENEFIT ENDORSEMENT

For all Contracts that do not receive an enhanced death benefit endorsement, the death benefit will be:

        The current value of your Contract, less any taxes owed. This amount is determined as of the day that all claim proofs and payment election forms are received at the USAllianz Service Center.

III. ADDITIONAL PROVISIONS

If you have a Joint Owner, the age of the older Contract Owner will be used to determine the guaranteed minimum death benefit. The guaranteed minimum death benefit will be reduced by any amounts withdrawn after the date of death. If the Contract is owned by a non-natural person, then all references to you mean the Annuitant.

In the case of Joint Owners, if a Joint Owner dies, the surviving Joint Owner will be the Beneficiary. Joint Owners must be spouses (except in Pennsylvania, Oregon and New Jersey).

A Beneficiary may request that the death benefit be paid in one of the following ways: (1) Payment of the entire death benefit within 5 years of the date of death, or (2) Payment of the death benefit under an Annuity Option. The death benefit payable under an Annuity Option must be paid over the Beneficiary's lifetime or for a period not extending beyond the Beneficiary's life expectancy. Payment must begin within one year of the date of death, or (3) If the Beneficiary is the spouse of the Contract Owner, he/she can choose to continue the Contract in his/her own name at the then current value, or if greater, the death benefit value, or (4) If a lump sum payment is elected and all the necessary requirements, including any required tax consent from some states, are met, the payment will be made within 7 days. Payment of the death benefit may be delayed pending receipt of any applicable tax consents and/or forms from a state.

If you (or any Joint Owner) die during the Payout Phase and you are not the Annuitant, any payments which are remaining under the Annuity Option selected will continue at least as rapidly as they were being paid at your death. If you die during the Payout Phase, the Beneficiary becomes the Contract Owner.

DEATH OF ANNUITANT

If the Annuitant, who is not a Contract Owner or Joint Owner, dies during the Accumulation Phase, you can name a new Annuitant. If you do not name a new Annuitant within 30 days of the death of the Annuitant, you will become the

Annuitant. However, if the Contract Owner is a non-natural person (e.g., a corporation), then the death of the Annuitant will be treated as the death of the Contract Owner, and a new Annuitant may not be named.

If the Annuitant dies after Annuity Payments have begun, the remaining amounts payable, if any, will be as provided for in the Annuity Option selected. The remaining amounts payable will be paid to the Contract Owner at least as rapidly as they were being paid at the Annuitant's death.


10. OTHER  INFORMATION
--------------------------------------------------------------------------------


ALLIANZ LIFE

Allianz Life Insurance Company of North America (Allianz Life), 1750 Hennepin Avenue, Minneapolis, Minnesota 55403, was organized under the laws of the state of Minnesota in 1896. Allianz Life offers fixed and variable life insurance and annuities and group life, accident and health insurance. Allianz Life is licensed to do direct business in 49 states and the District of Columbia. Allianz Life is a wholly-owned subsidiary of Allianz Versicherungs-AG Holding.

THE SEPARATE ACCOUNT

Allianz Life established a separate account named Allianz Life Variable Account B (Separate Account) to hold the assets that underlie the Contracts, except assets allocated to the Fixed Account. The Board of Directors of Allianz Life adopted a resolution to establish the Separate Account under Minnesota insurance law on May 31, 1985. Allianz Life has registered the Separate Account with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The Separate Account is divided into Variable Options (also known as sub-accounts). Each Variable Option invests in a Portfolio.

The assets of the Separate Account are held in Allianz Life's name on behalf of the Separate Account and legally belong to Allianz Life. However, those assets that underlie the variable Contracts are not chargeable with liabilities arising out of any other business Allianz Life may conduct. All the income, gains and losses (realized or unrealized) resulting from these assets are credited to or charged against the Contracts and not against any other contracts Allianz Life may issue.

DISTRIBUTION

USAllianz Investor Services, LLC (formerly NALAC Financial Plans, LLC), 1750 Hennepin Avenue, Minneapolis, MN 55403, acts as the distributor of the Contract. USAllianz Investor Services, LLC, is a wholly- owned subsidiary of Allianz Life.

Commissions will be paid to broker-dealers who sell the Contracts. Broker-dealers will be paid commissions up to 7.5% of Purchase Payments. Sometimes, Allianz Life enters into an agreement with the broker-dealer to pay the broker-dealer commissions as a combination of a certain amount of the commission at the time of sale and a trail commission (which when totaled could exceed 7.5% of Purchase Payments). In addition, Allianz Life may pay certain sellers for other services not directly related to the sale of the Contracts (such as special marketing support allowances). Commissions may be recovered from a broker-dealer if a withdrawal occurs within 12 months of a Purchase Payment or there is a recission of the Contract within the Free-Look period.

ADMINISTRATION

Allianz Life has hired Delaware Valley Financial Services, Inc. (DVFS), 300 Berwyn Park, Berwyn, Pennsylvania, to perform certain administrative services regarding the Contracts. The administrative services include issuance of the Contracts and maintenance of Contract Owner's records.

FINANCIAL STATEMENTS

The consolidated financial statements of Allianz Life and the Separate Account have been included in the Statement of Additional Information.

TABLE OF CONTENTS
OF THE STATEMENT OF
ADDITIONAL INFORMATION
--------------------------------------------------------------------------------

Insurance Company

Experts

Legal Opinions

Distributor

Reduction or Elimination of the
   Contingent Deferred Sales Charge

Calculation of Performance Data

Federal Tax Status

Annuity Provisions

Mortality and Expense Risk Guarantee

Financial Statements

25

                           Variable Annuity Prospectus

APPENDIX
-------------------------------------------------------------------------------


CONDENSED FINANCIAL  INFORMATION

The consolidated financial statements of Allianz Life Insurance Company of North America and the financial statements of Allianz Life Variable Account B may be found in the Statement of Additional Information.

The table below includes Accumulation Unit values for the periods indicated. The table reflects Contracts with a mortality and expense risk charge of 1.34%. There are no Accumulation Unit values shown for units purchased under the GMIB and/or Bonus options, because they were not offered until the date of this prospectus.

This information should be read in conjunction with the financial statements and related notes of the Separate Account included in the Statement of Additional Information.

(NUMBER OF UNITS IN THOUSANDS)


                                              PERIOD            YEAR OR PERIOD          YEAR OR PERIOD         INCEPTION
                                              ENDED                 ENDED                   ENDED             (2/3/97) TO
VARIABLE OPTIONS:                          June 30, 2000        DEC. 31, 1999           DEC. 31, 1998         DEC. 31, 1997
- ---------------------------------------------------------------------------------------------------------------------------

AIM V.I. GROWTH*

Unit value at beginning of period             $11.083              $10.000                   NA                   NA

Unit value at end of period                   $11.540              $11.083                   NA                   NA

Number of units outstanding at end of period    1,930                  363                   NA                   NA

ALGER AMERICAN GROWTH*

Unit value at beginning of period             $10.921              $10.000                   NA                    NA

Unit value at end of period                   $11.218              $10.921                   NA                    NA

Number of units outstanding at end of period    1,391                  415                   NA                    NA

ALGER AMERICAN LEVERAGED ALLCAP*

Unit value at beginning of period             $12.159              $10.000                   NA                    NA






Unit value at end of period                   $11.705              $12.159                   NA                    NA

Number of units outstanding at end of period      996                  277                   NA                    NA

FRANKLIN AGGRESSIVE GROWTH SECURITIES*

Unit value at beginning of period             $10.000                NA                      NA                    NA

Unit value at end of period                   $11.181                NA                      NA                    NA

Number of units outstanding at end of period       75                NA                      NA                    NA

FRANKLIN GLOBAL COMMUNICATIONS SECURITIES

Unit value at beginning of period             $38.572              $28.082                 $25.635              $20.526

Unit value at end of period                   $37.042              $38.572                 $28.082              $25.635

Number of units outstanding at end of period    1,661                1,418                   1,006                  310

FRANKLIN GLOBAL HEALTH CARE SECURITIES

Unit value at beginning of period             $ 9.601              $10.604                 $10.000                   NA

Unit value at end of period                   $14.174               $9.601                 $10.604                   NA

Number of units outstanding at end of period      734                  469                    224                    NA

FRANKLIN GROWTH AND INCOME SECURITIES

Unit value at beginning of period             $25.891              $25.993                 $24.354              $19.351

Unit value at end of period                   $26.153              $25.891                 $25.993              $24.354

Number of units outstanding at end of period    4,928                5,570                   5,185                2,376

FRANKLIN HIGH INCOME

Unit value at beginning of period             $20.695             $21.020                 $21.141              $19.237

Unit value at end of period                   $20.152             $20.695                 $21.020              $21.141

Number of units outstanding at end of period    3,503               4,118                   4,191                2,202

FRANKLIN INCOME SECURITIES

Unit value at beginning of period             $24.084             $24.898                 $24.864              $21.554

Unit value at end of period                   $25.471             $24.084                 $24.898              $24.864

Number of units outstanding at end of period    3,740               4,380                   4,239                2,094






(NUMBER OF UNITS IN THOUSANDS)


                                                 PERIOD       YEAR OR PERIOD          YEAR OR PERIOD         INCEPTION

                                                  ENDED            ENDED                   ENDED             (2/3/97) TO

VARIABLE OPTIONS:                             JUNE 30, 2000    DEC. 31, 1999           DEC. 31, 1998         DEC. 31, 1997
- ---------------------------------------------------------------------------------------------------------------------------

FRANKLIN LARGE CAP GROWTH SECURITIES

Unit value at beginning of period               $20.152            $15.537                $13.110               $11.247

Unit value at end of period                     $22.410            $20.152                $15.537               $13.110

Number of units outstanding at end of period      7,953              7,521                  4,502                 1,957

FRANKLIN MONEY MARKET

Unit value at beginning of period               $14.717            $14.260                 $13.756              $13.266

Unit value at end of period                     $15.016            $14.717                 $14.260              $13.756

Number of units outstanding at end of period      4,076              5,236                   4,342                3,214

FRANKLIN NATURAL RESOURCES SECURITIES

Unit value at beginning of period               $10.983             $8.430                 $11.466              $14.364

Unit value at end of period                     $13.172            $10.983                  $8.430              $11.466

Number of units outstanding at end of period        631                616                     514                  304

FRANKLIN REAL ESTATE

Unit value at beginning of period               $21.176            $22.901                 $27.944              $23.499

Unit value at end of period                     $24.653            $21.176                 $22.901              $27.944

Number of units outstanding at end of period      1,334              1,490                   1,823                1,217

FRANKLIN RISING DIVIDENDS SECURITIES

Unit value at beginning of period               $18.712            $21.034                 $19.968              $15.235

Unit value at end of period                     $18.359            $18.712                 $21.034              $19.968

Number of units outstanding at end of period      3,389              4,137                   4,428                1,991

FRANKLIN S&P 500 INDEX*






Unit value at beginning of period               $10.465            $10.000                     NA                    NA

Unit value at end of period                     $10.424            $10.465                     NA                    NA

Number of units outstanding at end of period      1,650                626                     NA                    NA

FRANKLIN SMALL CAP

Unit value at beginning of period               $28.247            $14.558                 $14.923              $12.899

Unit value at end of period                     $29.882            $28.247                 $14.558              $14.923

Number of units outstanding at end of period      5,746              5,460                   5,492                2,965

FRANKLIN TECHNOLOGY SECURITIES*

Unit value at beginning of period               $10.000              NA                        NA                    NA

Unit value at end of period                     $11.221              NA                        NA                    NA

Number of units outstanding at end of period         86              NA                        NA                    NA

FRANKLIN U.S. GOVERNMENT

Unit value at beginning of period               $18.394            $18.847                 $17.805              $16.533

Unit value at end of period                     $18.972            $18.394                 $18.847              $17.805

Number of units outstanding at end of period      3,589              3,857                   3,040                1,359

FRANKLIN VALUE SECURITIES

Unit value at beginning of period               $ 7.724             $7.713                 $10.000                   NA

Unit value at end of period                     $ 8.112             $7.724                  $7.713                   NA

Number of units outstanding at end of period        730                603                     367                   NA

FRANKLIN ZERO COUPON 2000

Unit value at beginning of period               $20.819            $20.502                 $19.358              $18.345

Unit value at end of period                     $21.249            $20.819                 $20.502              $19.358

Number of units outstanding at end of period        222                282                     188                   94

FRANKLIN ZERO COUPON 2005

Unit value at beginning of period               $22.983            $24.786                 $22.357              $20.375

Unit value at end of period                     $23.706            $22.983                 $24.786              $22.357






Number of units outstanding at end of period        519                555                     380                  161


                           Variable Annuity Prospectus

NUMBER OF UNITS IN THOUSANDS)



                                                  PERIOD        YEAR OR PERIOD          YEAR OR PERIOD        INCEPTION

                                                   ENDED            ENDED                  ENDED             (2/3/97) TO

VARIABLE OPTIONS:                              JUNE 30, 2000     DEC. 31, 1999           DEC. 31, 1998        DEC. 31, 1997
- ---------------------------------------------------------------------------------------------------------------------------

FRANKLIN ZERO COUPON 2010

Unit value at beginning of period                $23.929            $27.674                $24.544              $21.371

Unit value at end of period                      $25.104            $23.929                $27.674              $24.544

Number of units outstanding at end of period         611                668                   478                   150

MUTUAL DISCOVERY SECURITIES

Unit value at beginning of period                $13.662            $11.205                $11.971              $10.179

Unit value at end of period                      $14.463            $13.662                $11.205              $11.971

Number of units outstanding at end of period       7,360              7,820                   8,822               5,461

MUTUAL SHARES SECURITIES

Unit value at beginning of period                $13.199            $11.814                $11.981              $10.329

Unit value at end of period                      $13.265            $13.199                $11.814              $11.981

Number of units outstanding at end of period      16,636             18,924                 19,834               11,394

TEMPLETON ASSET STRATEGY

Unit value at beginning of period                $14.347            $13.543                $13.752              $12.495

Unit value at end of period                      $14.372            $14.347                $13.543              $13.752

Number of units outstanding at end of period       1,188              1,403                  1,491                1,008

TEMPLETON DEVELOPING MARKETS SECURITIES

Unit value at beginning of period                $12.125             $7.958                $10.305              $11.458






Unit value at end of period                      $10.326            $12.125                 $7.958              $10.305

Number of units outstanding at end of period       3,388              3,389                  3,425                2,663

TEMPLETON GLOBAL INCOME SECURITIES

Unit value at beginning of period                $16.472            $17.746                $16.821              $16.661

Unit value at end of period                      $16.375            $16.472                $17.746              $16.821

Number of units outstanding at end of period         556                657                    651                  393

TEMPLETON GROWTH SECURITIES

Unit value at beginning of period                $19.364            $16.238                $15.124              $13.525

Unit value at end of period                      $18.844            $19.364                $16.238              $15.124

Number of units outstanding at end of period       8,753              9,008                  8,864                5,525

TEMPLETON INTERNATIONAL SECURITIES

Unit value at beginning of period                $22.858            $18.322                $17.617              $16.010

Unit value at end of period                      $22.181            $22.858                $18.322              $17.617

Number of units outstanding at end of period       4,212              4,164                  4,427                3,122

TEMPLETON INTERNATIONAL SMALLER COMPANIES

Unit value at beginning of period                $11.403             $9.342                $10.809              $11.138

Unit value at end of period                      $12.066            $11.403                 $9.342              $10.809

Number of units outstanding at end of period         873                865                   967                   792

TEMPLETON PACIFIC GROWTH SECURITIES

Unit value at beginning of period                $10.838             $8.028                 $9.381              $14.866

Unit value at end of period                      $ 9.470            $10.838                 $8.028               $9.381

Number of units outstanding at end of period       1,004              1,041                    655                  379

USALLIANZ VIP DIVERSIFIED ASSETS*

Unit value at beginning of period                $10.168            $10.000                     NA                   NA

Unit value at end of period                      $10.338            $10.168                     NA                   NA

Number of units outstanding at end of period          84                  1                     NA                   NA






USALLIANZ VIP FIXED INCOME*

Unit value at beginning of period                $ 9.749            $10.000                     NA                   NA

Unit value at end of period                      $10.025             $9.749                     NA                   NA

Number of units outstanding at end of period          33                  1                     NA                   NA

USALLIANZ VIP GROWTH*

Unit value at beginning of period                $10.731            $10.000                    NA                    NA

Unit value at end of period                      $10.934            $10.731                    NA                    NA

Number of units outstanding at end of period          49                 10                    NA                    NA



*The AIM V.I. Growth, Alger American Growth, Alger American Leveraged AllCap, Franklin S&P 500 Index ,USAllianz VIP Diversified Assets, USAllianz VIP Fixed Income and USAllianz VIP Growth Sub-Accounts commenced operations with the Separate Account on November 12, 1999. The Franklin Aggressive Growth Securities Sub-Account and the Franklin Technology Securities Sub-Account commenced operations on May 1, 2000.





                                     PART B

                       STATEMENT OF ADDITIONAL INFORMATION
                                  VALUEMARK IV
                           INDIVIDUAL FLEXIBLE PAYMENT
                           VARIABLE ANNUITY CONTRACTS
                                    issued by
                         ALLIANZ LIFE VARIABLE ACCOUNT B
                                       and
                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

                                __________, 2000


THIS IS NOT A PROSPECTUS. THIS STATEMENT OF ADDITIONAL INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE PROSPECTUS FOR THE INDIVIDUAL FLEXIBLE PAYMENT VARIABLE ANNUITY CONTRACTS WHICH ARE REFERRED TO HEREIN.

THE PROSPECTUS CONCISELY SETS FORTH INFORMATION THAT A PROSPECTIVE INVESTOR OUGHT TO KNOW BEFORE INVESTING. FOR A COPY OF THE PROSPECTUS, CALL OR WRITE THE INSURANCE COMPANY AT: 1750 Hennepin Avenue, Minneapolis, MN 55403-2195, (800) 542-5427.


THIS STATEMENT OF ADDITIONAL INFORMATION AND THE PROSPECTUS ARE DATED _______, 2000, AND AS MAY BE AMENDED FROM TIME TO TIME.

Table of Contents
Contents                                            Page
Insurance Company ...............................
Experts .........................................
Legal Opinions ..................................
Distributor .....................................
Reduction or Elimination of the
 Contingent Deferred Sales Charge ...............
Calculation of Performance Data .................
Federal Tax Status ..............................
Annuity Provisions ..............................
Mortality and Expense Risk Guarantee ............
Financial Statements ............................


Insurance Company
--------------------------------------------------------------------------------


Allianz Life Insurance Company of North America (the "Insurance Company") is a stock life insurance company organized under the laws of the state of Minnesota in 1896. The Insurance Company is a wholly-owned subsidiary of Allianz
Versicherungs-AG Holding ("Allianz"). Allianz is headquartered in Munich, Germany, and has sales outlets throughout the world. The Insurance Company offers fixed and variable life insurance and annuities, and group life, accident and health insurance.

The Insurance Company is rated A++ by A.M. BEST, an independent analyst of the insurance industry. The financial strength of an insurance company may be relevant in that it may be a reflection as to the ability of a company to make fixed annuity payments from its general account.


Experts
--------------------------------------------------------------------------------


The financial statements of Allianz Life Variable Account B and the consolidated financial statements of the Insurance Company as of and for the year ended December 31, 1999 included in this Statement of Additional Information have been audited by KPMG LLP, independent auditors, as indicated in their reports included in this Statement of Additional Information and are included herein in reliance upon such reports and upon the authority of said firm as experts in accounting and auditing.


Legal Opinions
-------------------------------------------------------------------------------

Blazzard, Grodd & Hasenauer, P.C., Westport, Connecticut has provided advice on certain matters relating to the federal securities and income tax laws in connection with the Contracts.

Distributor
--------------------------------------------------------------------------------

USAllianz Investor Services, LLC (formerly NALAC Financial Plans, LLC), a subsidiary of the Insurance Company, acts as the distributor. The offering is on a continuous basis.

Reduction or Elimination of the
Contingent Deferred Sales Charge
--------------------------------------------------------------------------------

The amount of the contingent deferred sales charge on the Contracts may be reduced or eliminated when sales of the Contracts are made to individuals or to a group of individuals in a manner that results in savings of sales expenses. The entitlement to a reduction of the contingent deferred sales charge will be determined by the Insurance Company after examination of the following factors:
1) the size of the group; 2) the total amount of Purchase Payments expected to be received from the group; 3) the nature of the group for which the Contracts are purchased, and the persistency expected in that group; 4) the purpose for which the Contracts are purchased and whether that purpose makes it likely that expenses will be reduced; and 5) any other circumstances which the Insurance Company believes to be relevant to determining whether reduced sales or administrative expenses may be expected. None of the reductions in charges for sales is contractually guaranteed.

The contingent deferred sales charge may be eliminated when the Contracts are issued to an officer, director or employee of the Insurance Company or any of its affiliates. The contingent deferred sales charge may be reduced or eliminated when the Contract is sold by an agent of the Insurance Company to any members of his or her immediate family and the commission is waived. In no event will any reduction or elimination of the contingent deferred sales charge be permitted where the reduction or elimination will be unfairly discriminatory to any person.

Calculation of Performance Data
-------------------------------------------------------------------------------

Total Return

From time to time, the Insurance Company may advertise the performance data for the Variable Options in sales literature, advertisements, personalized hypothetical illustrations, and Contract Owner communications. Such data will show the percentage change in the value of an Accumulation Unit based on the performance of a Portfolio over a stated period of time which is determined by dividing the increase (or decrease) in value for that unit by the Accumulation Unit value at the beginning of the period.

Any such performance data will include total return figures for the one, five, and ten year (or since inception) time periods indicated. Such total return figures will reflect the deduction of the mortality and expense risk charge, the administrative charge, the operating expenses of the underlying Portfolios and any applicable contingent deferred sales charge and contract maintenance charge ("Standardized Total Return"). The contingent deferred sales charge and contract maintenance charge deductions are calculated assuming a Contract is surrendered at the end of the reporting period. Standardized total return figures will be shown assuming no benefits were selected (no Bonuses and no GMIB) as well as assuming all benefits were selected (Immediate Bonus, Loyalty Bonus and GMIB).

The hypothetical value of a Contract purchased for the time periods described will be determined by using the actual Accumulation Unit values for an initial $1,000 Purchase Payment, and deducting any applicable contract maintenance charges and any applicable contingent deferred sales charges to arrive at the ending hypothetical value. The average annual total return is then determined by computing the fixed interest rate that a $1,000 Purchase Payment would have to earn annually, compounded annually, to grow to the hypothetical value at the end of the time periods described. The formula used in these calculations is:

                                  P(1+T)n = ERV

where:

P  = a hypothetical initial payment of $1,000;

T  = average annual total return;

n  = number of years;

ERV = ending redeemable value of a hypothetical $1,000 payment made at the beginning of the time periods used at the end of such time periods (or fractional portion thereof).

The Insurance Company may also advertise performance data which will be calculated in the same manner as described above but which will not reflect the deduction of the contingent deferred sales charge and the contract maintenance charge. The Insurance Company may also advertise cumulative and average total return information over different periods of time. The Company may also present performance information computed on a different basis ("Non-Standardized Total Return").

Cumulative total return is calculated in a similar manner, except that the results are not annualized. Each calculation assumes that no sales load is deducted from the initial $1,000 payment at the time it is allocated to the Portfolios and assumes that the income earned by the investment in the Portfolio is reinvested.

Contract Owners should note that investment results will fluctuate over time, and any presentation of total return for any period should not be considered as a representation of what an investment may earn or what a Contract Owner's total return may be in any future period.

Yield

The Franklin Money Market Fund. The Insurance Company may advertise yield information for the Franklin Money Market Fund. The Franklin Money Market Fund's current yield may vary each day, depending upon, among other things, the average maturity of the underlying Portfolio's investment securities and changes in interest rates, operating expenses, the deduction of the mortality and expense risk charge, the administrative charge and the contract maintenance charge and, in certain instances, the value of the underlying Portfolio's investment securities. The fact that the Portfolio's current yield will fluctuate and that the principal is not guaranteed should be taken into consideration when using the Portfolio's current yield as a basis for comparison with savings accounts or other fixed-yield investments. The yield at any particular time is not indicative of what the yield may be at any other time.

The Franklin Money Market Fund's current yield is computed on a base period return of a hypothetical Contract having a beginning balance of one Accumulation Unit for a particular period of time (generally seven days). The return is determined by dividing the net change (exclusive of any capital changes) in such Accumulation Unit by its beginning value, and then multiplying it by 365/7 to get the annualized current yield. The calculation of net change reflects the value of additional shares purchased with the dividends paid by the Portfolio, and the deduction of the mortality and expense risk charge, the administrative charge and contract maintenance charge. The effective yield reflects the effects of compounding and represents an annualization of the current return with all dividends reinvested.

(Effective yield = [(Base Period Return + 1)365/7] - 1.)


For the seven-day period ending on June 30, 2000, the Franklin Money Market Sub-Account had a current yield of 4.59% and an effective yield of 6.24%. The yield information assumes that the Contract Sub-Account was invested in the Franklin Money Market Fund for the time period shown.


Other Variable Options. The Insurance Company may also quote yield in sales literature, advertisements, personalized hypothetical illustrations, and Contract Owner communications for the other Variable Options. Each Variable Options (other than the Franklin Money Market Fund) will publish standardized total return information with any quotation of current yield.

The yield computation is determined by dividing the net investment income per Accumulation Unit earned during the period (minus the deduction for the mortality and expense risk charge, administrative charge and contract maintenance charge) by the Accumulation Unit value on the last day of the period and annualizing the resulting figure, according to the following formula:

                                 6
        Yield =       2[(a-b + 1)  - 1]
                          --
                         cd

where:

a = net investment income earned during the period by the Variable Options attributable to shares owned by the Portfolio;

b  = expenses accrued for the period (net of reimbursements);

c = the average daily number of Accumulation Units outstanding during the period;

d = the maximum offering price per Accumulation Unit on the last day of the period.

The above formula will be used in calculating quotations of yield, based on specified 30-day periods (or one month) identified in the sales literature, advertisement, or communication. Yield calculations assume no sales load. The Insurance Company does not currently advertise yield information for any Variable Option (other than the Franklin Money Market Fund).

Performance Ranking

Total return may be compared to relevant indices, including U.S. domestic and international indices and data from Lipper Analytical Services, Inc., Standard & Poor's Indices, or VARDS(R). From time to time, evaluation of performance by independent sources may also be used.

Performance Information

In  order  to  show  how  investment   performance  of  the  Portfolios  affects
Accumulation Unit values, the following performance information was developed.


Effective May 1, 2000, the Templeton International Securities Fund (a fund of Templeton Variable Products Series Fund) merged into the Templeton International Equity Fund. The performance shown in the charts below reflects the historical performance of the Templeton International Equity Fund. Effective May 1, 2000, the Templeton Developing Markets Securities Fund (a fund of Templeton Variable Series Products Fund) merged into the Templeton Developing Markets Equity Fund. The performance shown in the charts below reflects the historical performance of the Templeton Developing Markets Equity Fund. Effective May 1, 2000, the Templeton Asset Strategy Fund (a fund of Templeton Variable Series Fund) merged into the Templeton Global Asset Allocation Fund. The performance shown in the charts below reflects the historical performance of the Templeton Global Asset Allocation Fund.

The charts below show Accumulation Unit performance which assumes that the Accumulation Units were invested in each of the Portfolios for the same periods. The performance figures in Table I and Table II represent performance figures for the Accumulation Units which reflects the mortality and expense risk charge, administrative charge, the contract maintenance charge, the operating expenses of the Portfolios and assumes that you make a withdrawal at the end of the period (therefore the contingent deferred sales charge is reflected). Table I assumes all benefits (Immediate Bonus, Loyalty Bonus and GMIB) were selected and Table II assumes no benefits (no Bonuses and no GMIB) were selected. Table III represents performance figures for the Accumulation Units which reflects the deduction of the mortality and expense risk charge, administrative charge, and the operating expenses of the Portfolios. Table III assumes no benefits were selected. Past performance does not guarantee future results. The tables do not reflect any Bonus amounts credited under the Contract.




Table I:  Total Return for the periods ended June 30, 2000

---------------------------------------------------------------------------------------------------------------------------
                                            Sub-Account
                                             Inception         One        Three         Five           Ten          Since
Variable Option                                Date           Year        Years         Years         Years       Inception
---------------------------------------------------------------------------------------------------------------------------

AIM V.I. Growth                              11/12/99         N/A          N/A          N/A          N/A             8.71%
Alger American Growth                        11/12/99         N/A          N/A          N/A          N/A             5.51%
Alger American Leveraged AllCap              11/12/99         N/A          N/A          N/A          N/A            10.36%
Franklin Global Communications
   Securities, Class 1                        1/24/89       14.78%**      16.92%       15.71%       11.47%          11.17%
Franklin Global Health Care Securities,
  Class 1                                      5/1/98       50.78%         N/A          N/A          N/A            14.39%
Franklin Growth and Income Securities,
  Class 1                                     1/24/89      -12.87%         3.91%       10.30%        8.62%           7.84%
Franklin High Income, Class 1                 1/24/89      -11.50%        -2.43%        2.75%        6.37%           5.41%
Franklin Income Securities, Class 1           1/24/89       -5.64%         1.18%        5.55%        8.00%           7.60%
Franklin Large Cap Growth Securities,
  Class 1                                      5/1/96       22.25%        20.03%        N/A          N/A            19.85%
Franklin Money Market, Class 1                1/24/89        3.75%                  **Seven Day Effective Yield**
Franklin Natural Resources Securities,
  Class 1                                     1/24/89       14.77%        -2.33%       -2.77%        0.76%           1.54%
Franklin Real Estate, Class 1                 1/24/89       -4.15%        -3.27%        7.52%        8.43%           7.29%
Franklin Rising Dividends Securities,
  Class 1                                     1/27/92      -21.26%        -1.18%        9.36%        N/A             6.54%
Franklin Small Cap, Class 1                  11/01/95       70.02%**      27.09%        N/A          N/A            25.03%
Franklin S&P 500 Index, Class 1              11/12/99        N/A           N/A          N/A          N/A            -2.39%
Franklin U.S. Government, Class 1             3/14/89       -4.18%         1.12%        2.78%        5.08%           4.91%





Franklin Value Securities, Class 1             5/1/98      -11.34%         N/A          N/A          N/A           -12.80%
Franklin Zero Coupon - 2000, Class 1          3/14/89       -3.56%         1.92%        2.71%        6.15%           5.97%
Franklin Zero Coupon - 2005, Class 1          3/14/89       -5.53%         2.15%        3.05%        7.19%           7.01%
Franklin Zero Coupon - 2010, Class 1          3/14/89       -6.67%         2.61%        3.69%        7.81%           7.55%
Mutual Discovery Securities, Class 1         11/08/96        9.03%         6.39%        N/A          N/A             8.75%
Mutual Shares Securities, Class 1            11/08/96       -8.14%         3.82%        N/A          N/A             6.12%
Templeton Asset Strategy, Class 1             5/1/95       -5.22%        -0.65%        5.85%        N/A             5.93%
Templeton Developing Markets Securities,
  Class 1                                     3/15/94      -10.67%       -11.74%       -0.25%        N/A            -0.68%
Templeton Global Income Securities, Class 1   1/24/89       -8.82%        -3.12%        0.70%        2.93%           3.51%
Templeton Growth Securities, Class 1          3/15/94       -2.54%         4.74%       10.26%        N/A             9.45%
Templeton International Securities, Class 1   1/27/92        2.50%         4.55%        9.91%        N/A             8.96%
Templeton International
   Smaller Companies, Class 1                 5/01/96        4.16%        -1.69%         N/A         N/A             2.93%
Templeton Pacific Growth Securities,
  Class 1                                     1/27/92      -14.55%       -17.86%       -7.90%        N/A            -1.53%
USAllianz VIP Diversified Assets             11/12/99         N/A          N/A           N/A          N/A           -3.75%
USAllianz VIP Fixed Income                   11/12/99         N/A          N/A           N/A          N/A           -6.85%
USAllianz VIP Growth Fund                    11/12/99         N/A          N/A           N/A          N/A            1.63%


Table II:  Total Return for the periods ended June 30, 2000

---------------------------------------------------------------------------------------------------------------------------
                                            Sub-Account
                                             Inception         One        Three         Five           Ten          Since
Variable Option                                Date           Year        Years         Years         Years       Inception
---------------------------------------------------------------------------------------------------------------------------

AIM V.I. Growth                              11/12/99         N/A          N/A          N/A          N/A             9.30%
Alger American Growth                        11/12/99         N/A          N/A          N/A          N/A             6.08%
Alger American Leveraged AllCap              11/12/99         N/A          N/A          N/A          N/A            10.95%
Franklin Global Communications
   Securities, Class 1                        1/24/89       15.76%**      17.89%       16.68%       12.38%          12.06%
Franklin Global Health Care Securities,
  Class 1                                      5/1/98       52.04%         N/A          N/A          N/A            15.35%
Franklin Growth and Income Securities,
  Class 1                                     1/24/89      -12.12%         4.79%       11.21%        9.49%           8.69%
Franklin High Income, Class 1                 1/24/89      -10.74%        -1.60%        3.60%        7.23%           6.24%
Franklin Income Securities, Class 1           1/24/89       -4.83%         2.04%        6.42%        8.87%           8.45%
Franklin Large Cap Growth Securities,
  Class 1                                      5/1/96       23.28%        21.02%         N/A          N/A           20.83%
Franklin Money Market, Class 1                1/24/89        4.59%                 ** Seven Day Effective Yield**
Franklin Natural Resources Securities,
  Class 1                                     1/24/89       15.74%        -1.50%       -1.96%        1.58%           2.34%
Franklin Real Estate, Class 1                 1/24/89       -3.32%        -2.45%        8.41%        9.30%           8.14%
Franklin Rising Dividends Securities,
  Class 1                                     1/27/92      -20.58%        -0.34%       10.26%         N/A            7.39%





Franklin Small Cap, Class 1                  11/01/95       71.44%**      28.14%        N/A           N/A           26.05%
Franklin S&P 500 Index, Class 1              11/12/99        N/A           N/A          N/A           N/A            -1.86
Franklin U.S. Government, Class 1             3/14/89       -3.35%         1.97%        3.64%        5.93%           5.75%
Franklin Value Securities, Class 1             5/1/98      -10.57%         N/A          N/A           N/A          -12.05%
Franklin Zero Coupon - 2000, Class 1          3/14/89       -2.73%         2.78%        3.56%        7.01%           6.82%
Franklin Zero Coupon - 2005, Class 1          3/14/89       -4.72%         3.02%        3.91%        8.06%           7.87%
Franklin Zero Coupon - 2010, Class 1          3/14/89       -5.87%         3.47%        4.55%        8.68%           8.42%
Mutual Discovery Securities, Class 1         11/08/96        9.96%         7.29%        N/A           N/A            9.65%
Mutual Shares Securities, Class 1            11/08/96       -7.35%         4.69%        N/A           N/A            7.00%
Templeton Asset Strategy, Class 1              5/1/95       -4.41%         0.19%        6.70%         N/A            6.80%
Templeton Developing Markets Securities,
  Class 1                                     3/15/94       -9.91%       -10.97%        0.58%         N/A            0.13%
Templeton Global Income Securities, Class 1   1/24/89       -8.04%        -2.29%        1.54%        3.76%           4.33%
Templeton Growth Securities, Class 1          3/15/94       -1.70%         5.62%       11.17%         N/A           10.34%
Templeton International Securities, Class 1   1/27/92        3.38%         5.43%       10.81%         N/A            9.83%
Templeton International
   Smaller Companies, Class 1                 5/01/96        5.05%        -0.86%        N/A           N/A            3.78%
Templeton Pacific Growth Securities,
  Class 1                                     1/27/92      -13.81%       -17.14%       -7.12%         N/A           -0.74%
USAllianz VIP Diversified Assets             11/12/99         N/A          N/A           N/A          N/A           -3.23%
USAllianz VIP Fixed Income                   11/12/99         N/A          N/A           N/A          N/A           -6.34%
USAllianz VIP Growth Fund                    11/12/99         N/A          N/A           N/A          N/A            2.17%


Valuemark IV
Table III: Total Return for the periods ended June 30, 2000

---------------------------------------------------------------------------------------------------------------------------
                                            Sub-Account
                                             Inception        One         Three       Five            Ten           Since
Variable Option                                Date          Year         Years       Years          Years        Inception
---------------------------------------------------------------------------------------------------------------------------
AIM V.I. Growth                              11/12/99         N/A          N/A          N/A          N/A            15.40%
Alger American Growth                        11/12/99         N/A          N/A          N/A          N/A            12.18%
Alger American Leveraged AllCap              11/12/99         N/A          N/A          N/A          N/A            17.05%
Franklin Global Communications
   Securities, Class 1                        1/24/89       21.86%**      19.19%       17.12%       12.45%          12.13%
Franklin Global Health Care Securities,
  Class 1                                      5/1/98       58.14%         N/A          N/A          N/A            17.47%
Franklin Growth and Income Securities,
  Class 1                                     1/24/89       -6.02%         6.40%       11.72%        9.56%           8.77%
Franklin High Income, Class 1                 1/24/89       -4.64%         0.22%        4.27%        7.30%           6.32%
Franklin Income Securities, Class 1           1/24/89        1.27%         3.74%        7.03%        8.94%           8.52%
Franklin Large Cap Growth Securities,
  Class 1                                      5/1/96       29.38%        22.26%        N/A           N/A           21.37%
Franklin Money Market, Class 1                1/24/89        4.59%                **Seven Day Effective Yield**
Franklin Natural Resources Securities,
  Class 1                                     1/24/89       21.84%         0.33%       -1.12%        1.67%           2.44%





Franklin Real Estate, Class 1                 1/24/89        2.78%        -0.59%        8.97%        9.37%           8.21%
Franklin Rising Dividends Securities,
  Class 1                                     1/27/92      -14.48%         1.43%       10.79%         N/A            7.47%
Franklin Small Cap, Class 1                  11/01/95       77.54%**      29.26%        N/A           N/A           26.44%
Franklin S&P 500 Index, Class 1              11/12/99        N/A           N/A          N/A           N/A            4.24%
Franklin U.S. Government, Class 1             3/14/89        2.75%         3.68%        4.31%        6.00%           5.83%
Franklin Value Securities, Class 1             5/1/98       -4.47%         N/A          N/A           N/A           -9.21%
Franklin Zero Coupon - 2000, Class 1          3/14/89        3.37%         4.46%        4.24%        7.08%           6.90%
Franklin Zero Coupon - 2005, Class 1          3/14/89        1.38%         4.69%        4.57%        8.12%           7.93%
Franklin Zero Coupon - 2010, Class 1          3/14/89        0.23%         5.13%        5.20%        8.74%           8.48%
Mutual Discovery Securities, Class 1         11/08/96       16.06%         8.84%        N/A           N/A           10.66%
Mutual Shares Securities, Class 1            11/08/96       -1.25%         6.31%        N/A           N/A            8.06%
Templeton Asset Strategy, Class 1             5/1/95        1.69%         1.95%        7.32%         N/A            7.27%
Templeton Developing Markets Securities,
  Class 1                                     3/15/94       -3.81%        -8.75%        1.33%         N/A            0.51%
Templeton Global Income Securities, Class 1   1/24/89       -1.94%        -0.44%        2.26%       3.84%            4.41%
Templeton Growth Securities, Class 1          3/15/94        4.40%         7.22%       11.69%         N/A           10.58%
Templeton International Securities, Class 1   1/27/92        9.48%         7.03%       11.34%         N/A            9.91%
Templeton International
   Smaller Companies, Class 1                 5/01/96       11.15%         0.95%        N/A           N/A            4.61%
Templeton Pacific Growth Securities,
  Class 1                                     1/27/92       -7.71%       -14.58%       -6.10%         N/A           -0.64%
USAllianz VIP Diversified Assets             11/12/99         N/A          N/A           N/A          N/A            2.87%
USAllianz VIP Fixed Income                   11/12/99         N/A          N/A           N/A          N/A           -0.24%
USAllianz VIP Growth Fund                    11/12/99         N/A          N/A           N/A          N/A            8.27%

** Recently, many individual stocks and sectors such as technology have significantly exceeded historical norms; investors should generally not expect such large gains to continue.

The Franklin Aggressive Growth Securities and Franklin Technology Securities Sub-Accounts commenced operations on May 1, 2000. Therefore no performance is shown for these portfolios.



Federal Tax Status
--------------------------------------------------------------------------------

Note: The following description is based upon the Insurance Company's understanding of current federal income tax law applicable to annuities in general. The Insurance Company cannot predict the probability that any changes in such laws will be made. Purchasers are cautioned to seek competent tax advice regarding the possibility of such changes. The Insurance Company does not guarantee the tax status of the Contracts. Purchasers bear the complete risk that the Contracts may not be treated as "annuity contracts" under federal income tax laws. It should be further understood that the following discussion is not exhaustive and that special rules not described herein may be applicable in certain situations. Moreover, no attempt has been made to consider any applicable state or other tax laws.

General

Section 72 of the Internal Revenue Code of 1986, as amended ("Code") governs taxation of annuities in general. A Contract Owner is not taxed on increases in the value of a Contract until distribution occurs, either in the form of a lump sum payment or as annuity payments under the Annuity Option elected. For a lump sum payment received as a total surrender (total redemption) or death benefit, the recipient is taxed on the portion of the payment that exceeds the cost basis of the Contract. For Non-Qualified Contracts, this cost basis is generally the purchase payments, while for Qualified Contracts there may be no cost basis. The taxable portion of the lump sum payment is taxed at ordinary income tax rates.

For annuity payments, a portion of each payment in excess of an exclusion amount is includible in taxable income. The exclusion amount for payments based on a fixed annuity option is determined by multiplying the payment by the ratio that the cost basis of the Contract (adjusted for any period certain or refund feature) bears to the expected return under the Contract. The exclusion amount for payments based on a variable annuity option is determined by dividing the cost basis of the Contract (adjusted for any period certain or refund guarantee) by the number of years over which the annuity is expected to be paid. Payments received after the investment in the Contract has been recovered (i.e. when the total of the excludible amounts equal the investment in the Contract) are fully taxable. The taxable portion is taxed at ordinary income rates. For certain types of Qualified Plans there may be no cost basis in the Contract within the meaning of Section 72 of the Code. Contract Owners, annuitants and beneficiaries under the Contracts should seek competent financial advice about the tax consequences of any distributions.

The Insurance Company is taxed as a life insurance company under the Code. For federal income tax purposes, the Separate Account is not a separate entity from the Insurance Company, and its operations form a part of the Insurance Company.

Diversification

Section 817(h) of the Code imposes certain diversification standards on the underlying assets of variable annuity contracts. The Code provides that a variable annuity contract will not be treated as an annuity contract for any period (and any subsequent period) for which the investments are not adequately diversified in accordance with regulations prescribed by the United States Treasury Department ("Treasury Department"). Disqualification of the Contract as an annuity contract would result in imposition of federal income tax to the Contract Owner with respect to earnings allocable to the Contract prior to the receipt of payments under the Contract. The Code contains a safe harbor provision which provides that annuity contracts such as the Contracts meet the diversification requirements if, as of the end of each quarter, the underlying assets meet the diversification standards for a regulated investment company and no more than fifty-five percent (55%) of the total assets consist of cash, cash items, U.S. government securities and securities of other regulated investment companies.

On March 2, 1989, the Treasury Department issued regulations (Treas. Reg. 1.817-5) which established diversification requirements for the investment portfolios underlying variable contracts such as the Contracts. The regulations amplify the diversification requirements for variable contracts set forth in the Code and provide an alternative to the safe harbor provision described above. Under the regulations, an investment portfolio will be deemed adequately diversified if: (1) no more than 55% of the value of the total assets of the portfolio is represented by any one investment; (2) no more than 70% of the value of the total assets of the portfolio is represented by any two investments; (3) no more than 80% of the value of the total assets of the portfolio is represented by any three investments; and (4) no more than 90% of the value of the total assets of the portfolio is represented by any four investments.

The Code provides that for purposes of determining whether or not the diversification standards imposed on the underlying assets of variable contracts by Section 817(h) of the Code have been met, "each United States government agency or instrumentality shall be treated as a separate issuer." The Insurance Company intends that all Portfolios underlying the Contracts will be managed by the investment advisers in such a manner as to comply with these diversification requirements.

The Treasury Department has indicated that the diversification Regulations do not provide guidance regarding the circumstances in which Contract Owner control of the investments of the Separate Account will cause the Contract Owner to be treated as the owner of the assets of the Separate Account, thereby resulting in the loss of favorable tax treatment for the Contract. At this time it cannot be determined whether additional guidance will be provided and what standards may be contained in such guidance.

The amount of Contract Owner control which may be exercised under the Contract is different in some respects from the situations addressed in published rulings issued by the Internal Revenue Service in which it was held that the policy owner was not the owner of the assets of the separate account. It is unknown whether these differences, such as the Contract Owner's ability to transfer among investment choices or the number and type of investment choices available, would cause the Contract Owner to be considered as the owner of the assets of the Separate Account resulting in the imposition of federal income tax to the Contract Owner with respect to earnings allocable to the Contract prior to receipt of payments under the Contract.

In the event any forthcoming guidance or ruling is considered to set forth a new position, such guidance or ruling will generally be applied only prospectively. However, if such ruling or guidance was not considered to set forth a new position, it may be applied retroactively resulting in the Contract Owner being retroactively determined to be the owner of the assets of the Separate Account. Due to the uncertainty in this area, the Insurance Company reserves the right to modify the Contract in an attempt to maintain favorable tax treatment.

Multiple Contracts

The Code provides that multiple non-qualified annuity contracts which are issued within a calendar year period to the same contract owner by one company or its affiliates are treated as one annuity contract for purposes of determining the tax consequences of any distribution. Such treatment may result in adverse tax consequences, including more rapid taxation of the distributed amounts from such combination of contracts. For purposes of this rule, contracts received in a
Section 1035 exchange will be considered issued in the year of the exchange. Contract Owners should consult a tax adviser prior to purchasing more than one non-qualified annuity contract in any calendar year period.

Partial 1035 Exchanges

Section 1035 of the Code provides that an annuity contract may be exchanged in a tax-free transaction for another annuity contract. Historically, it was presumed that only the exchange of an entire contract, as opposed to a partial exchange, would be accorded tax-free status. In 1998 in CONWAY VS. COMMISSIONER, the Tax Court held that the direct transfer of a portion of an annuity contract into another annuity contract qualified as a non-taxable exchange. On November 22, 1999, the Internal Revenue Service filed an Action on Decision which indicated that it acquiesced in the Tax Court decision in CONWAY. However, in its acquiescence with the decision of the Tax Court, the Internal Revenue Service stated that it will challenge transactions where taxpayers enter into a series of partial exchanges and annuitizations as part of a design to avoid application of the 10% premature distribution penalty or other limitations imposed on annuity contracts under the Code. In the absence of further guidance from the Internal Revenue Service it is unclear what specific types of partial exchange designs and transactions will be challenged by the Internal Revenue Service. Due to the uncertainty in this area owners should consult their own tax advisers prior to entering into a partial exchange of an annuity contract.

Contracts Owned by Other
than Natural Persons

Under Section 72(u) of the Code, the investment earnings on purchase payments for the Contracts will be taxed currently to the Contract Owner if the Owner is a non-natural person, e.g., a corporation or certain other entities. Such Contracts generally will not be treated as annuities for federal income tax purposes. However, this treatment is not applied to Contracts held by a trust or other entity as an agent for a natural person nor to Contracts held by qualified plans. Purchasers should consult their own tax counsel or other tax adviser before purchasing a Contract to be owned by a non-natural person.

Tax Treatment of Assignments

An assignment or pledge of a Contract may be a taxable event. Contract Owners should therefore consult competent tax advisers should they wish to assign or pledge their Contracts. Death Benefits

Any death benefits paid under the Contract are taxable to the beneficiary. The rules governing the taxation of payments from an annuity contract, as discussed above, generally apply to the payment of death benefits and depend on whether the death benefits are paid as a lump sum or as annuity payments. Estate taxes may also apply.

Income Tax Withholding

All distributions or the portion thereof which is includible in the gross income of the Contract Owner are subject to federal income tax withholding. Generally, amounts are withheld from periodic payments at the same rate as wages and at the rate of 10% from non-periodic payments. However, the Contract Owner, in most cases, may elect not to have taxes withheld or to have withholding done at a different rate.

Certain  distributions  from  retirement  plans  qualified  under Section 401 or
Section 403(b) of the Code, which are not directly rolled over to another eligible retirement plan or individual retirement account or individual retirement annuity, are subject to a mandatory 20% withholding for federal income tax. The 20% withholding requirement generally does not apply to: (a) a series of substantially equal payments made at least annually for the life or life expectancy of the participant or joint and last survivor expectancy of the participant and a designated beneficiary, or for a specified period of 10 years or more; or (b) distributions which are required minimum distributions; or (c) the portion of the distributions not includible in gross income (i.e. returns of after-tax contributions); or (d) hardship withdrawals. Participants should consult their own tax counsel or other tax adviser regarding withholding requirements.

Tax Treatment of Withdrawals -
Non-Qualified Contracts

Section 72 of the Code governs treatment of distributions from annuity contracts. It provides that if the contract value exceeds the aggregate purchase payments made, any amount surrendered will be treated as coming first from the earnings and then, only after the income portion is exhausted, as coming from the principal. Withdrawn earnings are includable in gross income. It further provides that a ten percent (10%) penalty will apply to the income portion of any distribution. However, the penalty is not imposed on amounts received: (a) after the taxpayer reaches age 59 1/2 ; (b) after the death of the Contract Owner; (c) if the taxpayer is totally disabled (for this purpose disability is as defined in Section 72(m)(7) of the Code); (d) in a series of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the taxpayer or for the joint lives (or joint life expectancies) of the taxpayer and his beneficiary; (e) under an immediate annuity; or (f) which are allocable to purchase payments made prior to August 14, 1982.

With respect to (d) above, if the series of substantially equal periodic payments is modified before the later of your attaining age 59 1/2 or 5 years from the date of the first periodic payment, then the tax for the year of the modification is increased by an amount equal to the tax which would have been imposed (the 10% penalty tax) but for the exception, plus interest for the tax years in which the exception was used.

The above information does not apply to Qualified Contracts. However, separate tax withdrawal penalties and restrictions may apply to such Qualified Contracts. (See "Tax Treatment of Withdrawals"- Qualified Contracts.")

Qualified Plans


The Contracts offered by the Prospectus are designed to be suitable for use under various types of Qualified Plans. Because of the minimum purchase payment requirements, these Contracts may not be appropriate for some periodic payment retirement plans. Taxation of participants in each Qualified Plan varies with the type of plan and terms and conditions of each specific plan. Contract Owners, Annuitants and beneficiaries are cautioned that benefits under a Qualified Plan may be subject to the terms and conditions of the plan regardless of the terms and conditions of the Contracts issued pursuant to the plan. Some retirement plans are subject to distribution and other requirements that are not incorporated into the Insurance Company's administrative procedures. The Company is not bound by the terms and conditions of such plans to the extent such terms conflict with the terms of a Contract, unless the Company specifically consents to be bound. Contract Owners, participants and beneficiaries are responsible for determining that contributions, distributions and other transactions with respect to the Contracts comply with applicable law.

A Qualified Contract will not provide any necessary or additional tax deferral if it is used to fund a Qualified Plan that is tax deferred. However, the Contract has features and benefits other than tax deferral that may make it an appropriate investment for a Qualified Plan. Following are general descriptions of the types of Qualified Plans with which the Contracts may be used. Such descriptions are not exhaustive and are for general informational purposes only. The tax rules regarding Qualified Plans are very complex and will have differing applications, depending on individual facts and circumstances. Each purchaser should obtain competent tax advice prior to purchasing a Contract issued under a Qualified Plan.


On July 6, 1983, the Supreme Court decided in Arizona Governing Committee v. Norris that optional annuity benefits provided under an employer's deferred compensation plan could not, under Title VII of the Civil Rights Act of 1964, vary between men and women. The Contracts sold by the Insurance Company in connection with Qualified Plans will utilize annuity tables which do not differentiate on the basis of sex. Such annuity tables will also be available for use in connection with certain non-qualified deferred compensation plans.

Contracts issued pursuant to Qualified Plans include special provisions restricting Contract provisions that may otherwise be available and described in this Statement of Additional Information. Generally, Contracts issued pursuant to Qualified Plans are not transferable except upon surrender or annuitization. Various penalty and excise taxes may apply to contributions or distributions made in violation of applicable limitations. Furthermore, certain withdrawal penalties and restrictions may apply to withdrawals from Qualified Contracts. (See "Tax Treatment of Withdrawals - Qualified Contracts.")

a. Tax-Sheltered Annuities

Section 403(b) of the Code permits the purchase of "tax-sheltered annuities" by public schools and certain charitable, educational and scientific organizations described in Section 501(c)(3) of the Code. These qualifying employers may make contributions to the Contracts for the benefit of their employees. Such contributions are not includible in the gross income of the employee until the employee receives distributions from the Contract. The amount of contributions to the tax-sheltered annuity is limited to certain maximums imposed by the Code. Furthermore, the Code sets forth additional restrictions governing such items as transferability, distributions, nondiscrimination and withdrawals. (See "Tax Treatment of Withdrawals - Qualified Contracts" and "Tax-Sheltered Annuities - Withdrawal Limitations.") Employee loans are not allowed under these Contracts. Any employee should obtain competent tax advice as to the tax treatment and suitability of such an investment.

b. Individual Retirement Annuities

Section 408(b) of the Code permits eligible individuals to contribute to an individual retirement program known as an "Individual Retirement Annuity" ("IRA"). Under applicable limitations, certain amounts may be contributed to an IRA which may be deductible from the individual's taxable income. These IRAs are subject to limitations on eligibility, contributions, transferability and distributions. (See "Tax Treatment of Withdrawals - Qualified Contracts.") Under certain conditions, distributions from other IRAs and other Qualified Plans may be rolled over or transferred on a tax-deferred basis into an IRA. Sales of Contracts for use with IRAs are subject to special requirements imposed by the Code, including the requirement that certain informational disclosure be given to persons desiring to establish an IRA. Purchasers of Contracts to be qualified as Individual Retirement Annuities should obtain competent tax advice as to the tax treatment and suitability of such an investment.

Roth IRAs

Section 408A of the Code provides that beginning in 1998, individuals may purchase a new type of non-deductible IRA, known as a Roth IRA. Purchase payments for a Roth IRA are limited to a maximum of $2,000 per year and are not deductible from taxable income. Lower maximum limitations apply to individuals with adjusted gross incomes between $95,000 and $110,000 in the case of single taxpayers, between $150,000 and $160,000 in the case of married taxpayers filing joint returns, and between $0 and $10,000 in the case of married taxpayers filing separately. An overall $2,000 annual limitation continues to apply to all of a taxpayer's IRA contributions, including Roth IRA and non-Roth IRAs.

Qualified distributions from Roth IRAs are free from federal income tax. A qualified distribution requires that an individual has held the Roth IRA for at least five years and, in addition, that the distribution is made either after the individual reaches age 59 1/2, on the individual's death or disability, or as a qualified first-time home purchase, subject to a $10,000 lifetime maximum, for the individual, a spouse, child, grandchild, or ancestor. Any distribution which is not a qualified distribution is taxable to the extent of earnings in the distribution. Distributions are treated as made from contributions first and therefore no distributions are taxable until distributions exceed the amount of contributions to the Roth IRA. The 10% penalty tax and the regular IRA exceptions to the 10% penalty tax apply to taxable distributions from a Roth IRA.

Amounts may be rolled over from one Roth IRA to another Roth IRA. Furthermore, an individual may make a rollover contribution from a non-Roth IRA to a Roth IRA, unless the individual has adjusted gross income over $100,000 or the individual is a married taxpayer filing a separate return. The individual must pay tax on any portion of the IRA being rolled over that represents income or a previously deductible IRA contribution. However, for rollovers in 1998, the individual may pay that tax ratably over the four taxable year periods beginning with tax year 1998.

Purchasers of Contracts to be qualified as a Roth IRA should obtain competent tax advice as to the tax treatment and suitability of such an investment.

c. Pension and Profit-Sharing Plans

Sections 401(a) and 401(k) of the Code permit employers, including self-employed individuals, to establish various types of retirement plans for employees. These retirement plans may permit the purchase of the Contracts to provide benefits under the Plan. Contributions to the Plan for the benefit of employees will not be includible in the gross income of the employee until distributed from the Plan. The tax consequences to participants may vary, depending upon the particular Plan design. However, the Code places limitations and restrictions on all Plans, including on such items as: amount of allowable contributions; form, manner and timing of distributions; transferability of benefits; vesting and nonforfeitability of interests; nondiscrimination in eligibility and participation; and the tax treatment of distributions and withdrawals. Participant loans are not allowed under the Contracts purchased in connection with these Plans. (See "Tax Treatment of Withdrawals - Qualified Contracts.") Purchasers of Contracts for use with Pension or Profit-Sharing Plans should obtain competent tax advice as to the tax treatment and suitability of such an investment.

Tax Treatment of Withdrawals -
Qualified Contracts


In the case of a withdrawal under a Qualified Contract, a ratable portion of the amount received is taxable, generally based on the ratio of the individual's cost basis to the individual's total accrued benefit under the retirement plan. Special tax rules may be available for certain distributions from a Qualified Contract. Section 72(t) of the Code imposes a 10% penalty tax on the taxable portion of any distribution from qualified retirement plans, including Contracts issued and qualified under Code Sections 401 (Pension and Profit-Sharing Plans), 403(b) (Tax-Sheltered Annuities) and 408 and 408A (Individual Retirement Annuities). To the extent amounts are not includible in gross income because they have been properly rolled over to an IRA or to another eligible Qualified Plan, no tax penalty will be imposed. The tax penalty will not apply to the following distributions: (a) if distribution is made on or after the date on which the Contract Owner or Annuitant (as applicable) reaches age 59 1/2; (b) distributions following the death or disability of the Contract Owner or Annuitant (as applicable) (for this purpose disability is as defined in Section 72(m)(7) of the Code); (c) after separation from service, distributions that are part of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the Contract Owner or Annuitant (as applicable) or the joint lives (or joint life expectancies) of such Contract Owner or Annuitant (as applicable) and his or her designated beneficiary; (d) distributions to a Contract Owner or Annuitant (as applicable) who has separated from service after he or she has attained age 55; (e) distributions made to the Contract Owner or Annuitant (as applicable) to the extent such distributions do not exceed the amount allowable as a deduction under Code Section 213 to the Contract Owner or Annuitant (as applicable) for amounts paid during the taxable year for medical care; (f) distributions made to an alternate payee pursuant to a qualified domestic relations order; (g) distributions made on account of an IRS levy upon the Qualified Contract; (h) distributions from an Individual Retirement Annuity for the purchase of medical insurance (as described in Section 213(d)(1)(D) of the Code) for the Contract Owner or Annuitant (as applicable) and his or her spouse and dependents if the Contract Owner or Annuitant (as applicable) has received unemployment compensation for at least 12 weeks (this exception no longer applies after the Contract Owner or Annuitant (as applicable) has been re-employed for at least 60 days); (i) distributions from an Individual Retirement Annuity made to the Owner or Annuitant (as applicable) to the extent such distributions do not exceed the qualified higher education expenses (as defined in Section 72(t)(7) of the Code) of the Owner or Annuitant (as applicable) for the taxable year; and (j) distributions from an Individual Retirement Annuity made to the Owner or Annuitant (as applicable) which are qualified first-time home buyer distributions (as defined in Section 72(t)(8) of the Code). The exceptions stated in items (d) and (f) above do not apply in the case of an Individual Retirement Annuity. The exception stated in item (c) applies to an Individual Retirement Annuity without the requirement that there be a separation from service.


With respect to (c) above, if the series of substantially equal periodic payments is modified before the later of your attaining age 59 1/2 or 5 years from the date of the first periodic payment, then the tax for the year of the modification is increased by an amount equal to the tax which would have been imposed (the 10% penalty tax) but for the exception, plus interest for the tax years in which the exception was used.

Generally, distributions from a Qualified Plan must commence no later than April 1 of the calendar year following the later of: (a) the year in which the employee attains age 70 1/2, or (b) the calendar year in which the employee retires. The date set forth in (b) does not apply to an Individual Retirement Annuity. Required distributions must be over a period not exceeding the life expectancy of the individual or the joint lives or life expectancies of the individual and his or her designated beneficiary. If the required minimum distributions are not made, a 50% penalty tax is imposed as to the amount not distributed.

Tax-Sheltered Annuities - Withdrawal Limitations

The Code limits the withdrawal of amounts attributable to contributions made pursuant to a salary reduction agreement (as defined in Section 403(b)(11) of the Code) to circumstances only when the Contract Owner: (1) attains age 59 1/2;
(2) separates from service; (3) dies; (4) becomes disabled (within the meaning of Section 72(m)(7) of the Code); or (5) in the case of hardship. However, withdrawals for hardship are restricted to the portion of the Contract Owner's Contract Value which represents contributions by the Contract Owner and does not include any investment results. The limitations on withdrawals became effective on January 1, 1989, and apply only to salary reduction contributions made after December 31, 1988, and to income attributable to such contributions and to income attributable to amounts held as of December 31, 1988. The limitations on withdrawals do not affect rollovers and transfers between certain Qualified Plans. Contract Owners should consult their own tax counsel or other tax adviser regarding any distributions.

Annuity Provisions
--------------------------------------------------------------------------------

Fixed Annuity Payout

A fixed annuity is an annuity with payments which are guaranteed as to dollar amount by the Insurance Company and do not vary with the investment experience of a Portfolio. The Fixed Account value on the day immediately preceding the Income Date will be used to determine the Fixed Annuity monthly payment. The monthly Annuity Payment will be based upon the Contract Value at the time of annuitization, the Annuity Option selected, the age of the Annuitant and any joint Annuitant and the sex of the Annuitant and joint Annuitant where allowed.

Variable Annuity Payout

A variable annuity is an annuity with payments which: (1) are not predetermined as to dollar amount; and (2) will vary in amount with the net investment results of the applicable Portfolio(s).

Annuity Unit Value

On the Income Date, a fixed number of Annuity Units will be purchased as follows: The first Annuity Payment is equal to the Adjusted Contract Value, divided first by $1,000 and then multiplied by the appropriate Annuity Payment amount for each $1,000 of value for the Annuity Option selected. In each Portfolio the fixed number of Annuity Units is determined by dividing the amount of the initial Annuity Payment determined for each Portfolio by the Annuity Unit value on the Income Date. Thereafter, the number of Annuity Units in each Portfolio remains unchanged unless the Contract Owner elects to transfer between Portfolios. All calculations will appropriately reflect the Annuity Payment frequency selected.

On each subsequent Annuity Payment date, the total Annuity Payment is the sum of the Annuity Payments for each Portfolio. The Annuity Payment in each Portfolio is determined by multiplying the number of Annuity Units then allocated to such Portfolio by the Annuity Unit value for that Portfolio.

On each subsequent Valuation Date, the value of an Annuity Unit is determined in the following way:

First: The Net Investment Factor is determined as described in the Prospectus under "Purchase - Accumulation Units."

Second: The value of an Annuity Unit for a Valuation Period is equal to:

a. the value of the Annuity Unit for the immediately preceding Valuation Period.

b. multiplied by the Net Investment Factor for the current Valuation Period;

c. divided by the Assumed Net Investment Factor (see below) for the Valuation Period.

The Assumed Net Investment Factor is equal to one plus the Assumed Investment Return which is used in determining the basis for the purchase of an Annuity, adjusted to reflect the particular Valuation Period. The Assumed Investment Return that the Insurance Company will use is 5%. However, the Insurance Company may agree to use a different value.

Mortality and Expense Risk Guarantee
--------------------------------------------------------------------------------

The Insurance Company guarantees that the dollar amount of each Annuity Payment after the first Annuity Payment will not be affected by variations in mortality and expense experience.

Financial Statements
--------------------------------------------------------------------------------


The audited consolidated financial statements of the Insurance Company as of and for the year ended December 31, 1999, included herein should be considered only as bearing upon the ability of the Insurance Company to meet its obligations under the Contracts. The audited financial statements of the Separate Account as of and for the year ended December 31, 1999, are also included herein.







                         ALLIANZ LIFE VARIABLE ACCOUNT B
                                       of
                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
                              Financial Statements
                                  June 30, 2000
                                   (Unaudited)

                                                                                                       1
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements
STATEMENTS OF ASSETS AND LIABILITIES
JUNE 30, 2000 (UNAUDITED)
(IN THOUSANDS)
                                                   AIM V.I.                               AIM V.I.
                                             CAPITAL APPRECIATION      AIM V.I.     INTERNATIONAL EQUITY      AIM V.I.
                                                     FUND             GROWTH FUND           FUND             VALUE FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
  AIM V.I. Capital Appreciation Fund
   Class 1 - 16 shares, cost $602                 $612       -          -        -      -           -      -            -
     Class 2 - 0 shares, cost $0                     -       -          -        -      -           -      -            -
  AIM V.I. Growth Fund
   Class 1 - 1,531 shares, cost $51,203              -       -     51,802        -      -           -      -            -
   Class 2 - 0 shares, cost $0                       -       -          -        -      -           -      -            -
  AIM V.I. International Equity Fund
   Class 1 - 18 shares, cost $492                    -       -          -        -       479        -      -            -
   Class 2 - 0 shares, cost $0                       -       -          -        -      -           -      -            -
  AIM V.I. Value Fund
   Class 1 - 23 shares, cost $786                    -       -          -        -      -           -       764         -
   Class 2 - 0 shares, cost $0                       -       -          -        -      -           -      -            -
---------------------------------------------------------------------------------------------------------------------------
Total assets                                       612       -     51,802        -        479       -        764        -
---------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk and administrative charges:
  USAllianz Alterity Traditional                     1       -         3         -         1        -         1         -
  USAllianz Alterity Enhanced                        -       -         -         -        -         -        -          -
  USAllianz Alterity Optional                        -       -         1         -        -         -         1         -
  USAllianz Rewards Traditional                      -       -         -         -        -         -        -          -
  USAllianz Rewards Enhanced                         -       -         -         -        -         -        -          -
  Valuemark II & III                                 -       -         6         -        -         -        -          -
  Valuemark IV                                       -       -         7         -        -         -        -          -
  Valuemark Charter Traditional                      -       -         -         -        -         -        -          -
  Valuemark Charter Enhanced                         -       -         -         -        -         -        -          -
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                    1       -         17        -          1       -          2        -
---------------------------------------------------------------------------------------------------------------------------
Net assets                                        $611       -     51,785        -        478       -        762        -
---------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
   USAllianz Alterity Traditional (note 7)        $298        -       870         -       269        -       268         -
  USAllianz Alterity Enhanced (note 7)              49        -       141         -        13        -        40         -
  USAllianz Alterity Optional (note 7)              87        -       233         -       102        -       258         -
  USAllianz Rewards Traditional (note 8)           122        -       141         -        90        -       196         -
  USAllianz Rewards Enhanced (note 8)               55        -        32         -         4        -        -          -
  Valuemark II and III  (note 5)                    -         -    27,983         -        -         -        -          -
  Valuemark IV (note 5)                             -         -    22,272         -        -         -        -          -
  Valuemark Charter Traditional (note 6)            -         -        -          -        -         -         -         -
  Valuemark Charter Enhanced (note 6)               -         -        -          -        -         -         -         -
 Contracts in annuity payment period (note 2)       -         -        113        -        -         -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                     $611       -     51,785        -        478       -        762       -
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

2
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
JUNE 30, 2000 (UNAUDITED)
(IN THOUSANDS)
                                                                         ALGER              ALGER          ALGER AMERICAN
                                                     ALGER             AMERICAN           AMERICAN      SMALL CAPITALIZATION
                                             AMERICAN GROWTH FUNDLEVERAGED  ALLCAP FUNDMIDCAP GROWTH FUND     PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
  Alger American Growth Fund
   Class 1 - 683 shares, cost $42,354          $39,230        -         -         -        -         -         -         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -       -          -         -
Alger American Leveraged AllCap Fund
   Class 1 - 511 shares, cost $29,735                -        -    25,563         -        -         -         -         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -       -          -         -
Alger American MidCap Growth Portfolio
   Class 1 - 22 shares, cost $738                    -        -         -         -       710       -          -         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -        -
Alger American Small Capitalization Portfolio
   Class 1 - 7 shares, cost $271                     -        -         -         -         -        -       220         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total assets                                    39,230        -    25,563         -       710        -       220         -
---------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk and administrative charges:
  USAllianz Alterity Traditional                     -        -         1         -         1        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -        (2)        -        (2)       -        (3)
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                (2)       -         6         -         -        -         -         -
  Valuemark IV                                      (7)       -         6         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                   (9)       -        11         -        (1)       -        (3)        -
---------------------------------------------------------------------------------------------------------------------------
Net assets                                     $39,239        -    25,552         -       711        -       223         -
---------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  USAllianz Alterity Traditional (note 7)         $164        -       397         -       297        -        39         -
  USAllianz Alterity Enhanced (note 7)              39        -        57         -        50        -        28         -
  USAllianz Alterity Optional (note 7)             118        -       180         -        94        -       142         -
  USAllianz Rewards Traditional (note 8)           103        -        85         -       183        -         3         -
  USAllianz Rewards Enhanced (note 8)               20        -        44         -        87        -        11         -
  Valuemark II and III  (note 5)                23,065        -    13,127         -         -        -        -          -
  Valuemark IV (note 5)                         15,600        -    11,662         -         -        -        -          -
  Valuemark Charter Traditional (note 6)             -        -         -         -         -       -          -         -
  Valuemark Charter Enhanced (note 6)                -        -         -         -         -       -          -         -
 Contracts in annuity payment period (note 2)      130        -         -         -        -         -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                  $39,239        -    25,552         -       711        -       223         -
---------------------------------------------------------------------------------------------------------------------------


                                 See accompanying  notes to unaudited  financial statements.

                                                                                                  3
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
JUNE 30, 2000 (UNAUDITED)
(IN THOUSANDS)
                                                   DAVIS VA            DAVIS VA           DAVIS VA            FRANKLIN
                                                   FINANCIAL          REAL ESTATE           VALUE         AGGRESSIVE GROWTH
                                                   PORTFOLIO           PORTFOLIO          PORTFOLIO        SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
  Davis VA Financial Portfolio
   Class 1 - 25 shares, cost $240                 $249        -         -         -         -        -         -         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
  Davis VA Real Estate Portfolio
   Class 1 - 30 shares, cost $285                    -        -       288         -         -        -         -         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
  Davis VA Value Portfolio
   Class 1 - 20 shares, cost $216                    -        -         -         -       217        -         -         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
  Franklin Aggressive Growth Securities Fund
   Class 1 - 175 shares, cost $1,883                 -        -         -         -         -        -     1,959         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total assets                                       249        -       288         -       217        -     1,959         -
---------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk and administrative charges:
  USAllianz Alterity Traditional                     1        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                       (3)       -         -         -         3        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                 -        -         -         -         -        -         1         -
  Valuemark IV                                       -        -         -         -         -        -         1         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                   (2)       -         -         -         3        -         2         -
---------------------------------------------------------------------------------------------------------------------------
Net assets                                        $251        -       288         -       214        -     1,957         -
---------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  USAllianz Alterity Traditional (note 7)         $143        -        30         -       109        -         -         -
  USAllianz Alterity Enhanced (note 7)               3        -         -         -        62        -         -         -
  USAllianz Alterity Optional (note 7)               -        -       258         -        43        -         -         -
  USAllianz Rewards Traditional (note 8)            56        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced (note 8)               49        -         -         -         -        -         -         -
  Valuemark II and III  (note 5)                     -        -         -         -         -        -     1,123         -
  Valuemark IV (note 5)                              -        -         -         -         -        -       834         -
  Valuemark Charter Traditional (note 6)             -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced (note 6)                -        -         -         -         -        -         -         -
 Contracts in annuity payment period (note 2)        -         -         -         -        -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                     $251        -       288         -       214        -     1,957         -
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

4
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
JUNE 30, 2000 (UNAUDITED)
(IN THOUSANDS)
                                                   FRANKLIN            FRANKLIN           FRANKLIN            FRANKLIN
                                             GLOBAL COMMUNICATIONSGLOBAL HEALTH CARE  GROWTH AND INCOME      HIGH INCOME
                                                SECURITIES FUND     SECURITIES FUND         FUND                FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
  Franklin Global Communications Securities Fund
   Class 1 - 42,526 shares, cost $730,949     $795,233        -         -         -         -        -         -         -
   Class 2 - 39 shares, cost $810                    -      733         -         -         -        -         -         -
  Franklin Global Health Care Securities Fund
   Class 1 - 1,838 shares, cost $20,524             -         -    26,837         -         -        -         -         -
   Class 2 - 22 shares, cost $243                    -        -         -       325         -        -         -         -
  Franklin Growth and Income Fund
   Class 1 - 47,907 shares, cost $766,373            -        -         -         -   727,713        -         -         -
   Class 2 - 82 shares, cost $1,337                  -        -         -         -         -    1,248         -         -
  Franklin High Income Fund
   Class 1 - 23,647 shares, cost $288,218            -        -         -         -         -        -   227,716         -
   Class 2 - 75 shares, cost $733                    -        -         -         -         -        -         -       722
---------------------------------------------------------------------------------------------------------------------------
Total assets                                   795,233      733    26,837       325   727,713    1,248   227,716       722
---------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk and administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        1         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                               143        -         7         -       179        -        43         -
  Valuemark IV                                       8        -         6         -        11        -         9         -
  Valuemark Charter Traditional                      -        3         -         1         -        8         -         3
  Valuemark Charter Enhanced                         -        3         -         1         -        3         -         -
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                  151        6        13         2       190       12        52         3
---------------------------------------------------------------------------------------------------------------------------
Net assets                                    $795,082      727    26,824       323   727,523    1,236   227,664       719
---------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  USAllianz Alterity Traditional (note 7)          $ -        -         -         -         -       82         -         -
  USAllianz Alterity Enhanced (note 7)               -        -         -         -         -        -         -         -
  USAllianz Alterity Optional (note 7)               -        -         -         -         -       96         -         -
  USAllianz Rewards Traditional (note 8)             -        -         -         -         -        8         -         -
  USAllianz Rewards Enhanced (note 8)                -        -         -         -         -        -         -         -
  Valuemark II and III  (note 5)               728,742        -    16,421         -   589,364        -   155,995         -
  Valuemark IV (note 5)                         61,535        -    10,403         -   128,890        -    70,591         -
  Valuemark Charter Traditional (note 6)             -      424         -       205         -      629         -       648
  Valuemark Charter Enhanced (note 6)                -      303         -       118         -      421         -        71
 Contracts in annuity payment period (note 2)    4,805         -         -         -    9,269         -     1,078        -
---------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                 $795,082      727    26,824       323   727,523    1,236   227,664       719
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

                                                                                                 5
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
JUNE 30, 2000 (UNAUDITED)
(IN THOUSANDS)
                                                   FRANKLIN            FRANKLIN           FRANKLIN            FRANKLIN
                                               INCOME SECURITIES   LARGE CAP GROWTH     MONEY MARKET      NATURAL RESOURCES
                                                     FUND           SECURITIES FUND         FUND           SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
  Franklin Income Securities Fund
   Class 1 - 45,800 shares, cost $687,033     $614,173        -         -         -         -        -         -         -
   Class 2 - 104 shares, cost $1,556                 -    1,390         -         -         -        -         -         -
  Franklin Large Cap Growth Securities Fund
   Class 1 - 19,342 shares, cost $309,088            -        -   430,947         -         -        -         -         -
   Class 2 - 60 shares, cost $1,293                  -        -         -     1,337         -        -         -         -
  Franklin Money Market Fund
   Class 1 - 251,040 shares, cost $250,996           -        -         -         -   251,039        -         -         -
   Class 2 - 1,174 shares, cost $1,174               -        -         -         -         -    1,174         -         -
  Franklin Natural Resources Securities Fund
   Class 1 - 3,432 shares, cost $38,561              -        -         -         -         -        -    45,024         -
   Class 2 - 7 shares, cost $73                      -        -         -         -         -        -         -        89
---------------------------------------------------------------------------------------------------------------------------
Total assets                                   614,173    1,390   430,947     1,337   251,039    1,174    45,024        89
---------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk and administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                               235        -       260         -       221        -         7         -
  Valuemark IV                                      10        -        13         -         8        -         5         -
  Valuemark Charter Traditional                      -       12         -         9         -       67         -         1
  Valuemark Charter Enhanced                         -        2         -         3         -        -         -         1
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                  245       14       273        12       229       67        12         2
---------------------------------------------------------------------------------------------------------------------------
Net assets                                    $613,928    1,376   430,674     1,325   250,810    1,107    45,012        87
---------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  USAllianz Alterity Traditional (note 7)          $ -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced (note 7)               -        -         -         -         -        -         -         -
  USAllianz Alterity Optional (note 7)               -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional (note 8)             -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced (note 8)                -        -         -         -         -        -         -         -
  Valuemark II and III  (note 5)               512,694        -   244,018         -   187,272        -    36,684         -
  Valuemark IV (note 5)                         95,276        -   178,220         -    61,204        -     8,317         -
  Valuemark Charter Traditional (note 6)             -    1,144         -       809         -    1,107         -        76
  Valuemark Charter Enhanced (note 6)                -      232         -       516         -        -         -        11
 Contracts in annuity payment period (note 2)    5,958         -     8,436         -    2,334         -        11        -
---------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                 $613,928    1,376   430,674     1,325   250,810    1,107    45,012        87
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

6

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
JUNE 30, 2000 (UNAUDITED)
(IN THOUSANDS)
                                                   FRANKLIN            FRANKLIN           FRANKLIN            FRANKLIN
                                                  REAL ESTATE RISING DIVIDENDS SECURITIESS & P 500 INDEX      SMALL CAP
                                                     FUND                FUND               FUND                FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
  Franklin Real Estate Fund
   Class 1 - 9,137 shares, cost $159,039      $141,804        -         -         -         -        -         -         -
   Class 2 - 44 shares, cost $646                    -      673         -         -         -        -         -         -
  Franklin Rising Dividends Securities Fund
   Class 1 - 28,613 shares, cost $385,896            -        -   314,454         -         -        -         -         -
   Class 2 - 67 shares, cost $813                    -        -         -       738         -        -         -         -
  Franklin S&P 500 Index Fund
   Class 1 - 3,745 shares, cost $38,865              -        -         -         -    39,662        -         -         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
  Franklin Small Cap Fund
   Class 1 - 18,033 shares, cost $301,524            -        -         -         -         -        -   478,234         -
   Class 2 - 115 shares, cost $3,026                 -        -         -         -         -        -         -     3,033
---------------------------------------------------------------------------------------------------------------------------
Total assets                                   141,804      673   314,454       738    39,662        -   478,234     3,033
---------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         1
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                15        -       101         -         7        -       214         -
  Valuemark IV                                       7        -         8         -         6        -        13         -
  Valuemark Charter Traditional                      -        3         -         4         -        -         -        10
  Valuemark Charter Enhanced                         -        2         -         2         -        -         -         1
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                   22        5       109         6        13        -       227        12
---------------------------------------------------------------------------------------------------------------------------
Net assets                                    $141,782      668   314,345       732    39,649        -   478,007     3,021
---------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  USAllianz Alterity Traditional (note 7)          $ -        -        -         37         -        -         -       346
  USAllianz Alterity Enhanced (note 7)               -        -         -         -         -        -         -        44
  USAllianz Alterity Optional (note 7)               -        -         -         2         -        -         -       122
  USAllianz Rewards Traditional (note 8)             -        -         -         -         -        -         -       223
  USAllianz Rewards Enhanced (note 8)                -        -         -         -         -        -         -        17
  Valuemark II and III  (note 5)               108,082        -   248,701         -    22,445        -   299,434         -
  Valuemark IV (note 5)                         32,893        -    62,228         -    17,204        -   171,691         -
  Valuemark Charter Traditional (note 6)             -      531         -       504         -        -         -     2,030
  Valuemark Charter Enhanced (note 6)                -      137         -       189         -        -         -       239
 Contracts in annuity payment period (note 2)      807         -     3,416         -        -         -     6,882        -
---------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                 $141,782      668   314,345       732    39,649        -   478,007     3,021
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

                                                                                                 7
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
JUNE 30, 2000 (UNAUDITED)
(IN THOUSANDS)
                                                   FRANKLIN            FRANKLIN           FRANKLIN            FRANKLIN
                                             TECHNOLOGY SECURITIES  U.S. GOVERNMENT   VALUE SECURITIES       ZERO COUPON
                                                     FUND                FUND               FUND             FUND - 2000
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
  Franklin Technology Securities Fund
   Class 1 - 210 shares, cost $2,249            $2,366        -         -         -         -        -         -         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
  Franklin U.S. Government Fund
   Class 1 - 32,889 shares, cost $428,279            -        -   402,230         -         -        -         -         -
   Class 2 - 121 shares, cost $1,570                 -        -         -     1,470         -        -         -         -
  Franklin Value Securities Fund
   Class 1 - 1,622 shares, cost $12,895              -        -         -         -    13,511        -         -         -
   Class 2 - 18 shares, cost $146                    -        -         -         -         -      149         -         -
  Franklin Zero Coupon Fund- 2000
   Class 1 - 3,965 shares, cost $55,131              -        -         -         -         -        -    50,668         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total assets                                     2,366        -   402,230     1,470    13,511      149    50,668         -
---------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk and administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                 1        -        18         -        31        -         7         -
  Valuemark IV                                       1        -         8         -         5        -         6         -
  Valuemark Charter Traditional                      -        -         -        21         -        2         -         -
  Valuemark Charter Enhanced                         -        -         -         3         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                    2        -        26        24        36        2        13         -
---------------------------------------------------------------------------------------------------------------------------
Net assets                                      $2,364        -   402,204     1,446    13,475      147    50,655         -
---------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  USAllianz Alterity Traditional (note 7)          $ -        -         -        29         -        -         -         -
  USAllianz Alterity Enhanced (note 7)               -        -         -        11         -        -         -         -
  USAllianz Alterity Optional (note 7)               -        -         -        74         -        -         -         -
  USAllianz Rewards Traditional (note 8)             -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced (note 8)                -        -         -         -         -        -         -         -
  Valuemark II and III  (note 5)                 1,400        -   333,718         -     7,205        -    45,914         -
  Valuemark IV (note 5)                            964        -    68,084         -     5,924        -     4,721         -
  Valuemark Charter Traditional (note 6)             -        -         -       929         -      125         -         -
  Valuemark Charter Enhanced (note 6)                -        -         -       403         -       22         -         -
 Contracts in annuity payment period (note 2)        -         -       402         -      346         -        20        -
---------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                   $2,364        -   402,204     1,446    13,475      147    50,655         -
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

8

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
JUNE 30, 2000 (UNAUDITED)
(IN THOUSANDS)
                                                   FRANKLIN            FRANKLIN          J.P. MORGAN         J.P. MORGAN
                                                  ZERO COUPON         ZERO COUPONINTERNATIONAL OPPORTUNITIESU.S. DISCIPLINED
                                                  FUND - 2005         FUND - 2010         PORTFOLIO           PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
  Franklin Zero Coupon Fund- 2005
   Class 1 - 3,618 shares, cost $55,583        $53,041        -         -         -         -        -         -         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
  Franklin Zero Coupon Fund- 2010
   Class 1 - 3,500 shares, cost $56,334              -        -    51,419         -         -        -         -         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
  J.P. Morgan International Opportunities Portfolio
   Class 1 - 4 shares, cost $58                      -        -         -         -        58        -         -         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
  J.P. Morgan U.S. Disciplined Equity Portfolio
   Class 1 - 6 shares, cost $95                      -        -         -         -         -        -        95         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total assets                                    53,041        -    51,419         -        58        -        95         -
---------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk and administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                 7        -         7         -         -        -         -         -
  Valuemark IV                                       6        -         6         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                   13        -        13         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Net assets                                     $53,028        -    51,406         -        58        -        95         -
---------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  USAllianz Alterity Traditional (note 7)          $ -        -         -         -        41        -        21         -
  USAllianz Alterity Enhanced (note 7)               -        -         -         -         -        -         7         -
  USAllianz Alterity Optional (note 7)               -        -         -         -         1        -        28         -
  USAllianz Rewards Traditional (note 8)             -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced (note 8)                -        -         -         -        16        -        39         -
  Valuemark II and III  (note 5)                40,731        -    36,065         -         -        -         -         -
  Valuemark IV (note 5)                         12,294        -    15,330         -         -        -         -         -
  Valuemark Charter Traditional (note 6)             -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced (note 6)                -        -         -         -         -        -         -         -
 Contracts in annuity payment period (note 2)        3         -        11         -        -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                  $53,028        -    51,406         -        58        -        95         -
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

                                                                                                 9
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
JUNE 30, 2000 (UNAUDITED)
(IN THOUSANDS)
                                                    MUTUAL              MUTUAL           OPPENHEIMER         OPPENHEIMER
                                             DISCOVERY SECURITIES  SHARES SECURITIES  GLOBAL SECURITIES      HIGH INCOME
                                                     FUND                FUND              FUND/VA             FUND/VA
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
  Mutual Discovery Securities Fund
   Class 1 - 13,257 shares, cost $156,967     $186,261        -         -         -         -        -         -         -
   Class 2 - 44 shares, cost $581                    -      622         -         -         -        -         -         -
  Mutual Shares Securities Fund
   Class 1 - 28,769 shares, cost $337,327            -        -   365,073         -         -        -         -         -
   Class 2 - 126 shares, cost $1,600                 -        -         -     1,598         -        -         -         -
  Oppenheimer Global Securities Fund/VA
   Class 1 - 16 shares, cost $524                    -        -         -         -       501        -         -         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
  Oppenheimer High Income Fund/VA
   Class 1 - 27 shares, cost $257                    -        -         -         -         -        -       257         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total assets                                   186,261      622   365,073     1,598       501        -       257         -
---------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk and administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         1        -         1         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                               129        -       233         -         -        -         -         -
  Valuemark IV                                      10        -        14         -         -        -         -         -
  Valuemark Charter Traditional                      -        3         -        10         -        -         -         -
  Valuemark Charter Enhanced                         -        1         -         2         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                  139        4       247        12         1        -         1         -
---------------------------------------------------------------------------------------------------------------------------
Net assets                                    $186,122      618   364,826     1,586       500        -       256         -
---------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  USAllianz Alterity Traditional (note 7)          $ -       97         -        97       169        -       238         -
  USAllianz Alterity Enhanced (note 7)               -       48         -       117        53        -         1         -
  USAllianz Alterity Optional (note 7)               -       19         -        11       163        -         -         -
  USAllianz Rewards Traditional (note 8)             -        -         -         -       115        -        17         -
  USAllianz Rewards Enhanced (note 8)                -        -         -         -         -        -         -         -
  Valuemark II and III  (note 5)                74,811        -   134,056         -         -        -         -         -
  Valuemark IV (note 5)                        106,447        -   224,658         -         -        -         -         -
  Valuemark Charter Traditional (note 6)             -      231         -       996         -        -         -         -
  Valuemark Charter Enhanced (note 6)                -      223         -       365         -        -         -         -
 Contracts in annuity payment period (note 2)    4,864         -     6,112         -        -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                 $186,122      618   364,826     1,586       500        -       256         -
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

10

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
JUNE 30, 2000 (UNAUDITED)
(IN THOUSANDS)
                                                  OPPENHEIMER          PIMCO VIT          PIMCO VIT           PIMCO VIT
                                             MAIN STREET GROWTH &   HIGH YIELD BOND   STOCKSPLUS GROWTH   TOTAL RETURN BOND
                                                INCOME FUND/VA         PORTFOLIO    AND INCOME PORTFOLIO      PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
  Oppenheimer Main Street Growth & Income Fund/VA
   Class 1 - 41 shares, cost $960                 $950        -         -         -         -        -         -         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
  PIMCO VIT High Yield Bond Portfolio
   Class 1 - 39 shares, cost $340                    -        -       336         -         -        -         -         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
  PIMCO VIT StocksPLUS Growth & Income Portfolio
   Class 1 - 7 shares, cost $87                      -        -         -         -        86        -         -         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
  PIMCO VIT Total Return Bond Portfolio
   Class 1 - 22 shares, cost $205                    -        -         -         -         -        -       205         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total assets                                       950        -       336         -        86        -       205         -
---------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk and administrative charges:
  USAllianz Alterity Traditional                     2        -         1         -         -        -         1         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         4         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                 -        -         -         -         -        -         -         -
  Valuemark IV                                       -        -         -         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                    2        -         5         -         -        -         1         -
---------------------------------------------------------------------------------------------------------------------------
Net assets                                        $948        -       331         -        86        -       204         -
---------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  USAllianz Alterity Traditional (note 7)         $687        -        59         -        35        -       110         -
  USAllianz Alterity Enhanced (note 7)              21        -        37         -         3        -        15         -
  USAllianz Alterity Optional (note 7)              32        -       235         -         7        -        37         -
  USAllianz Rewards Traditional (note 8)           154        -         -         -         -        -        42         -
  USAllianz Rewards Enhanced (note 8)               54        -         -         -        41        -         -         -
  Valuemark II and III  (note 5)                     -        -         -         -         -        -         -         -
  Valuemark IV (note 5)                              -        -         -         -         -        -         -         -
  Valuemark Charter Traditional (note 6)             -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced (note 6)                -        -         -         -         -        -         -         -
 Contracts in annuity payment period (note 2)                 -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                     $948        -       331         -        86        -       204         -
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

                                                                                                11
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
JUNE 30, 2000 (UNAUDITED)
(IN THOUSANDS)
                                                   SELIGMAN            SELIGMAN           TEMPLETON           TEMPLETON
                                               GLOBAL TECHNOLOGY    SMALL-CAP VALUE    ASSET STRATEGY    DEVELOPING MARKETS
                                                     FUND                FUND               FUND           SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
  Seligman Global Technology Fund
   Class 1 - 46 shares, cost $1,419             $1,325        -         -         -         -        -         -         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
  Seligman Small-Cap Value Fund
   Class 1 - 21 shares, cost $188                    -        -       185         -         -        -         -         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
  Templeton Asset Strategy Fund
   Class 1 - 2,512 shares, cost $50,280              -        -         -         -    49,306        -         -         -
   Class 2 - 3 shares, cost $64                      -        -         -         -         -       63         -         -
  Templeton Developing Markets Securities Fund
   Class 1 - 21,171 shares, cost $147,382            -        -         -         -         -        -   135,285         -
   Class 2 - 301 shares, cost $1,924                 -        -         -         -         -        -         -     1,919
---------------------------------------------------------------------------------------------------------------------------
Total assets                                     1,325        -       185         -    49,306       63   135,285     1,919
---------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk and administrative charges:
  USAllianz Alterity Traditional                     3        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                 -        -         -         -       100        -        68         -
  Valuemark IV                                       -        -         -         -         6        -         7         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         8
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         1
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                    3        -         -         -       106        -        75         9
---------------------------------------------------------------------------------------------------------------------------
Net assets                                      $1,322        -       185         -    49,200       63   135,210     1,910
---------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  USAllianz Alterity Traditional (note 7)         $814        -       107         -         -        -         -        42
  USAllianz Alterity Enhanced (note 7)              82        -         4         -         -        -         -         9
  USAllianz Alterity Optional (note 7)              91        -        59         -         -        -         -        53
  USAllianz Rewards Traditional (note 8)           259        -         6         -         -        -         -        39
  USAllianz Rewards Enhanced (note 8)               76        -         9         -         -        -         -         -
  Valuemark II and III  (note 5)                     -        -         -         -    30,577        -    99,248         -
  Valuemark IV (note 5)                              -        -         -         -    17,068        -    34,980         -
  Valuemark Charter Traditional (note 6)             -        -         -         -         -       34         -     1,641
  Valuemark Charter Enhanced (note 6)                -        -         -         -         -       29         -       126
 Contracts in annuity payment period (note 2)       -         -         -         -    1,555         -       982         -
---------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                   $1,322        -       185         -   $49,200       63   135,210     1,910
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

12

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
JUNE 30, 2000 (UNAUDITED)
(IN THOUSANDS)
                                                   TEMPLETON           TEMPLETON          TEMPLETON           TEMPLETON
                                                 GLOBAL INCOME     GROWTH SECURITIESINTERNATIONAL EQUITYINTERNATIONAL SMALLER
                                                SECURITIES FUND          FUND               FUND           COMPANIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
  Templeton Global Income Securities Fund
   Class 1 - 5,918 shares, cost $74,304        $65,511        -         -         -         -        -         -         -
   Class 2 - 50 shares, cost $569                    -      547         -         -         -        -         -         -
  Templeton Growth Securities Fund
   Class 1 - 43,381 shares, cost $558,095            -        -   575,238         -         -        -         -         -
   Class 2 - 279 shares, cost $3,723                 -        -         -     3,682         -        -         -         -
  Templeton International Equity Fund
   Class 1 - 31,969 shares, cost $667,641            -        -         -         -   617,325        -         -         -
   Class 2 - 377 shares, cost $7,292                 -        -         -         -         -    7,244         -         -
  Templeton International Smaller Companies Fund
   Class 1 - 1,971 shares, cost $21,519              -        -         -         -         -        -    22,845         -
   Class 2 - 133 shares, cost $1,529                 -        -         -         -         -        -         -     1,537
---------------------------------------------------------------------------------------------------------------------------
Total assets                                    65,511      547   575,238     3,682   617,325    7,244    22,845     1,537
---------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk and administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                 8        -       277         -       227        -        23         -
  Valuemark IV                                       5        -        12         -         9        -         5         -
  Valuemark Charter Traditional                      -        4         -        22         -       56         -         6
  Valuemark Charter Enhanced                         -        -         -         4         -        3         -         1
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                   13        4       289        26       236       59        28         7
---------------------------------------------------------------------------------------------------------------------------
Net assets                                     $65,498      543   574,949     3,656   617,089    7,185    22,817     1,530
---------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  USAllianz Alterity Traditional (note 7)          $ -        -         -       127         -        -         -         -
  USAllianz Alterity Enhanced (note 7)               -        -         -       122         -        -         -         -
  USAllianz Alterity Optional (note 7)               -        -         -         8         -        -         -         -
  USAllianz Rewards Traditional (note 8)             -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced (note 8)                -        -         -         -         -        -         -         -
  Valuemark II and III  (note 5)                56,251        -   401,317         -   520,294        -    11,632         -
  Valuemark IV (note 5)                          9,111        -   164,951         -    93,419        -    10,535         -
  Valuemark Charter Traditional (note 6)             -      537         -     3,001         -    6,729         -     1,374
  Valuemark Charter Enhanced (note 6)                -        6         -       398         -      456         -       156
 Contracts in annuity payment period (note 2)      136         -     8,681         -    3,376         -       650        -
---------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                  $65,498      543   574,949     3,656   617,089    7,185    22,817     1,530
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

                                                                                                13
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
JUNE 30, 2000 (UNAUDITED)
(IN THOUSANDS)
                                                   TEMPLETON           USALLIANZ          USALLIANZ           USALLIANZ
                                                PACIFIC GROWTH  VIP DIVERSIFIED ASSETSVIP FIXED INCOMEVIP GLOBAL OPPORTUNITIES
                                                     FUND                FUND               FUND                FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
  Templeton Pacific Growth Securities Fund
   Class 1 - 7,490 shares, cost $67,849        $67,110        -         -         -         -        -         -         -
   Class 2 - 40 shares, cost $366                    -      357         -         -         -        -         -         -
  USAllianz VIP Diversified Assets Fund
   Class 1 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
   Class 2 - 183 shares, cost $1,960                 -        -         -     1,882         -        -         -         -
  USAllianz VIP Fixed Income Fund
   Class 1 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
   Class 2 - 77 shares, cost $780                    -        -         -         -         -      754         -         -
  USAllianz VIP Global Opportunities Fund
   Class 1 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
   Class 2 - 5 shares, cost $48                      -        -         -         -         -        -         -        46
---------------------------------------------------------------------------------------------------------------------------
Total assets                                    67,110      357         -     1,882         -      754         -        46
---------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk and administrative charges:
  USAllianz Alterity Traditional                     -        -         -         1         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                29        -         -         6         -        1         -         -
  Valuemark IV                                       6        -         -        (3)        -        4         -         -
  Valuemark Charter Traditional                      -        1         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        1         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                   35        2         -         4         -        5         -         -
---------------------------------------------------------------------------------------------------------------------------
Net assets                                      $67,075     355         -     1,878         -      749         -        46
---------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  USAllianz Alterity Traditional (note 7)          $ -       20         -       161         -        8         -        35
  USAllianz Alterity Enhanced (note 7)               -        -         -         -         -        -         -         -
  USAllianz Alterity Optional (note 7)               -        6         -         -         -        -         -         -
  USAllianz Rewards Traditional (note 8)             -        -         -         5         -        -         -         1
  USAllianz Rewards Enhanced (note 8)                -        -         -         -         -        -         -        10
  Valuemark II and III  (note 5)                57,087        -         -       843         -      400         -         -
  Valuemark IV (note 5)                          9,510        -         -       869         -      341         -         -
  Valuemark Charter Traditional (note 6)             -      226         -         -         -        -         -         -
  Valuemark Charter Enhanced (note 6)                -      103         -         -         -        -         -         -
 Contracts in annuity payment period (note 2)      478         -         -         -        -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                   $67,075     355         -     1,878         -      749         -        46
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

14

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
JUNE 30, 2000 (UNAUDITED)
(IN THOUSANDS)
                                                   USALLIANZ           USALLIANZ         VAN KAMPEN          VAN KAMPEN
                                                  VIP GROWTH       VIP MONEY MARKET    LIT ENTERPRISE    LIT GROWTH & INCOME
                                                     FUND                FUND             PORTFOLIO           PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
  USAllianz VIP Growth Fund
   Class 1 - 0 shares, cost $0                     $ -        -         -         -         -        -         -         -
   Class 2 - 119 shares, cost $1,284                 -    1,320         -         -         -        -         -         -
  USAllianz VIP Money Market Fund
   Class 1 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
   Class 2 - 706 shares, cost $606                   -        -         -       709         -        -         -         -
  Van Kampen LIT Enterprise Portfolio
   Class 1 - 6 shares, cost $148                     -        -         -         -       145        -         -         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
  Van Kampen LIT Growth & Income Portfolio
   Class 1 - 7 shares, cost $110                     -        -         -         -         -        -       108         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total assets                                         -    1,320         -       709       145        -       108         -
---------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk and administrative charges:
  USAllianz Alterity Traditional                     -        -         -        (3)        -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -        96         -        -         -         -
  USAllianz Rewards Traditional                      -       (1)        -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                 -        4         -         -         -        -         -         -
  Valuemark IV                                       -        3         -         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                    -        6         -        93         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Net assets                                         $ -    1,314         -       616       145        -       108         -
---------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  USAllianz Alterity Traditional (note 7)          $ -       43         -       162        23        -        45         -
  USAllianz Alterity Enhanced (note 7)               -        2         -         7        17        -        11         -
  USAllianz Alterity Optional (note 7)               -        -         -       282         -        -         1         -
  USAllianz Rewards Traditional (note 8)             -        9         -       165       105        -        51         -
  USAllianz Rewards Enhanced (note 8)                -        9         -         -         -        -         -         -
  Valuemark II and III  (note 5)                     -      716         -         -         -        -         -         -
  Valuemark IV (note 5)                              -      535         -         -         -        -         -         -
  Valuemark Charter Traditional (note 6)             -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced (note 6)                -        -         -         -         -        -         -         -
 Contracts in annuity payment period (note 2)        -        -         -         -        -         -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                      $ -    1,314         -       616       145        -       108         -
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

                                                                                                15
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF ASSETS AND LIABILITIES (CONT.)
JUNE 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                                                                                 ALL
                                                                                                                FUNDS
---------------------------------------------------------------------------------------------------------------------------
                                                                                                          CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Total Investments at Net Asset Value:                                                                 $6,876,369    35,361
---------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk and administrative charges:
  USAllianz Alterity Traditional                                                                              18        (1)
  USAllianz Alterity Enhanced                                                                                  -         -
  USAllianz Alterity Optional                                                                                 (1)       97
  USAllianz Rewards Traditional                                                                                -        (1)
  USAllianz Rewards Enhanced                                                                                   -         -
  Valuemark II & III                                                                                       2,608        11
  Valuemark IV                                                                                               217         4
  Valuemark Charter Traditional                                                                                -       254
  Valuemark Charter Enhanced                                                                                   -        34
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                          2,842       398
---------------------------------------------------------------------------------------------------------------------------
Net assets                                                                                            $6,873,527    34,963
---------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  USAllianz Alterity Traditional (note 7)                                                                 $5,233     1,286
  USAllianz Alterity Enhanced (note 7)                                                                       733       360
  USAllianz Alterity Optional (note 7)                                                                     2,169       673
  USAllianz Rewards Traditional (note 8)                                                                   1,728       450
  USAllianz Rewards Enhanced (note 8)                                                                        537        36
  Valuemark II and III  (note 5)                                                                       5,065,456     1,959
  Valuemark IV (note 5)                                                                                1,726,816     1,745
  Valuemark Charter Traditional (note 6)                                                                       -    23,930
  Valuemark Charter Enhanced (note 6)                                                                          -     4,524
 Contracts in annuity payment period (note 2)                                                             70,855         -
---------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                                                                         $6,873,527    34,963
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

16

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF OPERATIONS
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
(IN THOUSANDS)
                                                   AIM V.I.                               AIM V.I.            AIM V.I.
                                             CAPITAL APPRECIATION         AIM       INTERNATIONAL EQUITY        VALUE
                                                     FUND          V.I. GROWTH FUND         FUND                FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares           $     -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                     1        -         2         -         1        -         1         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         1         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                 -        -       124         -         -        -         -         -
  Valuemark IV                                       -        -       104         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
 Administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                 -        -        15         -         -        -         -         -
  Valuemark IV                                       -        -        12         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                       1        -       257         -         1        -         2         -
---------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                       (1)       -      (257)        -        (1)       -        (2)        -
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual funds -         -         -         -        -         -         -         -
 Realized gains (losses) on sales of investments, net(1)         -        44       -      (1)         -        (1)        -
---------------------------------------------------------------------------------------------------------------------------
Realized gains (losses) on investments, net         (1)       -        44         -        (1)       -        (1)        -
---------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments                     10        -       239         -       (14)       -       (23)        -
---------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments, net  9         -       283         -     (15)         -       (24)         -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from operations$8        -        26         -     (16)         -       (26)        -
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

                                                                                                17
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF OPERATIONS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
(IN THOUSANDS)
                                                                         ALGER         ALGER AMERICAN      ALGER AMERICAN
                                                     ALGER             AMERICAN         MIDCAP GROWTH   SMALL CAPITALIZATION
                                             AMERICAN GROWTH FUNDLEVERAGED ALLCAP FUND    PORTFOLIO           PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares           $     -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                     -        -         1         -         1        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -        (1)        -        (2)       -        (3)        -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                91        -        75         -         -        -         -         -
  Valuemark IV                                      67        -        64         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
 Administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                11        -         9         -         -        -         -         -
  Valuemark IV                                       7        -         7         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                     176        -       155         -        (1)       -        (3)        -
---------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                     (176)       -      (155)        -         1        -         3         -
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual
     funds                                        4,483         -     2,503         -       36       -        57         -
 Realized gains (losses) on sales of
      investments, net                              (82)         -     (282)         -        -      -        (1)        -
---------------------------------------------------------------------------------------------------------------------------
 Realized gains (losses) on investments, net      4,401         -     2,221         -       36       -        56         -
---------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments                 (3,607)       -    (4,827)        -       (29)       -       (51)        -
---------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments, net  794         -   (2,606)         -        7       -         5         -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from
     operations                                    $618         -   (2,761)         -        8       -         8         -
---------------------------------------------------------------------------------------------------------------------------


                                 See accompanying  notes to unaudited  financial statements.

18

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF OPERATIONS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
(IN THOUSANDS)
                                                   DAVIS VA            DAVIS VA           DAVIS VA            FRANKLIN
                                                   FINANCIAL          REAL ESTATE           VALUE         AGGRESSIVE GROWTH
                                                   PORTFOLIO           PORTFOLIO          PORTFOLIO        SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares             $   -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                       (3)       -         -         -         3        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                 -        -         -         -         -        -         1         -
  Valuemark IV                                       -        -         -         -         -        -         1         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
 Administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                 -        -         -         -         -        -         -         -
  Valuemark IV                                       -        -         -         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                      (3)       -         -         -         3        -         2         -
---------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                        3        -         -         -        (3)       -        (2)        -
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual funds -         -         -         -        -         -         -         -
 Realized gains (losses) on sales of investments, net-         -         -         -        1         -         -         -
---------------------------------------------------------------------------------------------------------------------------
 Realized gains (losses) on investments, net         -         -         -         -        1         -         -         -
---------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments                      9        -         4         -         1        -        75         -
---------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments, net   9         -         4         -        2         -        75         -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from operations$12         -         4         -       (1)      -        73         -
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.


                                                                                                19
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF OPERATIONS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
(IN THOUSANDS)
                                                   FRANKLIN            FRANKLIN           FRANKLIN            FRANKLIN
                                             GLOBAL COMMUNICATIONSGLOBAL HEALTH CARE  GROWTH AND INCOME      HIGH INCOME
                                                SECURITIES FUND     SECURITIES FUND    SECURITIES FUND          FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares           $13,808       10         8         -    31,400       35     1,032         2
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                             5,401        -        75         -     4,020        -     1,048         -
  Valuemark IV                                     425        -        52         -       883        -       505         -
  Valuemark Charter Traditional                      -        2         -         1         -        3         -         2
  Valuemark Charter Enhanced                         -        2         -         1         -        2         -         -
 Administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                               648        -         9         -       482        -       126         -
  Valuemark IV                                      48        -         6         -        99        -        57         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                   6,522        4       142         2     5,484        5     1,736         2
---------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                    7,286        6      (134)       (2)   25,916       30      (704)        -
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual
      funds                                    166,308       126         -         -   92,228       108         -        -
 Realized gains (losses) on sales of
      investments, net                          23,312       (14)      920         1    4,616       (70)  (22,093)      (60)
---------------------------------------------------------------------------------------------------------------------------
 Realized gains (losses) on investments, net   189,620       112       920         1   96,844        38   (22,093)      (60)
---------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments               (229,386)    (147)    5,917        74  (119,058)     (32)   16,521        47
---------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments,
    net                                        (39,766)      (35)    6,837        75  (22,214)        6    (5,572)     (13)
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from
   operations                                 $(32,480)      (29)    6,703        73    3,702        36    (6,276)      (13)
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

20

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF OPERATIONS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
(IN THOUSANDS)
                                                   FRANKLIN            FRANKLIN           FRANKLIN            FRANKLIN
                                               INCOME SECURITIES   LARGE CAP GROWTH     MONEY MARKET      NATURAL RESOURCES
                                                     FUND           SECURITIES FUND         FUND           SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares           $62,222      126     1,940         4     8,075      172       283         -
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                             3,470        -     1,606         -     1,363        -       218         -
  Valuemark IV                                     656        -     1,113         -       430        -        52         -
  Valuemark Charter Traditional                      -        7         -         4         -       34         -         -
  Valuemark Charter Enhanced                         -        1         -         3         -        -         -         -
 Administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                               416        -       193         -       164        -        26         -
  Valuemark IV                                      73        -       125         -        48        -         6         -
  Valuemark Charter Traditional                      -        1         -         -         -        4         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                   4,615        9     3,037         7     2,005       38       302         -
---------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                   57,607      117    (1,097)       (3)    6,070      134       (19)        -
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual
   funds                                        29,750        61    21,519        53        -         -         -         -
 Realized gains (losses) on sales of investments,
     net                                       (8,855)      (19)    9,839        74        -         -        526         -
---------------------------------------------------------------------------------------------------------------------------
 Realized gains (losses) on investments, net    20,895        42    31,358       127        -         -       526         -
---------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments                (42,428)     (81)   13,127       (39)       44        -     7,041        14
---------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments
    net                                        (21,533)      (39)   44,485        88       44         -     7,567        14
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from
   operations                                   $36,074        78    43,388        85    6,114       134     7,548       14
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

                                                                                                21
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF OPERATIONS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
(IN THOUSANDS)
                                                   FRANKLIN            FRANKLIN           FRANKLIN            FRANKLIN
                                                  REAL ESTATE      RISING DIVIDENDS     S&P 500 INDEX         SMALL CAP
                                                     FUND           SECURITIES FUND         FUND                FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares            $9,785       39     7,199         8        18        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         1         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                               676        -     1,802         -       149        -     2,013         -
  Valuemark IV                                     209        -       457         -        93        -     1,132         -
  Valuemark Charter Traditional                      -        3         -         1         -        -         -         7
  Valuemark Charter Enhanced                         -        -         -         1         -        -         -         1
 Administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                81        -       216         -        18        -       242         -
  Valuemark IV                                      23        -        51         -        10        -       127         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         1
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                     989        3     2,526         2       270        -     3,515         9
---------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                    8,796       36     4,673         6      (252)       -    (3,515)       (9)
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual
   funds                                         5,824        23    56,265        70        -         -    32,851        57
 Realized gains (losses) on sales of investments,
    net                                         (5,534)        1    (6,919)     (102)     (10)        -    38,608       482
---------------------------------------------------------------------------------------------------------------------------
 Realized gains (losses) on investments,
   net                                             290        24    49,346       (32)     (10)        -    71,459       539
---------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments                 11,777       26   (60,899)        2       410        -   (42,467)     (276)
---------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments
    net                                         12,067        50   (11,553)      (30)     400         -    28,992       263
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from
  operations                                   $20,863        86    (6,880)      (24)     148         -    25,477       254
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

22

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF OPERATIONS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
(IN THOUSANDS)
                                                   FRANKLIN            FRANKLIN           FRANKLIN            FRANKLIN
                                                  TECHNOLOGY        U.S. GOVERNMENT   VALUE SECURITIES       ZERO COUPON
                                                SECURITIES FUND          FUND               FUND             FUND - 2000
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares              $  -        -       386         2        56        -        58         -
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                 1        -     2,217         -        35        -       310         -
  Valuemark IV                                       1        -       465         -        36        -        35         -
  Valuemark Charter Traditional                      -        -         -         8         -        1         -         -
  Valuemark Charter Enhanced                         -        -         -         2         -        -         -         -
 Administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                 -        -       266         -         4        -        37         -
  Valuemark IV                                       -        -        52         -         4        -         4         -
  Valuemark Charter Traditional                      -        -         -         1         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                       2        -     3,000        11        79        1       386         -
---------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                      (2)        -    (2,614)       (9)      (23)      (1)     (328)        -
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual
   funds                                            -         -         -         -        -         -       551          -
 Realized gains (losses) on sales of investments,
    net                                             16         -    (7,711)      (93)     204        (5)     (998)        -
---------------------------------------------------------------------------------------------------------------------------
 Realized gains (losses) on investments
    net                                             16         -    (7,711)      (93)     204        (5)     (447)        -
---------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments                    117        -    23,277       152       715        4     1,915         -
---------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments,
    net                                            133         -    15,566        59      919        (1)    1,468         -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from
  operations                                       $131         -    12,952        50      896        (2)    1,140        -
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

                                                                                                23
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF OPERATIONS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
(IN THOUSANDS)
                                                   FRANKLIN            FRANKLIN          J.P. MORGAN         J.P. MORGAN
                                                  ZERO COUPON         ZERO COUPONINTERNATIONAL OPPORTUNITIESU.S. DISCIPLINED EQUITY
                                                  FUND - 2005         FUND - 2010         PORTFOLIO           PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares            $   52        -        55         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                               267        -       245         -         -        -         -         -
  Valuemark IV                                      81        -        99         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
 Administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                32        -        29         -         -        -         -         -
  Valuemark IV                                       9        -        11         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                     389        -       384         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                    (337)        -      (329)        -         -        -         -         -
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual
 funds                                           1,445         -       861         -        -         -         1        -
 Realized gains (losses) on sales of investments,
   net                                           (582)         -   (3,318)         -        -         -         -         -
---------------------------------------------------------------------------------------------------------------------------
 Realized gains (losses) on investments
   , net                                          863         -   (2,457)         -        -         -         1          -
---------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments                  1,152        -     5,438         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments
   net                                           2,015         -     2,981         -        -         -         1         -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from
  operations                                     $1,678         -     2,652         -        -         -         1        -
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

24

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF OPERATIONS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
(IN THOUSANDS)

                                             DISCOVERY SECURITIES  SHARES SECURITIES  GLOBAL SECURITIES      HIGH INCOME
                                                     FUND                FUND              FUND/VA             FUND/VA
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares              $5,606     14    10,729        37         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                     -        -         -         -         1        -         1         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                               514        -       974         -         -        -         -         -
  Valuemark IV                                     725        -     1,552         -         -        -         -         -
  Valuemark Charter Traditional                      -        1         -         5         -        -         -         -
  Valuemark Charter Enhanced                         -        1         -         2         -        -         -         -
 Administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                62        -       117         -         -        -         -         -
  Valuemark IV                                      81        -       174         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         1         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                   1,382        2     2,817         8         1        -         1         -
---------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                    4,224       12     7,912        29        (1)       -        (1)        -
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual
  funds                                            -         -     9,289        33        -         -         -           -
 Realized gains (losses) on sales of investments
   net                                          3,508        21     6,153         2       (2)        -         -          -
---------------------------------------------------------------------------------------------------------------------------
 Realized gains (losses) on investments,
   net                                           3,508        21    15,442        35       (2)        -         -         -
---------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments                  3,318       (6)  (22,480)      (43)      (24)       -        (1)        -
---------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments,
   net                                            6,826        15    (7,038)       (8)     (26)        -        (1)       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from
  operations                                    $11,050        27       874        21      (27)        -        (2)       -
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited financial statements.

                                                                                                25
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF OPERATIONS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
(IN THOUSANDS)
                                                  OPPENHEIMER          PIMCO VIT          PIMCO VIT           PIMCO VIT
                                             MAIN STREET GROWTH &   HIGH YIELD BOND STOCKS PLUS GROWTH &  TOTAL RETURN BOND
                                                INCOME FUND/VA         PORTFOLIO      INCOME PORTFOLIO        PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares           $     -       -       -           -         -        -          -         -
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                     2        -         1         -         -        -         1         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         4         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                 -        -         -         -         -        -         -         -
  Valuemark IV                                       -        -         -         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
 Administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                 -        -         -         -         -        -         -         -
  Valuemark IV                                       -        -         -         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                       2        -         1         -         -        -         5         -
---------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                       (2)       -        (1)        -         -        -        (5)        -
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual
 funds                                               -         -         -         -        -         -         -        -
 Realized gains (losses) on sales of investments
  net                                                -         -         -         -        -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
 Realized gains (losses) on investments
  net                                                -         -         -         -        -         -         -         -
---------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments                     (8)       -        (3)        -        (1)       -         1         -
---------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments
   net                                              (8)         -       (3)         -      (1)         -         1        -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from
 operations                                      $  (10)        -        (4)        -       (1)        -        (4)       -
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

26

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF OPERATIONS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
(IN THOUSANDS)
                                                   SELIGMAN            SELIGMAN           TEMPLETON           TEMPLETON
                                               GLOBAL TECHNOLOGY    SMALL-CAP VALUE    ASSET STRATEGY    DEVELOPING MARKETS
                                                     FUND                FUND               FUND           SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares            $    -        -         -         -        80        -     1,249         3
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                     3        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                 -        -         -         -       218        -       734         -
  Valuemark IV                                       -        -         -         -       121        -       252         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         3
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         1
 Administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                 -        -         -         -        26        -        88         -
  Valuemark IV                                       -        -         -         -        14        -        28         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                       3        -         -         -       379        -     1,102         4
---------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                       (3)       -         -         -      (299)       -       147        (1)
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual
  funds                                              -         -         -         -        -         -         -         -
 Realized gains (losses) on sales of investments,
  net                                               (1)        -         -         -     (519)       (1)   (2,142)      216
---------------------------------------------------------------------------------------------------------------------------
 Realized gains (losses) on investments,
  net                                               (1)        -         -         -     (519)       (1)   (2,142)      216
---------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments                    (94)       -        (2)        -       639        2   (23,283)      (23)
---------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments
   net                                             (95)        -       (2)         -      120         1  (25,425)       193
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from
  operations                                      $(98)        -       (2)         -     (179)        1  (25,278)       192
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

                                                                                                27
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF OPERATIONS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
(IN THOUSANDS)
                                                   TEMPLETON           TEMPLETON          TEMPLETON           TEMPLETON
                                                 GLOBAL INCOME     GROWTH SECURITIESINTERNATIONAL SECURITIESINTERNATIONAL SMALLER
                                                SECURITIES FUND          FUND               FUND           COMPANIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares           $   105        1    10,493        23       397        2       406         3
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                               387        -     2,685         -     3,429        -        84         -
  Valuemark IV                                      65        -     1,099         -       608        -        69         -
  Valuemark Charter Traditional                      -        2         -         8         -       21         -         3
  Valuemark Charter Enhanced                         -        -         -         2         -        2         -         1
 Administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                46        -       322         -       411        -        10         -
  Valuemark IV                                       7        -       123         -        68        -         8         -
  Valuemark Charter Traditional                      -        -         -         1         -        2         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                     505        2     4,229        11     4,516       25       171         4
---------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                     (400)      (1)    6,264        12    (4,119)     (23)      235        (1)
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual
 funds                                               -         -    69,123       158  173,358       895         -         -
 Realized gains (losses) on sales of investments,
  net                                            (2,385)        -     7,772        16    5,495      (269)      183      218
---------------------------------------------------------------------------------------------------------------------------
 Realized gains (losses) on investments,
  net                                            (2,385)         -    76,895       174  178,853       626       183     218
---------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments                  2,202        -  (102,414)      (86) (198,307)    (168)      821         6
---------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments,
   net                                           (183)        -  (25,519)        88  (19,454)      458     1,004        224
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from
   operations                                    $(583)       (1) (19,255)       100  (23,573)      435     1,239       223
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

28

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF OPERATIONS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
(IN THOUSANDS)
                                                   TEMPLETON           USALLIANZ          USALLIANZ           USALLIANZ
                                                PACIFIC GROWTH  VIP DIVERSIFIED ASSETSVIP FIXED INCOMEVIP GLOBAL OPPORTUNITIES
                                                SECURITIES FUND          FUND               FUND                FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares           $    86        -         -         -         -       27         -        14
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                     -        -         -         1         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                               409        -         -         5         -        1         -         4
  Valuemark IV                                      72        -         -        (3)        -        4         -         2
  Valuemark Charter Traditional                      -        1         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
 Administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -         -         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                49        -         -         1         -        -         -         -
  Valuemark IV                                       8        -         -         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                     538        1         -         4         -        5         -         6
---------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                     (452)      (1)        -        (4)        -       22         -         8
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual
  funds                                             -         -         -         -        -         -         -          -
 Realized gains (losses) on sales of investments
   net                                          (4,073)       66         -        (1)       -        19         -         -
---------------------------------------------------------------------------------------------------------------------------
 Realized gains (losses) on investments,
   net                                           (4,073)       66         -        (1)       -        19         -        -
---------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments                 (5,241)      (8)        -       (79)        -      (24)        -        (2)
---------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments
   net                                          (9,314)       58         -       (80)       -        (5)        -       (2)
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from
  operations                                    $(9,766)       57         -       (84)       -        17         -        6
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

                                                                                                29
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF OPERATIONS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
(IN THOUSANDS)
                                                   USALLIANZ           USALLIANZ         VAN KAMPEN          VAN KAMPEN
                                                  VIP GROWTH       VIP MONEY MARKET    LIT ENTERPRISE    LIT GROWTH & INCOME
                                                     FUND                FUND             PORTFOLIO           PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1   CLASS 2   CLASS 1   CLASS 2  CLASS 1   CLASS 2   CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares           $     -        -         -         1         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                     -        -         -        (2)        -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -        86         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -        (3)        -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                 -        -         -         -         -        -         -         -
  Valuemark IV                                       -        -         -         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
 Administrative charges:
  USAllianz Alterity Traditional                     -        -         -         -         -        -         -         -
  USAllianz Alterity Enhanced                        -        -         -         -         -        -         -         -
  USAllianz Alterity Optional                        -        -         -        10         -        -         -         -
  USAllianz Rewards Traditional                      -        -         -         -         -        -         -         -
  USAllianz Rewards Enhanced                         -        -         -         -         -        -         -         -
  Valuemark II & III                                 -        -         -         -         -        -         -         -
  Valuemark IV                                       -        -         -         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                       -        -         -        91         -        -         -         -
---------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                        -        -         -       (90)        -        -         -         -
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual funds -         -         -         -        1         -         -        -
 Realized gains (losses) on sales of investments, net-         4         -        (1)       -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
 Realized gains (losses) on investments, net         -         4         -        (1)       1         -         -        -
---------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments                      -       22         -       100        (4)       -        (2)        -
---------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments, net   -        26         -        99       (3)        -       (2)        -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from operations$-        26         -         9       (3)        -       (2)       -
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

30

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF OPERATIONS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
(IN THOUSANDS)
                                                                                                                TOTAL
                                                                                                                 ALL
                                                                                                                FUNDS
---------------------------------------------------------------------------------------------------------------------------
                                                                                                          CLASS 1   CLASS 2
---------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares                                                                    $165,528       523
---------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  USAllianz Alterity Traditional                                                                              17        (1)
  USAllianz Alterity Enhanced                                                                                  -         -
  USAllianz Alterity Optional                                                                                 (1)       86
  USAllianz Rewards Traditional                                                                                -        (3)
  USAllianz Rewards Enhanced                                                                                   -         -
  Valuemark II & III                                                                                      34,641        10
  Valuemark IV                                                                                            11,523         3
  Valuemark Charter Traditional                                                                                -       117
  Valuemark Charter Enhanced                                                                                   -        22
 Administrative charges:
  USAllianz Alterity Traditional                                                                               -         -
  USAllianz Alterity Enhanced                                                                                  -         -
  USAllianz Alterity Optional                                                                                  -        10
  USAllianz Rewards Traditional                                                                                -         -
  USAllianz Rewards Enhanced                                                                                   -         -
  Valuemark II & III                                                                                       4,155         1
  Valuemark IV                                                                                             1,290         -
  Valuemark Charter Traditional                                                                                -        11
  Valuemark Charter Enhanced                                                                                   -         -
---------------------------------------------------------------------------------------------------------------------------
Total expenses                                                                                            51,625       256
---------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                                                                            113,903       267
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual funds                                                     666,453     1,584
 Realized gains (losses) on sales of investments, net                                                     35,687       485
---------------------------------------------------------------------------------------------------------------------------
 Realized gains (losses) on investments, net                                                             702,140     2,069
---------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments                                                                         (759,883)     (565)
---------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments, net                                                       (57,743)    1,504
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from operations                                                    $56,160     1,771
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

                                                                                                31
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE  SIX-MONTH  PERIOD  ENDED JUNE 30, 2000  (UNAUDITED)  AND THE YEAR ENDED
DECEMBER 31, 1999 (IN THOUSANDS)
                                                       AIM V.I.                                  AIM V.I.
                                               CAPITAL APPRECIATION FUND                        GROWTH FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $ (1)       -           -       -        (257)       3           -       -
  Realized gains (losses) on investments
   net                                        (1)      -           -        -          44     205            -      -
  Net change in unrealized appreciation
   (depreciation) on investments              10        -           -       -         239      359           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  from operations                             8       -           -        -          26     567             -       -
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                          530        -           -       -       3,183       77           -       -
  Transfers between funds                     79        -           -       -      41,340    9,294           -       -
  Surrenders and terminations                (12)       -           -       -      (2,505)     (79)          -       -
  Rescissions                                 (3)       -           -       -        (168)       -           -       -
  Bonus                                        9        -           -       -           9        -           -       -
  Other transactions (note 2)                  -        -           -       -          41        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                  603        -           -       -      41,900    9,292           -       -
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets            611        -           -       -      41,926    9,859           -       -
Net assets at beginning of period              -        -           -       -       9,859        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period                 $611        -           -       -      51,785    9,859           -       -
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

32

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
 STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)
                                                       AIM V.I.                                  AIM V.I.
                                               INTERNATIONAL EQUITY FUND                        VALUE FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $ (1)       -           -       -          (2)       -           -       -
  Realized gains (losses) on investments
   net                                        (1)      -           -        -          (1)      -            -       -
  Net change in unrealized appreciation
   (depreciation) on investments             (14)       -           -       -         (23)       -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets fro
   operations                                (16)      -           -        -         (26)      -            -       -
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                          412        -           -       -         745        -           -       -
  Transfers between funds                     83        -           -       -          50        -           -       -
  Surrenders and terminations                 (1)       -           -       -          (5)       -           -       -
  Rescissions                                 (5)       -           -       -         (13)       -           -       -
  Bonus                                        5        -           -       -          11        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                  494        -           -       -         788        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets            478        -           -       -         762        -           -       -
Net assets at beginning of period              -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period                 $478        -           -       -         762        -           -       -
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

                                                                                                33
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)
                                                    ALGER AMERICAN                            ALGER AMERICAN
                                                      GROWTH FUND                          LEVERAGED ALLCAP FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net            $(176)     (10)          -       -        (155)      (6)          -       -
  Realized gains (losses) on investments
   net                                      4,401           -       -           -    2,221          17       -       -
  Net change in unrealized appreciation
   (depreciation) on investments          (3,607)     484           -       -      (4,827)     656           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from
  operations                                 618     474           -        -      (2,761)    667            -       -
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                        1,217      221           -       -       1,280        9           -       -
  Transfers between funds                 29,097    9,751           -       -      21,088    6,843           -       -
  Surrenders and terminations             (2,109)     (13)          -       -      (1,557)     (18)          -       -
  Rescissions                                (14)       -           -       -         (16)       -           -       -
  Bonus                                        6        -           -       -           6        -           -       -
  Other transactions (note 2)                 (9)       -           -       -          11        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions               28,188    9,959           -       -      20,812    6,834           -       -
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets         28,806   10,433           -       -      18,051    7,501           -       -
Net assets at beginning of period         10,433        -           -       -       7,501        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period              $39,239   10,433           -       -      25,552    7,501           -       -
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

34

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)

                                                MIDCAP GROWTH PORTFOLIO               SMALL CAPITALIZATION PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $  1        -           -       -           3        -           -       -
  Realized gains (losses) on investments
   net                                        36       -           -        -          56       -            -       -
  Net change in unrealized appreciation
   (depreciation) on investments             (29)       -           -       -         (51)       -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from
   operations                                  8       -           -        -           8       -            -       -
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                          600        -           -       -         183        -           -       -
  Transfers between funds                    109        -           -       -          35        -           -       -
  Surrenders and terminations                (10)       -           -       -          (1)       -           -       -
  Rescissions                                 (3)       -           -       -           -        -           -       -
  Bonus                                        9        -           -       -           1        -           -       -
  Other transactions (note 2)                 (2)       -           -       -          (3)       -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                  703        -           -       -         215        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets            711        -           -       -         223        -           -       -
Net assets at beginning of period              -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period                 $711        -           -       -         223        -           -       -
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

                                                                                                35
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)
                                                       DAVIS VA                                  DAVIS VA
                                                  FINANCIAL PORTFOLIO                      REAL ESTATE PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $  3        -           -       -           -        -           -       -
  Realized gains (losses) on investments,
   net                                         -       -           -        -           -        -           -       -
  Net change in unrealized appreciation
   (depreciation) on investments               9        -           -       -           4        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets fro
   operations                                 12       -           -        -           4       -            -       -
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                          183        -           -       -         280        -           -       -
  Transfers between funds                     53        -           -       -           4        -           -       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Bonus                                        3        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                  239        -           -       -         284        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets            251        -           -       -         288        -           -       -
Net assets at beginning of period              -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period                 $251        -           -       -         288        -           -       -
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

36

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)
                                                       DAVIS VA                                  FRANKLIN
                                                    VALUE PORTFOLIO                  AGGRESSIVE GROWTH SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $ (3)       -           -       -          (2)       -           -       -
  Realized gains (losses) on investments
   net                                         1       -           -        -           -        -           -       -
  Net change in unrealized appreciation
   (depreciation) on investments               1        -           -       -          75        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from
  operations                                  (1)      -           -        -          73        -           -       -
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                          193        -           -       -          56        -           -       -
  Transfers between funds                     34        -           -       -       1,841        -           -       -
  Surrenders and terminations                  -        -           -       -         (13)       -           -       -
  Rescissions                                (12)       -           -       -           -        -           -       -
  Bonus                                        -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                  215        -           -       -       1,884        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets            214        -           -       -       1,957        -           -       -
Net assets at beginning of period              -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period                 $214        -           -       -       1,957        -           -       -
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

                                                                                                37
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)

                                                    SECURITIES FUND                        CARE SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net           $7,286   19,074           6       8        (134)    (110)         (2)      -
  Realized gains (losses) on investments
   net                                   189,620  130,766         112       23        920     (444)          1       -
  Net change in unrealized appreciation
   (depreciation) on investments        (229,386) 108,627        (147)     70       5,917     (413)         74       8
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  from operations                        (32,480)  258,467         (29)     101       6,703    (967)        73       8
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                        3,265    7,189         237     416         367      605         147      79
  Transfers between funds                 20,902  (11,957)         34     (27)     10,889    5,476          26      (4)
  Surrenders and terminations            (99,149)(254,941)         (3)     (2)     (1,733)  (3,102)         (2)      -
  Rescissions                               (455)    (402)          -       -           -       (4)         (4)      -
  Bonus                                        -        -           -       -           -        -           -       -
  Other transactions (note 2)                 75      477           -       -          (2)      (4)          -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions              (75,362)(259,634)        268     387       9,521    2,971         167      75
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets       (107,842)  (1,167)        239     488      16,224    2,004         240      83
Net assets at beginning of period        902,924  904,091         488       -      10,600    8,596          83       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period             $795,082  902,924         727     488      26,824   10,600         323      83
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

38

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)
                                                       FRANKLIN                                  FRANKLIN
                                                GROWTH AND INCOME FUND                       HIGH INCOME FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net          $25,916   24,294          30      16        (704)  72,685           -     104
  Realized gains (losses) on
   investments, net                       96,844     180,951      38       35     (22,093)  2,133)        (60)     (47)
  Net change in unrealized appreciation
   (depreciation) on investments        (119,058)(203,466)        (32)    (57)     16,521  (74,035)         47     (58)
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
   from operations                         3,702   1,779          36       (6)     (6,276) (3,483)         (13)     (1)
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                        2,912   19,789         424   1,433       1,116    9,648         214     226
  Transfers between funds                (41,566)   2,508         280      (6)    (12,565) (15,589)        101     274
  Surrenders and terminations           (114,177)(350,638)       (287)   (638)    (39,221)(111,758)        (30)    (52)
  Rescissions                               (186)    (841)          -       -        (204)  (1,076)          -       -
  Bonus                                        -        -           -       -           -        -           -       -
  Other transactions (note 2)                518      663           -       -         146      450           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions             (152,499)(328,519)        417     789     (50,728)(118,325)        285     448
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets       (148,797)(326,740)        453     783     (57,004)(121,808)        272     447
Net assets at beginning of period        876,3201,203,060         783       -     284,668  406,476         447       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period             $727,523  876,320       1,236     783     227,664  284,668         719     447
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

                                                                                                39
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)
                                                       FRANKLIN                                  FRANKLIN
                                                INCOME SECURITIES FUND               LARGE CAP GROWTH SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net          $57,607   62,233         117      39      (1,097)  (3,045)         (3)     (4)
  Realized gains (losses) on
  investments, net                        20,895   45,777          42       16      31,358   14,374         127      94
  Net change in unrealized appreciation
   (depreciation) on investments         (42,428)(135,753)        (81)    (85)     13,127   74,106         (39)     84
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
   from operations                        36,074 (27,743)         78      (30)     43,388  85,435         85       174
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                        1,986   13,764         278   1,302       3,476   13,426         560   1,518
  Transfers between funds                (41,829) (63,205)        (20)     29      45,139  176,862         305      42
  Surrenders and terminations            (99,559)(306,495)       (258)     (3)    (39,937)(101,959)       (161)   (924)
  Rescissions                               (533)  (1,138)          -       -        (264)    (311)          -    (274)
  Bonus                                        -        -           -       -           -        -           -       -
  Other transactions (note 2)                178      831           -       -         532      409           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions             (139,757)(356,243)          -   1,328       8,946   88,427         704     362
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets       (103,683)(383,986)         78   1,298      52,334  173,862         789     536
Net assets at beginning of period        717,6111,101,597       1,298       -     378,340  204,478         536       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period             $613,928  717,611       1,376   1,298     430,674  378,340       1,325     536
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

40

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)
                                                       FRANKLIN                         FRANKLIN NATURAL RESOURCES
                                                   MONEY MARKET FUND                          SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net           $6,070   11,206         134      83         (19)      66           -       1
  Realized gains (losses) on
   investments, net                         -           -          -       -          526   (9,180)          -      (11)
  Net change in unrealized appreciation
   (depreciation) on investments              44        -           -       -       7,041   20,689          14       1
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
   from operations                         6,114    11,206         134       83       7,548  11,575         14      (9)
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                        7,657   20,759       2,274   8,461         268      774           2      61
  Transfers between funds                (10,149) 219,635      (9,691)    132       2,890   (4,496)          3      16
  Surrenders and terminations            (93,066)(302,030)       (183)   (103)     (5,076) (10,569)          -       -
  Rescissions                               (865)    (236)          -       -           -     (122)          -       -
  Bonus                                        -        -           -       -           -        -           -       -
  Other transactions (note 2)              3,827    7,023           -       -           -        9           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions              (92,596) (54,849)     (7,600)  8,490      (1,918) (14,404)          5      77
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets        (86,482) (43,643)     (7,466)  8,573       5,630   (2,829)         19      68
Net assets at beginning of period        337,292  380,935       8,573       -      39,382   42,211          68       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period             $250,810  337,292       1,107   8,573      45,012   39,382          87      68
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

                                                                                                41
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)
                                                       FRANKLIN                                  FRANKLIN
                                                   REAL ESTATE FUND                  RISING DIVIDENDS SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net           $8,796   14,093          36       4       4,673      968           6       2
  Realized gains (losses) on
   investments, net                          290   22,522          24       7      49,346   121,634       (32)       52
  Net change in unrealized appreciation
   (depreciation) on investments          11,777  (51,341)         26       -     (60,899)(184,821)          2     (77)
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
   from operations                        20,863 (14,726)         86       11      (6,880   (62,219)      (24)     (23)
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                        1,227    2,486         204     294       1,395    8,831          74     569
  Transfers between funds                 (7,679) (33,804)        (60)    138     (33,181) (38,314)        264       1
  Surrenders and terminations            (20,434) (71,155)         (5)      -     (53,355)(185,182)       (128)     (1)
  Rescissions                                (95)    (290)          -       -        (169)    (427)          -       -
  Bonus                                        -        -           -       -           -        -           -       -
  Other transactions (note 2)                 30       72           -       -         111      336           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions              (26,951)(102,691)        139     432     (85,199)(214,756)        210     569
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets         (6,088)(117,417)        225     443     (92,079)(276,975)        186     546
Net assets at beginning of period        147,870  265,287         443       -     406,424  683,399         546       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period             $141,782  147,870         668     443     314,345  406,424         732     546
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

42

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)
                                                   FRANKLIN S&P 500                              FRANKLIN
                                                      INDEX FUND                              SMALL CAP FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net            $(252)     (14)          -       -      (3,515)  (2,935)         (9)     (2)
  Realized gains (losses) on
   investments, net                          (10)       -           -       -      71,459   15,548        539        3
  Net change in unrealized appreciation
   (depreciation) on investments             410      386           -       -     (42,467) 211,659        (276)    284
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
   from operations                           148     372           -        -      25,477 224,272          254     285
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                        1,292      279           -       -       4,866    6,050         769     238
  Transfers between funds                 27,084   13,708           -       -      27,790   15,164       1,420     460
  Surrenders and terminations             (3,090)    (191)          -       -     (43,285) (82,185)       (398)      -
  Rescissions                                  -        -           -       -        (168)    (195)        (15)      -
  Bonus                                        -        -           -       -           -        -           8       -
  Other transactions (note 2)                 47        -           -       -          27      414           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions               25,333   13,796           -       -     (10,770) (60,752)      1,784     698
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets         25,481   14,168           -       -      14,707  163,520       2,038     983
Net assets at beginning of period         14,168        -           -       -     463,300  299,780         983       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period              $39,649   14,168           -       -     478,007  463,300       3,021     983
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

                                                                                                43
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)
                                                  FRANKLIN TECHNOLOGY                    FRANKLIN U.S. GOVERNMENT
                                                    SECURITIES FUND                                FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $ (2)       -           -       -      (2,614)  66,246          (9)    243
  Realized gains (losses) on
   investments, net                           16        -           -       -      (7,711)  3,396         (93)     (20)
  Net change in unrealized appreciation
   (depreciation) on investments             117        -           -       -      23,277  (82,778)        152    (250)
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  from operations                            131       -           -        -      12,952 (13,136)         50      (27)
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                           99        -           -       -       1,667   10,213         242   1,811
  Transfers between funds                  2,204        -           -       -     (13,616)    (634)       (701)    357
  Surrenders and terminations                (70)       -           -       -     (58,788)(173,064)         (9)   (277)
  Rescissions                                  -        -           -       -        (461)  (1,184)          -       -
  Bonus                                        -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -         162      489           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                2,233        -           -       -     (71,036)(164,180)       (468)  1,891
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets          2,364        -           -       -     (58,084)(177,316)       (418)  1,864
Net assets at beginning of period              -        -           -       -     460,288  637,604       1,864       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period               $2,364        -           -       -     402,204  460,288       1,446   1,864
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

44

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)
                                                    FRANKLIN VALUE                               FRANKLIN
                                                    SECURITIES FUND                       ZERO COUPON FUND - 2000
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $(23)    (133)         (1)     (1)       (328)   9,221           -       -
  Realized gains (losses) on
  investments, net                           204     (411)         (5)     (7)       (447)   1,927           -       -
  Net change in unrealized appreciation
   (depreciation) on investments             715      309           4       -       1,915  (10,114)          -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
   from operations                           896    (235)         (2)      (8)      1,140   1,034            -       -
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                          220    1,041           -     396         114      523           -       -
  Transfers between funds                  3,751    4,224          20      (1)     (2,401)     486           -       -
  Surrenders and terminations             (2,013)  (3,083)          -    (258)     (7,563) (20,950)          -       -
  Rescissions                                 (1)      (2)          -       -           -      (12)          -       -
  Bonus                                        -        -           -       -           -        -           -       -
  Other transactions (note 2)                  8        4           -       -          (4)     120           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                1,965    2,184          20     137      (9,854) (19,833)          -       -
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets          2,861    1,949          18     129      (8,714) (18,799)          -       -
Net assets at beginning of period         10,614    8,665         129       -      59,369   78,168           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period              $13,475   10,614         147     129      50,655   59,369           -       -
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.


                                                                                                45
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)
                                                       FRANKLIN                                  FRANKLIN
                                                ZERO COUPON FUND - 2005                   ZERO COUPON FUND - 2010
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net            $(337)   7,179           -       -        (329)   7,708           -       -
  Realized gains (losses) on
  investments, net                           863    1,779          -        -      (2,457)   2,444           -       -
  Net change in unrealized appreciation
   (depreciation) on investments           1,152  (14,138)          -       -       5,438  (21,090)          -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  from operations                           1,678  (5,180)          -        -       2,652 (10,938)          -       -
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                           78    1,800           -       -         424    2,617           -       -
  Transfers between funds                 (2,089)   2,677           -       -      (4,610)   4,159           -       -
  Surrenders and terminations             (6,062) (15,202)          -       -      (7,787) (20,612)          -       -
  Rescissions                                  -     (104)          -       -           -      (91)          -       -
  Bonus                                        -        -           -       -           -        -           -       -
  Other transactions (note 2)                 (6)     160           -       -           -      235           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions               (8,079) (10,669)          -       -     (11,973) (13,692)          -       -
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets         (6,401) (15,849)          -       -      (9,321) (24,630)          -       -
Net assets at beginning of period         59,429   75,278           -       -      60,727   85,357           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period              $53,028   59,429           -       -      51,406   60,727           -       -
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

46

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)
                                                      J.P. MORGAN                               J.P. MORGAN
                                         INTERNATIONAL OPPORTUNITIES PORTFOLIO       U.S. DISCIPLINED EQUITY PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $  -        -           -       -           -        -           -       -
  Realized gains (losses) on investments, net  -        -           -       -           1        -           -       -
  Net change in unrealized appreciation
   (depreciation) on investments               -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  from operations                              -       -           -        -           1       -             -      -
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                           56        -           -       -          67        -           -       -
  Transfers between funds                      1        -           -       -          25        -           -       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Bonus                                        1        -           -       -           2        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                   58        -           -       -          94        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets             58        -           -       -          95        -           -       -
Net assets at beginning of period              -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period                 $ 58        -           -       -          95        -           -       -
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

                                                                                                47
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)
                                                   MUTUAL DISCOVERY                            MUTUAL SHARES
                                                    SECURITIES FUND                           SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net           $4,224    2,765          12       4       7,912    5,047          29       6
  Realized gains (losses) on
   investments, net                        3,508     877           21       -      15,442   10,361          35      (2)
  Net change in unrealized appreciation
   (depreciation) on investments           3,318   33,265          (6)     48     (22,480)  32,828         (43)     41
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
   from operations                        11,050   36,907          27       52         874  48,236         21       45
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                          772    4,740         324     385       2,093   12,231         628     989
  Transfers between funds                  1,812  (12,243)          6       2     (19,264)   6,540          (2)    (28)
  Surrenders and terminations            (18,181) (50,318)       (136)    (28)    (37,462)(100,497)        (36)    (31)
  Rescissions                                (19)    (231)        (14)      -      (1,869)    (809)          -       -
  Bonus                                        -        -           -       -           -        -           -       -
  Other transactions (note 2)                194      210           -       -          67      636           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions              (15,422) (57,842)        180     359     (56,435) (81,899)        590     930
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets         (4,372) (20,935)        207     411     (55,561) (33,663)        611     975
Net assets at beginning of period        190,494  211,429         411       -     420,387  454,050         975       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period             $186,122  190,494         618     411     364,826  420,387       1,586     975
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

48

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)
                                                  OPPENHEIMER GLOBAL                            OPPENHEIMER
                                                  SECURITIES FUND/VA                        HIGH INCOME FUND/VA
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $ (1)       -           -       -          (1)       -           -       -
  Realized gains (losses) on
   investments, net                           (2)       -           -       -          -         -           -       -
  Net change in unrealized appreciation
   (depreciation) on investments             (24)       -           -       -          (1)       -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  from operations                            (27)      -           -        -          (2)      -            -       -
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                          297        -           -       -         271        -           -       -
  Transfers between funds                    240        -           -       -           1        -           -       -
  Surrenders and terminations                  -        -           -       -         (15)       -           -       -
  Rescissions                                (12)       -           -       -           -        -           -       -
  Bonus                                        2        -           -       -           1        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                  527        -           -       -         258        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets            500        -           -       -         256        -           -       -
Net assets at beginning of period              -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period                 $500        -           -       -         256        -           -       -
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

                                                                                                49
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)
                                                      OPPENHEIMER                                PIMCO VIT
                                          MAIN STREET GROWTH & INCOME FUND/VA              HIGH YIELD PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net            $  (2)       -           -       -          (1)       -           -       -
  Realized gains (losses) on
   investments, net                            -        -           -       -           -       -            -       -
  Net change in unrealized appreciation
   (depreciation) on investments              (8)       -           -       -          (3)       -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
   from operations                            (10)      -           -        -          (4)      -           -       -
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                          611        -           -       -         333        -           -       -
  Transfers between funds                    342        -           -       -           2        -           -       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Bonus                                        5        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                  958        -           -       -         335        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets            948        -           -       -         331        -           -       -
Net assets at beginning of period              -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period                 $948        -           -       -         331        -           -       -
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

50

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)
                                                       PIMCO VIT                                 PIMCO VIT
                                        STOCKSPLUS GROWTH AND INCOME PORTFOLIO          TOTAL RETURN BOND PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $  -        -           -       -          (5)       -           -       -
  Realized gains (losses) on investments, net  -        -           -       -           -        -           -       -
  Net change in unrealized appreciation
   (depreciation) on investments              (1)       -           -       -           1        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from
  operations                                  (1)      -           -        -          (4)      -            -       -
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                           80        -           -       -         157        -           -       -
  Transfers between funds                      5        -           -       -          49        -           -       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Bonus                                        2        -           -       -           2        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                   87        -           -       -         208        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets             86        -           -       -         204        -           -       -
Net assets at beginning of period              -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period                 $ 86        -           -       -         204        -           -       -
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.


                                                                                                51
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)
                                                       SELIGMAN                                  SELIGMAN
                                                GLOBAL TECHNOLOGY FUND                     SMALL-CAP VALUE FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $ (3)       -           -       -           -        -           -       -
  Realized gains (losses) on investments, net (1)       -           -       -           -        -           -       -
  Net change in unrealized appreciation
   (depreciation) on investments             (94)       -           -       -          (2)       -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
   from operations                           (98)      -           -        -          (2)       -           -       -
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                        1,294        -           -       -         191        -           -       -
  Transfers between funds                    143        -           -       -          (3)       -           -       -
  Surrenders and terminations                (16)       -           -       -           -        -           -       -
  Rescissions                                (16)       -           -       -          (1)       -           -       -
  Bonus                                       15        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                1,420        -           -       -         187        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets          1,322        -           -       -         185        -           -       -
Net assets at beginning of period              -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period               $1,322        -           -       -         185        -           -       -
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

52

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)
                                                   TEMPLETON GLOBAL                        TEMPLETON DEVELOPING
                                                  ASSET STRATEGY FUND                     MARKETS SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net            $(299)   3,412           -       3         147      947          (1)     (2)
  Realized gains (losses) on investments,
   net                                      (519)   4,511          (1)      3      (2,142) (14,723)        216     263
  Net change in unrealized appreciation
   (depreciation) on investments             639   (4,595)          2      (2)    (23,283)  81,897         (23)     18
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
   from operations                          (179)  3,328           1        4     (25,278) 68,121           192    279
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                          608    2,689          28      49       1,268    3,440         290     286
  Transfers between funds                 (3,456)  (9,378)        (18)     (1)     (1,825)  (9,648)      1,121    (223)
  Surrenders and terminations             (5,680) (15,871)          -       -     (17,956) (38,588)        (31)      -
  Rescissions                                (39)     (18)          -       -        (165)    (160)         (6)      -
  Bonus                                        -        -           -       -           -        -           2       -
  Other transactions (note 2)                 54       82           -       -          69      144           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions               (8,513) (22,496)         10      48     (18,609) (44,812)      1,376      63
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets         (8,692) (19,168)         11      52     (43,887)  23,309       1,568     342
Net assets at beginning of period         57,892   77,060          52       -     179,097  155,788         342       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period              $49,200   57,892          63      52     135,210  179,097       1,910     342
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

                                                                                                53
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)
                                                   TEMPLETON GLOBAL                              TEMPLETON
                                                INCOME SECURITIES FUND                    GROWTH SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net            $(400)   6,830          (1)     19       6,264    5,264          12       3
  Realized gains (losses) on investments,
   net                                    (2,385)  (2,393)         -        -      76,895  101,368         174     317
  Net change in unrealized appreciation
   (depreciation) on investments           2,202  (12,888)          -     (22)   (102,414)  10,044         (86)     45
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  from operations                          (583) (8,451)         (1)      (3)    (19,255)  116,676         100     365
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                          286    1,398         104     458       3,557   16,744         457   2,020
  Transfers between funds                 (4,082)  (8,236)         (1)    (14)     (3,077) (13,275)      1,941    (128)
  Surrenders and terminations            (11,263) (39,664)          -       -     (73,567)(161,240)       (161)   (873)
  Rescissions                               (140)    (419)          -       -        (116)    (482)         (6)    (59)
  Bonus                                        -        -           -       -           -        -           -       -
  Other transactions (note 2)                 56       42           -       -          56      420           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions              (15,143) (46,879)        103     444     (73,147)(157,833)      2,231     960
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets        (15,726) (55,330)        102     441     (92,402) (41,157)      2,331   1,325
Net assets at beginning of period         81,224  136,554         441       -     667,351  708,508       1,325       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period              $65,498   81,224         543     441     574,949  667,351       3,656   1,325
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

54

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)
                                                       TEMPLETON                          TEMPLETON INTERNATIONAL
                                             INTERNATIONAL SECURITIES FUND                SMALLER COMPANIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net          $(4,119)  32,620         (23)    114         235      341          (1)     (3)
  Realized gains (losses) on
  investments, net                        178,853  79,885          626    926         183     (948)         218     137
  Net change in unrealized appreciation
   (depreciation) on investments        (198,307)  51,890        (168)    120         821    4,893           6       2
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
   from operations                      (23,573)  164,395         435    1,160       1,239   4,286          223    136
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                        1,948    5,997         362   2,908         290      527         123      52
  Transfers between funds                    691  (63,759)      3,412    (870)      1,861   (1,842)      1,156    (133)
  Surrenders and terminations            (89,088)(277,851)       (216)      -      (2,842)  (4,601)        (21)      -
  Rescissions                               (427)  (2,015)         (6)      -         (32)      (6)         (6)      -
  Bonus                                        -        -           -       -           -        -           -       -
  Other transactions (note 2)                116    1,165           -       -          22       39           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions              (86,760)(336,463)      3,552   2,038        (701)  (5,883)      1,252     (81)
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets       (110,333)(172,068)      3,987   3,198         538   (1,597)      1,475      55
Net assets at beginning of period        727,422  899,490       3,198       -      22,279   23,876          55       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period             $617,089  727,422       7,185   3,198      22,817   22,279       1,530      55
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

                                                                                                55
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)
                                                       TEMPLETON                               USALLIANZ VIP
                                            PACIFIC GROWTH SECURITIES FUND                DIVERSIFIED ASSETS FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net            $(452)    (393)         (1)      -           -        -          (4)      -
  Realized gains (losses) on investments,
   net                                    (4,073)  (3,508)         66       38          -        -         (1)       -
  Net change in unrealized appreciation
   (depreciation) on investments          (5,241)  33,561          (8)      1           -        -         (79)      1
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
    from operations                       (9,766)  29,660          57       39           -       -         (84)      1
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                          587    1,373         103     104           -        -         252       -
  Transfers between funds                 (1,966)  (3,365)        125     (32)          -        -       1,632     102
  Surrenders and terminations            (10,758) (30,514)        (35)      -           -        -         (25)      -
  Rescissions                                 (5)     (39)         (6)      -           -        -           -       -
  Bonus                                        -        -           -       -           -        -           -       -
  Other transactions (note 2)                 38       32           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions              (12,104) (32,513)        187      72           -        -       1,859     102
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets        (21,870)  (2,853)        244     111           -        -       1,775     103
Net assets at beginning of period         88,945   91,798         111       -           -        -         103       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period              $67,075   88,945         355     111           -        -       1,878     103
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

56

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)
                                                     USALLIANZ VIP                             USALLIANZ VIP
                                                   FIXED INCOME FUND                     GLOBAL OPPORTUNITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $  -        -          22       -           -        -           8       -
  Realized gains (losses) on investments, net  -        -         19        -           -        -           -       -
  Net change in unrealized appreciation
   (depreciation) on investments               -        -         (24)     (2)          -        -          (2)      -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
   from operations                             -       -          17       (2)          -       -            6       -
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                            -        -           9       -           -        -          48       -
  Transfers between funds                      -        -         639     131           -        -          (9)      -
  Surrenders and terminations                  -        -         (45)      -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Bonus                                        -        -           -       -           -        -           1       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                    -        -         603     131           -        -          40       -
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets              -        -         620     129           -        -          46       -
Net assets at beginning of period              -        -         129       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period                 $  -        -         749     129           -        -          46       -
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

                                                                                                57
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)
                                                     USALLIANZ VIP                             USALLIANZ VIP
                                                      GROWTH FUND                            MONEY MARKET FUND
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $  -        -           -       -           -        -         (90)      -
  Realized gains (losses) on investments, net  -        -           4       -           -        -          (1)      -
  Net change in unrealized appreciation
   (depreciation) on investments               -        -          22      14           -        -         100       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
   from operations                             -       -          26       14           -       -           9        -
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                            -        -          84       -           -        -       2,161       -
  Transfers between funds                      -        -         884     325           -        -      (1,594)      -
  Surrenders and terminations                  -        -         (27)     (8)          -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Bonus                                        -        -           -       -           -        -          40       -
  Other transactions (note 2)                  -        -          16       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                    -        -         957     317           -        -         607       -
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets              -        -         983     331           -        -         616       -
Net assets at beginning of period              -        -         331       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period                 $  -        -       1,314     331           -        -         616       -
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

58

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)
                                                    VAN KAMPEN LIT                            VAN KAMPEN LIT
                                                 ENTERPRISE PORTFOLIO                    GROWTH & INCOME PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               CLASS 1              CLASS 2             CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                            2000     1999        2000    1999        2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $  -        -           -       -           -        -           -       -
  Realized gains (losses) on investments,
    net                                        1        -           -       -           -        -           -       -
  Net change in unrealized appreciation
   (depreciation) on investments              (4)       -           -       -          (2)       -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
   from operations                            (3)       -           -        -          (2)      -           -       -
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                           61        -           -       -          95        -           -       -
  Transfers between funds                     91        -           -       -          12        -           -       -
  Surrenders and terminations                 (5)       -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Bonus                                        1        -           -       -           3        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                  148        -           -       -         110        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets            145        -           -       -         108        -           -       -
Net assets at beginning of period              -        -           -       -           -        -           -       -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period                 $145        -           -       -         108        -           -       -
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

                                                                                                59
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Financial Statements (CONTINUED)
STATEMENTS OF CHANGES IN NET ASSETS (CONT.)
FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)
                                                                                              TOTAL ALL FUNDS
---------------------------------------------------------------------------------------------------------------------------
                                                                                        CLASS 1             CLASS 2
---------------------------------------------------------------------------------------------------------------------------
                                                                                     2000     1999        2000    1999
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net                                                   $113,903  345,556        267     637
  Realized gains (losses) on investments, net                                      702,140  704,602      2,069   1,827
  Net change in unrealized appreciation
   (depreciation) on investments                                                  (759,883)(129,779)      (565)    184
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from operations                               56,160  920,379      1,771   2,648
---------------------------------------------------------------------------------------------------------------------------
 Contract  transactions  - All  Products  (See  Notes 5, 6, 7, & 8 for detail by product):
  Purchase payments                                                                 56,213  169,240     10,398  24,055
  Transfers between funds                                                           36,377  187,582      1,273     542
  Surrenders and terminations                                                     (967,409)(2,732,370)  (2,197) (3,198)
  Rescissions                                                                       (6,476) (10,614)       (63)   (333)
  Bonus                                                                                 93        -         51       -
  Other transactions (note 2)                                                        6,359   14,458         16       -
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
 from contract transactions                                                       (874,843)(2,371,704)   9,478   21,066
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets                                                 (818,683)(1,451,325)   11,249  23,714
Net assets at beginning of period                                                7,692,210   9,143,535   23,714     -
---------------------------------------------------------------------------------------------------------------------------
Net assets at end of period                                                     $6,873,527   7,692,210   34,963  23,714
---------------------------------------------------------------------------------------------------------------------------

                                 See accompanying  notes to unaudited  financial statements.

60



ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements
June 30, 2000 (UNAUDITED)

 . ORGANIZATION

Allianz Life Variable Account B (Variable Account) is a segregated investment account of Allianz Life Insurance Company of North America (Allianz Life) and is registered with the Securities and Exchange Commission as a unit investment trust pursuant to the provisions of the Investment Company Act of 1940 (as amended). The Variable Account was established on May 31, 1985 and commenced operations January 24, 1989. Accordingly, it is an accounting entity wherein all segregated account transactions are reflected.

The Variable Account's assets are the property of Allianz Life and are held for the benefit of the owners and other persons entitled to payments under variable annuity contracts issued through the Variable Account and underwritten by Allianz Life. The assets of the Variable Account, equal to the reserves and other liabilities of the Variable Account, are not chargeable with liabilities that arise from any other business which Allianz Life may conduct.

The Variable Account's sub-accounts may invest, at net asset values, in one or more of select portfolios of AIM Variable Insurance Funds, Inc., The Alger American Fund, Davis Variable Account Fund, Inc., Franklin Templeton Variable Insurance Products Trust (formerly, Franklin Valuemark Funds), J.P. Morgan Series Trust II, Oppenheimer Variable Account Funds, PIMCO Insurance Trust, Seligman Portfolios, Inc., USAllianz Variable Insurance Products Trust, and Van Kampen Life Investment Trust, in accordance with the selection made by the contract owner. Not all portfolios are available as investment options for the products which comprise the Variable Account. The investment advisers for each portfolio are listed in the following table.

Portfolio                                            Investment Adviser
-----------------------------------------------------------------------
AIM VI Capital Appreciation Fund                     AIM Advisors, Inc.
AIM VI Growth Fund                                   AIM Advisors, Inc.
AIM VI International Equity Fund                     AIM Advisors, Inc.
AIM VI Value Fund                                    AIM Advisors, Inc.
Alger American Growth Portfolio                      Fred Alger Management, Inc.
Alger American Leveraged AllCap Portfolio            Fred Alger Management, Inc.
Alger American MidCap Growth Portfolio               Fred Alger Management, Inc.
Alger American Small Capitalization Portfolio        Fred Alger Management, Inc.
Davis VA Financial Portfolio                         Davis Selected Advisers, LP
Davis VA Real Estate Portfolio                       Davis Selected Advisers, LP
Davis VA Value Portfolio                             Davis Selected Advisers, LP
Franklin Aggressive Growth Securities Fund           Franklin Advisory Services, LLC
Franklin Global Communications Securities Fund       Franklin Advisers, Inc.
Franklin Global Health Care Securities Fund          Franklin Advisers, Inc.
Franklin Growth and Income Fund                      Franklin Advisers, Inc.
Franklin High Income Fund                            Franklin Advisers, Inc.
Franklin Income Securities Fund                      Franklin Advisers, Inc.
Franklin Large Cap Growth Securities Fund            Franklin Advisers, Inc.
Franklin Money Market Fund                           Franklin Advisers, Inc.
Franklin Natural Resources Securities Fund           Franklin Advisers, Inc.
Franklin Real Estate Fund                            Franklin Advisers, Inc.
Franklin Rising Dividends Securities Fund            Franklin Advisory Services, LLC.
Franklin S&P 500 Index Fund                          Franklin Advisers, Inc.
Franklin Small Cap Fund                              Franklin Advisers, Inc.
Franklin Technology Securities Fund                  Franklin Advisers, Inc.
Franklin U.S. Government Fund                        Franklin Advisory Services, LLC
Franklin Value Securities Fund                       Franklin Advisory Services, LLC
Franklin Zero Coupon - 2000 Fund                     Franklin Advisers, Inc.


                                                                                                61
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)
1. ORGANIZATION (CONTINUED)

Portfolio (Continued)                                    Investment Adviser (Continued)
---------------------------------------------------------------------------------------
Franklin Zero Coupon - 2005 Fund                         Franklin Advisers, Inc.
Franklin Zero Coupon - 2010 Fund                         Franklin Advisers, Inc.
J.P. Morgan International Opportunities Portfolio        J.P. Morgan Investment Management Inc.
J.P. Morgan US Disciplined Equity Portfolio              J.P. Morgan Investment Management Inc.
Mutual Discovery Securities Fund                         Franklin Mutual Advisers, LLC
Mutual Shares Securities Fund                            Franklin Mutual Advisers, LLC
Oppenheimer Global Securities Fund/VA                    OppenheimerFunds, Inc.
Oppenheimer High Income Fund/VA                          OppenheimerFunds, Inc.
Oppenheimer Main Street Growth & Income Fund/VA          OppenheimerFunds, Inc.
PIMCO VIT High Yield Bond Portfolio                      Pacific Investment Management Company
PIMCO VIT StocksPLUS Growth and Income Portfolio         Pacific Investment Management Company
PIMCO VIT Total Return Bond Portfolio                    Pacific Investment Management Company
Seligman Global Technology Fund                          J & W Seligman & Co. Inc.
Seligman Small Cap Value Fund                            J & W Seligman & Co. Inc.
Templeton Asset Strategy Fund                            Templeton Global Advisors Limited
Templeton Developing Markets Securities Fund             Templeton Asset Management Ltd.
Templeton Global Income Securities Fund                  Franklin Advisers, Inc.
Templeton Global Growth Fund                             Templeton Global Advisors Limited
Templeton International Equity Fund                      Franklin Advisers, Inc.
Templeton International Smaller Companies Fund           Templeton Investment Counsel, Inc.
Templeton Pacific Growth Securities Fund                 Franklin Advisers, Inc.
USAllianz VIP Diversified Assets Fund                    Allianz of America, Inc.
USAllianz VIP Fixed Income Fund                          Allianz of America, Inc.
USAllianz VIP Global Opportunities Fund                  Allianz of America, Inc.
USAllianz VIP Growth Fund                                Allianz of America, Inc.
USAllianz VIP Money Market Fund                          Allianz of America, Inc.
Van Kampen LIT Enterprise Portfolio                      Van Kampen Asset Management, Inc.
Van Kampen LIT Enterprise Portfolio                      Van Kampen Asset Management, Inc.

2. SIGNIFICANT ACCOUNTING POLICIES

Certain of the Franklin Templeton and USAllianz Variable Insurance Products Trust portfolios have class 2 shares which are available to Valuemark Charter, USAllianz Alterity and USAllianz Rewards contract owners.


USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


INVESTMENTS
Investments of the Variable Account are valued daily at market value using net asset values provided by AIM Variable Insurance Funds, The Alger American Fund, Davis Variable Account Fund, Inc., Franklin Templeton Group, J.P. Morgan Series Trust II, Oppenheimer Variable Account Funds, PIMCO Variable Insurance Trust, Seligman Portfolios, Inc., USAllianz Variable Insurance Products Trust and Van Kampen Life Investment Trust.

62

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)
2. SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

Realized investment gains include realized gain distributions received from the respective portfolios and gains on the sale of portfolio shares as determined by the average cost method. Realized gain distributions are reinvested in the respective portfolios. Dividend distributions received from the portfolios are reinvested in additional shares of the portfolios and are recorded as income to the Variable Account on the ex-dividend date.

Two Fixed Account investment options are available to deferred annuity contract owners. A Flexible Fixed Option is available to all deferred annuity contract owners and a Dollar Cost Averaging Option is available to Valuemark II, Valuemark III, Valuemark IV, USAllianz Alterity, and USAllianz Rewards deferred annuity contract owners. These accounts are comprised of equity and fixed income investments which are part of the general assets of Allianz Life. The liabilities of the Fixed Accounts are part of the general obligations of Allianz Life and are not included in the Variable Account. The guaranteed minimum rate of return on the Fixed Accounts is 3%.

On November 12, 1999, the AIM VI Growth Fund, Alger American Growth Fund, Alger American Leveraged AllCap Fund, Franklin S&P 500 Index Fund, USAllianz VIP Diversified Assets Fund, USAllianz VIP Fixed Income Fund, and USAllianz VIP Growth Fund were added as available investment options.

On February 1, 2000, the following funds were added as available investment options.

AIM VI Capital Appreciation Fund                     Oppenheimer High Income Fund/VA
AIM VI International Equity Fund                     Oppenheimer Main Street Growth and Income Fund/VA
AIM VI Value Fund                                    PIMCO VIT High Yield Bond Portfolio
Alger American MidCap Growth Portfolio               PIMCO VIT StocksPLUS Growth and Income Portfolio
Alger American Small Capitalization Portfolio        PIMCO VIT Total Return Bond Portfolio
Davis VA Financial Portfolio                         Seligman Global Technology Fund
Davis VA Real Estate Portfolio                       Seligman Small-Cap Value Fund
Davis VA Value Portfolio                             USAllianz VIP Global Opportunities Fund
J.P. Morgan International Opportunities Portfolio    USAllianz VIP Money Market Fund
J.P. Morgan US Disciplined Equity Portfolio          Van Kampen LIT Enterprise Fund
Oppenheimer Global Securities Fund/VA                Van Kampen LIT Growth and Income Fund

On May 1, 2000, the Franklin Aggressive Growth Securities Fund and Franklin Technology Securities Fund were added as available investment options.

                                       63
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


CONTRACTS IN ANNUITY PAYMENT PERIOD
Annuity reserves are computed for currently payable contracts according to the 1983 Individual Annuity Mortality Table, using an assumed investment return
(AIR) equal to the AIR of the specific contracts, either 3%, 5%, or 7%. Charges to annuity reserves for mortality and risk expense are reimbursed to Allianz Life if the reserves required are less than originally estimated. If additional reserves are required, Allianz Life reimburses the account.


PREMIUM BONUS
A premium bonus is awarded to the contract owner of the USAllianz Rewards product at the time of deposit. The bonus paid is based on the following schedule.

                            Premium
Net Deposit               Bonus Paid
------------------------------------
$15,000 to 24,999             4%
$25,000 to 99,999             5%
$100,000 to 999,999           6%
$1,000,000 to 4.999 million   7%
$5,000,000 or more            8%

The premium bonus is vested over three years, therefore if the contract owner surrenders the policy before the full vesting period a portion of the bonus can be lost. The accumulated gain/loss on the bonus is 100% vested as it is earned. The vesting rates are presented in the following schedule.

Months following Deposit Amount Vested
--------------------------------------
0 to 12                       0%
13 to 24                      35%
25 to 36                      70%
37+                          100%

Premium bonuses, net of bonus recaptures, are reflected in the Statement of Changes in Net Assets as Bonus transactions.

EXPENSES


ASSET BASED EXPENSES
A mortality and expense risk charge and an administrative charge are deducted from the Variable Account on a daily basis. The charges, on an annual basis, are summarized in the following table.

                            Mortality and Expense         Administrative
Contract                         Risk Charge                  Charge
--------------------------------------------------------------------
USAllianz Alterity - Traditional    1.25%                      0.15%
USAllianz Alterity - Enhanced       1.55%                      0.15%
USAllianz Alterity - Optional       1.75%                      0.15%
USAllianz Rewards - Traditional     1.50%                      0.15%
USAllianz Rewards - Enhanced        1.70%                      0.15%
Valuemark II                        1.25%                      0.15%
Valuemark III                       1.25%                      0.15%
Valuemark IV                        1.34%                      0.15%
Valuemark Charter - Traditional     1.00%                      0.15%
Valuemark Charter - Enhanced        1.20%                      0.15%
Valuemark Income Plus               1.25%                      0.15%

64

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


CONTRACT BASED EXPENSES
A contract maintenance charge is paid by the contract owner annually from each deferred annuity contract by liquidating contract units at the end of the contract year and at the time of full surrender. The amount of the charge is $30 each year for Valuemark II, Valuemark III, and Valuemark IV contracts and $40 for Valuemark Charter, USAllianz Alterity and USAllianz Rewards contracts. Contract maintenance charges paid by the contract owners during the six-month period ended June 30, 2000 (unaudited) and the year ended December 31, 1999 were $1,828,213 and $4,426,312, respectively. These contract charges are reflected in the Statements of Changes in Net Assets as other transactions.

A contingent deferred sales charge is deducted from the contract value at the time of surrender on Valuemark II, Valuemark III, Valuemark IV, USAllianz Alterity and USAllianz Rewards deferred annuity contracts. This charge applies only to a surrender of purchase payments received within five years of the date of surrender for Valuemark II, Valuemark III, and USAllianz Alterity contracts, within seven years of the date of surrender for Valuemark IV contracts, and within ten years of the date of surrender for USAllianz Rewards contracts. The amount of the contingent deferred sales charge is shown below.

                                           Contingent Deferred Sales Charge
------------------------------------------------------------------------------------------
Years Since
  Payment    Valuemark II         Valuemark III      Valuemark IV   USAllianz Alterity    USAllianz Rewards
-----------------------------------------------------------------------------------------------------------

    0-1            5%                 6%                  6%                 7%                  8.5%
----
    1-2            5%                 5%                  6%                 6%                  8.5%
    2-3            4%                 4%                  6%                 5%                  8.5%
    3-4            3%                 3%                  5%                 4%                  8.5%
    4-5           1.5%               1.5%                 4%                 3%                   8%
    5-6            0%                 0%                  3%                 0%                   7%
    6-7             -                  -                  2%                  -                   6%
    7-8             -                  -                  0%                  -                   5%
    8-9             -                  -                   -                  -                   4%
   9-10             -                  -                   -                  -                   3%
    10+             -                  -                   -                  -                   0%

Total contingent deferred sales charges paid by the contract owners during the six-month period ended June 30, 2000 (unaudited) and the year ended December 31, 1999 were $6,223,061 and $16,657,195, respectively.

A systematic withdrawal plan is available to Valuemark II, Valuemark III, Valuemark IV, USAllianz Alterity, and USAllianz Rewards deferred annuity contract owners which allows a portion of the contract value to be withdrawn without incurring a contingent deferred sales charge. The exercise of the systematic withdrawal plan in any contract year replaces the penalty free privilege for that year.

Currently, twelve transfers are permitted each contract year. Thereafter, the fee is $25 per transfer for all products, or 2% of the amount transferred, if less, for Valuemark II, Valuemark III, and Valuemark IV. Currently, transfers associated with any dollar cost averaging program are not counted. Total transfer charges paid by the contract owners during the six-month period ended June 30, 2000 (unaudited) and the year ended December 31, 1999 were $86,061 and $153,188, respectively. Transfer charges are reflected in the Statements of Changes in Net Assets as other transactions. Net transfers from the Fixed Accounts for the six-month period ended June 30, 2000 (unaudited) and the year ended December 31, 1999 were $36,377,406 and $188,123,947, respectively.

                  65
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Premium taxes or other taxes payable to a state or other governmental entity will be charged against the contract values. Allianz Life may, in its sole discretion, pay taxes when due and deduct that amount from the contract value at a later date. Payment at an earlier date does not waive any right Allianz Life may have to deduct such amounts at a later date.

A rescission is defined as a contract that is returned to the Company by the Contract Owner and canceled within the free-look period, generally within 10 days.

3. CAPITALIZATION

Allianz Life provides capital for the establishment of new portfolios as investment options of the Variable Account. There were no capitalization transactions during the six-month period ended June 30, 2000 (unaudited). The capitalization transactions were as follows during the year ended December 31, 1999.

                                              Capitalization        Date of       Market Value        Date of
     Portfolio                                    Amount        Capitalization    at Withdrawal      Withdrawal
---------------------------------------------------------------------------------------------------------------------------

     Franklin Global Communications Securities Fund - class 2       $10,000          1/6/99            13,320      12/29/99
     Franklin Global Health Care Securities Fund - class 2          10,000           1/6/99             9,092      12/29/99
     Franklin Growth and Income Fund - class 2    10,000            1/6/99            9,852           12/29/99
     Franklin High Income Fund - class 2          10,000            1/6/99            9,895           12/29/99
     Franklin Income Securities Fund - class 2    10,000            1/6/99            9,674           12/29/99
     Franklin Large Cap Growth Securities Fund - class 2            10,000           1/6/99            12,738      12/29/99
     Franklin Money Market Fund - class 2         10,000            1/6/99           10,444           12/29/99
     Franklin Natural Resources Securities Fund - class 2           10,000           1/6/99            12,625      12/29/99
     Franklin Real Estate Fund - class 2          10,000            1/6/99            9,141           12/29/99
     Franklin Rising Dividends Securities Fund - class 2            10,000           1/6/99             8,843      12/29/99
     Franklin Small Cap Fund - class 2            10,000            1/6/99           18,630           12/29/99
     Franklin U.S. Government Fund - class 2      10,000            1/6/99            9,897           12/29/99
     Franklin Value Securities Fund - class 2     10,000            1/6/99            9,759           12/29/99
     Mutual Discovery Securities Fund - class 2   10,000            1/6/99           11,844           12/29/99
     Mutual Shares Securities Fund - class 2      10,000            1/6/99           10,866           12/29/99
     Templeton Developing Markets Equity Fund - class 2             10,000           1/6/99            14,532      12/29/99
     Templeton Global Asset Allocation Fund - class 210,000         1/6/99           10,353           12/29/99
     Templeton Global Growth Fund - class 2       10,000            1/6/99           11,493           12/29/99
     Templeton Global Income Securities Fund - class 2              10,000           1/6/99             9,355      12/29/99
     Templeton International Equity Fund - class 210,000            1/6/99           11,841           12/29/99
     Templeton International Smaller Companies Fund - class 2       10,000           1/6/99            11,922      12/29/99
     Templeton Pacific Growth Fund - class 2      10,000            1/6/99           13,447           12/29/99

 4. FEDERAL INCOME TAXES

Operations of the Variable Account form a part of, and are taxed with, operations of Allianz Life, which is taxed as a life insurance company under the Internal Revenue Code.

Allianz Life does not expect to incur any federal income taxes in the operation of the Variable Account. If, in the future, Allianz Life determines that the Variable Account may incur federal income taxes, it may then assess a charge against the Variable Account for such taxes.

66

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)
5. CONTRACT TRANSACTIONS - VALUEMARK II, III, AND IV ACCUMULATION UNIT ACTIVITY (IN THOUSANDS)

Transactions  in dollars and units for each fund for the six-month  period ended
June 30, 2000 (unaudited) and the year ended December 31, 1999 were as follows:


FRANKLIN
                                                   AIM V.I.        ALGER AMERICAN       ALGER AMERICAN   AGGRESSIVE GROWTH
                                                  GROWTH FUND        GROWTH FUND     LEVERAGED ALLCAP FUNDSECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               DOLLARS    UNITS    DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     VALUEMARK II & III Contract transactions - 1999:
 Purchase payments                            $   27         3    $     6        1     $   1        -    $  -          -
 Transfers between funds                        5,530      529      5,632      539       3,765     341        -        -
 Surrenders and terminations                     (61)       (6)        (3)      -         (9)       (1)       -        -
 Rescissions                                      -         -          -        -         -         -          -        -
 Bonus                                            -         -          -        -         -         -         -        -
 Other transactions                               -         -          -        -         -         -          -       -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $5,496       526    $ 5,635      540     $3,757      340   $  -          -
---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):
 Purchase payments                            $  714        61    $   193       18     $ 185        15   $  -       -
 Transfers between funds                       23,282     1,992     17,970    1,613      11,303        830       1,095
 102
 Surrenders and terminations                     (1,545)  (141)     (1,148)   (114)      (787)     (63)      (12)      (1)
 Rescissions                                    (165)      (14)       (11)      (1)       -         -         -        -
 Bonus                                            -         -          -        -         -         -         -        -
 Other transactions                               (1)       -         (12)      (1)       (3)       -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
  (unaudited):                                  $22,285      1,898  $16,992     1,515   $10,698     782    $1,083     101
---------------------------------------------------------------------------------------------------------------------------

     VALUEMARK IV Contract transactions - 1999:
 Purchase payments                            $   50         5    $   215       20     $   8         1   $  -          -
 Transfers between funds                        3,764      360      4,119      396       3,078     277        -       -
 Surrenders and terminations                     (18)       (2)       (10)      (1)       (9)       (1)       -        -
 Rescissions                                      -         -          -        -         -         -         -        -
 Bonus                                            -         -          -        -         -         -         -        -
 Other transactions                               -         -          -        -         -         -         -       -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $3,796       363    $ 4,324      415     $3,077      277   $  -        -
---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):
 Purchase payments                            $1,113        97    $   689       62     $ 464        35   $    56        5
 Transfers between funds                       17,969    1,550     11,020    1,000     9,580       744       746       70
 Surrenders and terminations                    (955)      (84)      (959)     (87)     (754)      (61)       (1)      -
 Rescissions                                      (1)       -          -        -         -         -          -        -
 Bonus                                             -         -          -        -         -         -         -        -
 Other transactions                               42         4          3       -         16         1         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
  (unaudited):                               $18,168      1,567  $10,753      975     $9,306      719       $801       75

---------------------------------------------------------------------------------------------------------------------------

                                                                                                       67
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)
5. CONTRACT TRANSACTIONS - VALUEMARK II, III, AND IV ACCUMULATION UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)

FRANKLIN GLOBAL                                 FRANKLIN GLOBAL       FRANKLIN             FRANKLIN
                                                COMMUNICATIONS       HEALTH CARE           GROWTH AND         HIGH
                                                SECURITIES FUND    SECURITIES FUND        INCOME FUND       INCOME FUND
---------------------------------------------------------------------------------------------------------------------------
                                               DOLLARS    UNITS    DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     VALUEMARK II & III Contract transactions - 1999:
 Purchase payments                            $ 3,272       96    $   103       11   $ 8,279       191   $ 1,791       69
 Transfers between funds                      (24,958)    (870)     3,399      351   (16,044)     (589)  (18,484)    (851)
 Surrenders and terminations                 (250,550)  (8,394)    (2,835)    (314) (331,869)  (12,443) (100,108)  (4,711)
 Rescissions                                     (386)     (12)        (2)      -       (714)      (27)     (186)      (9)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                               476       16         (3)      -        585        22       173        8
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $(272,146)  (9,164)$    662       48 $(339,763) (12,846) $(116,814)  (5,494)
---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):
 Purchase payments                            $ 1,592       34    $   100        8   $ 1,804        52   $   463       17
 Transfers between funds                       10,069      218      7,439      622   (34,047)   (1,332)   (5,265)    (240)
 Surrenders and terminations                  (96,402)  (2,442)    (1,273)    (107) (104,606)   (4,064)  (33,337)  (1,610)
 Rescissions                                     (386)     (10)        -        -       (150)       (6)      (43)      (2)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                80        2         (2)      -        494        19        86        4
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                              $(85,047)    (2,198) $6,264    523      $(136,505) (5,331) $(38,096)  (1,831)
---------------------------------------------------------------------------------------------------------------------------
     VALUEMARK IV Contract transactions - 1999:
 Purchase payments                            $ 3,917      118    $   502       55   $11,510       390   $ 7,857      366
 Transfers between funds                        13,001     433      2,077      220    18,552       696     2,895      140
 Surrenders and terminations                    (4,391)   (138)      (267)     (30)  (18,769)     (699)  (11,650)    (550)
 Rescissions                                      (16)      (1)        (2)      -       (127)       (5)     (890)     (42)
 Bonus                                             --        -          -        -         -         -         -        -
 Other transactions                                 1       -          -        -         78         3       277       13
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $12,512      412    $ 2,310      245   $11,244       385   $(1,511)     (73)
---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):
 Purchase payments                            $ 1,673       43    $   267       23   $ 1,108        43   $   653       32
 Transfers between funds                        10,833     272      3,450      280    (7,519)     (306)   (7,300)    (353)
 Surrenders and terminations                    (2,747)    (70)      (460)     (39)   (9,571)     (379)   (5,884)    (288)
 Rescissions                                      (69)      (2)        -        -        (36)       (2)     (161)      (8)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                (5)      -           2       -         24         1        60        3
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
  (unaudited):                                  $9,685       243    $3,259     264      $(15,994)  (643)   $(12,632) (614)

---------------------------------------------------------------------------------------------------------------------------

68

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

5. CONTRACT TRANSACTIONS: - VALUEMARK II, III, AND IV ACCUMULATION UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)


 FRANKLIN                                       FRANKLIN LARGE        FRANKLIN             FRANKLIN
                                                   INCOME            CAP GROWTH          MONEY MARKET   NATURAL RESOURCES
                                               SECURITIES FUND     SECURITIES FUND           FUND         SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               DOLLARS    UNITS    DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     VALUEMARK II & III Contract transactions - 1999:
 Purchase payments                            $ 4,169      123    $ 3,422      149   $ 7,896       180   $   315       33
 Transfers between funds                      (69,103)  (2,779)   117,374    7,093   194,558    13,480    (5,419)    (549)
 Surrenders and terminations                 (294,539) (11,825)   (81,624)  (4,823) (276,520)  (18,739)   (9,951)    (992)
 Rescissions                                   (1,016)     (41)      (255)     (15)     (187)      (13)      (65)      (6)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                               767       31        151        9     6,553       448        11        1
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $(359,722)  (14,491) $39,068    2,413   $(67,700) (4,644)  $(15,109)  (1,513)
---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):
 Purchase payments                            $ 1,049       32    $ 1,705       56   $ 4,051        58   $    78        7
 Transfers between funds                        (32,033) (1,301)   27,774      309       423       332     2,515      204
 Surrenders and terminations                    (92,998) (3,732)  (30,103)    (404)  (82,279)   (5,587)   (4,742)    (394)
 Rescissions                                     (311)     (13)       (33)      (2)     (865)      (58)       -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                               111        4        458       22     3,210       214         1      -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
  (unaudited):                                $(124,182)   (5,010) $(199)    (19)     $(75,460)  (5,041) $(2,148)   (183)
---------------------------------------------------------------------------------------------------------------------------
     VALUEMARK IV Contract transactions - 1999:
 Purchase payments                            $ 9,595      367    $10,004      584   $12,863       690   $   459       45
 Transfers between funds                         5,898     239     59,488    3,598    25,077     1,872       923      123
 Surrenders and terminations                    (11,956)  (463)   (20,335)  (1,175)  (25,510)   (1,698)     (618)     (61)
 Rescissions                                     (122)      (5)       (56)      (4)      (49)       (3)      (57)      (5)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                64        3        258       16       470        33        (2)      -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $ 3,479      141    $49,359     3,019   $12,851      894   $   705      102
---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):
 Purchase payments                            $   937       38    $ 1,771       84   $ 3,606       242   $   190       16
 Transfers between funds                          (9,796) (404)    17,365      821   (10,572)     (717)      375       28
 Surrenders and terminations                    ((6,561)  (267)    (9,834)    (465)  (10,787)     (727)     (334)     (28)
 Rescissions                                     (222)      (9)      (231)     (11)       -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                67        3         74        4       617        42        (1)      -
---------------------------------------------------------------------------------------------------------------------------


Total Net Contract Transactions - 2000
  (unaudited):                                  $(15,575)    (639)  $9,145      433     $(17,136)   (1,160) $230       16
---------------------------------------------------------------------------------------------------------------------------

                                                                                                69
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

5. CONTRACT TRANSACTIONS: - VALUEMARK II, III, AND IV ACCUMULATION UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)


FRANKLIN                                           FRANKLIN           FRANKLIN             FRANKLIN
                                                 REAL ESTATE      RISING DIVIDENDS          S&P 500         SMALL CAP
                                                     FUND          SECURITIES FUND        INDEX FUND           FUND
---------------------------------------------------------------------------------------------------------------------------
                                               DOLLARS    UNITS    DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     VALUEMARK II & III Contract transactions - 1999:
 Purchase payments                            $   790       29    $ 2,867      105   $     5        -    $ 1,798       96
 Transfers between funds                        (29,234) (1,316)  (38,032)  (1,898)    7,594       745     8,311       38
 Surrenders and terminations                   (66,788) (2,940)  (174,156)  (8,633)     (181)      (18)  (72,615)  (4,346)
 Rescissions                                     (283)     (13)      (316)     (16)       -         -       (139)      (8)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                46        2        221       11        -         -        302       18
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $(95,469)  (4,238)  $(209,416)  (10,431) $7,418      727   $(62,343)  (4,202)
---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):
 Purchase payments                            $   288       12    $   829       33   $   334        33   $ 1,649       46
 Transfers between funds                       (5,077)    (238)   (23,789)  (1,261)   17,064     1,647    14,783      464
 Surrenders and terminations                    (18,707)  (835)   (48,470)  (2,579)   (2,617)     (257)  (36,000)  (1,185)
 Rescissions                                      (85)      (4)      (140)      (7)       -         -        (66)      (2)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                34        2         90        5        23         2        56        2
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
  (unaudited):                                  $(23,547)    (1,063) $(71,480) (3,809)  $14,804     1,425  $(19,578)(675)
---------------------------------------------------------------------------------------------------------------------------
     VALUEMARK IV Contract transactions - 1999:
 Purchase payments                            $ 1,696       73    $ 5,964      284   $   274        26   $ 4,252      243
 Transfers between funds                        (4,570)   (216)      (282)     (31)    6,114       601     6,853      269
 Surrenders and terminations                     (4,367)  (191)   (11,026)    (544)      (10)       (1)   (9,570)    (546)
 Rescissions                                       (7)      -        (111)      (6)       -         -        (56)      (4)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                26        1        115        6        -         -        112        6
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $(7,222)    (333)   $(5,340)    (291)   $6,378       626   $ 1,591      (32)
---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):
 Purchase payments                            $   939       42    $   566       31   $   958        94   $ 3,217      110
 Transfers between funds                          (2,602) (121)    (9,392)    (516)   10,020       974    13,007      422
 Surrenders and terminations                   (1,727)     (77)    (4,885)    (263)     (473)      (46)   (7,285)    (243)
 Rescissions                                      (10)      -         (29)      (2)       -         -       (102)      (4)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                (4)      -          21        1        24         2       (29)      (1)
---------------------------------------------------------------------------------------------------------------------------


Total Net Contract Transactions - 2000
   (unaudited):                                $(3,404)    (156)   $(13,719)  (749)    $10,529     1,024  $8,808      284
---------------------------------------------------------------------------------------------------------------------------

70
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

5. CONTRACT TRANSACTIONS: - VALUEMARK II, III, AND IV ACCUMULATION UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)


FRANKLIN                                           FRANKLIN           FRANKLIN             FRANKLIN
                                                  TECHNOLOGY       U.S. GOVERNMENT           VALUE          ZERO COUPON

                                               SECURITIES FUND          FUND            SECURITIES FUND     FUND - 2000
---------------------------------------------------------------------------------------------------------------------------
                                               DOLLARS    UNITS    DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     VALUEMARK II & III Contract transactions - 1999:
 Purchase payments                            $  -          -     $ 2,444      130   $   326        12   $   183        9
 Transfers between funds                           -        -     (16,017)    (857)    2,439       332    (1,531)     (74)
 Surrenders and terminations                       -        -    (165,246)  (8,796)   (2,562)     (336)  (20,544)    (989)
 Rescissions                                       -        -      (1,028)     (55)       (1)       -         (4)      -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                -        -         294       16        (2)       -        117        6
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $  -          -     $(179,553)  (9,562) $  200         8   $(21,779)  (1,048)
---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):
 Purchase payments                            $     3       -     $ 1,120       60   $    56         4   $   111        5
 Transfers between funds                        1,318      125    (12,477)    (666)    2,591       363    (1,561)     (74)
 Surrenders and terminations                       (6)      (1)   (54,711)  (2,922)   (1,621)     (206)   (7,186)    (338)
 Rescissions                                       -        -         (81)      (4)       -         -         -        -
 Bonus                                              -        -          -        -        -         -         -        -
 Other transactions                                -        -         147        8       (1)       -         (4)       -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
  (unaudited):                                  $1,315       124    $(66,002)  (3,524)  $1,025     161     $(8,640)  (407)
---------------------------------------------------------------------------------------------------------------------------
     VALUEMARK IV Contract transactions - 1999:
 Purchase payments                            $     -       -     $ 7,769      407   $   715        80   $   340       16
 Transfers between funds                            -       -      15,383      826     1,785       221     2,017       98
 Surrenders and terminations                        -       -      (7,818)    (418)     (521)      (66)     (406)     (20)
 Rescissions                                        -       -        (156)      (8)       (1)       -         (8)     -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -       -         195       10         6         1         3      -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $  -          -     $15,373      817    $1,984       236   $ 1,946       94
---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):
 Purchase payments                            $    96        9    $   547       30   $   164        21   $     3       -
 Transfers between funds                          886       83     (1,139)     (61)    1,160       155      (840)     (40)
 Surrenders and terminations                      (64)      (6)    (4,077)    (219)     (392)      (49)     (377)     (18)
 Rescissions                                       -        -        (380)     (20)       (1)       -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                -        -          15        1         9         1        -        -
---------------------------------------------------------------------------------------------------------------------------


Total Net Contract Transactions - 2000
  (unaudited):                                   $ 918        86     $(5,034)    (269)   $940       128     $(1,214)  (58)
---------------------------------------------------------------------------------------------------------------------------

                                                                                                71
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

5. CONTRACT TRANSACTIONS: - VALUEMARK II, III, AND IV ACCUMULATION UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)


FRANKLIN                                           FRANKLIN            MUTUAL              MUTUAL
                                                 ZERO COUPON         ZERO COUPON           DISCOVERY          SHARES

                                                 FUND - 2005         FUND - 2010        SECURITIES FUND   SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               DOLLARS    UNITS    DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     VALUEMARK II & III Contract transactions - 1999:
 Purchase payments                            $   215        9    $   206        8   $   889        56   $ 2,270      134
 Transfers between funds                         (950)     (40)       225        1    (9,239)     (849)      261      (64)
 Surrenders and terminations                   (14,198)   (595)   (19,296)    (749)  (37,626)   (3,134)  (73,031)  (5,759)
 Rescissions                                      (15)      (1)        (7)      -        (62)       (5)     (653)     (52)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                71        3        230        9       110        10       389       31
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $(14,877)   (624)   $(18,642)   (731)   $(45,928) (3,922)  $(70,764)  (5,710)
---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):
 Purchase payments                            $    42        2    $    30        1   $   248        15   $   620       39
 Transfers between funds                        (1,732)    (79)    (3,538)    (150)    2,579       151    (7,011)    (543)
 Surrenders and terminations                    (5,561)   (233)    (7,053)    (281)  (11,707)     (806)  (22,694)  (1,721)
 Rescissions                                       -        -          -        -         (2)       -     (1,665)    (126)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                (5)      -          (2)      -          9         1        19        2
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
  (unaudited):                                 $(7,256)     (310)  $(10,563)   (430)   $(8,873)   (639)   $(30,731) (2,349)
---------------------------------------------------------------------------------------------------------------------------
     VALUEMARK IV Contract transactions - 1999:
 Purchase payments                            $ 1,585       66    $ 2,411       92   $ 3,851       317   $ 9,961      780
 Transfers between funds                        3,627      152      3,934      152    (3,004)     (273)    6,279      461
 Surrenders and terminations                   (1,004)     (43)    (1,316)     (51)  (12,692)   (1,040)  (27,466)  (2,158)
 Rescissions                                      (89)      (4)       (84)      (3)     (169)      (14)     (156)     (12)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                89        4          5       -        100         8       247       19
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $ 4,208      175    $ 4,950      190    $(11,914) (1,002)  $(11,135)   (910)
---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):
 Purchase payments                            $    36        2    $   394       16   $   524        37   $ 1,473      112
 Transfers between funds                         (357)     (16)    (1,072)     (42)     (767)      (53)  (12,253)    (957)
 Surrenders and terminations                     (501)     (22)      (734)     (30)   (6,474)     (455)  (14,768)  (1,133)
 Rescissions                                       -        -          -        -        (17)       (1)     (204)     (16)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                (1)      -           2       -        185        13        48        4
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
  (unaudited):                                   $(823)    (36)   $(1,410)    (56)    $(6,549)   (459)   $(25,704) (1,990)
---------------------------------------------------------------------------------------------------------------------------

72

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

5. CONTRACT TRANSACTIONS: - VALUEMARK II, III, AND IV ACCUMULATION UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)


TEMPLETON                                          TEMPLETON          TEMPLETON          TEMPLETON
                                                ASSET STRATEGY   DEVELOPING MARKETS      GLOBAL INCOME        GROWTH

                                                     FUND          SECURITIES FUND      SECURITIES FUND  SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               DOLLARS    UNITS    DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     VALUEMARK II & III Contract transactions - 1999:
 Purchase payments                            $   577       21    $ 1,065      106   $   372        22   $ 3,910      176
 Transfers between funds                        (8,133)   (601)    (9,812)  (1,139)   (8,997)     (528)  (21,594)  (1,329)
 Surrenders and terminations                    (13,638)  (974)   (35,896)  (3,728)  (38,030)   (2,221) (143,382)  (8,200)
 Rescissions                                      (16)      (1)      (154)     (15)     (414)      (25)     (338)     (19)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                43        3        131       13        37         2       309       18
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $(21,167)   (1,552) $(44,666)   (4,763) $(47,032)  (2,750) $(161,095) (9,354)
---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):
 Purchase payments                            $   166        8    $   388       29   $   186        11   $ 1,338       67
 Transfers between funds                        (1,093)    (77)    (3,130)    (267)   (3,328)     (204)   (5,824)    (341)
 Surrenders and terminations                    (4,581)   (316)   (15,970)  (1,426)  (10,331)     (631)  (63,977)  (3,419)
 Rescissions                                      (39)      (3)      (129)     (11)      (76)       (5)      (46)      (3)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                24        2         53        5        51         3        31        2
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
  (unaudited):                                $(5,523)    (386)   $(18,788)   (1,670) $(13,498)  (826)   $(68,478  (3,694)
---------------------------------------------------------------------------------------------------------------------------
     VALUEMARK IV Contract transactions - 1999:
 Purchase payments                            $ 2,112      146    $ 2,375      232   $ 1,026        58   $12,834      706
 Transfers between funds                        (1,245)    (90)       164        1       761        44     8,319      454
 Surrenders and terminations                   (2,233)    (147)    (2,692)    (269)   (1,634)      (96)  (17,858)  (1,013)
 Rescissions                                       (2)      -          (6)      (1)       (5)       -       (144)      (9)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                39        3         13        1         5        -        111        6
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $(1,329)     (88)   $  (146)     (36)   $  153         6   $ 3,262      144
---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):
 Purchase payments                            $   442       32    $   880       78   $   100         6   $ 2,219      120
 Transfers between funds                        (2,363)   (171)     1,305      100      (754)      (47)    2,747      146
 Surrenders and terminations                    (1,099)    (79)    (1,986)    (178)     (932)      (58)   (9,590)    (519)
 Rescissions                                       -        -         (36)      (4)      (64)       (4)      (70)      (4)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                30        2         16        2         5        -         25        1
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                               $(2,990)    (216)   $ 179       (2)     $(1,645)    (103)  $(4,669)    (256)
---------------------------------------------------------------------------------------------------------------------------

                                                                                                73
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

5. CONTRACT TRANSACTIONS: - VALUEMARK II, III, AND IV ACCUMULATION UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)


TEMPLETON                                          TEMPLETON          TEMPLETON       USALLIANZ VIP
                                                INTERNATIONAL   INTERNATIONAL SMALLER   PACIFIC GROWTH  DIVERSIFIED ASSETS

                                                SECURITIES FUND    COMPANIES FUND       SECURITIES FUND       FUND
---------------------------------------------------------------------------------------------------------------------------
                                               DOLLARS    UNITS    DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     VALUEMARK II & III Contract transactions - 1999:
 Purchase payments                            $ 2,621      122    $   115        7   $   738        69   $  -         -
 Transfers between funds                      (63,288)  (3,285)    (1,461)    (163)   (6,774)     (499)       88        9
 Surrenders and terminations                 (269,672) (13,737)    (3,584)    (347)  (29,719)   (3,171)       -        -
 Rescissions                                   (1,975)     (99)        (3)      -        (36)       (4)       -        -
 Bonus                                              -        -          -        -         -         -         -      -
 Other transactions                             1,097       56         35        4        11         2        -      -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $(331,217)  (16,943) $(4,898)   (499)   $(35,780) (3,603)  $    88        9
---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):
 Purchase payments                            $ 1,018       37    $   108        6   $   235        20   $     8        1
 Transfers between funds                        (3,580)   (131)     1,294      108    (1,528)      (90)      874       74
 Surrenders and terminations                   (84,965) (3,936)    (2,220)    (189)  (10,101)   (1,018)      (21)      (2)
 Rescissions                                     (201)      (9)        -        -         (5)       -         -         -
 Bonus                                             -          -        -         -         -         -        -         -
 Other transactions                               128        6         16        1        33         3        -         -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
  (unaudited):                               $(87,600)   (4,033) $(802)      (74)    $(11,366)   (1,085)     $861      73
---------------------------------------------------------------------------------------------------------------------------
     VALUEMARK IV Contract transactions - 1999:
 Purchase payments                            $ 3,376      160    $   412       41   $   635        65   $  -        -
 Transfers between funds                         (471)     (18)      (381)     (46)    3,409       397        14        1
 Surrenders and terminations                    (8,179)   (407)    (1,017)     (97)     (795)      (78)       -        -
 Rescissions                                      (40)      (2)        (3)      -         (3)       -         -        -
  Bonus                                             -        -          -        -         -         -         -      -
 Other transactions                                68        4          4       -         21         2        -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $(5,246)    (263)   $  (985)    (102)   $3,267       386   $    14        1
---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):
 Purchase payments                            $   930       44    $   182       16   $   352        35   $    80        8
 Transfers between funds                         4,271     207        567       48      (438)       (6)      758       75
 Surrenders and terminations                   (4,123)    (193)      (622)     (54)     (657)      (68)       (4)      -
 Rescissions                                     (226)     (11)       (32)      (3)       -         -         -       -
  Bonus                                             -        -          -        -         -         -         -      -
 Other transactions                               (12)      (1)         6        1         5         1        -       -
---------------------------------------------------------------------------------------------------------------------------


Total Net Contract Transactions - 2000
  (unaudited):                                  $ 840        46     $ 101        8      $(738)     (38)    $834       83
---------------------------------------------------------------------------------------------------------------------------

74

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

5. CONTRACT TRANSACTIONS: - VALUEMARK II, III, AND IV ACCUMULATION UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)


USALLIANZ VIP                                    USALLIANZ VIP       TOTAL
                                                                    FIXED INCOME            GROWTH             ALL

                                                                        FUND                 FUND            FUNDS
---------------------------------------------------------------------------------------------------------------------------
                                                                   DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     VALUEMARK II & III Contract transactions - 1999:
 Purchase payments                                                $  -          -    $  -           - $   50,672    1,967
 Transfers between funds                                              126       13       224        22       456    5,213
 Surrenders and terminations                                           -        -         (8)       (1)(2,528,241) (130,922)
 Rescissions                                                           -        -         -         -     (8,255)    (436)
 Bonus                                                                  -        -         -         -         -        -
 Other transactions                                                    -        -         -         -     12,154      739
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:                           $   126       13   $   216        21 $(2,473,214) (123,439)
---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):
 Purchase payments                                                $  -          -    $     1        - $   20,712      787
 Transfers between funds                                              307       31       496        47    (1,837)   2,238
 Surrenders and terminations                                          (42)      (4)      (24)       (2) (857,797) (40,966)
 Rescissions                                                           -        -         -         -     (4,499)    (280)
 Bonus                                                                 -        -         -         -        -          -
 Other transactions                                                    -        -         -         -      5,124      308
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                                      $265       27      $473        45 $(838,297) (37,913)
---------------------------------------------------------------------------------------------------------------------------
     VALUEMARK IV Contract transactions - 1999:
 Purchase payments                                                 $  -         -    $  -           - $   118,568   6,433
 Transfers between funds                                                5        1       101        10   187,684   11,368
 Surrenders and terminations                                           -        -         -         -   (204,137) (12,003)
 Rescissions                                                           -        -         -         -     (2,359)    (128)
  Bonus                                                                -        -         -         -         -        -
 Other transactions                                                    -        -         -         -      2,305      139
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
  (unaudited):                                                      $  5        1      $101         10 $ 102,061    5,809
---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):

 Purchase payments                                                $     1       -    $    20         2 $    26,650  1,565
 Transfers between funds                                              332       34       388        36    39,615    3,235
 Surrenders and terminations                                           (3)      -         (3)       -   (109,623)  (6,205)
 Rescissions                                                           -        -         -          -    (1,891)    (101)
  Bonus                                                                -        -         -         -         -       -
 Other transactions                                                    -        -         14         2     1,258       87
---------------------------------------------------------------------------------------------------------------------------


Total Net Contract Transactions - 2000 (unaudited):                   $330       34      $419       40 $ (43,991)  (1,419)
---------------------------------------------------------------------------------------------------------------------------

                                                                                                75
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

6. CONTRACT TRANSACTIONS: - VALUEMARK CHARTER TRADITIONAL AND ENHANCED ACCUMULATION DOLLAR AND UNIT ACTIVITY (IN
THOUSANDS)

Transactions  in dollars and units for each fund for the six-month  period ended
June 30, 2000 (unaudited) and the year ended December 31, 1999 were as follows:
                                                FRANKLIN GLOBAL    FRANKLIN GLOBAL         FRANKLIN        FRANKLIN
                                                COMMUNICATIONS       HEALTH CARE          GROWTH AND           HIGH

                                                SECURITIES FUND    SECURITIES FUND        INCOME FUND     INCOME FUND
---------------------------------------------------------------------------------------------------------------------------
                                               DOLLARS    UNITS    DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     VALUEMARK CHARTER TRADITIONAL
Contract transactions - 1999:
 Purchase payments                            $   179        6    $    36        4   $ 1,195        44  $    219       10
 Transfers between funds                          (19)      (1)        (6)      (1)      (13)       -        260       12
 Surrenders and terminations                       (1)      -          -        -       (634)      (23)      (49)      (2)
 Rescissions                                       -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $   159        5    $    30        3   $   548        21   $   430       20
---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):
 Purchase payments                            $   192        5    $   106        9   $   131         5   $   130        6
 Transfers between funds                           35        1         23        2       219         8       101        5
 Surrenders and terminations                       (1)       -          -        -      (271)      (10)       (1)       -
 Bonus                                              -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
  (unaudited):                                 $  226         6    $  129       11     $  79         3    $230         11
---------------------------------------------------------------------------------------------------------------------------
     VALUEMARK CHARTER ENHANCED
Contract transactions - 1999:
 Purchase payments                            $   237        7    $    43        5   $   238         9  $      7    -
 Transfers between funds                           (8)      -           2       -          7        -         14        1
 Surrenders and terminations                       (1)      -          -        -         (4)       -         (3)     -
 Bonus                                              -        -          -        -         -         -         -        -
 Rescissions                                       -        -          -        -         -         -         -        -
 Other transactions                                -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $   228        7    $    45        5    $  241         9   $    18        1
---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):
 Purchase payments                            $    45        1    $    41        4   $   172         7   $    84        4
 Transfers between funds                           (1)       -          3        -       (10)        -         -        -
 Surrenders and terminations                       (2)       -         (2)       -        (3)        -       (29)      (1)
 Rescissions                                        -        -         (4)       -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------


Total Net Contract Transactions - 2000
  (unaudited):                                 $   42         1    $   38        4     $ 159         7       $55        3
---------------------------------------------------------------------------------------------------------------------------

76

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

6. CONTRACT TRANSACTIONS: - VALUEMARK CHARTER TRADITIONAL AND ENHANCED ACCUMULATION DOLLAR AND UNIT ACTIVITY (IN
THOUSANDS) (CONTINUED)

                                                   FRANKLIN        FRANKLIN LARGE          FRANKLIN        FRANKLIN
                                                   INCOME            CAP GROWTH          MONEY MARKET   NATURAL RESOURCES

                                               SECURITIES FUND     SECURITIES FUND           FUND       SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               DOLLARS    UNITS    DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     VALUEMARK CHARTER TRADITIONAL
Contract transactions - 1999:
 Purchase payments                            $ 1,223       48   $  1,393       82   $ 8,404       562   $    57       5
 Transfers between funds                           12        1         42        2       173         7        14      -
 Surrenders and terminations                       (2)      -        (920)     (48)     (103)       (7)       -       -
 Rescissions                                       -        -        (274)     (17)       -         -         -       -
 Bonus                                             -        -          -        -         -         -         -       -
 Other transactions                                -        -          -        -         -         -         -       -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $ 1,233       49   $    241       19    $ 8,474      562   $    71        5
---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):
 Purchase payments                            $   149        6    $   238       11   $ 2,274       147   $     2        -
 Transfers between funds                          (17)      (1)       291       12    (9,736)     (630)        -        -
 Surrenders and terminations                     (257)     (10)      (157)      (7)     (121)       (8)        -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
 Total Net Contract Transactions - 2000
   (unaudited):                                 $(125)       (5)    $  372       16     $(7,583)   (491)   $2           -
---------------------------------------------------------------------------------------------------------------------------
     VALUEMARK CHARTER ENHANCED
Contract transactions - 1999:
 Purchase payments                            $    79        3    $   125        7   $    57         4   $     4     -
 Transfers between funds                           17        1         -        -        (41)       (3)        2       -
 Surrenders and terminations                       (1)      -          (4)      -         -         -         -        -
 Rescissions                                       -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $    95        4    $   121        7    $   16         1   $     6     -
---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):
 Purchase payments                            $   129        5    $   322       15   $     -         -   $     -        -
 Transfers between funds                           (3)       -         14        1        45         3         3        -
 Surrenders and terminations                       (1)       -         (4)       -       (62)       (4)        -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------


 Total Net Contract Transactions - 2000
   (unaudited):                                 $  125         5    $  332       16     $(17)       (1)       $3       -
---------------------------------------------------------------------------------------------------------------------------

                                                                                                77
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

6. CONTRACT TRANSACTIONS: - VALUEMARK CHARTER TRADITIONAL AND ENHANCED ACCUMULATION DOLLAR AND UNIT ACTIVITY (IN
THOUSANDS) (CONTINUED)

                                                   FRANKLIN           FRANKLIN             FRANKLIN        FRANKLIN
                                                 REAL ESTATE      RISING DIVIDENDS         SMALL CAP     U.S. GOVERNMENT

                                                     FUND          SECURITIES FUND           FUND            FUND
---------------------------------------------------------------------------------------------------------------------------
                                               DOLLARS    UNITS    DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     VALUEMARK CHARTER TRADITIONAL
Contract transactions - 1999:
 Purchase payments                            $   281       13    $   355       18   $   190        11   $ 1,598       83
 Transfers between funds                          136        7          2       -        456        21       343       18
 Surrenders and terminations                       -        -          -        -         -         -       (270)     (14)
 Rescissions                                       -        -          -        -         -         -         -       -
 Bonus                                             -        -          -        -         -         -         -        -
 Other transactions                                -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $   417       20   $    357       18    $  646        32  $  1,671       87
---------------------------------------------------------------------------------------------------------------------------

Contract transactions - 2000 (unaudited):
 Purchase payments                            $    94        4    $    33        2   $    49         2   $     4        -
 Transfers between funds                          (62)      (3)       276       14     1,214        44      (758)     (39)
 Surrenders and terminations                        -        -       (128)      (7)     (386)      (11)       (1)       -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
 Total Net Contract Transactions - 2000
   (unaudited):                                $   32         1    $  181        9     $ 877        35    $(755)      (39)
---------------------------------------------------------------------------------------------------------------------------
     VALUEMARK CHARTER ENHANCED
Contract transactions - 1999:
 Purchase payments                            $    13        1    $   214       11   $    48         3   $   213       11
 Transfers between funds                            2       -          (1)      -          4        -         14        1
 Surrenders and terminations                       -        -          (1)      -         -         -         (7)      -
 Rescissions                                       -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $    15        1    $   212       11    $   52         3   $   220       12
---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):
 Purchase payments                            $   110        5    $     -        -   $   164         5   $   193       10
 Transfers between funds                            2        -        (12)      (1)       (1)        -       (11)      (1)
 Surrenders and terminations                       (5)       -          -        -        (1)        -        (7)       -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------


 Total Net Contract Transactions - 2000
   (unaudited):                                 $  107         5    $ (12)      (1)     $ 162         5    $175         9
---------------------------------------------------------------------------------------------------------------------------

78

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

6. CONTRACT TRANSACTIONS: - VALUEMARK CHARTER TRADITIONAL AND ENHANCED ACCUMULATION DOLLAR AND UNIT ACTIVITY (IN
THOUSANDS) (CONTINUED)

                                                   FRANKLIN            MUTUAL               MUTUAL           TEMPLETON
                                                     VALUE            DISCOVERY             SHARES        ASSET STRATEGY
                                                SECURITIES FUND    SECURITIES FUND      SECURITIES FUND        FUND
---------------------------------------------------------------------------------------------------------------------------
                                               DOLLARS    UNITS    DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     VALUEMARK CHARTER TRADITIONAL
Contract transactions - 1999:
 Purchase payments                            $   374       48    $   262       22   $   895        70   $    34        2
 Transfers between funds                           (1)       -         (2)       -       (34)       (3)        -        -
 Surrenders and terminations                     (258)     (34)       (24)      (2)      (26)       (2)        -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------


 Total Net Contract Transactions - 1999:      $   115       14    $   236       20    $  835        65   $    34        2
---------------------------------------------------------------------------------------------------------------------------


Contract transactions - 2000 (unaudited):
 Purchase payments                            $     -        -    $    65        4   $   107         8   $     -        -
 Transfers between funds                           20        1          3        -        12         1        (3)       -
 Surrenders and terminations                        -        -       (129)      (9)       (5)        -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------


 Total Net Contract Transactions - 2000
    (unaudited):                               $   20         1    $ (61)      (5)     $ 114         9    $(3)          -
---------------------------------------------------------------------------------------------------------------------------
     VALUEMARK CHARTER ENHANCED
Contract transactions - 1999:
 Purchase payments                            $    22        3    $   123       10   $    94         7   $    15        1
 Transfers between funds                            -        -          4        -         6         1        (1)       -
 Surrenders and terminations                        -        -         (4)       -        (5)        -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $    22        3    $   123       10    $   95         8   $    14        1
---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):
 Purchase payments                            $     -        -    $    87        6   $   293        23   $    28        2
 Transfers between funds                            -        -          4        -       (16)       (1)      (15)      (1)
 Surrenders and terminations                        -        -         (7)       -       (31)       (2)        -        -
 Rescissions                                        -        -         (6)       -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
 Total Net Contract Transactions - 2000
   (unaudited):                                $    -         -    $   78        6     $ 246        20    $13           1
---------------------------------------------------------------------------------------------------------------------------

                                                                                                79
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

6. CONTRACT TRANSACTIONS: - VALUEMARK CHARTER TRADITIONAL AND ENHANCED ACCUMULATION DOLLAR AND UNIT ACTIVITY (IN
THOUSANDS) (CONTINUED)

                                                  TEMPLETON           TEMPLETON            TEMPLETON      TEMPLETON
                                              DEVELOPING MARKETS    GLOBAL INCOME           GROWTH       INTERNATIONAL

                                                 EQUITY FUND       SECURITIES FUND     SECURITIES FUND    EQUITY FUND
---------------------------------------------------------------------------------------------------------------------------
                                               DOLLARS    UNITS    DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     VALUEMARK CHARTER TRADITIONAL
Contract transactions - 1999:
 Purchase payments                            $   211       21    $   437       25  $  1,732        97   $ 2,640      130
 Transfers between funds                         (225)      -           1       -       (132)        3      (882)      (6)
 Surrenders and terminations                       -        -          -        -       (863)      (46)       -        -
 Rescissions                                       -        -          -        -        (59)       (3)       -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $   (14)      21    $   438       25    $  678        51  $  1,758      124
---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):
 Purchase payments                            $    87        8    $   104        6   $   101         5   $   183        8
 Transfers between funds                        1,118      131         (1)       -     1,933       108     3,401      173
 Surrenders and terminations                      (28)      (3)         -        -      (150)       (8)     (186)      (8)
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
 Total Net Contract Transactions - 2000
   (unaudited):                                $1,177       136    $  103        6     $1,884      105    $3,398      173
---------------------------------------------------------------------------------------------------------------------------
     VALUEMARK CHARTER ENHANCED
Contract transactions - 1999:
 Purchase payments                            $    75        7    $    21        1   $   288        16   $   268       13
 Transfers between funds                            2       -         (15)      (1)        4        -         12        1
 Surrenders and terminations                       -        -          -        -        (10)       (1)       -        -
 Rescissions                                       -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:       $    77        7    $     6       -     $  282        15   $   280       14
---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):
 Purchase payments                            $    62        5    $     -        -   $   102         5   $   179        8
 Transfers between funds                            3        -          -        -         8         -        11        1
 Surrenders and terminations                       (3)       -          -        -       (11)       (1)      (30)      (1)
 Rescissions                                       (6)      (1)         -        -        (6)        -        (6)       -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------


Total Net Contract Transactions - 2000
   (unaudited):                                $   56         4    $    -        -     $  93         4    $154          8
---------------------------------------------------------------------------------------------------------------------------

80
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

6. CONTRACT TRANSACTIONS: - VALUEMARK CHARTER TRADITIONAL AND ENHANCED ACCUMULATION DOLLAR AND UNIT ACTIVITY (IN
THOUSANDS) (CONTINUED)

                                                                     TEMPLETON             TEMPLETON          TOTAL

                                                               INTERNATIONAL SMALLER    PACIFIC GROWTH          ALL

                                                                   COMPANIES FUND            FUND             FUNDS

---------------------------------------------------------------------------------------------------------------------------
                                                                   DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     VALUEMARK CHARTER TRADITIONAL
Contract transactions - 1999:
 Purchase payments                                              $       3       -     $   58         6   $ 21,776   1,307
 Transfers between funds                                             (133)      -        (32)       -        (40)      60
 Surrenders and terminations                                           -        -         -         -     (3,150)    (178)
 Rescissions                                                           -        -         -         -       (333)     (20)
 Bonus                                                                  -        -         -         -         -        -
 Other transactions                                                    -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:                         $    (130)      -     $   26         6   $ 18,253   1,169
---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):
 Purchase payments                                              $      18        2    $    5         -   $ 4,072      238
 Transfers between funds                                            1,155      112       125        20      (651)     (41)
 Surrenders and terminations                                          (19)      (2)      (33)       (3)   (1,873)     (86)
 Rescissions                                                            -        -         -         -         -        -
 Bonus                                                                  -        -         -         -         -        -
 Other transactions                                                     -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000 (unaudited):             $   1,154      112    $   97        17   $ 1,548      111
---------------------------------------------------------------------------------------------------------------------------
     VALUEMARK CHARTER ENHANCED
Contract transactions - 1999:
 Purchase payments                                              $      49        4    $   46         4   $ 2,279      127
 Transfers between funds                                               -        -         -         -         24        1
 Surrenders and terminations                                           -        -         -         -        (40)      (1)
 Rescissions                                                           -        -         -         -         -        -
 Bonus                                                                  -        -         -         -         -        -
 Other transactions                                                    -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 1999:                         $      49        4    $   46         4   $ 2,263      127
---------------------------------------------------------------------------------------------------------------------------
Contract transactions - 2000 (unaudited):
 Purchase payments                                              $     105        9    $   72         7   $ 2,188      121
 Transfers between funds                                                1        -         2         -        27        1
 Surrenders and terminations                                           (2)       -        (2)        -      (202)      (9)
 Rescissions                                                           (6)      (1)       (6)       (1)      (40)      (3)
 Bonus                                                                  -        -         -         -         -        -
 Other transactions                                                     -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000 (unaudited):             $      98        8    $   66         6   $ 1,973      110
---------------------------------------------------------------------------------------------------------------------------

                                                                                                81
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

7. CONTRACT TRANSACTIONS: - USALLIANZ ALTERITY TRADITIONAL, ENHANCED AND OPTIONAL ACCUMULATION DOLLAR AND UNIT ACTIVITY
(IN THOUSANDS)

Transactions  in dollars and units for each fund for the six-month  period ended
June 30, 2000 (unaudited) were as follows:

                                               AIM V.I. CAPITAL       AIM V.I.      AIM V.I. INTERNATIONALAIM V.I.
                                               APPRECIATION FUND     GROWTH FUND          EQUITY FUND      VALUE FUND
---------------------------------------------------------------------------------------------------------------------------
                                               DOLLARS    UNITS    DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ ALTERITY TRADITIONAL Contract transactions - 2000 (unaudited):
 Purchase payments                            $   303       28    $   895       75   $   270        27   $   261       25
 Transfers between funds                            4        -         15        1        13         1        35        3
 Surrenders and terminations                      (10)      (1)        (5)       -         -         -        (5)       -
 Rescissions                                       (3)       -         (2)       -        (5)        -       (13)      (1)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                $  294        27    $  903       76     $ 278        28    $278         27
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ ALTERITY ENHANCED Contract transactions - 2000 (unaudited):
 Purchase payments                            $    41        4    $   127       11   $     9         1   $    40        4
 Transfers between funds                            6        1         12        1         5         -         1        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
    (unaudited):                                $   47         5    $  139       12     $  14         1    $41          4
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ ALTERITY OPTIONAL Contract transactions - 2000 (unaudited):
 Purchase payments                            $    18        2    $   166       15   $    42         4   $   256       24
 Transfers between funds                           69        6         62        6        65         6        14        1
 Surrenders and terminations                       (2)       -          -        -        (1)        -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                $   85         8    $  228       21     $ 106        10    $270         25
---------------------------------------------------------------------------------------------------------------------------

82

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

7. CONTRACT TRANSACTIONS: - USALLIANZ ALTERITY TRADITIONAL, ENHANCED AND OPTIONAL ACCUMULATION DOLLAR AND UNIT ACTIVITY
(IN THOUSANDS) (CONTINUED)


                                                ALGER AMERICAN     ALGER AMERICAN   ALGER AMERICAN MIDCAP   ALGER AMERICAN SMALL
                                               GROWTH PORTFOLIOLEVERAGED ALLCAP PORTFOLIO GROWTH PORTFOLIO  CAPITALIZATION PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               DOLLARS    UNITS    DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ ALTERITY TRADITIONAL Contract transactions - 2000 (unaudited):
 Purchase payments                            $   166       15    $   279       23   $   303        27   $    36        4
 Transfers between funds                            1        -        192       13         5         -        (1)       -
 Surrenders and terminations                        -        -        (16)      (1)      (10)       (1)        -        -
 Rescissions                                       (3)       -        (16)      (1)       (3)        -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                $  164        15    $  439       34     $ 295        26       $35        4
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ ALTERITY ENHANCED Contract transactions - 2000 (unaudited):
 Purchase payments                            $    20        2    $    60        5   $    48         4   $    21        2
 Transfers between funds                           19        2          -        -         -         -         9        1
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                $   39         4    $   60        5     $  48         4       $30        3
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ ALTERITY OPTIONAL Contract transactions - 2000 (unaudited):
 Purchase payments                            $    31        3    $   168       14   $    70         7   $   113       12
 Transfers between funds                           87        8         13        1        21         2        27        2
 Surrenders and terminations                       (2)       -          -        -         -         -        (1)       -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -         (2)       -        (2)        -        (3)       -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
  (unaudited):                                  $  116        11    $  179       15     $  89         9    $136        14
---------------------------------------------------------------------------------------------------------------------------

                                                                                                83
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

7. CONTRACT TRANSACTIONS: - USALLIANZ ALTERITY TRADITIONAL, ENHANCED AND OPTIONAL ACCUMULATION DOLLAR AND UNIT ACTIVITY
(IN THOUSANDS) (CONTINUED)

                                                                                                             FRANKLIN
                                                   DAVIS VA           DAVIS VA             DAVIS VA        GROWTH AND
                                              FINANCIAL PORTFOLIO  REAL ESTATE PORTFOLIO  VALUE PORTFOLIO INCOME FUND
---------------------------------------------------------------------------------------------------------------------------
                                               DOLLARS    UNITS    DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ ALTERITY TRADITIONAL Contract transactions - 2000 (unaudited):
 Purchase payments                            $   133       13    $    24        2   $   116        11   $    94        4
 Transfers between funds                           (2)       -          4        -         6         -        (1)       -
 Surrenders and terminations                        -        -          -        -         -         -       (10)       -
 Rescissions                                        -        -          -        -       (12)       (1)        -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                 $  131       13    $   28        2     $ 110        10      $83          4
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ ALTERITY ENHANCED Contract transactions - 2000 (unaudited):
 Purchase payments                            $     3        -    $     -        -   $    62         6   $     -        -
 Transfers between funds                            -        -          -        -         -         -         -        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
    (unaudited):                               $    3         -    $    -        -     $  62         6    $ -           -
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ ALTERITY OPTIONAL Contract transactions - 2000 (unaudited):
 Purchase payments                            $     -        -    $   256       23   $    15         1   $    19        1
 Transfers between funds                            -        -          -        -        28         3        72        3
 Surrenders and terminations                        -        -          -        -         -         -        (3)       -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                $    -         -    $  256       23     $  43         4       $88        4
---------------------------------------------------------------------------------------------------------------------------

84

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

7. CONTRACT TRANSACTIONS: - USALLIANZ ALTERITY TRADITIONAL, ENHANCED AND OPTIONAL ACCUMULATION DOLLAR AND UNIT ACTIVITY
(IN THOUSANDS) (CONTINUED)

                                                   FRANKLIN           FRANKLIN             FRANKLIN        J.P. MORGAN
                                               RISING DIVIDENDS       SMALL CAP         U.S. GOVERNMENT  INTERNATIONAL OPPORTUNITIES
                                               SECURITIES FUND          FUND                 FUND           PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               DOLLARS    UNITS    DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ ALTERITY TRADITIONAL Contract transactions - 2000 (unaudited):
 Purchase payments                            $    39        2    $   298       10   $    25         1   $    41        4
 Transfers between funds                            -        -         78        2         3         -         -        -
 Surrenders and terminations                        -        -        (11)       -         -         -         -        -
 Rescissions                                        -        -        (15)      (1)        -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
  (unaudited):                                 $   39         2    $  350       11     $  28         1      $41         4
---------------------------------------------------------------------------------------------------------------------------


     USALLIANZ ALTERITY ENHANCED Contract transactions - 2000 (unaudited):
 Purchase payments                            $     -        -    $    44        1   $    10         1   $     -        -
 Transfers between funds                            -        -          -        -         1         -         -        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
  (unaudited):                                 $    -         -    $   44        1     $  11         1    $    -        -
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ ALTERITY OPTIONAL Contract transactions - 2000 (unaudited):
 Purchase payments                            $     2        -    $    66        2   $    10         1   $     -        -
 Transfers between funds                            -        -         46        2        64         4         1        -
 Surrenders and terminations                        -        -          -        -        (1)        -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                $    2         -    $  112        4     $  73         5    $    1        -
---------------------------------------------------------------------------------------------------------------------------

                                                                                                        85
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

7. CONTRACT TRANSACTIONS: - USALLIANZ ALTERITY TRADITIONAL, ENHANCED AND OPTIONAL ACCUMULATION DOLLAR AND UNIT ACTIVITY
(IN THOUSANDS) (CONTINUED)

                                                 J.P. MORGAN           MUTUAL               MUTUAL          OPPENHEIMER
                                               U.S. DISCIPLINED       DISCOVERY             SHARES      GLOBAL SECURITIES
                                               EQUITY PORTFOLIO    SECURITIES FUND      SECURITIES FUND     FUND/VA
---------------------------------------------------------------------------------------------------------------------------
                                               DOLLARS    UNITS    DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ ALTERITY TRADITIONAL Contract transactions - 2000 (unaudited):
 Purchase payments                            $    20        2    $   105        7   $    98         7   $    79        8
 Transfers between funds                            -        -         (1)       -         2         -       130       11
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -         (8)      (1)        -         -       (12)      (1)
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
    (unaudited):                               $   20         2    $   96        6     $ 100         7    $  197        18
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ ALTERITY ENHANCED Contract transactions - 2000 (unaudited):
 Purchase payments                            $     6        1    $    48        3   $   119         9   $    54        5
 Transfers between funds                            1        -          -        -         -         -         1        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                $    7         1    $   48        3     $ 119         9      $55         5
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ ALTERITY OPTIONAL Contract transactions - 2000 (unaudited):
 Purchase payments                            $     3        -    $    19        1   $    11         1   $   132       14
 Transfers between funds                           24        2          -        -         -         -        26        3
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                $   27         2    $   19        1     $  11         1    $  158       17
---------------------------------------------------------------------------------------------------------------------------

86

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

7. CONTRACT TRANSACTIONS: - USALLIANZ ALTERITY TRADITIONAL, ENHANCED AND OPTIONAL ACCUMULATION DOLLAR AND UNIT ACTIVITY
(IN THOUSANDS) (CONTINUED)

                                                 OPPENHEIMER         OPPENHEIMER           PIMCO VIT         PIMCO VIT
                                                 HIGH INCOME    MAIN STREET GROWTH &   HIGH YIELD BOND   STOCKPLUS GROWTH &

                                                   FUND/VA        INCOME PORTFOLIO         PORTFOLIO    INCOME PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               DOLLARS    UNITS    DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ ALTERITY TRADITIONAL Contract transactions - 2000 (unaudited):
 Purchase payments                            $   255       28    $   496       50   $    54         6   $    35        3
 Transfers between funds                            -        -        197       20         7         1         1        -
 Surrenders and terminations                      (15)      (2)         -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
  (unaudited):                                 $  240        26    $  693       70     $  61         7    $   36        3
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ ALTERITY ENHANCED Contract transactions - 2000 (unaudited):
 Purchase payments                            $     -        -    $     6        1   $    37         4   $     3        -
 Transfers between funds                            1        -         15        2         -         -         -        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                $    1         -    $   21        3     $  37         4    $     3       -
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ ALTERITY OPTIONAL Contract transactions - 2000 (unaudited):
 Purchase payments                            $     -        -    $    13        1   $   242        25   $     3        -
 Transfers between funds                            -        -         19        2        (5)       (1)        4        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                $    -         -    $   32        3     $ 237        24    $     7       -
---------------------------------------------------------------------------------------------------------------------------

                                                                                                87
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

7. CONTRACT TRANSACTIONS: - USALLIANZ ALTERITY TRADITIONAL, ENHANCED AND OPTIONAL ACCUMULATION DOLLAR AND UNIT ACTIVITY
(IN THOUSANDS) (CONTINUED)

                                                  PIMCO VIT           SELIGMAN             SELIGMAN          TEMPLETON
                                                 TOTAL RETURN     GLOBAL TECHNOLOGY     SMALL CAP VALUE  DEVELOPING MARKETS

                                                BOND PORTFOLIO          FUND                 FUND           EQUITY FUND

---------------------------------------------------------------------------------------------------------------------------
                                               DOLLARS    UNITS    DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ ALTERITY TRADITIONAL Contract transactions - 2000 (unaudited):
 Purchase payments                            $   103       10    $   895       76   $   114        10   $    42        4
 Transfers between funds                           11        1         39        3        (6)        -         -        -
 Surrenders and terminations                        -        -        (16)      (1)        -         -         -        -
 Rescissions                                        -        -        (16)      (1)       (1)        -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                $  114        11    $  902       77     $ 107        10    $    42       4
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ ALTERITY ENHANCED Contract transactions - 2000 (unaudited):
 Purchase payments                            $     9        1    $    79        7   $     3         -   $     9        1
 Transfers between funds                            6        1          6        1         1         -         -        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                 $   15         2    $   85        8     $   4         -    $   9        1
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ ALTERITY OPTIONAL Contract transactions - 2000 (unaudited):
 Purchase payments                            $     5        -    $    46        4   $    59         5   $    54        5
 Transfers between funds                           32        3         43        4         2         -         -        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                 $   37         3    $   89        8     $  61         5    $  54        5
---------------------------------------------------------------------------------------------------------------------------

88

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

7. CONTRACT TRANSACTIONS: - USALLIANZ ALTERITY TRADITIONAL, ENHANCED AND OPTIONAL ACCUMULATION DOLLAR AND UNIT ACTIVITY
(IN THOUSANDS) (CONTINUED)

                                                  TEMPLETON           TEMPLETON          USALLIANZ VIP     USALLIANZ VIP
                                                    GROWTH         PACIFIC GROWTH     DIVERSIFIED ASSETS   FIXED INCOME

                                               SECURITIES FUND          FUND                 FUND            FUND
---------------------------------------------------------------------------------------------------------------------------
                                               DOLLARS    UNITS    DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ ALTERITY TRADITIONAL Contract transactions - 2000 (unaudited):
 Purchase payments                            $   126        7    $    20        2   $   159        16   $     8        1
 Transfers between funds                            -        -         (2)       -         -         -         -        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
    (unaudited):                                $  126         7    $   18        2     $ 159        16    $   8        1
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ ALTERITY ENHANCED Contract transactions - 2000 (unaudited):
 Purchase payments                            $   120        7    $     -        -   $     -         -   $     -        -
 Transfers between funds                            -        -          -        -         -         -         -        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
    (unaudited):                               $  120         7    $    -        -     $   -         -    $    -        -
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ ALTERITY OPTIONAL Contract transactions - 2000 (unaudited):
 Purchase payments                            $     8        -    $     6        1   $     -         -   $     -        -
 Transfers between funds                            -        -          -        -         -         -         -        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
  (unaudited):                                $    8         -    $    6        1     $   -         -    $     -        -
---------------------------------------------------------------------------------------------------------------------------

                                                                                                89
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

7. CONTRACT TRANSACTIONS: - USALLIANZ ALTERITY TRADITIONAL, ENHANCED AND OPTIONAL ACCUMULATION DOLLAR AND UNIT ACTIVITY
(IN THOUSANDS) (CONTINUED)

                                                USALLIANZ VIP       USALLIANZ VIP        USALLIANZ VIP    VAN KAMPEN LIT
                                             GLOBAL OPPORTUNITIES      GROWTH            MONEY MARKET       ENTERPRISE

                                                     FUND               FUND                 FUND          PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               DOLLARS    UNITS    DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ ALTERITY TRADITIONAL Contract transactions - 2000 (unaudited):
 Purchase payments                            $    37        4    $    43        4   $   776        78   $    22        2
 Transfers between funds                           (9)       -          -        -      (614)      (62)        7        -
 Surrenders and terminations                        -        -          -        -         -         -        (5)       -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                 $   28         4    $   43        4     $ 162        16    $24          2
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ ALTERITY ENHANCED Contract transactions - 2000 (unaudited):
 Purchase payments                            $     -        -    $     2        -   $     6         1   $    16        1
 Transfers between funds                            -        -          -        -         1         -         1        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                $    -         -    $    2        -     $   7         1    $   17        1
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ ALTERITY OPTIONAL Contract transactions - 2000 (unaudited):
 Purchase payments                            $     -        -    $     -        -   $   703        71   $     -        -
 Transfers between funds                            -        -          -        -      (426)      (43)        -        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                $    -         -    $    -        -     $ 277        28    $     -       -
---------------------------------------------------------------------------------------------------------------------------

90

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

7. CONTRACT TRANSACTIONS: - USALLIANZ ALTERITY TRADITIONAL, ENHANCED AND OPTIONAL ACCUMULATION DOLLAR AND UNIT ACTIVITY
(IN THOUSANDS) (CONTINUED)

                                                                                        VAN KAMPEN LIT         TOTAL
                                                                                        GROWTH & INCOME        ALL

                                                                                          PORTFOLIO          FUNDS
---------------------------------------------------------------------------------------------------------------------------
                                                                                      DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ ALTERITY TRADITIONAL Contract transactions - 2000 (unaudited):
 Purchase payments                                                                  $     45         4    $6,815      600
 Transfers between funds                                                                   1         -       115       (6)
 Surrenders and terminations                                                               -         -      (103)      (6)
 Rescissions                                                                               -         -      (109)      (7)
 Bonus                                                                                     -         -         -        -
 Other transactions                                                                        -         -         -        -
---------------------------------------------------------------------------------------------------------------------------


Total Net Contract Transactions - 2000 (unaudited):                                 $     46         4    $6,718      581
---------------------------------------------------------------------------------------------------------------------------


     USALLIANZ ALTERITY ENHANCED Contract transactions - 2000 (unaudited):
 Purchase payments                                                                  $      -         -    $1,002       82
 Transfers between funds                                                                  11         1        97       10
 Surrenders and terminations                                                               -         -         -        -
 Rescissions                                                                               -         -         -        -
 Bonus                                                                                     -         -         -        -
 Other transactions                                                                        -         -         -        -
---------------------------------------------------------------------------------------------------------------------------


Total Net Contract Transactions - 2000 (unaudited):                                 $     11         1    $1,099       92
---------------------------------------------------------------------------------------------------------------------------


     USALLIANZ ALTERITY OPTIONAL Contract transactions - 2000 (unaudited):
 Purchase payments                                                                  $      1         -    $2,537      237
 Transfers between funds                                                                   -         -       288       14
 Surrenders and terminations                                                               -         -       (10)       -
 Rescissions                                                                               -         -         -        -
 Bonus                                                                                     -         -         -        -
 Other transactions                                                                        -         -        (7)       -
---------------------------------------------------------------------------------------------------------------------------


Total Net Contract Transactions - 2000 (unaudited):                                 $      1         -    $2,808      251
---------------------------------------------------------------------------------------------------------------------------

                                                                                                91
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

8.  CONTRACT   TRANSACTIONS:   -  USALLIANZ  REWARDS  TRADITIONAL  AND  ENHANCED
ACCUMULATION DOLLAR AND UNIT ACTIVITY (IN THOUSANDS) Transactions in dollars and units for each fund for the  six-month  period  ended June 30, 2000  (unaudited)
were as follows:


                                               AIM V.I. CAPITAL       AIM V.I.      AIM V.I. INTERNATIONAL   AIM V.I.
                                               APPRECIATION FUND     GROWTH FUND          EQUITY FUND       VALUE FUND
---------------------------------------------------------------------------------------------------------------------------
                                               DOLLARS    UNITS    DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ REWARDS TRADITIONAL Contract transactions - 2000 (unaudited):
 Purchase payments                            $   116       11    $   137       12   $    87         9   $   188       18
 Transfers between funds                            -        -          -        -         -         -         -       -
 Surrenders and terminations                        -        -          -        -         -         -         -       -
 Rescissions                                        -        -          -        -         -         -         -       -
 Bonus                                              6        1          7        1         5         -        11        1
 Other transactions                                 -        -          -        -         -         -         -       -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                $  122        12    $  144       13     $  92         9    $  199      19
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ REWARDS ENHANCED Contract transactions - 2000 (unaudited):
 Purchase payments                            $    52        5    $    31        3   $     4         -   $     -       -
 Transfers between funds                            -        -          -        -         -         -         -       -
 Surrenders and terminations                        -        -          -        -         -         -         -       -
 Rescissions                                        -        -          -        -         -         -         -       -
 Bonus                                              3        -          2        -         -         -         -       -
 Other transactions                                 -        -          -        -         -         -         -       -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                $   55         5    $   33        3     $   4         -    $    -       -
---------------------------------------------------------------------------------------------------------------------------

92

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

8. CONTRACT TRANSACTIONS: - USALLIANZ REWARDS TRADITIONAL AND ENHANCED ACCUMULATION DOLLAR AND UNIT ACTIVITY (IN
THOUSANDS) (CONTINUED)



                                                ALGER AMERICAN     ALGER AMERICAN    ALGER AMERICAN MIDCAPALGER AMERICAN SMALL
                                               GROWTH PORTFOLIOLEVERAGED ALLCAP PORTFOLIOGROWTH PORTFOLIOCAPITALIZATION PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               DOLLARS    UNITS    DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ REWARDS TRADITIONAL Contract transactions - 2000 (unaudited):
 Purchase payments                            $    99        9    $    82        7   $    96         8   $     3        -
 Transfers between funds                            -        -          -        -        83         7         -        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              5        -          4        -         5         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
  (unaudited):                                 $  104         9    $   86        7     $ 184        15    $    3        -
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ REWARDS ENHANCED Contract transactions - 2000 (unaudited):
 Purchase payments                            $    19        2    $    42        4   $    83         7   $    10        1
 Transfers between funds                            -        -          -        -         -         -         -        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              1        -          2        -         4         -         1        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                $   20         2    $   44        4     $  87         7    $    11       1
---------------------------------------------------------------------------------------------------------------------------

                                                                                                93
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

8. CONTRACT TRANSACTIONS: - USALLIANZ REWARDS TRADITIONAL AND ENHANCED ACCUMULATION DOLLAR AND UNIT ACTIVITY (IN
THOUSANDS) (CONTINUED)


                                                                                                             FRANKLIN
                                                   DAVIS VA           DAVIS VA             DAVIS VA         GROWTH AND
                                              FINANCIAL PORTFOLIOREAL ESTATE PORTFOLIO  VALUE PORTFOLIO     INCOME FUND
---------------------------------------------------------------------------------------------------------------------------
                                               DOLLARS    UNITS    DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ REWARDS TRADITIONAL Contract transactions - 2000 (unaudited):
 Purchase payments                            $     -        -    $     -        -   $     -         -   $     8        -
 Transfers between funds                           55        5          -        -         -         -         -        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                $   55         5    $    -        -     $   -         -    $    8        -
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ REWARDS ENHANCED Contract transactions - 2000 (unaudited):
 Purchase payments                            $    47        4    $     -        -   $     -         -   $     -        -
 Transfers between funds                            -        -          -        -         -         -         -        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              3        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                $   50         4    $    -        -     $   -         -    $    -        -
---------------------------------------------------------------------------------------------------------------------------

94

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

8. CONTRACT TRANSACTIONS: - USALLIANZ REWARDS TRADITIONAL AND ENHANCED ACCUMULATION DOLLAR AND UNIT ACTIVITY (IN
THOUSANDS) (CONTINUED)


                                                   FRANKLIN           FRANKLIN             FRANKLIN         J.P. MORGAN
                                               RISING DIVIDENDS       SMALL CAP         U.S. GOVERNMENTINTERNATIONAL OPPORTUNITIES
                                                SECURITIES FUND         FUND                 FUND            PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               DOLLARS    UNITS    DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ REWARDS TRADITIONAL Contract transactions - 2000 (unaudited):
 Purchase payments                            $     -        -    $   132        4   $     -         -   $     -        -
 Transfers between funds                            -        -         83        3         -         -         -        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          7        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                $    -         -    $  222        7     $   -         -    $    -        -
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ REWARDS ENHANCED Contract transactions - 2000 (unaudited):
 Purchase payments                            $     -        -    $    16        1   $     -         -   $    15        1
 Transfers between funds                            -        -          -        -         -         -         -        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          1        -         -         -         1        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
    (unaudited):                               $    -         -    $   17        1     $   -         -    $    16       1
---------------------------------------------------------------------------------------------------------------------------

                                                                                                95
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

8. CONTRACT TRANSACTIONS: - USALLIANZ REWARDS TRADITIONAL AND ENHANCED ACCUMULATION DOLLAR AND UNIT ACTIVITY (IN
THOUSANDS) (CONTINUED)

                                                  J.P. MORGAN          MUTUAL               MUTUAL          OPPENHEIMER
                                               U.S. DISCIPLINED       DISCOVERY             SHARES       GLOBAL SECURITIES
                                               EQUITY PORTFOLIO    SECURITIES FUND      SECURITIES FUND       FUND/VA
---------------------------------------------------------------------------------------------------------------------------
                                               DOLLARS    UNITS    DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ REWARDS TRADITIONAL Contract transactions - 2000 (unaudited):
 Purchase payments                            $     -        -    $     -        -   $     -         -   $    32        3
 Transfers between funds                            -        -          -        -         -         -        83        9
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         2        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
  (unaudited):                                 $    -         -    $    -        -     $   -         -    $   117      12
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ REWARDS ENHANCED Contract transactions - 2000 (unaudited):
 Purchase payments                            $    38        4    $     -        -   $     -         -   $     -        -
 Transfers between funds                            -        -          -        -         -         -         -        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              2        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
  (unaudited):                                 $   40         4    $    -        -     $   -         -    $    -        -
---------------------------------------------------------------------------------------------------------------------------

96

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

8. CONTRACT TRANSACTIONS: - USALLIANZ REWARDS TRADITIONAL AND ENHANCED ACCUMULATION DOLLAR AND UNIT ACTIVITY (IN
THOUSANDS) (CONTINUED)


                                                  OPPENHEIMER        OPPENHEIMER           PIMCO VIT         PIMCO VIT
                                                  HIGH INCOME   MAIN STREET GROWTH &    HIGH YIELD BOND STOCKPLUS GROWTH &
                                                    FUND/VA       INCOME PORTFOLIO         PORTFOLIO     INCOME PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               DOLLARS    UNITS    DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ REWARDS TRADITIONAL Contract transactions - 2000 (unaudited):
 Purchase payments                            $    16        2    $    44        4   $     -         -   $     -        -
 Transfers between funds                            -        -        111       11         -         -         -        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              1        -          2        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                $   17         2    $  157       15     $   -         -    $    -        -
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ REWARDS ENHANCED Contract transactions - 2000 (unaudited):
 Purchase payments                            $     -        -    $    52        5   $     -         -   $    39        4
 Transfers between funds                            -        -          -        -         -         -         -        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          3        -         -         -         2        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
  (unaudited):                                 $    -         -    $   55        5     $   -         -    $   41        4
---------------------------------------------------------------------------------------------------------------------------

                                                                                                97
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

8. CONTRACT TRANSACTIONS: - USALLIANZ REWARDS TRADITIONAL AND ENHANCED ACCUMULATION DOLLAR AND UNIT ACTIVITY (IN
THOUSANDS) (CONTINUED)


                                                   PIMCO VIT          SELIGMAN             SELIGMAN          TEMPLETON
                                                 TOTAL RETURN     GLOBAL TECHNOLOGY     SMALL CAP VALUE DEVELOPING MARKETS
                                                BOND PORTFOLIO          FUND                 FUND         SECURITIES FUND
---------------------------------------------------------------------------------------------------------------------------
                                               DOLLARS    UNITS    DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ REWARDS TRADITIONAL Contract transactions - 2000 (unaudited):
 Purchase payments                            $    40        4    $   200       18   $     6         1   $    36        4
 Transfers between funds                            -        -         55        5         -         -         -        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              2        -         11        1         -         -         2        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
  (unaudited):                                 $   42         4    $  266       24     $   6         1    $   38        4
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ REWARDS ENHANCED Contract transactions - 2000 (unaudited):
 Purchase payments                            $     -        -    $    74        7   $     9         1   $     -        -
 Transfers between funds                            -        -          -        -         -         -         -        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          4        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                $    -         -    $   78        7     $   9         1    $    -        -
---------------------------------------------------------------------------------------------------------------------------

98

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

8. CONTRACT TRANSACTIONS: - USALLIANZ REWARDS TRADITIONAL AND ENHANCED ACCUMULATION DOLLAR AND UNIT ACTIVITY (IN
THOUSANDS) (CONTINUED)


                                                   TEMPLETON          TEMPLETON          USALLIANZ VIP     USALLIANZ VIP
                                                    GROWTH         PACIFIC GROWTH     DIVERSIFIED ASSETS   FIXED INCOME
                                                SECURITIES FUND    SECURITIES FUND           FUND              FUND
---------------------------------------------------------------------------------------------------------------------------
                                               DOLLARS    UNITS    DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ REWARDS TRADITIONAL Contract transactions - 2000 (unaudited):
 Purchase payments                            $     -        -    $     -        -   $     5         -   $     -        -
 Transfers between funds                            -        -          -        -         -         -         -        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                $    -         -    $    -        -     $   5         -    $     -       -
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ REWARDS ENHANCED Contract transactions - 2000 (unaudited):
 Purchase payments                            $     -        -    $     -        -   $     -         -   $     -        -
 Transfers between funds                            -        -          -        -         -         -         -        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
    (unaudited):                               $    -         -    $    -        -     $   -         -    $    -        -
---------------------------------------------------------------------------------------------------------------------------

                                                                                                99
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

8. CONTRACT TRANSACTIONS: - USALLIANZ REWARDS TRADITIONAL AND ENHANCED ACCUMULATION DOLLAR AND UNIT ACTIVITY (IN
THOUSANDS) (CONTINUED)


                                                 USALLIANZ VIP      USALLIANZ VIP        USALLIANZ VIP    VAN KAMPEN LIT
                                             GLOBAL OPPORTUNITIES      GROWTH            MONEY MARKET       ENTERPRISE
                                                     FUND               FUND                 FUND            PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------
                                               DOLLARS    UNITS    DOLLARS    UNITS   DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ REWARDS TRADITIONAL Contract transactions - 2000 (unaudited):
 Purchase payments                            $     1        -    $     9        1   $   676        68   $    23        2
 Transfers between funds                            -        -          -        -      (555)      (56)       83        7
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              -        -          -        -        40         4         1        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                $    1         -    $    9        1     $ 161        16    $  107        9
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ REWARDS ENHANCED Contract transactions - 2000 (unaudited):
 Purchase payments                            $    10        1    $     9        1   $     -         -   $     -        -
 Transfers between funds                            -        -          -        -         -         -         -        -
 Surrenders and terminations                        -        -          -        -         -         -         -        -
 Rescissions                                        -        -          -        -         -         -         -        -
 Bonus                                              1        -          -        -         -         -         -        -
 Other transactions                                 -        -          -        -         -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000
   (unaudited):                                 $   11         1    $    9        1     $   -         -    $   -        -
---------------------------------------------------------------------------------------------------------------------------

100

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

8. CONTRACT TRANSACTIONS: - USALLIANZ REWARDS TRADITIONAL AND ENHANCED ACCUMULATION DOLLAR AND UNIT ACTIVITY (IN
THOUSANDS) (CONTINUED)


                                                                                        VAN KAMPEN LIT         TOTAL
                                                                                        GROWTH & INCOME         ALL
                                                                                           PORTFOLIO           FUNDS
---------------------------------------------------------------------------------------------------------------------------
                                                                                      DOLLARS    UNITS    DOLLARS    UNITS
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ REWARDS TRADITIONAL Contract transactions - 2000 (unaudited):
 Purchase payments                                                                  $     49         4    $2,085      189
 Transfers between funds                                                                   -         -        (2)      (9)
 Surrenders and terminations                                                               -         -         -        -
 Rescissions                                                                               -         -         -        -
 Bonus                                                                                     3         -       114        8
 Other transactions                                                                        -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000 (unaudited):                                 $     52         4    $2,197      188
---------------------------------------------------------------------------------------------------------------------------
     USALLIANZ REWARDS ENHANCED Contract transactions - 2000 (unaudited):
 Purchase payments                                                                  $      -         -    $  550       51
 Transfers between funds                                                                   -         -         -        -
 Surrenders and terminations                                                               -         -         -        -
 Rescissions                                                                               -         -         -        -
 Bonus                                                                                     -         -        30        -
 Other transactions                                                                        -         -         -        -
---------------------------------------------------------------------------------------------------------------------------
Total Net Contract Transactions - 2000 (unaudited):                                 $      -         -    $  580       51
---------------------------------------------------------------------------------------------------------------------------

                                                                                               101
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

9. UNIT VALUES - VALUEMARK II, III, AND IV

A summary of accumulation unit values and accumulation units outstanding for variable annuity contracts and the expense ratios, including expenses of the underlying funds, for the six-month period ended June 30, 2000 (unaudited) and each of the four years in the period ended December 31, 1999 follows.

                                     VALUEMARK II & III                                   VALUEMARK IV
---------------------------------------------------------------------------------------------------------------------------
                                                             RATIO OF                                          RATIO OF
                        ACCUMULATION                         EXPENSES     ACCUMULATION                         EXPENSES
                      UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE
                       (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS* (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS*
---------------------------------------------------------------------------------------------------------------------------

AIM V.I. GROWTH FUND
June 30, 2000 (unaudited) 2,424     $11.546$     27,983         2.13%        1,930    $ 11.540   $22,272           2.22%
December 31,
 19991                      526       11.084       5,866         2.13+        363       11.083     4,026           2.22+

ALGER AMERICAN GROWTH FUND
June 30, 2000 (unaudited) 2,055      11.225       23,065         2.19        1,391    11.218      15,600           2.28
December 31,
 19991                      540       10.922       5,894         2.19+        415       10.921     4,535           2.28+

ALGER AMERICAN LEVERAGED ALLCAP FUND
June 30, 2000 (unaudited) 1,121      11.712       13,127         2.33          996    11.705      11,662           2.42
December 31,
 19991                      340       12.160       4,137         2.33+        277       12.159     3,364           2.42+

FRANKLIN AGGRESSIVE GROWTH SECURITIES FUND
June 30, 2000 (unaudited)6  100      11.183       1,123          2.12+         75      11.181      834             2.21+

FRANKLIN GLOBAL COMMUNICATIONS SECURITIES FUND
June 30, 2000 (unaudited)19,490      37.391     728,742         1.91        1,661      37.042     61,535           2.00
December 31,
 1999                    21,687       38.917     844,307         1.91       1,418       38.572    54,724           2.00
 1998                    30,851       28.308     873,319         1.90       1,006       28.082    28,248           1.99
 1997                    39,623       25.818   1,022,994         1.90         310       25.635     7,959           1.99
 1996                    53,086       20.654   1,097,873         1.90           -            -         -          -

FRANKLIN GLOBAL HEALTH CARE SECURITIES FUND
June 30, 2000 (unaudited) 1,156      14.202    16,421           2.22          734    14.174      10,403            2.31
December 31,
 1999                       634        9.615       6,088         2.22         469        9.601     4,512           2.31
 19982                      586       10.610       6,215         2.24+        224       11.000     2,381           2.33+

FRANKLIN GROWTH AND INCOME FUND
June 30, 2000 (unaudited)22,304      26.424   589,364           1.89        4,928    26.153     128,890            1.98
December 31,
 1999                    27,634       26.147     722,583         1.89       5,570       25.891   144,218           1.98
 1998                    40,480       26.226   1,061,658         1.89       5,185       25.993   134,775           1.98
 1997                    46,962       24.551   1,152,961         1.89       2,376       24.354    57,877           1.98
 1996                    50,027       19.490     977,110         1.90           -            -         -          -

102

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

9. UNIT VALUES - VALUEMARK II, III, AND IV (CONTINUED)

                                     VALUEMARK II & III                                   VALUEMARK IV
---------------------------------------------------------------------------------------------------------------------------
                                                             RATIO OF                                          RATIO OF
                        ACCUMULATION                         EXPENSES     ACCUMULATION                         EXPENSES
                      UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE
                       (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS* (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS*
---------------------------------------------------------------------------------------------------------------------------

FRANKLIN HIGH INCOME FUND
June 30, 2000 (unaudited  7,662    $ 20.360$     155,995         1.94%     3,503      $ 20.152 $ 70,591            2.03%
December 31,
 1999                     9,493       20.900     198,407         1.94       4,118       20.695    85,209           2.03
 1998                    14,987       21.208     317,865         1.93       4,191       21.020    88,069           2.02
 1997                    18,871       21.312     402,167         1.93       2,202       21.141    46,545           2.02
 1996                    20,736       19.375     402,379         1.94           -            -         -           -

FRANKLIN INCOME SECURITIES FUND
June 30, 2000 (unaudited)19,922      25.735     512,694          1.90       3,740       25.471   95,276            1.99
December 31,
 1999                    24,929       24.323     606,369         1.90       4,380       24.084   105,486           1.99
 1998                    39,420           25.122 990,325         1.89       4,239       24.898   105,543           1.98
 1997                    49,811           25.0651,248,520        1.90       2,094       24.864    52,069           1.99
 1996                    57,504       21.708   1,251,844         1.90           -            -         -          -

FRANKLIN LARGE CAP GROWTH SECURITIES FUND
June 30, 2000 (unaudited)10,848       22.495     244,018         2.17        7,953      22.410   178,220           2.26
December 31,
 1999                    10,867       20.218     219,679         2.17       7,521       20.152   151,537           2.26
 1998                     8,454       15.574     131,652         2.17       4,502       15.537    69,939           2.26
 1997                     5,673       13.130      74,473         2.17       1,967       13.110    25,654           2.26
 19963                    3,722       11.254      42,110         2.17+          -            -         -          -

FRANKLIN MONEY MARKET FUND
June 30, 2000 (unaudited)12,346       15.169     187,272         1.93       4,076       15.016   61,204            2.02
December 31,
 1999                    17,388       14.860     258,373         1.93       5,236       14.717    77,050           2.02
 1998                    22,032       14.386     316,921         1.85       4,342       14.260    61,911           1.94
 1997                    20,892       13.865     290,904         1.85       3,214       13.756    44,200           1.94
 1996                    28,060       13.359     375,629         1.83           -            -         -          -

FRANKLIN NATURAL RESOURCES SECURITIES FUND
June 30, 2000 (unaudited) 2,756      13.309      36,684         2.06          631       13.172    8,317            2.15
December 31,
 1999                     2,940       11.092      32,615         2.06         616       10.983     6,761           2.15
 1998                     4,453        8.505      37,878         2.04         514        8.430     4,332           2.13
 1997                     5,709       11.559      65,992         2.09         304       11.466     3,482           2.18
 1996                     6,998       14.467     101,248         2.05           -            -         -          -

FRANKLIN REAL ESTATE FUND
June 30, 2000 (unaudited) 4,339       24.908     108,082         1.98      1,334        24.653    32,893           2.07
December 31,
 1999                     5,401       21.386     115,525         1.98       1,490       21.176    31,567           2.07
 1998                     9,639       23.107     222,740         1.94       1,823       22.901    41,773           2.03
 1997                    13,445       28.169     378,751         1.94       1,217       27.944    34,023           2.03
 1996                    12,757       23.668     301,974         1.97           -            -         -          -

                                                                                               103
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

9. UNIT VALUES - VALUEMARK II, III, AND IV (CONTINUED)

                                     VALUEMARK II & III                                   VALUEMARK IV
---------------------------------------------------------------------------------------------------------------------------
                                                             RATIO OF                                          RATIO OF
                        ACCUMULATION                         EXPENSES     ACCUMULATION                         EXPENSES
                      UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE
                       (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS* (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS*
---------------------------------------------------------------------------------------------------------------------------

FRANKLIN RISING DIVIDENDS SECURITIES FUND
June 30, 2000 (unaudited)13,444    $ 18.499    $ 248,701         2.15%      3,389     $ 18.359  $ 62,228           2.24%
December 31,
 1999                    17,252       18.846     325,172         2.15       4,137       18.712    77,429           2.24
 1998                    27,683       21.165     585,952         2.12       4,428       21.034    93,151           2.21
 1997                    33,249       20.074     667,473         2.14       1,991       19.968    39,752           2.23
 1996                    35,569       15.303     545,127         2.16           -            -         -          -

FRANKLIN S&P 500 INDEX FUND
June 30, 2000 (unaudited) 2,152      10.430    22,445           1.95        1,650    10.424      17,204             2.04
December 31,
 19991                      727       10.467       7,613         1.95+        626       10.465     6,555           2.04+

FRANKLIN SMALL CAP FUND
June 30, 2000 (unaudited) 9,978      30.008   299,434           2.17        5,746    29.882     171,691            2.26
December 31,
 1999                    10,654       28.353     302,040         2.17       5,460       28.247   154,275           2.26
 1998                    14,856       14.600     216,872         2.17       5,492       14.558    79,977           2.26
 1997                    16,925       14.952     253,045         2.17       2,965       14.923    44,268           2.26
 1996                    12,784       12.913     165,578         2.17           -            -         -          -

FRANKLIN TECHNOLOGY SECURITIES FUND
June 30, 2000 (unaudited)6  125      11.223     1,400          2.33+           86    11.221         964            2.42+

FRANKLIN U.S. GOVERNMENT FUND
June 30, 2000 (unaudited)17,411      19.167   333,718           1.91        3,589    18.972      68,084            2.00
December 31,
 1999                    20,938       18.574     388,862         1.91       3,857       18.394    70,974           2.00
 1998                    30,500       19.014     579,909         1.90       3,040       18.847    57,334           1.99
 1997                    36,347       17.947     652,317         1.90       1,359       17.805    24,222           1.99
 1996                    44,598       16.650     742,973         1.91           -            -         -          -

FRANKLIN VALUE SECURITIES FUND
June 30, 2000 (unaudited)   887       8.127     7,205           2.21          730     8.112       5,924            2.30
December 31,
 1999                       727        7.736       5,614         2.21         603        7.724     4,657           2.30
 19982                      719        7.717       5,542         2.52+        367        7.713     2,834           2.61+

FRANKLIN ZERO COUPON FUND - 2000
June 30, 2000 (unaudited) 2,139      21.467    45,914           2.05          222    21.249       4,721            2.14
December 31,
 1999                     2,547       21.023      53,526         2.05         282       20.819     5,831           2.14
 1998                     3,595       20.684      74,353         1.80         188       20.502     3,815           1.89
 1997                     4,523       19.512      88,260         1.80          94       19.358     1,801           1.89
 1996                     5,636       18.475     104,125         1.80           -            -         -           -

104

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

9. UNIT VALUES - VALUEMARK II, III, AND IV (CONTINUED)

                                     VALUEMARK II & III                                   VALUEMARK IV
---------------------------------------------------------------------------------------------------------------------------
                                                             RATIO OF                                          RATIO OF
                        ACCUMULATION                         EXPENSES     ACCUMULATION                         EXPENSES
                      UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE
                       (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS* (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS*
---------------------------------------------------------------------------------------------------------------------------

FRANKLIN ZERO COUPON FUND - 2005
June 30, 2000 (unaudited) 1,701    $ 23.946 $     40,731         2.05%        519     $ 23.706  $ 12,294           2.14%
December 31,
 1999                     2,011       23.205      46,679         2.05         555       22.983    12,750           2.14
 1998                     2,635       25.003      65,876         1.80         380       24.786     9,402           1.89
 1997                     2,910       22.532      65,573         1.80         161       22.357     3,585           1.89
 1996                     3,579       20.517      73,434         1.80           -            -         -            -

FRANKLIN ZERO COUPON FUND - 2010
June 30, 2000 (unaudited) 1,422       25.362     36,065          2.05        611        25.104    15,330           2.14
December 31,
 1999                     1,851       24.164      44,759         2.05         668       23.929    15,961           2.14
 1998                     2,582       27.920      72,114         1.80         478       27.674    13,233           1.89
 1997                     2,998       24.740      74,199         1.80         150       24.544     3,676           1.89
 1996                     3,297       21.522      70,969         1.80           -            -         -          -

MUTUAL DISCOVERY SECURITIES FUND
June 30, 2000 (unaudited) 5,156      14.510      74,811          2.41      7,360        14.463   106,447           2.50
December 31,
 1999                     5,796       13.701      79,396         2.41       7,820       13.662   106,824           2.50
 1998                     9,718       11.226     109,094         2.40       8,822       11.205    98,842           2.49
 1997                     9,940       11.983     119,104         2.46       5,461       11.971    65,375           2.55
 19965                    1,471       10.180      15,074         2.77+          -            -         -          -

MUTUAL SHARES SECURITIES FUND
June 30, 2000 (unaudited)10,073       13.309     134,056         2.19      16,936       13.265   224,658           2.28
December 31,
 1999                    12,423       13.237     164,442         2.19      18,924       13.199   249,799           2.28
 1998                    18,133       11.837     214,642         2.17      19,834       11.814   234,337           2.26
 1997                    18,744       11.993     224,796         2.20      11,394       11.981   136,521           2.29
 19965                    2,613       10.330      27,141         2.40+          -            -         -           -

TEMPLETON ASSET STRATEGY FUND
June 30, 2000 (unaudited) 2,118       14.440      30,577         2.22       1,188       14.372   17,068            2.31
December 31,
 1999                     2,504       14.408      36,071         2.22       1,403       14.347    20,133           2.31
 1998                     4,056       13.589      55,102         2.24       1,491       13.543    20,200           2.33
 1997                     5,229       13.786      72,082         2.34       1,008       13.752    13,864           2.43
 1996                     4,104       12.514      52,117         2.26           -            -         -           -

TEMPLETON DEVELOPING MARKETS EQUITY FUND
June 30, 2000 (unaudited) 9,557      10.385    99,248           2.79        3,388       10.326   34,980            2.88
December 31,
 1999                    11,226       12.188     136,842         2.79       3,389       12.125    41,093           2.88
 1998                    15,989        7.993     127,804         2.81       3,425        7.958    27,259           2.90
 1997                    23,005       10.340     237,895         2.82       2,663       10.305    27,448           2.91
 1996                    22,423       11.487     259,346         2.89           -            -         -          -

                                                                                               105
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

9. UNIT VALUES - VALUEMARK II, III, AND IV (CONTINUED)

                                     VALUEMARK II & III                                   VALUEMARK IV
---------------------------------------------------------------------------------------------------------------------------
                                                             RATIO OF                                          RATIO OF
                        ACCUMULATION                         EXPENSES     ACCUMULATION                         EXPENSES
                      UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE
                       (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS* (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS*
---------------------------------------------------------------------------------------------------------------------------

TEMPLETON GLOBAL INCOME SECURITIES FUND
June 30, 2000 (unaudited) 3,400    $ 16.544$     56,251          2.05%          556  $ 16.375    $  9,111          2.14%
December 31,
 1999                     4,226       16.635      70,284         2.05         657       16.472    10,843           2.14
 1998                     6,976       17.905     124,899         2.03         651       17.746    11,582           2.12
 1997                     9,434       16.957     159,973         2.02         393       16.821     6,620           2.11
 1996                    11,857       16.781     198,968         2.01           -            -         -           -

TEMPLETON GROWTH SECURITIES FUND
June 30, 2000 (unaudited)21,176       18.951     401,317         2.28       8,753       18.844   164,951           2.37
December 31,
 1999                    24,872       19.466     484,117         2.28       9,008       19.364   174,453           2.37
 1998                    34,226       16.309     558,162         2.28       8,864       16.238   143,943           2.37
 1997                    41,433       15.176     628,785         2.28       5,525       15.124    83,558           2.37
 1996                    40,327       13.560     550,066         2.33           -            -         -           -

TEMPLETON INTERNATIONAL EQUITY FUND
June 30, 2000 (unaudited)23,279        22.350    520,294         2.30       4,212       22.181   93,419            2.39
December 31,
 1999                    27,313       23.022     628,777         2.30       4,164       22.858    95,194           2.39
 1998                    44,256       18.437     815,915         2.28       4,427       18.322    81,113           2.37
 1997                    58,179       17.711   1,030,420         2.29       3,122       17.617    55,008           2.38
 1996                    64,375       16.081   1,036,583         2.29           -            -         -          -

TEMPLETON INTERNATIONAL SMALLER COMPANIES FUND
June 30, 2000 (unaudited)   960       12.112      11,632         2.51         873       12.066   10,535            2.60
December 31,
 1999                     1,034       11.441      11,825         2.51         865       11.403     9,864           2.60
 1998                     1,533        9.364      14,354         2.50         967        9.342     9,037           2.59
 1997                     1,998       10.825      21,626         2.46         792       10.809     8,557           2.55
 19963                    1,388       11.145      15,527         2.18+          -            -         -          -

TEMPLETON PACIFIC GROWTH FUND
June 30, 2000 (unaudited) 5,983        9.542      57,087         2.48       1,004        9.470     9,510           2.57
December 31,
 1999                     7,066       10.915      77,144         2.48       1,041       10.838    11,295           2.57
 1998                    10,669        8.078      86,200         2.50         655        8.028     5,274           2.59
 1997                    15,833        9.431     149,327         2.43         379        9.381     3,566           2.52
 1996                    22,061       14.932     330,159         2.39           -            -         -          -

USALLIANZ VIP DIVERSIFIED ASSETS FUND
June 30, 2000 (unaudited)    82       10.344         843         2.40          84       10.338       869            2.49
December 31,
 19991                        9       10.170          88         2.40+          1       10.168        15           2.49+

USALLIANZ VIP FIXED INCOME FUND
June 30, 2000 (unaudited)    40      10.031       400           2.15           34      10.025        341           2.24
December 31,
 19991                       13        9.751         124         2.15+          1        9.749         5           2.24+

106

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

9. UNIT VALUES - VALUEMARK II, III, AND IV (CONTINUED)

                                     VALUEMARK II & III                                   VALUEMARK IV
---------------------------------------------------------------------------------------------------------------------------
                                                             RATIO OF                                          RATIO OF
                        ACCUMULATION                         EXPENSES     ACCUMULATION                         EXPENSES
                      UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE
                       (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS* (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS*
---------------------------------------------------------------------------------------------------------------------------

USALLIANZ VIP GROWTH FUND
June 30, 2000 (unaudited)    65    $ 10.941     $ 716           2.30           49     $ 10.934     $ 535           2.39
December 31,
 19991                       21       10.733         226         2.30+         10       10.731       105           2.39+

* For the six-month period ended June 30, 2000 (unaudited) and the year ended December 31, 1999, including the effect of the expenses of the underlying funds.

+ Annualized.

1 Period from  November  12, 1999 (fund  commencement)  to December  31, 1999.

2 Period from May 1, 1998 (fund  commencement) to December 31, 1998.

3 Period from May 1, 1996 (fund  commencement) to December 31, 1996.

5 Period from November 8, 1996 (fund  commencement)  to December 31, 1996.

6 Period from May 1, 2000 (fund commencement) to June 30, 2000.

                                                                                               107
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

10. UNIT VALUES - VALUEMARK CHARTER

A summary of accumulation unit values and accumulation units outstanding for variable annuity contracts and the expense ratios, including expenses of the underlying funds, for the six-month period ended June 30, 2000 (unaudited) and the year ended December 31, 1999 follows.

                                VALUEMARK CHARTER TRADITIONAL                      VALUEMARK CHARTER ENHANCED
---------------------------------------------------------------------------------------------------------------------------
                                                             RATIO OF                                          RATIO OF
                        ACCUMULATION                         EXPENSES     ACCUMULATION                         EXPENSES
                      UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE
                       (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS* (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS*
---------------------------------------------------------------------------------------------------------------------------

FRANKLIN GLOBAL COMMUNICATIONS SECURITIES FUND
June 30, 2000 (unaudited)    11     $ 38.304     $   424         1.92%          8     $ 37.450     $ 303           2.12%
December 31, 1999             5       39.861         213         1.92           7       39.011       275           2.12

FRANKLIN GLOBAL HEALTH CARE SECURITIES FUND
June 30, 2000 (unaudited)    14       14.226       205           2.22            8     14.164         118
2.42
December 31, 1999             3        9.626          33         2.22           5        9.594        50           2.42

FRANKLIN GROWTH AND INCOME FUND
June 30, 2000 (unaudited)    23      27.083         629          1.89           16       26.479       421           2.09
December 31, 1999            21       26.792         545         1.90           9        26.22       238           2.10

FRANKLIN HIGH INCOME FUND
June 30, 2000 (unaudited)    31      20.855          648         1.94            3       20.391        71           2.14
December 31, 1999            20       21.405         429         1.94           1       20.949        18           2.14

FRANKLIN INCOME SECURITIES FUND
June 30, 2000 (unaudited)    43      26.362        1,144         1.90            9       25.775       232           2.10
December 31, 1999            49       24.923       1,206         1.90           4       24.391        92           2.10

FRANKLIN LARGE CAP GROWTH SECURITIES FUND
June 30, 2000 (unaudited)    36      22.630          809         2.17           23      22.442       516           2.37
December 31, 1999            19       20.337         392         2.17           7       20.188       144           2.37

FRANKLIN MONEY MARKET FUND
June 30, 2000 (unaudited)    71       15.542       1,107         1.94            -       15.195       ($0)          2.14
December 31, 1999           562       15.225       8,557         1.94           1       14.901        16           2.14

FRANKLIN NATURAL RESOURCES SECURITIES FUND
June 30, 2000 (unaudited)     6       13.648          76         2.07            1      13.344         11          2.27
December 31, 1999             5       11.374          62         2.07           -       11.131         6           2.27

FRANKLIN REAL ESTATE FUND
June 30, 2000 (unaudited)    21       25.523         531         1.98            5      24.954        137          2.18
December 31, 1999            20       21.919         429         1.98           1       21.452        14           2.18

FRANKLIN RISING DIVIDENDS SECURITIES FUND
June 30, 2000 (unaudited)    27       18.822         504         2.15          10       18.510       189           2.35
December 31, 1999            18       19.156         340         2.16          11       18.857       206           2.36

FRANKLIN SMALL CAP FUND
June 30, 2000 (unaudited)    67       30.243       2,030         2.22           8       29.962       239           2.42
December 31, 1999            32       28.565         904         2.17           3       28.328        79           2.37

FRANKLIN U.S. GOVERNMENT FUND
June 30, 2000 (unaudited)    47       19.650        929          1.92          21       19.212      403            2.12
December 31, 1999            87       19.049       1,647         1.92          12       18.643       217           2.12

108

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

10. UNIT VALUES - VALUEMARK CHARTER (CONTINUED)

                                VALUEMARK CHARTER TRADITIONAL                      VALUEMARK CHARTER ENHANCED
---------------------------------------------------------------------------------------------------------------------------
                                                             RATIO OF                                          RATIO OF
                        ACCUMULATION                         EXPENSES     ACCUMULATION                         EXPENSES
                      UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE
                       (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS* (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS*
---------------------------------------------------------------------------------------------------------------------------

FRANKLIN VALUE SECURITIES FUND
June 30, 2000 (unaudited)    15     $  8.131     $   125        2.21%           3     $  8.128     $  22           2.41%
December 31, 1999            14        7.749         108         2.21           3        7.753        21           2.41

MUTUAL DISCOVERY SECURITIES FUND
June 30, 2000 (unaudited)    16       14.599         231         2.41          15       14.493       223           2.61
December 31, 1999            20       13.779         275         2.42          10       13.692       136           2.62

MUTUAL SHARES SECURITIES FUND
June 30, 2000 (unaudited)    74       13.416         996         2.19          27       13.319       365           2.39
December 31, 1999            65       13.362         875         2.19           8       13.278       100           2.39

TEMPLETON GLOBAL ASSET ALLOCATION FUND
June 30, 2000 (unaudited)     2       17.740          34         2.22           2       17.557        29           2.42
December 31, 1999             2       17.693          36         2.22           1       17.527        16           2.42

TEMPLETON DEVELOPING MARKETS EQUITY FUND
June 30, 2000 (unaudited)   156       10.522       1,641         2.96           12      10.391       126           3.16
December 31, 1999            21       12.331         253         2.82           7       12.189        89           3.02

TEMPLETON GLOBAL INCOME SECURITIES FUND
June 30, 2000 (unaudited)    32       16.946         537         2.06            -      16.569        6            2.26
December 31, 1999            25       17.033         435         2.06           -       16.670         6           2.26

TEMPLETON GLOBAL GROWTH FUND
June 30, 2000 (unaudited)    156      19.196       3,001         2.28          21       18.955       398           2.48
December 31, 1999            51       19.717       1,012         2.29          15       19.490       313           2.49

TEMPLETON INTERNATIONAL EQUITY FUND
June 30, 2000 (unaudited)   297       22.687       6,729         2.32          20       22.311       456           2.52
December 31, 1999           124       23.368       2,895         2.32          14       23.004       303           2.52

TEMPLETON INTERNATIONAL SMALLER COMPANIES FUND
June 30, 2000 (unaudited)   112      12.236        1,374         2.53           13    12.135         156           2.73
December 31, 1999             -       11.547           4         2.53           4       11.462        51           2.73

TEMPLETON PACIFIC GROWTH FUND
June 30, 2000 (unaudited)    23       9.746          226         2.48           11      9.585         103          2.68
December 31, 1999             6       11.121          63         2.51           4       10.948        48           2.71

* For the six-month period ended June 30, 2000 (unaudited) and the year ended December 31, 1999, including the effect of the expenses of the underlying funds.

                                                                                               109
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

11. UNIT VALUES - USALLIANZ ALTERITY

A summary of accumulation unit values and accumulation units outstanding for variable annuity contracts and the expense ratios, including expenses of the underlying funds, for the period from February 1, 2000 (product inception) to June 30, 2000 (unaudited) follows.

                               USALLIANZ ALTERITY TRADITIONAL                      USALLIANZ ALTERITY ENHANCED
---------------------------------------------------------------------------------------------------------------------------
                                                             RATIO OF                                          RATIO OF
                        ACCUMULATION                         EXPENSES     ACCUMULATION                         EXPENSES
                      UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE
                       (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS* (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS*
---------------------------------------------------------------------------------------------------------------------------

AIM V.I. CAPITAL APPRECIATION FUND
June 30, 20001 (unaudited)                27    $ 10.949     $ 298    .13+%     4  $ 10.926       $  49     2.63+%

AIM V.I. GROWTH FUND
June 30, 2000 (unaudited)                 75      11.546       870    2.13    12    11.510         141     2.63

AIM V.I. INTERNATIONAL EQUITY FUND
June 30, 20001 (unaudited)                28       9.526       269    2.37+     1     9.507          13     2.87+

AIM V.I. VALUE FUND
June 30, 20001 (unaudited)                26      10.164       268    2.16+     4    10.143          40     2.66+

ALGER AMERICAN GROWTH PORTFOLIO
June 30, 2000 (unaudited)                 15      11.225       164     2.19     4    11.189          39     2.69

ALGER AMERICAN LEVERAGED ALLCAP PORTFOLIO
June 30, 2000 (unaudited)                 34      11.712       397     2.33     5    11.675          57     2.83

ALGER AMERICAN MIDCAP GROWTH PORTFOLIO
June 30, 20001 (unaudited)                26      11.394       297    2.25+     4    11.371          50     2.75+

ALGER AMERICAN SMALL CAPITALIZATION
June 30, 20001 (unaudited)                 4      10.113        39     2.3+     3    10.092          28     2.8+

DAVIS VA FINANCIAL PORTFOLIO
June 30, 20001 (unaudited)                13      11.048       143     2.4+     -    11.025           3     2.9+

DAVIS VA REAL ESTATE PORTFOLIO
June 30, 20001 (unaudited)                 3      11.411        30     2.4+     -    11.388           -     2.9+

DAVIS VA VALUE PORTFOLIO
June 30, 20001 (unaudited)                10      10.767       109     2.4+     6    10.744          62     2.9+

FRANKLIN GROWTH AND INCOME SECURITIES FUND
June 30, 2000 (unaudited)                  3      26.402        82     2.14     -    24.976           -     2.64

FRANKLIN RISING DIVIDENDS SECURITIES FUND
June 30, 2000 (unaudited)                  2      18.498        37     2.40     -    17.756           -     2.90

FRANKLIN SMALL CAP FUND
June 30, 2000 (unaudited)                 12      29.972       346     2.47     1    29.305          44     2.97

FRANKLIN U.S. GOVERNMENT FUND
June 30, 2000 (unaudited)                  2      19.152        29     2.17     1    18.110          11     2.67

J.P. MORGAN INTERNATIONAL OPPORTUNITIES PORTFOLIO
June 30, 20001 (unaudited)                 4      10.162        41    2.16+     -    10.141           -     2.66+

J.P. MORGAN U.S. DISCIPLINED PORTFOLIO
June 30, 20001 (unaudited)                 2      10.351        21     2.6+     1    10.330           7      3.1+

110
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

11. UNIT VALUES - USALLIANZ ALTERITY (CONTINUED)

                               USALLIANZ ALTERITY TRADITIONAL                      USALLIANZ ALTERITY ENHANCED
---------------------------------------------------------------------------------------------------------------------------
                                                             RATIO OF                                          RATIO OF
                        ACCUMULATION                         EXPENSES     ACCUMULATION                         EXPENSES
                      UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE
                       (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS* (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS*
---------------------------------------------------------------------------------------------------------------------------

MUTUAL DISCOVERY SECURITIES FUND
June 30, 2000 (unaudited)                  7    $ 14.498   $    97       2.66%       3  $ 14.249       $  48     3.16%

MUTUAL SHARES SECURITIES FUND
June 30, 2000 (unaudited)                  7      13.273        97        2.44       9    13.045         117     2.94

OPPENHEIMER GLOBAL SECURITIES FUND/VA
June 30, 20001 (unaudited)                18       9.511       169       2.09+       6     9.491          53     2.59+

OPPENHEIMER HIGH INCOME FUND/VA
June 30, 20001 (unaudited)                27       8.901       238       2.15+       -     8.882           1     2.65+

OPPENHEIMER MAIN STREET GROWTH & INCOME FUND/VA
June 30, 20001 (unaudited)                70       9.858       687       2.18+       2     9.837          21     2.68+

PIMCO VIT HIGH YIELD BOND PORTFOLIO
June 30, 20001 (unaudited)                 6       9.557        59       2.15+       4     9.537          37     2.65+

PIMCO VIT STOCKSPLUS GROWTH AND INCOME PORTFOLIO
June 30, 20001 (unaudited)                 3      10.289        35       2.05+       -    10.268           3     2.55+

PIMCO VIT TOTAL RETURN BOND PORTFOLIO
June 30, 20001 (unaudited)                11      10.088       110       2.05+       2    10.067          15     2.55+

SELIGMAN GLOBAL TECHNOLOGY FUND
June 30, 20001 (unaudited)                76      10.730       814       2.80+       8    10.708          82     3.30+

SELIGMAN SMALL CAP VALUE FUND
June 30, 20001 (unaudited)                10      11.083       107       2.40+       -    11.060           4     2.90+

TEMPLETON DEVELOPING MARKETS EQUITY FUND
June 30, 2000 (unaudited)                  4      10.389        42        3.21       1    10.075           9     3.71

TEMPLETON GROWTH SECURITIES FUND
June 30, 2000 (unaudited)                  7      18.917       127        2.53       7    18.346         122     3.03

TEMPLETON PACIFIC GROWTH FUND
June 30, 2000 (unaudited)                  2       9.534        20        2.73       -     9.147           -     3.23

USALLIANZ VIP DIVERSIFIED ASSETS FUND
June 30, 2000 (unaudited)                 16      10.344       161        2.40       -    10.311           -     2.90

USALLIANZ VIP FIXED INCOME FUND
June 30, 2000 (unaudited)                  -      10.031         8        2.15       -     9.999           -     2.65

USALLIANZ VIP GLOBAL OPPORTUNITIES FUND
June 30, 20001 (unaudited)                 4       9.763        35       2.91+       -     9.743           -     3.41+

USALLIANZ VIP GROWTH FUND
June 30, 2000 (unaudited)                  4      10.941        43        2.30       -    10.906           2     2.80

USALLIANZ VIP MONEY MARKET FUND
June 30, 20001 (unaudited)                16      10.162       161.541   2.30+       1    10.141           7     2.80+

                                                                                               111
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)


11. UNIT VALUES - USALLIANZ ALTERITY (CONTINUED)

                               USALLIANZ ALTERITY TRADITIONAL                      USALLIANZ ALTERITY ENHANCED
---------------------------------------------------------------------------------------------------------------------------
                                                             RATIO OF                                          RATIO OF
                        ACCUMULATION                         EXPENSES     ACCUMULATION                         EXPENSES
                      UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE
                       (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS* (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS*
---------------------------------------------------------------------------------------------------------------------------

VAN KAMPEN LIT ENTERPRISE PORTFOLIO
June 30, 20001 (unaudited)                 2    $ 10.918      $ 23     2.00+%       2  $ 10.896        $ 17     2.50+%

VAN KAMPEN LIT GROWTH & INCOME PORTFOLIO
June 30, 20001 (unaudited)                 4      10.688        45      2.15+       1    10.666          11     2.65+

112

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

11. UNIT VALUES - USALLIANZ ALTERITY (CONTINUED)

                                                                                   USALLIANZ ALTERITY OPTIONAL
---------------------------------------------------------------------------------------------------------------------------
                                                                                                               RATIO OF
                                                                          ACCUMULATION                         EXPENSES
                                                                        UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE
                                                                         (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS*
---------------------------------------------------------------------------------------------------------------------------

AIM V.I. CAPITAL APPRECIATION FUND
June 30, 20001 (unaudited)                                                      8     $ 10.935     $  87           2.43+%

AIM V.I. GROWTH FUND
June 30, 2000 (unaudited)                                                      20       11.524       233           2.43

AIM V.I. INTERNATIONAL EQUITY FUND
June 30, 20001 (unaudited)                                                     11        9.514       102           2.67+

AIM V.I. VALUE FUND
June 30, 20001 (unaudited)                                                     25       10.152       258           2.46+

ALGER AMERICAN GROWTH PORTFOLIO
June 30, 2000 (unaudited)                                                      11       11.203       118           2.49

ALGER AMERICAN LEVERAGED ALLCAP PORTFOLIO
June 30, 2000 (unaudited)                                                      15       11.689       180           2.63

ALGER AMERICAN MIDCAP GROWTH PORTFOLIO
June 30, 20001 (unaudited)                                                      8       11.380        94           2.55+

ALGER AMERICAN SMALL CAPITALIZATION
June 30, 20001 (unaudited)                                                     14       10.101       142           2.60+

DAVIS VA FINANCIAL PORTFOLIO
June 30, 20001 (unaudited)                                                      -       11.034         -           2.70+

DAVIS VA REAL ESTATE PORTFOLIO
June 30, 20001 (unaudited)                                                     23       11.397       258           2.70+

DAVIS VA VALUE PORTFOLIO
June 30, 20001 (unaudited)                                                      4       10.753        43           2.70+

FRANKLIN GROWTH AND INCOME SECURITIES FUND
June 30, 2000 (unaudited)                                                       4       25.537        96           2.44

FRANKLIN RISING DIVIDENDS SECURITIES FUND
June 30, 2000 (unaudited)                                                       -       18.049         2           2.70

FRANKLIN SMALL CAP FUND
June 30, 2000 (unaudited)                                                       4       29.570       122           2.77

FRANKLIN U.S. GOVERNMENT FUND
June 30, 2000 (unaudited)                                                       4       18.520        74           2.47

J.P. MORGAN INTERNATIONAL OPPORTUNITIES PORTFOLIO
June 30, 20001 (unaudited)                                                      -       10.149         1           2.46+

J.P. MORGAN U.S. DISCIPLINED PORTFOLIO
June 30, 20001 (unaudited)                                                      3       10.338        28           2.90+

MUTUAL DISCOVERY SECURITIES FUND
June 30, 2000 (unaudited)                                                       1       14.348        19           2.96

MUTUAL SHARES SECURITIES FUND
June 30, 2000 (unaudited)                                                       1       13.136        11           2.74

                                                                                               113
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

11. UNIT VALUES - USALLIANZ ALTERITY (CONTINUED)

                                                                                   USALLIANZ ALTERITY OPTIONAL
---------------------------------------------------------------------------------------------------------------------------
                                                                                                               RATIO OF
                                                                          ACCUMULATION                         EXPENSES
                                                                        UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE
                                                                         (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS*
---------------------------------------------------------------------------------------------------------------------------

OPPENHEIMER GLOBAL SECURITIES FUND/VA
June 30, 20001 (unaudited)                                                     17     $  9.499     $ 163           2.39+%

OPPENHEIMER HIGH INCOME FUND/VA
June 30, 20001 (unaudited)                                                      -        8.890         -           2.45+

OPPENHEIMER MAIN STREET GROWTH & INCOME FUND/VA
June 30, 20001 (unaudited)                                                      3        9.846        32           2.48+

PIMCO VIT HIGH YIELD BOND PORTFOLIO
June 30, 20001 (unaudited)                                                     25        9.545       235           2.45+

PIMCO VIT STOCKSPLUS GROWTH AND INCOME PORTFOLIO
June 30, 20001 (unaudited)                                                      1       10.276         7           2.35+

PIMCO VIT TOTAL RETURN BOND PORTFOLIO
June 30, 20001 (unaudited)                                                      4       10.076        37           2.35+

SELIGMAN GLOBAL TECHNOLOGY FUND
June 30, 20001 (unaudited)                                                      8       10.717        91           3.10+

SELIGMAN SMALL CAP VALUE FUND
June 30, 20001 (unaudited)                                                      5       11.069        59           2.70+

TEMPLETON DEVELOPING MARKETS SECURITIES FUND
June 30, 2000 (unaudited)                                                       5       10.199        53           3.51

TEMPLETON GROWTH SECURITIES FUND
June 30, 2000 (unaudited)                                                       -       18.572         8           2.83

TEMPLETON PACIFIC GROWTH SECURITIES FUND
June 30, 2000 (unaudited)                                                       1        9.300         6           3.03

USALLIANZ VIP DIVERSIFIED ASSETS FUND
June 30, 2000 (unaudited)                                                       -       10.324         -           2.70

USALLIANZ VIP FIXED INCOME FUND
June 30, 2000 (unaudited)                                                       -       10.012         -           2.45

USALLIANZ VIP GLOBAL OPPORTUNITIES FUND
June 30, 20001 (unaudited)                                                      -        9.751         -           3.21+

USALLIANZ VIP GROWTH FUND
June 30, 2000 (unaudited)                                                       -       10.920         -           2.60

USALLIANZ VIP MONEY MARKET FUND
June 30, 20001 (unaudited)                                                     28       10.149       282           2.60+

VAN KAMPEN LIT ENTERPRISE PORTFOLIO
June 30, 20001 (unaudited)                                                      -       10.905         -           2.30+

VAN KAMPEN LIT GROWTH & INCOME PORTFOLIO
June 30, 20001 (unaudited)                                                      -       10.675         1           2.45+

* For the six-month period ended June 30, 2000 (unaudited) and the year ended December 31, 1999, including the effect of the expenses of the underlying funds.
+ Annualized
1 Period from February 1, 2000 (fund commencement) to June 30, 2000.

114

ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

12. UNIT VALUES - USALLIANZ REWARDS

A summary of accumulation unit values and accumulation units outstanding for variable annuity contracts and the expense ratios, including expenses of the underlying funds, for the period from May 1, 2000 (product inception) to June
30, 2000 (unaudited) follows.

                                USALLIANZ REWARDS TRADITIONAL                      USALLIANZ REWARDS ENHANCED
---------------------------------------------------------------------------------------------------------------------------
                                                             RATIO OF                                          RATIO OF
                        ACCUMULATION                         EXPENSES     ACCUMULATION                         EXPENSES
                      UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE
                       (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS* (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS*
---------------------------------------------------------------------------------------------------------------------------

AIM V.I. CAPITAL APPRECIATION FUND
June 30, 20001 (unaudited)                11    $ 10.937     $ 122         2.13+%      5  $ 10.928        $ 55      2.63+%

AIM V.I. GROWTH FUND
June 30, 2000 (unaudited)                 12      11.528       141           2.13      3    11.507          32      2.63

AIM V.I. INTERNATIONAL EQUITY FUND
June 30, 20001 (unaudited)                 9       9.516        90          2.37+      -     9.509           4     2.87+

AIM V.I. VALUE FUND
June 30, 20001 (unaudited)                19      10.154       196          2.16+      -    10.145           -     2.66+

ALGER AMERICAN GROWTH PORTFOLIO
June 30, 2000 (unaudited)                  9      11.207       103           2.19      2    11.187          20     2.69

ALGER AMERICAN LEVERAGED ALLCAP PORTFOLIO
June 30, 2000 (unaudited)                  7      11.693        85           2.33      4    11.672          44     2.83

ALGER AMERICAN MIDCAP GROWTH PORTFOLIO
June 30, 20001 (unaudited)                16      11.382       183          2.25+      8    11.373          87     2.75+

ALGER AMERICAN SMALL CAPITALIZATION
June 30, 20001 (unaudited)                 -      10.103         3          2.30+      1    10.094          11     2.80+

DAVIS VA FINANCIAL PORTFOLIO
June 30, 20001 (unaudited)                 5      11.037        56          2.40+      4    11.028          49     2.90+

DAVIS VA REAL ESTATE PORTFOLIO
June 30, 20001 (unaudited)                 -      11.399         -          2.40+      -    11.390           -     2.90+

DAVIS VA VALUE PORTFOLIO
June 30, 20001 (unaudited)                 -      10.756         -          2.40+      -    10.747           -     2.90+

FRANKLIN GROWTH AND INCOME SECURITIES FUND
June 30, 2000 (unaudited)                  -      26.883         8           2.14      -    26.803           -     2.64

FRANKLIN RISING DIVIDENDS SECURITIES FUND
June 30, 2000 (unaudited)                  -      18.683         -           2.40      -    18.628           -     2.90

FRANKLIN SMALL CAP FUND
June 30, 2000 (unaudited)                  7      30.020       223           2.47      1    29.931          17     2.97

FRANKLIN U.S. GOVERNMENT FUND
June 30, 2000 (unaudited)                  -      19.505         -           2.17      -    19.447           -     2.67

J.P. MORGAN INTERNATIONAL OPPORTUNITIES PORTFOLIO
June 30, 20001 (unaudited)                 -      10.151         -          2.16+      2    10.143          16     2.66+

J.P. MORGAN U.S. DISCIPLINED PORTFOLIO
June 30, 20001 (unaudited)                 -      10.341         -          2.60+      4    10.332          39     3.10+

                                                                                               115
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

12. UNIT VALUES - USALLIANZ REWARDS (CONTINUED)

                                USALLIANZ REWARDS TRADITIONAL                      USALLIANZ REWARDS ENHANCED
---------------------------------------------------------------------------------------------------------------------------
                                                             RATIO OF                                          RATIO OF
                        ACCUMULATION                         EXPENSES     ACCUMULATION                         EXPENSES
                      UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE
                       (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS* (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS*
---------------------------------------------------------------------------------------------------------------------------

MUTUAL DISCOVERY SECURITIES FUND
June 30, 2000 (unaudited)                  -    $ 14.491     $   -       2.66%         -  $ 14.448        $  -     3.16%

MUTUAL SHARES SECURITIES FUND
June 30, 2000 (unaudited)                  -      13.317         -        2.44         -    13.278           -     2.94

OPPENHEIMER GLOBAL SECURITIES FUND/VA
June 30, 20001 (unaudited)                12       9.501       115       2.09+         -     9.493           -     2.59+

OPPENHEIMER HIGH INCOME FUND/VA
June 30, 20001 (unaudited)                 2       8.891        17       2.15+         -     8.884           -     2.65+

OPPENHEIMER MAIN STREET GROWTH &
INCOME FUND/VA
June 30, 20001 (unaudited)                16       9.848       154       2.18+         5     9.839          54     2.68+

PIMCO VIT HIGH YIELD BOND PORTFOLIO
June 30, 20001 (unaudited)                 -       9.547         -       2.15+         -     9.539           -     2.65+

PIMCO VIT STOCKSPLUS GROWTH
AND INCOME PORTFOLIO
June 30, 20001 (unaudited)                 -      10.278         -       2.05+         4    10.270          41     2.55+

PIMCO VIT TOTAL RETURN BOND PORTFOLIO
June 30, 20001 (unaudited)                 4      10.078        42       2.05+         -    10.069           -     2.55+

SELIGMAN GLOBAL TECHNOLOGY FUND
June 30, 20001 (unaudited)                24      10.719       259       2.80+         7    10.710          76     3.30+

SELIGMAN SMALL CAP VALUE FUND
June 30, 20001 (unaudited)                 1      11.071         6       2.40+         1    11.062           9     2.90+

TEMPLETON DEVELOPING MARKETS SECURITIES FUND
June 30, 2000 (unaudited)                  4      10.445        39        3.21         -    10.414           -     3.71

TEMPLETON GROWTH SECURITIES FUND
June 30, 2000 (unaudited)                  -      19.054         -        2.53         -    18.998           -     3.03

TEMPLETON PACIFIC GROWTH SECURITIES FUND
June 30, 2000 (unaudited)                  -       9.674         -        2.73         -     9.646           -     3.23

USALLIANZ VIP DIVERSIFIED ASSETS FUND
June 30, 2000 (unaudited)                  1      10.327         5        2.40         -    10.314           -     2.90

USALLIANZ VIP FIXED INCOME FUND
June 30, 2000 (unaudited)                  -      10.015         -        2.15         -    10.003           -     2.65

USALLIANZ VIP GLOBAL OPPORTUNITIES FUND
June 30, 20001 (unaudited)                 -       9.753         1       2.91+         1     9.745          10     3.41+

USALLIANZ VIP GROWTH FUND
June 30, 2000 (unaudited)                  1      10.923         9        2.30         1    10.909           9      2.80

USALLIANZ VIP MONEY MARKET FUND
June 30, 20001 (unaudited)                16      10.151       165       2.30+         -    10.143           -     2.80+

116
ALLIANZ LIFE VARIABLE ACCOUNT B
OF ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Financial Statements (CONTINUED)
June 30, 2000 (UNAUDITED)

12. UNIT VALUES - USALLIANZ REWARDS (CONTINUED)

                                USALLIANZ REWARDS TRADITIONAL                      USALLIANZ REWARDS ENHANCED
---------------------------------------------------------------------------------------------------------------------------
                                                             RATIO OF                                          RATIO OF
                        ACCUMULATION                         EXPENSES     ACCUMULATION                         EXPENSES
                      UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE UNITS OUTSTANDINGACCUMULATIONNET ASSETSTO AVERAGE
                       (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS* (IN THOUSANDS)UNIT VALUE(IN THOUSANDS)NET ASSETS*
---------------------------------------------------------------------------------------------------------------------------

VAN KAMPEN LIT ENTERPRISE PORTFOLIO
June 30, 20001 (unaudited)                10    $ 10.907     $ 105         2.00+%      -  $ 10.898         $ -   2.50+%

VAN KAMPEN LIT GROWTH & INCOME PORTFOLIO
June 30, 20001 (unaudited)                 5      10.677        51          2.15+      -    10.669           -   2.65+

* For the six-month period ended June 30, 2000 (unaudited) and the year ended December 31, 1999, including the effect of the expenses of the underlying funds.
+ Annualized
1 Period from May 1, 2000 (fund commencement) to June 30, 2000.







                         ALLIANZ LIFE VARIABLE ACCOUNT B
                                       of
                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
                              Financial Statements
                                December 31, 1999


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Independent Auditors' Report

The Board of Directors of Allianz Life Insurance Company of North America and Contract Owners of Allianz Life Variable Account B:

We have audited the accompanying statements of assets and liabilities of the sub-accounts of Allianz Life Variable Account B as of December 31, 1999, the related statements of operations for the year then ended and the statements of changes in net assets for each of the years in the two-years then ended. These financial statements are the responsibility of the Variable Account's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Investment securities held in custody for the benefit of the Variable Account were confirmed to us by AIM Variable Insurance Funds, Inc., The Alger American Fund, Franklin Templeton Variable Insurance Products Trust, and USAllianz Variable Insurance Products Trust. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the assets and liabilities of the sub-accounts of Allianz Life Variable Account B at December 31, 1999, the results of their operations for the year then ended and the changes in their net assets for each of the years in the two-years then ended, in conformity with generally accepted accounting principles.



                                                                    KPMG LLP



Minneapolis, Minnesota
February 4, 2000


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements

Statements of Assets and Liabilities
December 31, 1999
(In thousands)

                                                      AIM                Alger         Alger American     Franklin Global
                                                 V.I. Growth        American Growth       Leveraged       Communications
                                                     Fund                 Fund           AllCap Fund      Securities Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
  AIM V.I. Growth Fund,
   Class 1 - 306 shares, cost $9,508           $9,867        -         -         -         -        -         -         -
   Class 2 - 0 shares, cost $0                      -        -         -         -         -        -         -         -
  Alger American Growth Fund,
   Class 1 - 162 shares, cost $9,957                -        -    10,442         -         -        -         -         -
   Class 2 - 0 shares, cost $0                      -        -         -         -         -        -         -         -
  Alger American Leveraged AllCap Fund,
   Class 1 - 129 shares, cost $6,851                -        -         -         -     7,507        -         -         -
   Class 2 - 0 shares, cost $0                      -        -         -         -         -        -         -         -
  Franklin Global Communications Securities Fund,
   Class 1 - 36,310 shares, cost $609,001           -        -         -         -         -        -   902,669         -
   Class 2 - 20 shares, cost $420                   -        -         -         -         -        -         -       491
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                    9,867        -    10,442         -     7,507        -   902,669       491
------------------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk charges:
  Valuemark II & III                                 4        -         4         -         3        -     (215)         -
  Valuemark IV                                       3        -         4         -         3        -      (13)         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         2
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         1
 Accrued administrative charges:
  Valuemark II & III                                 1        -         1         -         -        -      (26)         -
  Valuemark IV                                       -        -         -         -         -        -       (1)         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                    8        -         9         -         6        -     (255)         3
------------------------------------------------------------------------------------------------------------------------------------
Net assets                                      $9,859        -    10,433         -     7,501        -   902,924       488
------------------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  Valuemark II and III  (note 5)                $5,833        -     5,894         -     4,137        -   844,307         -
  Valuemark IV (note 5)                          4,026        -     4,535         -     3,364        -    54,724         -
  Valuemark Charter Traditional (note 6)             -        -         -         -         -        -         -       213
  Valuemark Charter Enhanced (note 6)                -        -         -         -         -        -         -       275
 Contracts in annuity payment period (note 2)        -        -         4         -         -        -     3,893         -
------------------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                   $9,859        -    10,433         -     7,501        -   902,924       488
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Assets and Liabilities (cont.)
December 31, 1999
(In thousands)

                                                Franklin Global
                                                  Health Care      Franklin Growth      Franklin High     Franklin Income
                                                Securities Fund     and Income Fund      Income Fund       Securities Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
  Franklin Global Health Care Securities Fund,
   Class 1 - 1,081 shares, cost $10,216        $10,611        -         -         -         -        -         -         -
   Class 2 - 8 shares, cost $75                      -       83         -         -         -        -         -         -
  Franklin Growth and Income Fund,
   Class 1 - 49,294 shares, cost $796,041            -        -   876,439         -         -        -         -         -
   Class 2 - 45 shares, cost $846                    -        -         -       789         -        -         -         -
  Franklin High Income Fund,
   Class 1 - 28,876 shares, cost $361,738            -        -         -         -   284,716        -         -         -
   Class 2 - 46 shares, cost $506                    -        -         -         -         -      448         -         -
  Franklin Income Securities Fund,
   Class 1 - 48,865 shares, cost $748,259            -        -         -         -         -        -   717,826         -
   Class 2 - 89 shares, cost $1,388                  -        -         -         -         -        -         -     1,303
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                    10,611       83   876,439       789   284,716      448   717,826     1,303
------------------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk charges:
  Valuemark II & III                                 4        -        97         -        34        -       183         -
  Valuemark IV                                       5        -        10         -         9        -         9         -
  Valuemark Charter Traditional                      -        -         -         4         -        1         -         4
  Valuemark Charter Enhanced                         -        -         -         1         -        -         -         1
 Accrued administrative charges:
 Valuemark II & III                                  1        -        11         -         4        -        22         -
 Valuemark IV                                        1        -         1         -         1        -         1         -
 Valuemark Charter Traditional                       -        -         -         1         -        -         -         -
 Valuemark Charter Enhanced                          -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                   11        -       119         6        48        1       215         5
------------------------------------------------------------------------------------------------------------------------------------
Net assets                                     $10,600       83   876,320       783   284,668      447   717,611     1,298
------------------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  Valuemark II and III  (note 5)                $6,088        -   722,583         -   198,407        -   606,369         -
  Valuemark IV (note 5)                          4,512        -   144,218         -    85,209        -   105,486         -
  Valuemark Charter Traditional (note 6)             -       33         -       545         -      429         -     1,206
  Valuemark Charter Enhanced (note 6)                -       50         -       238         -       18         -        92
 Contracts in annuity payment period (note 2)        -        -     9,519         -     1,052        -     5,756         -
------------------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                  $10,600       83   876,320       783   284,668      447   717,611     1,298
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Assets and Liabilities (cont.)
December 31, 1999
(In thousands)

                                                   Franklin                               Franklin
                                               Large Cap Growth     Franklin Money    Natural Resources    Franklin Real
                                                Securities Fund       Market Fund      Securities Fund       Estate Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
  Franklin Large Cap Growth Securities Fund,
   Class 1 - 17,954 shares, cost $269,731     $378,462        -         -         -         -        -         -         -
   Class 2 - 26 shares, cost $458                    -      542         -         -         -        -         -         -
  Franklin Money Market Fund,
   Class 1 - 337,544 shares, cost $337,544           -        -   337,544         -         -        -         -         -
   Class 2 - 8,602 shares, cost $8,602               -        -         -     8,602         -        -         -         -
  Franklin Natural Resources Securities Fund,
   Class 1 - 3,604 shares, cost $39,973              -        -         -         -    39,395        -         -         -
   Class 2 - 6 shares, cost $68                      -        -         -         -         -       68         -         -
  Franklin Real Estate Fund,
   Class 1 - 9,912 shares, cost $176,899             -        -         -         -         -        -   147,887         -
   Class 2 - 30 shares, cost $443                    -        -         -         -         -        -         -       443
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                   378,462      542   337,544     8,602    39,395       68   147,887       443
------------------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk charges:
  Valuemark II & III                                98        -       217         -         6        -         9         -
  Valuemark IV                                      11        -         8         -         5        -         6         -
  Valuemark Charter Traditional                      -        5         -        26         -        -         -         -
  Valuemark Charter Enhanced                         -        1         -         -         -        -         -         -
 Accrued administrative charges:
  Valuemark II & III                                12        -        26         -         1        -         1         -
  Valuemark IV                                       1        -         1         -         1        -         1         -
  Valuemark Charter Traditional                      -        -         -         3         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                  122        6       252        29        13        -        17         -
------------------------------------------------------------------------------------------------------------------------------------
Net assets                                    $378,340      536   337,292     8,573    39,382       68   147,870       443
------------------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  Valuemark II and III  (note 5)              $219,679        -   258,373         -    32,615        -   115,525         -
  Valuemark IV (note 5)                        151,537        -    77,050         -     6,761        -    31,567         -
  Valuemark Charter Traditional (note 6)             -      392         -     8,557         -       62         -       429
  Valuemark Charter Enhanced (note 6)                -      144         -        16         -        6         -        14
 Contracts in annuity payment period (note 2     7,124        -     1,869         -         6        -       778         -
------------------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                 $378,340      536   337,292     8,573    39,382       68   147,870       443
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Assets and Liabilities (cont.)
December 31, 1999
(In thousands)

                                               Franklin Rising         Franklin           Franklin            Franklin
                                                  Dividends           S & P 500          Small Cap        U.S. Government
                                                Securities Fund       Index Fund            Fund                Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
  Franklin Rising Dividends Securities Fund,
   Class 1 - 29,867 shares, cost $417,038     $406,493        -         -         -         -        -         -         -
   Class 2 - 40 shares, cost $626                    -      549         -         -         -        -         -         -
  Franklin S&P 500 Index Fund
   Class 1 - 1,343 shares, cost $13,794              -        -    14,180         -         -        -         -         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
  Franklin Small Cap Fund,
   Class 1 - 17,248 shares, cost $244,267            -        -         -         -  463,443         -        -          -
   Class 2 - 37 shares, cost $701                    -        -         -         -         -     985          -        -
  Franklin U.S. Government Fund,
   Class 1 - 39,076 shares, cost $509,643           -         -         -         -         -        -   460,317         -
   Class 2 - 159 shares, cost $2,127                 -       -          -         -         -        -         -    1,878
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                   406,493      549    14,180         -   463,443      985   460,317     1,878
------------------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk charges:
  Valuemark II & III                                54        -         4         -       118        -        18         -
  Valuemark IV                                       8        -         6         -        10        -         8         -
  Valuemark Charter Traditional                      -        2         -         -         -        2         -        12
  Valuemark Charter Enhanced                         -        1         -         -         -        -         -         1
 Accrued administrative charges:
  Valuemark II & III                                 6        -         1         -        14        -         2         -
  Valuemark IV                                       1        -         1         -         1        -         1         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         1
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                   69        3        12         -       143        2        29        14
------------------------------------------------------------------------------------------------------------------------------------
Net assets                                    $406,424      546    14,168         -   463,300      983   460,288     1,864
------------------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  Valuemark II and III  (note 5)              $325,172        -     7,613         -   302,040        -   388,862         -
  Valuemark IV (note 5)                         77,429        -     6,555         -   154,275        -    70,974         -
  Valuemark Charter Traditional (note 6)             -      340         -         -         -      904         -     1,647
  Valuemark Charter Enhanced (note 6)                -      206         -         -         -       79         -       217
 Contracts in annuity payment period (note 2)    3,823        -         -         -     6,985        -       452         -
------------------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                 $406,424      546    14,168         -   463,300      983   460,288     1,864
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Assets and Liabilities (cont.)
December 31, 1999
(In thousands)

                                                   Franklin            Franklin           Franklin            Franklin
                                               Value Securities       Zero Coupon        Zero Coupon         Zero Coupon
                                                     Fund             Fund - 2000        Fund - 2005         Fund - 2010
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
  Franklin Value Securities Fund
   Class 1 - 1,349 shares, cost $10,759        $10,660        -         -         -         -        -         -         -
   Class 2 - 17 shares, cost $131                    -      130         -         -         -        -         -         -
  Franklin Zero Coupon Fund- 2000
   Class 1 - 4,724 shares, cost $65,759              -        -    59,382         -         -        -         -         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
  Franklin Zero Coupon Fund- 2005
   Class 1 - 4,097 shares, cost $63,136              -        -         -         -    59,443        -         -         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
  Franklin Zero Coupon Fund- 2010
   Class 1 - 4,292 shares, cost $71,092              -        -         -         -         -        -    60,739         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                    10,660      130    59,382         -    59,443        -    60,739         -
------------------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk charges:
  Valuemark II & III                                37        -         6         -         6        -         5         -
  Valuemark IV                                       5        -         5         -         6        -         5         -
  Valuemark Charter Traditional                      -        1         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
 Accrued administrative charges:
  Valuemark II & III                                 4        -         1         -         1        -         1         -
  Valuemark IV                                       -        -         1         -         1        -         1         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                   46        1        13         -        14        -        12         -
------------------------------------------------------------------------------------------------------------------------------------
Net assets                                     $10,614      129    59,369         -    59,429        -    60,727         -
------------------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  Valuemark II and III  (note 5)                $5,614        -    53,526         -    46,679        -    44,759         -
  Valuemark IV (note 5)                          4,657        -     5,831         -    12,750        -    15,961         -
  Valuemark Charter Traditional (note 6)             -      108         -         -         -        -         -         -
  Valuemark Charter Enhanced (note 6)                -       21         -         -         -        -         -         -
 Contracts in annuity payment period (note 2)      343        -        12         -         -        -         7         -
------------------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                  $10,614      129    59,369         -    59,429        -    60,727         -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Assets and Liabilities (cont.)
December 31, 1999
(In thousands)

                                                    Mutual              Mutual            Templeton           Templeton
                                             Discovery Securities  Shares Securities Developing Markets     Global Asset
                                                     Fund                Fund            Equity Fund       Allocation Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
  Mutual Discovery Securities Fund,
   Class 1 - 14,046 shares, cost $164,635    $190,610         -         -         -         -        -         -         -
   Class 2 - 30 shares, cost $365                    -      413         -         -         -        -         -         -
  Mutual Shares Securities Fund,
   Class 1 - 31,789 shares, cost $370,341            -        -   420,567         -         -        -         -         -
   Class 2 - 74 shares, cost $939                    -        -         -       980         -        -         -         -
  Templeton Developing Markets Equity Fund,
   Class 1 - 17,079 shares, cost $167,971            -        -         -         -   179,157        -         -         -
   Class 2 - 33 shares, cost $328                    -        -         -         -         -      346         -         -
  Templeton Global Asset Allocation Fund,
   Class 1 - 4,909 shares, cost $59,592              -        -         -         -         -        -    57,979         -
   Class 2 - 4 shares, cost $54                      -        -         -         -         -        -         -        52
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                   190,610      413   420,567       980   179,157      346    57,979        52
------------------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk charges:
  Valuemark II & III                                95        -       146         -        46        -        71         -
  Valuemark IV                                       9        -        14         -         7        -         6         -
  Valuemark Charter Traditional                      -        2         -         4         -        4         -         -
  Valuemark Charter Enhanced                         -        -         -         1         -        -         -         -
 Accrued administrative charges:
  Valuemark II & III                                11        -        18         -         6        -         9         -
  Valuemark IV                                       1        -         2         -         1        -         1         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                  116        2       180         5        60        4        87         -
------------------------------------------------------------------------------------------------------------------------------------
Net assets                                    $190,494      411   420,387       975   179,097      342    57,892        52
------------------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  Valuemark II and III  (note 5)               $79,396        -   164,442         -   136,842        -    36,071         -
  Valuemark IV (note 5)                        106,824        -   249,799         -    41,093        -    20,133         -
  Valuemark Charter Traditional (note 6)             -      275         -       875         -      253         -        36
  Valuemark Charter Enhanced (note 6)                -      136         -       100         -       89         -        16
 Contracts in annuity payment period (note 2)    4,274        -     6,146         -     1,162        -     1,688         -
------------------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                 $190,494      411   420,387       975   179,097      342    57,892        52
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Assets and Liabilities (cont.)
December 31, 1999
(In thousands)

                                                   Templeton           Templeton          Templeton          Templeton
                                                 Global Growth       Global Income      International   International Smaller
                                                     Fund           Securities Fund      Equity Fund       Companies Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
  Templeton Global Growth Fund,
   Class 1 - 42,714 shares, cost $548,058     $667,615        -         -         -         -        -         -         -
   Class 2 - 86 shares, cost $1,294                  -    1,339         -         -         -        -         -         -
  Templeton Global Income Securities Fund,
   Class 1 - 7,339 shares, cost $92,234              -        -    81,239         -         -        -         -         -
   Class 2 - 40 shares, cost $464                    -        -         -       442         -        -         -         -
  Templeton International Equity Fund,
   Class 1 - 40,536 shares, cost $579,632            -        -         -         -   727,623        -         -         -
   Class 2 - 181 shares, cost $3,112                 -        -         -         -         -    3,232         -         -
  Templeton International Smaller Companies Fund,
   Class 1 - 2,014 shares, cost $21,792              -        -         -         -         -        -    22,297         -
   Class 2 - 5 shares, cost $56                      -        -         -         -         -        -         -        58
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                   667,615    1,339    81,239       442   727,623    3,232    22,297        58
------------------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk charges:
  Valuemark II & III                               225        -         8         -       170        -        11         -
  Valuemark IV                                      11        -         5         -         9        -         5         -
  Valuemark Charter Traditional                      -       12         -         1         -       30         -         3
  Valuemark Charter Enhanced                         -        1         -         -         -        1         -         -
 Accrued administrative charges:
  Valuemark II & III                                27        -         1         -        21        -         1         -
  Valuemark IV                                       1        -         1         -         1        -         1         -
  Valuemark Charter Traditional                      -        1         -         -         -        3         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                  264       14        15         1       201       34        18         3
------------------------------------------------------------------------------------------------------------------------------------
Net assets                                    $667,351    1,325    81,224       441   727,422    3,198    22,279        55
------------------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  Valuemark II and III  (note 5)              $484,117        -    70,284         -   628,777        -    11,825         -
  Valuemark IV (note 5)                        174,453        -    10,843         -    95,194        -     9,864         -
  Valuemark Charter Traditional (note 6)             -    1,012         -       435         -    2,895         -         4
  Valuemark Charter Enhanced (note 6)                -      313         -         6         -      303         -        51
 Contracts in annuity payment period (note 2)    8,781        -        97         -     3,451        -       590         -
------------------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                 $667,351    1,325    81,224       441   727,422    3,198    22,279        55
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Assets and Liabilities (cont.)
December 31, 1999
(In thousands)

                                                   Templeton           USAllianz          USAllianz           USAllianz
                                                Pacific Growth     VIP Diversified    VIP Fixed Income       VIP Growth
                                                     Fund             Assets Fund           Fund                Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
  Templeton Pacific Growth Fund,
   Class 1 - 8,732 shares, cost $84,474        $88,975        -         -         -         -        -         -         -
   Class 2 - 11 shares, cost $111                    -      112         -         -         -        -         -         -
  USAllianz VIP Diversified Assets Fund,
   Class 1 - 10 shares, cost $102                    -        -       103         -         -        -         -         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
  USAllianz VIP Fixed Income Fund,
   Class 1 - 13 shares, cost $131                    -        -         -         -       129        -         -         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
  USAllianz VIP Growth Fund,
   Class 1 - 31 shares, cost $317                    -        -         -         -         -        -       331         -
   Class 2 - 0 shares, cost $0                       -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                    88,975      112       103         -       129        -       331         -
------------------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk charges:
  Valuemark II & III                                21        -         -         -         -        -         -         -
  Valuemark IV                                       6        -         -         -         -        -         -         -
  Valuemark Charter Traditional                      -        1         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
 Accrued administrative charges:
  Valuemark II & III                                 2        -         -         -         -        -         -         -
  Valuemark IV                                       1        -         -         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                   30        1         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Net assets                                     $88,945      111       103         -       129        -       331         -
------------------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  Valuemark II and III  (note 5)               $77,144        -        88         -       124        -       226         -
  Valuemark IV (note 5)                         11,295        -        15         -         5        -       105         -
  Valuemark Charter Traditional (note 6)             -       63         -         -         -        -         -         -
  Valuemark Charter Enhanced (note 6)                -       48         -         -         -        -         -         -
 Contracts in annuity payment period (note 2)      506        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                  $88,945      111       103         -       129        -       331         -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Assets and Liabilities (cont.)
December 31, 1999
(In thousands)

                                                                                                                Total
                                                                                                                 All
                                                                                                                Funds
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investments at net asset value:
------------------------------------------------------------------------------------------------------------------------------------

Total assets                                                                                          $7,694,647    23,285
------------------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Accrued mortality and expense risk charges:
  Valuemark II & III                                                                                       1,485         -
  Valuemark IV                                                                                               185         -
  Valuemark Charter Traditional                                                                                -       116
  Valuemark Charter Enhanced                                                                                   -         9
 Accrued administrative charges:
  Valuemark II & III                                                                                         180         -
  Valuemark IV                                                                                                24         -
  Valuemark Charter Traditional                                                                                -         9
  Valuemark Charter Enhanced                                                                                   -         -
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                          1,874       134
------------------------------------------------------------------------------------------------------------------------------------
Net assets                                                                                            $7,692,773    23,151
------------------------------------------------------------------------------------------------------------------------------------
Contract owners' equity:
 Contracts in accumulation period:
  Valuemark II and III  (note 5)                                                                      $5,883,411         -
  Valuemark IV (note 5)                                                                                1,741,044         -
  Valuemark Charter Traditional (note 6)                                                                       -    20,713
  Valuemark Charter Enhanced (note 6)                                                                          -     2,438
 Contracts in annuity payment period (note 2)                                                             68,318         -
------------------------------------------------------------------------------------------------------------------------------------
Total contract owners' equity                                                                         $7,692,773    23,151
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Operations
For the year ended December 31, 1999
(In thousands)

                                                                         Alger              Alger             Franklin
                                                      AIM           American Growth  American Leverage  Global Communications
                                               V.I. Growth Fund          Fund          AllCap Fund         Securities Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares               $11        -         -         -         -        -    30,155        10
------------------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  Valuemark II & III                                 4        -         5         -         3        -     9,416         -
  Valuemark IV                                       3        -         4         -         3        -       481         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         1
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         1
 Administrative charges:
  Valuemark II & III                                 1        -         1         -         -        -     1,130         -
  Valuemark IV                                       -        -         -         -         -        -        54         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total expenses                                       8        -        10         -         6        -    11,081         2
------------------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                        3        -       (10)        -        (6)       -    19,074         8
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions
 on mutual funds                                   201        -         -         -         -        -    73,027        25
 Realized gains (losses) on sales of
 investments, net                                    4        -         -         -        17        -    57,739        (2)
------------------------------------------------------------------------------------------------------------------------------------
Realized gains (losses) on investments, net        205        -         -         -        17        -   130,766        23
------------------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments                    359        -       484         -       656        -   108,627        70
------------------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
  appreciation (depreciation) on
  investments, net                                 564        -       484         -       673        -   239,393        93
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                                  $567        -       474         -       667        -   258,467       101
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Operations (cont.)
For the year ended December 31, 1999
(In thousands)

                                                   Franklin            Franklin           Franklin            Franklin
                                              Global Health Care   Growth and Income     High Income      Income Securities
                                                Securities Fund          Fund               Fund                Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares               $23        -    38,834        22    77,709      105    74,850        44
------------------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  Valuemark II & III                                74        -    11,011         -     3,263        -     9,791         -
  Valuemark IV                                      45        -     1,986         -     1,231        -     1,485         -
  Valuemark Charter Traditional                      -        -         -         4         -        1         -         4
  Valuemark Charter Enhanced                         -        -         -         1         -        -         -         1
 Administrative charges:
  Valuemark II & III                                 9        -     1,321         -       392        -     1,175         -
  Valuemark IV                                       5        -       222         -       138        -       166         -
  Valuemark Charter Traditional                      -        -         -         1         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total expenses                                     133        -    14,540         6     5,024        1    12,617         5
------------------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                     (110)       -    24,294        16    72,685      104    62,233        39
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions
 on mutual funds                                     -        -   108,254        62    11,372       13    26,820        16
 Realized gains (losses) on sales of
 investments, net                                 (444)       -    72,697       (27)  (13,505)     (60)   18,957         -
------------------------------------------------------------------------------------------------------------------------------------
Realized gains (losses) on investments, net       (444)       -   180,951        35    (2,133)     (47)   45,777        16
------------------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments                   (413)       8  (203,466)      (57)  (74,035)     (58) (135,753)      (85)
------------------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on
 investments, net                                 (857)        8  (22,515)      (22)  (76,168)    (105)  (89,976)      (69)
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                                 ($967)        8    1,779        (6)   (3,483)      (1)  (27,743)      (30)
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Operations (cont.)
For the year ended December 31, 1999
(In thousands)

                                                   Franklin            Franklin           Franklin            Franklin
                                               Large Cap Growth      Money Market     Natural Resources      Real Estate
                                                Securities Fund          Fund          Securities Fund          Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares            $1,404        1    16,250       111       684        1    16,917         5
------------------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  Valuemark II & III                             2,414        -     3,641         -       464        -     2,022         -
  Valuemark IV                                   1,569        -       869         -        88        -       503         -
  Valuemark Charter Traditional                      -        4         -        25         -        -         -         1
  Valuemark Charter Enhanced                         -        1         -         -         -        -         -         -
 Administrative charges:
  Valuemark II & III                               290        -       437         -        56        -       243         -
  Valuemark IV                                     176        -        97         -        10        -        56         -
  Valuemark Charter Traditional                      -        -         -         3         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total expenses                                   4,449        5     5,044        28       618        -     2,824         1
------------------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                   (3,045)      (4)   11,206        83        66        1    14,093         4
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions
 on mutual funds                                     -        -         -         -        -         -    23,442         7
 Realized gains (losses) on sales of
 investments, net                               14,374       94         -         -    (9,180)     (11)     (920)        -
------------------------------------------------------------------------------------------------------------------------------------
Realized gains (losses) on investments, net     14,374       94         -         -    (9,180)     (11)   22,522         7
------------------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments                 74,106       84         -         -    20,689        1   (51,341)        -
------------------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on
 investments, net                               88,480      178         -         -    11,509      (10)  (28,819)        7
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net asset
 from operations                               $85,435      174    11,206        83    11,575       (9)  (14,726)       11
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.



Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Operations (cont.)
For the year ended December 31, 1999
(In thousands)

                                                   Franklin            Franklin           Franklin            Franklin
                                               Rising Dividends      S&P 500 Index        Small Cap        U.S. Government
                                                Securities Fund          Fund               Fund                Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares            $8,456        5         -         -     1,420        -    73,938       257
------------------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  Valuemark II & III                             5,510        -         6         -     2,642        -     5,965         -
  Valuemark IV                                   1,184        -         6         -     1,255        -       909         -
  Valuemark Charter Traditional                      -        2         -         -         -        2         -        12
  Valuemark Charter Enhanced                         -        1         -         -         -        -         -         1
 Administrative charges:
  Valuemark II & III                               661        -         1         -       317        -       716         -
  Valuemark IV                                     133        -         1         -       141        -       102         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         1
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total expenses                                   7,488        3        14         -     4,355        2     7,692        14
------------------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                      968        2       (14)        -    (2,935)      (2)   66,246       243
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions
 on mutual funds                                84,717       53         -         -       198        -         -         -
 Realized gains (losses) on sales of
 investments, net                               36,917       (1)        -         -    15,350        3     3,396       (20)
------------------------------------------------------------------------------------------------------------------------------------
Realized gains (losses) on investments, net    121,634       52         -         -    15,548        3     3,396       (20)
------------------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments               (184,821)     (77)      386         -   211,659      284   (82,778)     (250)
------------------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on
 investments, net                              (63,187)     (25)      386         -   227,207      287   (79,382)     (270)
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                              ($62,219)     (23)      372         -   224,272      285   (13,136)      (27)
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Operations (cont.)
For the year ended December 31, 1999
(In thousands)

                                                   Franklin            Franklin           Franklin            Franklin
                                               Value Securities       Zero Coupon        Zero Coupon         Zero Coupon
                                                     Fund             Fund - 2000        Fund - 2005         Fund - 2010
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares               $27        -    10,170         -     8,132        -     8,748         -
------------------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  Valuemark II & III                                91        -       784         -       693        -       719         -
  Valuemark IV                                      52        -        64         -       159        -       211         -
  Valuemark Charter Traditional                      -        1         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
 Administrative charges:
  Valuemark II & III                                11        -        94         -        83        -        86         -
  Valuemark IV                                       6        -         7         -        18        -        24         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total expenses                                     160        1       949         -       953        -     1,040         -
------------------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                     (133)      (1)    9,221         -     7,179        -     7,708         -
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions
 on mutual funds                                     -        -     1,456         -       407        -     2,122         -
 Realized gains (losses) on sales
 of investments, net                              (411)      (7)      471         -     1,372        -       322         -
------------------------------------------------------------------------------------------------------------------------------------
Realized gains (losses) on investments, net       (411)      (7)    1,927         -     1,779        -     2,444         -
------------------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments                    309        -   (10,114)        -   (14,138)       -   (21,090)        -
------------------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on
 investments, net                                 (102)      (7)   (8,187)         -  (12,359)       -   (18,646)        -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                                 ($235)      (8)    1,034          -   (5,180)       -   (10,938)        -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Operations (cont.)
For the year ended December 31, 1999
(In thousands)

                                                    Mutual              Mutual            Templeton           Templeton
                                             Discovery Securities  Shares Securities Developing Markets     Global Asset
                                                     Fund                Fund            Equity Fund       Allocation Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares            $5,527        6    11,481        11     3,258        2     4,363         3
------------------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  Valuemark II & III                             1,136        -     2,422         -     1,619        -       586         -
  Valuemark IV                                   1,340        -     3,346         -       448        -       265         -
  Valuemark Charter Traditional                      -        2         -         4         -        4         -         -
  Valuemark Charter Enhanced                         -        -         -         1         -        -         -         -
 Administrative charges:
  Valuemark II & III                               136        -       291         -       194        -        70         -
  Valuemark IV                                     150        -       375         -        50        -        30         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total expenses                                   2,762        2     6,434         5     2,311        4       951         -
------------------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                    2,765        4     5,047         6       947       (2)    3,412         3
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions
 on mutual funds                                     -        -         -         -         -        -     4,294         3
 Realized gains (losses) on sales
 of investments, net                               877        -    10,361        (2)  (14,723)     263       217         -
------------------------------------------------------------------------------------------------------------------------------------
Realized gains (losses) on investments, net        877        -    10,361        (2)  (14,723)     263     4,511         3
------------------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments                 33,265       48    32,828        41    81,897       18    (4,595)       (2)
------------------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on
 investments, net                               34,142       48    43,189        39    67,174      281       (84)        1
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                               $36,907       52    48,236        45    68,121      279      3,328        4
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Operations (cont.)
For the year ended December 31, 1999
(In thousands)

                                                   Templeton           Templeton          Templeton           Templeton
                                                 Global Growth       Global Income      International   International Smaller
                                                     Fund           Securities Fund      Equity Fund        Companies Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares           $14,804       17     8,318        20    43,449      147       658         -
------------------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  Valuemark II & III                             6,443        -     1,175         -     8,528        -       158         -
  Valuemark IV                                   2,090        -       155         -     1,149        -       126         -
  Valuemark Charter Traditional                      -       12         -         1         -       29         -         3
  Valuemark Charter Enhanced                         -        1         -         -         -        1         -         -
 Administrative charges:
  Valuemark II & III                               773        -       141         -     1,023        -        19         -
  Valuemark IV                                     234        -        17         -       129        -        14         -
  Valuemark Charter Traditional                      -        1         -         -         -        3         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total expenses                                   9,540       14     1,488         1    10,829       33       317         3
------------------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                    5,264        3     6,830        19    32,620      114       341        (3)
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions
 on mutual funds                                71,620       82         -         -    22,510       56         -         -
 Realized gains (losses) on sales
 of investments, net                            29,748      235    (2,393)        -    57,375      870      (948)      137
------------------------------------------------------------------------------------------------------------------------------------
Realized gains (losses) on investments, net    101,368      317    (2,393)        -    79,885      926      (948)      137
------------------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments                 10,044       45   (12,888)      (22)   51,890      120     4,893         2
------------------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments,
   net                                         111,412      362   (15,281)      (22)  131,775     1,046    3,945       139
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                              $116,676      365    (8,451)       (3)  164,395     1,160    4,286       136
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Operations (cont.)
For the year ended December 31, 1999
(In thousands)

                                                   Templeton           USAllianz          USAllianz           USAllianz
                                                Pacific Growth     VIP Diversified     VIP Fixed Income       VIP Growth
                                                     Fund            Assets Fund             Fund                Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1   Class 2   Class 1   Class 2  Class 1   Class 2   Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares              $907        1         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  Valuemark II & III                             1,051        -         -         -         -        -         -         -
  Valuemark IV                                     111        -         -         -         -        -         -         -
  Valuemark Charter Traditional                      -        1         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
 Administrative charges:
  Valuemark II & III                               126        -         -         -         -        -         -         -
  Valuemark IV                                      12        -         -         -         -        -         -         -
  Valuemark Charter Traditional                      -        -         -         -         -        -         -         -
  Valuemark Charter Enhanced                         -        -         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Total expenses                                   1,300        1         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                     (393)       -         -         -         -        -         -         -
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distribution
 on mutual funds                                     -        -         -         -         -        -         -         -
 Realized gains (losses) on sales
 of investments, net                            (3,508)      38         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
Realized gains (losses) on investments, net     (3,508)      38         -         -         -        -         -         -
------------------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments                 33,561        1         1         -        (2)       -        14         -
------------------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on
 investments, net                               30,053       39         1         -        (2)       -        14         -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                               $29,660       39         1         -        (2)        -       14         -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Operations (cont.)
For the year ended December 31, 1999
(In thousands)

                                                                                                                Total
                                                                                                                 All
                                                                                                                Funds
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Class 1   Class 2
------------------------------------------------------------------------------------------------------------------------------------
Investment income:
 Dividends reinvested in fund shares                                                                    $460,493       768
------------------------------------------------------------------------------------------------------------------------------------
Expenses:
 Mortality and expense risk charges:
  Valuemark II & III                                                                                      81,636         -
  Valuemark IV                                                                                            21,137         -
  Valuemark Charter Traditional                                                                                -       113
  Valuemark Charter Enhanced                                                                                   -         9
 Administrative charges:
  Valuemark II & III                                                                                       9,797         -
  Valuemark IV                                                                                             2,367         -
  Valuemark Charter Traditional                                                                                -         9
  Valuemark Charter Enhanced                                                                                   -         -
------------------------------------------------------------------------------------------------------------------------------------
Total expenses                                                                                           114,937       131
------------------------------------------------------------------------------------------------------------------------------------
Investment income (loss), net                                                                            345,556       637
Realized gains (losses) and unrealized
 appreciation (depreciation) on investments:
 Realized capital gain distributions on mutual funds                                                     430,440       317
 Realized gains (losses) on sales of investments, net                                                    274,162     1,510
------------------------------------------------------------------------------------------------------------------------------------
Realized gains (losses) on investments, net                                                              704,602     1,827
------------------------------------------------------------------------------------------------------------------------------------
 Net change in unrealized appreciation
  (depreciation) on investments                                                                         (129,766)      171
------------------------------------------------------------------------------------------------------------------------------------
  Total realized gains (losses) and unrealized
   appreciation (depreciation) on investments, net                                                       574,836     1,998
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from operations                                                   $920,392     2,635
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements  of Changes in Net Assets For the years ended  December  31, 1999 and
1998 (In thousands)

                                                       AIM V.I.                               Alger American
                                                      Growth Fund                               Growth Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
------------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net               $3        -           -       -         (10)       -           -       -
  Realized gains (losses) on investments,net 205        -           -       -           -        -           -       -
  Net change in unrealized appreciation
   (depreciation) on investments             359        -           -       -         484        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net asset
 from operations                             567        -           -       -         474        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                           27        -           -       -           6        -           -       -
  Transfers between funds                  5,530        -           -       -       5,632        -           -       -
  Surrenders and terminations                (61)       -           -       -          (3)       -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
resulting from contract transactions -
 Valuemark II & III                        4,496        -           -       -       5,635        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                           50        -           -       -         215        -           -       -
  Transfers between funds                  3,764        -           -       -       4,119        -           -       -
  Surrenders and terminations                (18)       -           -       -         (10)       -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from
 contract transactions - Valuemark IV      3,796        -           -       -       4,324        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -           -       -           -        -           -       -
  Transfers between funds                      -        -           -       -           -        -           -       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Traditional                 -        -           -        -          -       -           -        -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions - Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -           -       -           -        -           -       -
  Transfers between funds                      -        -           -       -           -        -           -       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Enhanced                    -        -           -       -           -       -            -       -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets          9,859        -           -       -      10,433        -           -       -
Net assets at beginning of year                -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                 $9,859        -           -       -      10,433        -           -       -
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                                    Alger American                    Franklin Global Communications
                                                 Leveraged AllCap Fund                        Securities Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
------------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net              ($6)       -           -       -      19,074   25,465           8       -
  Realized gains (losses) on investments, net 17        -           -       -     130,766   99,245          23       -
  Net change in unrealized appreciation
   (depreciation) on investments             656        -           -       -     108,627  (40,032)         70       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net asset
 from operations                             667        -           -        -    258,467   84,678         101       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                            1        -           -       -       3,272    7,461           -       -
  Transfers between funds                  3,765        -           -       -     (24,958) (39,931)          -       -
  Surrenders and terminations                 (9)       -           -       -    (250,550)(198,959)          -       -
  Rescissions                                  -        -           -       -        (386)    (241)          -       -
  Other transactions (note 2)                  -        -           -       -         476      155           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark II & III                        3,757        -           -       -    (272,146 (231,515)          -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                            8        -           -       -       3,917   12,583           -       -
  Transfers between funds                  3,078        -           -       -      13,001    6,950           -       -
  Surrenders and terminations                 (9)       -           -       -      (4,391)  (1,068)          -       -
  Rescissions                                  -        -           -       -         (16)     (88)          -       -
  Other transactions (note 2)                  -        -           -       -           1        5           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark IV                              3,077       -            -       -      12,512   18,382           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -           -       -           -        -         179       -
  Transfers between funds                      -        -           -       -           -        -         (19)      -
  Surrenders and terminations                  -        -           -       -           -        -          (1)      -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Traditional                 -        -           -       -           -       -          159       -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions - Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -           -       -           -        -         237       -
  Transfers between funds                      -        -           -       -           -        -          (8)      -
  Surrenders and terminations                  -        -           -       -           -        -          (1)      -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Enhanced                    -        -           -       -           -       -          228       -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets          7,501        -           -       -      (1,167)(128,455)        488       -
Net assets at beginning of year                -        -           -       -     904,0911,032,546           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                 $7,501        -           -       -     902,924  904,091         488       -
-----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                                Franklin Global Health                           Franklin
                                                 Care Securities Fund                     Growth and Income Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
------------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net            ($110)     (42)          -       -      24,294     22,488        16       -
  Realized gains (losses) on investments,
 net                                        (444)    (205)          -       -     180,951    128,386        35       -
  Net change in unrealized appreciation
   (depreciation) on investments            (413)     808           8       -    (203,466)   (73,442)      (57)      -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                            (967)     561           8       -       1,779     77,432        (6)      -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                          103      194           -       -       8,279     16,130         -       -
  Transfers between funds                  3,399    5,818           -       -     (16,044)    20,093         -       -
  Surrenders and terminations             (2,835)    (190)          -       -    (331,869)  (195,983)        -       -
  Rescissions                                 (2)       -           -       -        (714)      (276)        -       -
  Other transactions (note 2)                 (3)      (1)          -       -         585        356         -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark II & III                          662    5,821           -       -    (339,763)  (159,680)        -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                          502    1,428           -       -      11,510     51,280         -       -
  Transfers between funds                  2,077    1,051           -       -      18,552     25,926         -       -
  Surrenders and terminations               (267)      (7)          -       -     (18,769)    (5,388)        -       -
  Rescissions                                 (2)    (258)          -       -        (127)      (943)        -       -
  Other transactions (note 2)                 (1)       -           -       -          78         46         -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from
 contract transactions - Valuemark IV      2,309    2,214           -       -      11,244     70,921         -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -          36       -           -          -     1,195       -
  Transfers between funds                      -        -          (6)      -           -          -       (13)      -
  Surrenders and terminations                  -        -           -       -           -          -      (634)      -
  Rescissions                                  -        -           -       -           -          -         -       -
  Other transactions (note 2)                  -        -           -       -           -          -         -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Traditional                 -        -          30       -           -          -       548       -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions -Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -          43       -           -          -       238       -
  Transfers between funds                      -        -           2       -           -          -         7       -
  Surrenders and terminations                  -        -           -       -           -          -        (4)      -
  Rescissions                                  -        -           -       -           -          -         -       -
  Other transactions (note 2)                  -        -           -       -           -          -         -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Enhanced                    -        -          45       -           -         -        241       -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets          2,004    8,596          83       -    (326,740)   (11,327)      783       -
Net assets at beginning of year            8,596        -           -       -   1,203,060  1,214,387         -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                $10,600    8,596          83       -     876,320  1,203,060       783       -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                                       Franklin                                  Franklin
                                                   High Income Fund                       Income Securities Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
------------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net          $72,685   33,766         104       -      62,233     77,877          39       -
  Realized gains (losses) on investments,
 net                                      (2,133)   4,702         (47)      -      45,777     48,389          16       -
  Net change in unrealized appreciation
   (depreciation) on investments         (74,035) (38,630)        (58)      -    (135,753)  (126,374)        (85)      -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                          (3,483)    (162)         (1)      -     (27,743)      (108)        (30)      -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                        1,791    4,834           -       -       4,169     13,275           -       -
  Transfers between funds                (18,484) (19,142)          -       -     (69,103)   (51,375)          -       -
  Surrenders and terminations           (100,108) (71,048)          -       -    (294,539   (219,332)          -       -
  Rescissions                               (186)    (154)          -       -      (1,016)      (278)          -       -
  Other transactions (note 2)                173      455           -       -         767        411           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark II & III                     (116,814) (85,055)          -       -    (359,722)  (257,299)          -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                        7,857   39,346           -       -       9,595     42,572           -       -
  Transfers between funds                  2,895    8,234           -       -       5,898     14,799           -       -
  Surrenders and terminations            (11,650)  (4,106)          -       -     (11,956)    (3,538)          -       -
  Rescissions                               (890)  (1,327)          -       -        (122)      (530)          -       -
  Other transactions (note 2)                277       50           -       -          64         (5)          -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark IV                             (1,511)  42,197           -       -       3,479     53,298           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -         219       -           -          -       1,223       -
  Transfers between funds                      -        -         260       -           -          -          12       -
  Surrenders and terminations                  -        -         (49)      -           -          -          (2)      -
  Rescissions                                  -        -           -       -           -          -           -       -
  Other transactions (note 2)                  -        -           -       -           -          -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Traditional                 -        -         430       -           -       -          1,233       -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions -Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -           7       -           -          -          79       -
  Transfers between funds                      -        -          14       -           -          -          17       -
  Surrenders and terminations                  -        -          (3)      -           -          -          (1)      -
  Rescissions                                  -        -           -       -           -          -           -       -
  Other transactions (note 2)                  -        -           -       -           -          -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Enhanced                    -        -          18       -           -       -             95       -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets       (121,808) (43,020)        447       -    (383,986)  (204,109)      1,298       -
Net assets at beginning of year          406,476  449,496           -       -   1,101,597  1,305,706           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year               $284,668  406,476         447       -     717,611  1,101,597       1,298       -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                                       Franklin                                  Franklin
                                           Large Cap Growth Securities Fund                  Money Market Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
------------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net          ($3,045)  (1,497)         (4)      -      11,206   12,915          83       -
  Realized gains (losses) on investments,
 net                                      14,374    3,101          94       -           -        -           -       -
  Net change in unrealized appreciation
   (depreciation) on investments          74,106   24,031          84       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                          85,435   25,635         174        -      11,206  12,915          83       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                        3,422    3,713           -       -       7,896   11,342           -       -
  Transfers between funds                117,374   55,930           -       -     194,558  207,647           -       -
  Surrenders and terminations            (81,624) (17,886)          -       -    (276,520)(204,171)          -       -
  Rescissions                               (255)      (8)          -       -        (187)    (341)          -       -
  Other transactions (note 2)                151      (19)          -       -       6,553      824           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark II & III                       39,068   41,730           -       -     (67,700)  15,301           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                       10,004   21,127           -       -      12,863   44,229           -       -
  Transfers between funds                 59,488   17,665           -       -      25,077  (20,238)          -       -
  Surrenders and terminations            (20,335)  (2,192)          -       -     (25,510)  (6,316)          -       -
  Rescissions                                (56)    (556)          -       -         (49)  (1,952)          -       -
  Other transactions (note 2)                258        1           -       -         470      199           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark IV                             49,359   36,045           -       -      12,851   15,922           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -       1,393       -           -        -       8,404       -
  Transfers between funds                      -        -          42       -           -        -         173       -
  Surrenders and terminations                  -        -        (920)      -           -        -        (103)      -
  Rescissions                                  -        -        (274)      -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Traditional                 -        -         241       -           -       -        8,474       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -         125       -           -        -          57       -
  Transfers between funds                      -        -           -       -           -        -         (41)      -
  Surrenders and terminations                  -        -          (4)      -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Enhanced                    -        -         121       -           -       -           16       -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets        173,862  103,410         536       -     (43,643)  44,138       8,573       -
Net assets at beginning of year          204,478  101,068           -       -     380,935  336,797           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year               $378,340  204,478         536       -     337,292  380,935       8,573       -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                              Franklin Natural Resources                         Franklin
                                                    Securities Fund                          Real Estate Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
------------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net              $66       75           1       -      14,093    9,568           4       -
  Realized gains (losses) on investments,
 net                                      (9,180) (13,600)        (11)      -      22,522   25,702           7       -
  Net change in unrealized appreciation
   (depreciation) on investments          20,689   (3,804)          1       -     (51,341)(105,327)          -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                          11,575  (17,329)         (9)      -     (14,726) (70,057)         11       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                          315      899           -       -         790    4,373           -       -
  Transfers between funds                 (5,419)  (5,230)          -       -     (29,234) (48,548)          -       -
  Surrenders and terminations             (9,951)  (7,877)          -       -     (66,788) (49,929)          -       -
  Rescissions                                (65)     (49)          -       -        (283)    (148)          -       -
  Other transactions (note 2)                 11       15           -       -          46      161           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
  Valuemark II & III                     (15,109) (12,242)          -       -     (95,469) (94,091)          -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                          459    1,717           -       -       1,696   16,008           -       -
  Transfers between funds                    923      841           -       -      (4,570)   1,947           -       -
  Surrenders and terminations               (618)    (188)          -       -      (4,367)  (1,625)          -       -
  Rescissions                                (57)     (52)          -       -          (7)    (202)          -       -
  Other transactions (note 2)                 (2)     (15)          -       -          26       13           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark IV                                705    2,303           -       -      (7,222)  16,141           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -          57       -           -        -         281       -
  Transfers between funds                      -        -          14       -           -        -         136       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Traditional                 -        -          71       -           -       -          417       -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions - Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -           4       -           -        -          13       -
  Transfers between funds                      -        -           2       -           -        -           2       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Enhanced                    -        -           6       -           -       -           15       -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets         (2,829) (27,268)         68       -    (117,417)(148,007)        443       -
Net assets at beginning of year           42,211   69,479           -       -     265,287  413,294           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                $39,382   42,211          68       -     147,870  265,287         443       -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                                       Franklin                              Franklin S&P 500
                                           Rising Dividends Securities Fund                     Index Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
------------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $968   (2,149)          2       -         (14)       -           -       -
  Realized gains (losses) on investments,
 net                                     121,634  134,667          52       -           -        -           -       -
  Net change in unrealized appreciation
   (depreciation) on investments        (184,821)(101,514)        (77)      -         386        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                         (62,219)  31,004         (23)      -         372       -            -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                        2,867   10,801           -       -           5        -           -       -
  Transfers between funds                (38,032)  17,226           -       -       7,594        -           -       -
  Surrenders and terminations           (174,156)(135,412)          -       -        (181)       -           -       -
  Rescissions                               (316)    (207)          -       -           -        -           -       -
  Other transactions (note 2)                221      239           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark II & III                     (209,416 (107,353)          -       -       7,418        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                        5,964   36,972           -       -         274        -           -       -
  Transfers between funds                   (282)  17,333           -       -       6,114        -           -       -
  Surrenders and terminations            (11,026)  (3,213)          -       -         (10)       -           -       -
  Rescissions                               (111)    (691)          -       -           -        -           -       -
  Other transactions (note 2)                115        3           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark IV                             (5,340)  50,404           -       -       6,378        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -         355       -           -        -           -       -
  Transfers between funds                      -        -           2       -           -        -           -       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Traditional                 -        -         357       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -         214       -           -        -           -       -
  Transfers between funds                      -        -          (1)      -           -        -           -       -
  Surrenders and terminations                  -        -          (1)      -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Enhanced                    -        -         212       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets       (276,975) (25,945)        546       -      14,168        -           -       -
Net assets at beginning of year          683,399  709,344           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year               $406,424  683,399         546       -      14,168        -           -       -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                                       Franklin                          Franklin U.S. Government
                                                    Small Cap Fund                                 Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
------------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net          ($2,935)  (4,034)         (2)      -      66,246   36,201         243       -
  Realized gains (losses) on investments,
 net                                      15,548   24,392           3       -       3,396    8,286         (20)      -
  Net change in unrealized appreciation
   (depreciation) on investments         211,659  (31,057)        284       -     (82,778)  (7,222)       (250)      -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                         224,272  (10,699)        285       -     (13,136) (37,265)        (27)      -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                        1,798    6,424           -       -       2,444    5,708           -       -
  Transfers between funds                  8,311    4,845           -       -     (16,017)  12,261           -       -
  Surrenders and terminations            (72,615) (36,786)          -       -    (165,246)(126,296)          -       -
  Rescissions                               (139)    (186)          -       -      (1,028)    (188)          -       -
  Other transactions (note 2)                302      (15)          -       -         294      860           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark II & III                      (62,343) (25,718)          -       -    (179,553)(107,655)          -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                        4,252   26,375           -       -       7,769   20,857           -       -
  Transfers between funds                  6,853   13,910           -       -      15,383   12,943           -       -
  Surrenders and terminations             (9,570)  (2,749)          -       -      (7,818)  (2,139)          -       -
  Rescissions                                (56)    (368)          -       -        (156)    (701)          -       -
  Other transactions (note 2)                112       32           -       -         195        4           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark IV                              1,591   37,200           -       -      15,373   30,964           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -         190       -           -        -       1,598       -
  Transfers between funds                      -        -         456       -           -        -         343       -
  Surrenders and terminations                  -        -           -       -           -        -        (270)      -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
resulting from contract transactions -
Valuemark Charter Traditional                  -        -         646        -           -       -     1,671    -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions - Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -          48       -           -        -         213       -
  Transfers between funds                      -        -           4       -           -        -          14       -
  Surrenders and terminations                  -        -           -       -           -        -          (7)      -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
resulting from contract transactions -
Valuemark Charter Enhanced                      -       -          52        -           -       -          220      -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets        163,520      783         983       -    (177,316) (39,426)      1,864       -
Net assets at beginning of year          299,780  298,997           -       -     637,604  677,030           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year               $463,300  299,780         983       -     460,288  637,604       1,864       -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                                    Franklin Value                               Franklin
                                                    Securities Fund                       Zero Coupon Fund - 2000
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
------------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net            ($133)     (47)         (1)      -       9,221    5,241           -       -
  Realized gains (losses) on investments,
 net                                        (411)     (74)         (7)      -       1,927    2,396           -       -
  Net change in unrealized appreciation
   (depreciation) on investments             309     (407)          -       -     (10,114)  (2,765)          -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                            (235)    (528)         (8)      -       1,034    4,872           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                          326      190           -       -         183      498           -       -
  Transfers between funds                  2,439    6,072           -       -      (1,531)  (4,978)          -       -
  Surrenders and terminations             (2,562)    (129)          -       -     (20,544) (14,347)          -       -
  Rescissions                                 (1)       -           -       -          (4)      (4)          -       -
  Other transactions (note 2)                 (2)      (1)          -       -         117      165           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark II & III                          200    6,132           -       -     (21,779) (18,666)          -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                          715      916           -       -         340      864           -       -
  Transfers between funds                  1,785    2,211           -       -       2,017    1,107           -       -
  Surrenders and terminations               (521)     (62)          -       -        (406)     (68)          -       -
  Rescissions                                 (1)      (4)          -       -          (8)     (23)          -       -
  Other transactions (note 2)                  6        -           -       -           3       (6)          -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark IV                              1,984    3,061          -        -       1,946    1,874           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -         374       -           -        -           -       -
  Transfers between funds                      -        -          (1)      -           -        -           -       -
  Surrenders and terminations                  -        -        (258)      -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Traditional                 -        -         115       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -          22       -           -        -           -       -
  Transfers between funds                      -        -           -       -           -        -           -       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Enhanced                    -        -          22       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets          1,949    8,665         129       -     (18,799) (11,920)          -       -
Net assets at beginning of year            8,665        -           -       -      78,168   90,088           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                $10,614    8,665         129       -      59,369   78,168           -       -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                                       Franklin                                  Franklin
                                                Zero Coupon Fund - 2005                   Zero Coupon Fund - 2010
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
------------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net           $7,179    3,261           -       -       7,708    3,294           -       -
  Realized gains (losses) on investments,
 net                                       1,779    2,485           -       -       2,444    5,443           -       -
  Net change in unrealized appreciation
   (depreciation) on investments         (14,138)   1,608           -       -     (21,090)     769           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                          (5,180)   7,354           -        -    (10,938)   9,506           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                          215      759           -       -         206      682           -       -
  Transfers between funds                   (950)   3,490           -       -         225    4,057           -       -
  Surrenders and terminations            (14,198) (10,720)          -       -     (19,296) (15,533)          -       -
  Rescissions                                (15)     (11)          -       -          (7)      (2)          -       -
  Other transactions (note 2)                 71      105           -       -         230       49           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions
 Valuemark II & III                      (14,877   (6,377)          -       -     (18,642) (10,747)          -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                        1,585    3,307           -       -       2,411    5,944           -       -
  Transfers between funds                  3,627    2,192           -       -       3,934    3,245           -       -
  Surrenders and terminations             (1,004)    (284)          -       -      (1,316)    (458)          -       -
  Rescissions                                (89)     (68)          -       -         (84)     (20)          -       -
  Other transactions (note 2)                 89       (4)          -       -           5       (2)          -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark IV                              4,208    5,143           -       -       4,950    8,709           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -           -       -           -        -           -       -
  Transfers between funds                      -        -           -       -           -        -           -       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Traditional                 -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions - Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -           -       -           -        -           -       -
  Transfers between funds                      -        -           -       -           -        -           -       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions
 Valuemark Charter Enhanced                    -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets        (15,849)   6,120           -       -     (24,630)   7,468           -       -
Net assets at beginning of year           75,278   69,158           -       -      85,357   77,889           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                $59,429   75,278           -       -      60,727   85,357           -       -
-----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                                   Mutual Discovery                            Mutual Shares
                                                    Securities Fund                           Securities Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
------------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net           $2,765      (64)          4       -       5,047   (1,566)          6       -
  Realized gains (losses) on investments,
 net                                         877    1,768           -       -      10,361    4,339          (2)      -
  Net change in unrealized appreciation
   (depreciation) on investments          33,265  (23,026)         48       -      32,828  (15,031)         41       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 from operations                          36,907  (21,322)         52       -      48,236  (12,258)         45       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                          889    6,337           -       -       2,270   11,748           -       -
  Transfers between funds                 (9,239)  18,856           -       -         261   28,224           -       -
  Surrenders and terminations            (37,626) (22,824)          -       -     (73,031) (42,653)          -       -
  Rescissions                                (62)    (132)          -       -        (653)    (194)          -       -
  Other transactions (note 2)                110        5           -       -         389       59           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark II & III                     (45,928)    2,242           -       -     (70,764)  (2,816)          -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                        3,851   35,649           -       -       9,961   85,482           -       -
  Transfers between funds                 (3,004)  12,085           -       -       6,279   28,604           -       -
  Surrenders and terminations            (12,692)  (3,935)          -       -     (27,466)  (8,498)          -       -
  Rescissions                               (169)    (577)          -       -        (156)  (1,549)          -       -
  Other transactions (note 2)                100       59           -       -         247       92           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark IV                           (11,914)   43,281           -       -     (11,135) 104,131           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -         262       -           -        -         895       -
  Transfers between funds                      -        -          (2)      -           -        -         (34)      -
  Surrenders and terminations                  -        -         (24)      -           -        -         (26)      -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Traditional                 -        -         236       -           -        -         835       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -         123       -           -        -          94       -
  Transfers between funds                      -        -           4       -           -        -           6       -
  Surrenders and terminations                  -        -          (4)      -           -        -          (5)      -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from contract transactions -
 Valuemark Charter Enhanced                    -        -         123       -           -       -           95       -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets        (20,935)  24,201         411       -     (33,663)  89,057         975       -
Net assets at beginning of year          211,429  187,228           -       -     454,050  364,993           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year               $190,494  211,429         411       -     420,387  454,050         975       -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.



Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                                 Templeton Developing                        Templeton Global
                                                  Markets Equity Fund                      Asset Allocation Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
------------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
-----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net             $947    3,912          (2)      -       3,412    1,887           3       -
  Realized gains (losses) on
                    investments, net     (14,723) (8,736)         263       -       4,511    4,396           3       -
  Net change in unrealized appreciation
   (depreciation) on investments          81,897  (51,993)         18       -      (4,595)  (8,198)         (2)      -
-----------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net
          assets from operations          68,121  (56,817)        279        -       3,328  (1,915)          4        -
-----------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                        1,065    4,084           -       -         577    1,787           -       -
  Transfers between funds                 (9,812) (39,497)          -       -      (8,133)  (8,074)          -       -
  Surrenders and terminations            (35,896) (26,039)          -       -     (13,638)  (8,859)          -       -
  Rescissions                               (154)     (68)          -       -         (16)      (7)          -       -
  Other transactions (note 2)                131      (56)          -       -          43       30           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from
 contract transactions-Valuemark II & III(44,666) (61,576)         -           -  (21,167)  (15,123)         -       -
-----------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                        2,375    9,390           -       -       2,112    6,881           -       -
  Transfers between funds                    164   (1,057)          -       -      (1,245)     525           -       -
  Surrenders and terminations             (2,692)  (1,050)          -       -      (2,233)    (519)          -       -
  Rescissions                                 (6)    (129)          -       -          (2)     (14)          -       -
  Other transactions (note 2)                 13      (13)          -       -          39       11           -       -
-----------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from
 contract transactions - Valuemark IV       (146)   7,141           -       -      (1,329)   6,884           -       -
-----------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -         211       -           -        -          34       -
  Transfers between funds                      -        -        (225)      -           -        -           -       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
resulting from contract transactions -
Valuemark Charter Traditional                  -        -         (14)      -           -        -           34      -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions - Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -          75       -           -        -          15       -
  Transfers between funds                      -        -           2       -           -        -          (1)      -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
resulting from contract transactions -
Valuemark Charter Enhanced                     -           -        77      -           -        -          14       -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets         23,309 (111,252)        342       -     (19,168) (10,154)         52       -
Net assets at beginning of year          155,788  267,040           -       -      77,060   87,214           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year               $179,097  155,788         342       -      57,892   77,060          52       -
------------------------------------------------------------------------------------------------------------------------------------

 See accompanying notes to financial statements.



Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                                       Templeton                             Templeton Global
                                                  Global Growth Fund                      Income Securities Fund
-----------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
-----------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
-----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net           $5,264    8,781           3       -       6,830    9,058          19       -
  Realized gains (losses) on
             investments, net            101,368   82,495         317       -      (2,393)     263          -        -
  Net change in unrealized appreciation
   (depreciation) on investments          10,044  (44,136)         45       -     (12,888)  (1,320)        (22)      -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  from operations                        116,676   47,140         365       -      (8,451)   8,001          (3)      -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                        3,910   10,586           -       -         372      983           -       -
  Transfers between funds                (21,594) (41,415)          -       -      (8,997) (13,288)          -       -
  Surrenders and terminations           (143,382) (79,015)          -       -     (38,030) (30,382)          -       -
  Rescissions                               (338)    (300)          -       -        (414)     (42)          -       -
  Other transactions (note 2)                309       78           -       -          37      154           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from  contract transaction
     - Valuemark II & III               (161,095)(110,066)          -       -    (47,032)   (42,575)         -       -
-----------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                       12,834   47,491           -       -       1,026    3,461           -       -
  Transfers between funds                  8,319   11,653           -       -         761    1,385           -       -
  Surrenders and terminations            (17,858)  (4,558)          -       -      (1,634)    (377)          -       -
  Rescissions                               (144)    (653)          -       -          (5)     (12)          -       -
  Other transactions (note 2)                111      (12)          -       -           5        2           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from
 contract transactions - Valuemark IV      3,262   53,921           -       -         153    4,459           -       -
-----------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -       1,732       -           -        -         437       -
  Transfers between funds                      -        -        (132)      -           -        -           1       -
  Surrenders and terminations                  -        -        (863)      -           -        -           -       -
  Rescissions                                  -        -         (59)      -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
 resulting from  contract transactions -
      Valuemark Charter Traditional             -       -         678        -           -       -          438      -
-----------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -         288       -           -        -          21       -
  Transfers between funds                      -        -           4       -           -        -         (15)      -
  Surrenders and terminations                  -        -         (10)      -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
   resulting from  contract transactions -
    Valuemark Charter Enhanced                 -       -           282      -           -       -            6        -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets        (41,157)  (9,005)      1,325       -     (55,330) (30,115)        441       -
Net assets at beginning of year          708,508  717,513           -       -     136,554  166,669           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year               $667,351  708,508       1,325       -      81,224  136,554         441       -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.



Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                                       Templeton                          Templeton International
                                               International Equity Fund                  Smaller Companies Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
------------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net          $32,620   18,022         114       -         341      290          (3)      -
  Realized gains (losses) on investments, net      79,885     112,100     926           -     (948)       (547)    137     -
  Net change in unrealized appreciation
   (depreciation) on investments          51,890  (88,725)        120       -       4,893   (3,830)          2       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net
   assets from operations                164,395  41,397        1,160       -       4,286  (4,087)          136      -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                        2,621    8,884           -       -         115      865           -       -
  Transfers between funds                (63,288) (92,026)          -       -      (1,461)  (3,005)          -       -
  Surrenders and terminations           (269,672)(171,313)          -       -      (3,584)  (2,234)          -       -
  Rescissions                             (1,975)    (404)          -       -          (3)     (24)          -       -
  Other transactions (note 2)              1,097      252           -       -          35       10           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
resulting from  contract transactions -
   Valuemark II & III                   (331,217)(254,607)          -       -      (4,898)  (4,388)          -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                        3,376   21,502           -       -         412    2,980           -       -
  Transfers between funds                   (471)   6,064           -       -        (381)    (467)          -       -
  Surrenders and terminations             (8,179)  (2,654)          -       -      (1,017)    (365)          -       -
  Rescissions                                (40)     (95)          -       -          (3)     (85)          -       -
  Other transactions (note 2)                 68       45           -       -           4      (15)          -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from
 contract transactions - Valuemark IV     (5,246)  24,862           -       -        (985)   2,048           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -       2,640       -           -        -           3       -
  Transfers between funds                      -        -        (882)      -           -        -        (133)      -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
resulting from contract transactions -
Valuemark Charter Traditional                  -       -        1,758       -           -        -         (130)     -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -         268       -           -        -          49       -
  Transfers between funds                      -        -          12       -           -        -           -       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
resulting from  contract transactions -
     Valuemark Charter Enhanced                 -       -         280       -           -       -           49       -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets       (172,068)(188,348)      3,198       -      (1,597)  (6,427)         55       -
Net assets at beginning of year          899,4901,087,838           -       -      23,876   30,303           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year               $727,422  899,490       3,198       -      22,279   23,876          55       -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.




Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                                       Templeton                               USAllianz VIP
                                                  Pacific Growth Fund                     Diversified Assets Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
------------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net            ($393)   3,442           -       -           -        -           -       -
  Realized gains(losses)on investments,net(3,508) (66,038)         38       -           -        -           -       -
  Net change in unrealized appreciation
   (depreciation) on investments          33,561   39,890           1       -           1        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
    from operations                       29,660 (22,706)         39        -           1        -           -        -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                          738    1,634           -       -           -        -           -       -
  Transfers between funds                 (6,774) (21,917)          -       -          88        -           -       -
  Surrenders and terminations            (29,719) (20,611)          -       -           -        -           -       -
  Rescissions                                (36)     (54)          -       -           -        -           -       -
  Other transactions (note 2)                 11       48           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
resulting from  contract transactions -
    Valuemark II & III                   (35,780) (40,900)          -       -          88        -          -        -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                          635    2,042           -       -           -        -           -       -
  Transfers between funds                  3,409      282           -       -          14        -           -       -
  Surrenders and terminations               (795)    (205)          -       -           -        -           -       -
  Rescissions                                 (3)     (42)          -       -           -        -           -       -
  Other transactions (note 2)                 21       (1)          -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from
 contract transactions - Valuemark IV      3,267    2,076           -       -          14        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -          58       -           -        -           -       -
  Transfers between funds                      -        -         (32)      -           -        -           -       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
-----------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
resulting from  contract transactions -
   Valuemark Charter Traditional              -         -          26        -           -       -           -        -
-----------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -          46       -           -        -           -       -
  Transfers between funds                      -        -           -       -           -        -           -       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
-----------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
resulting from  contract transactions -
Valuemark Charter Enhanced                     -       -          46        -           -        -           -        -
-----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets         (2,853) (61,530)        111       -         103        -           -       -
Net assets at beginning of year           91,798  153,328           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                $88,945   91,798         111       -         103        -           -       -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                                     USAllianz VIP                             USAllianz VIP
                                                   Fixed Income Fund                            Growth Fund
------------------------------------------------------------------------------------------------------------------------------------
                                               Class 1              Class 2             Class 1             Class 2
------------------------------------------------------------------------------------------------------------------------------------
                                            1999     1998        1999    1998        1999     1998        1999    1998
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net               $-        -           -       -           -        -           -       -
  Realized gains (losses) on investments, ne   -        -           -       -           -        -           -       -
  Net change in unrealized appreciation
   (depreciation) on investments              (2)       -           -       -          14        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
from operations                               (2)      -           -        -          14       -            -        -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                            -        -           -       -           -        -           -       -
  Transfers between funds                    126        -           -       -         224        -           -       -
  Surrenders and terminations                  -        -           -       -          (8)       -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
resulting from contract transactions -
Valuemark II & III                           126        -           -       -         216        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                            -        -           -       -           -        -           -       -
  Transfers between funds                      5        -           -       -         101        -           -       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from
 contract transactions - Valuemark IV          5        -           -       -         101        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                            -        -           -       -           -        -           -       -
  Transfers between funds                      -        -           -       -           -        -           -       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
resulting from  contract transactions -
    Valuemark Charter Traditional              -        -           -        -           -       -           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Enhanced (note 6):
  Purchase payments                            -        -           -       -           -        -           -       -
  Transfers between funds                      -        -           -       -           -        -           -       -
  Surrenders and terminations                  -        -           -       -           -        -           -       -
  Rescissions                                  -        -           -       -           -        -           -       -
  Other transactions (note 2)                  -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
resulting from  contract transactions -
     Valuemark Charter Enhanced                 -       -           -        -           -       -          -        -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets            129        -           -       -         331        -           -       -
Net assets at beginning of year                -        -           -       -           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                   $129        -           -       -         331        -           -       -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.



Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Financial Statements (continued)

Statements of Changes in Net Assets (cont.)
For the years ended December 31, 1999 and 1998
(In thousands)

                                                                                              Total All Funds
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        Class 1             Class 2
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                     1999     1998        1999    1998
-----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
 Operations:
  Investment income (loss), net                                                  $345,556  266,144         637       -
  Realized gains (losses) on investments, net                                     704,602  603,355       1,827       -
  Net change in unrealized appreciation
   (depreciation) on investments                                                 (129,766)(699,727)        171       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets from operations                             920,392  169,772       2,635       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark II & III (note 5):
  Purchase payments                                                                50,672  134,191           -       -
  Transfers between funds                                                             456   (3,907)          -       -
  Surrenders and terminations                                                   (2,528,241)(1,708,528)       -       -
  Rescissions                                                                      (8,255)  (3,318)          -       -
  Other transactions (note 2)                                                      12,154    4,339           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from
 contract transactions - Valuemark II & III                                     (2,473,214)(1,577,223)       -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark IV (note 5):
  Purchase payments                                                               118,568  540,403           -       -
  Transfers between funds                                                         187,684  169,190           -       -
  Surrenders and terminations                                                    (204,137) (55,562)          -       -
  Rescissions                                                                      (2,359) (10,939)          -       -
  Other transactions (note 2)                                                       2,304      489           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from
 contract transactions - Valuemark IV                                             102,060  643,581           -       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Traditional (note 6):
  Purchase payments                                                                     -        -      21,776       -
  Transfers between funds                                                               -        -         (40)      -
  Surrenders and terminations                                                           -        -      (3,150)      -
  Rescissions                                                                           -        -        (333)      -
  Other transactions (note 2)                                                           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from
 contract transactions - Valuemark Charter Traditional                                  -        -      18,253       -
------------------------------------------------------------------------------------------------------------------------------------
 Contract transactions - Valuemark Charter Enhanced (note 6):
  Purchase payments                                                                     -        -       2,279       -
  Transfers between funds                                                               -        -          24       -
  Surrenders and terminations                                                           -        -         (40)      -
  Rescissions                                                                           -        -           -       -
  Other transactions (note 2)                                                           -        -           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from
 contract transactions - Valuemark Charter Enhanced                                     -        -       2,263       -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net assets                                               (1,450,762)(763,870)    23,151       -
Net assets at beginning of year                                                 9,143,5359,907,405           -       -
------------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                                                       $7,692,7739,143,535     23,151       -
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements
December 31, 1999


1. Organization
Allianz Life Variable Account B (Variable Account) is a segregated investment account of Allianz Life Insurance Company of North America (Allianz Life) and is registered with the Securities and Exchange Commission as a unit investment trust pursuant to the provisions of the Investment Company Act of 1940 (as amended). The Variable Account was established on May 31, 1985 and commenced operations January 24, 1989. Accordingly, it is an accounting entity wherein all segregated account transactions are reflected.

The Variable Account's assets are the property of Allianz Life and are held for the benefit of the owners and other persons entitled to payments under variable annuity contracts issued through the Variable Account and underwritten by Allianz Life. The assets of the Variable Account, equal to the reserves and other liabilities of the Variable Account, are not chargeable with liabilities that arise from any other business which Allianz Life may conduct.

The Variable Account's sub-accounts may invest, at net asset values, in one or more of select portfolios of AIM Variable Insurance Funds, Inc., The Alger American Fund, Franklin Templeton Variable Insurance Products Trust (formerly, Franklin Valuemark Funds), and USAllianz Variable Insurance Products Trust, in accordance with the selection made by the contract owner. Not all portfolios are available as investment options for the products which comprise the Variable Account. The investment advisers for each portfolio are listed in the following table.

Portfolio                                     Investment Adviser
AIM VI Growth Fund                            AIM Advisors, Inc.
Alger American Growth Fund                    Fred Alger Management, Inc.
Alger American Leveraged AllCap Fund          Fred Alger Management, Inc.
Franklin Global Communications Securities
  Fund                                        Franklin Advisers, Inc.
Franklin Global Health Care Securities Fund   Franklin Advisers, Inc.
Franklin Growth and Income Fund               Franklin Advisers, Inc.
Franklin High Income Fund                     Franklin Advisers, Inc.
Franklin Income Securities Fund               Franklin Advisers, Inc.
Franklin Large Cap Growth Securities Fund     Franklin Advisers, Inc.
Franklin Money Market Fund                    Franklin Advisers, Inc.
Franklin Natural Resources Securities Fund    Franklin Advisers, Inc.
Franklin Real Estate Fund                     Franklin Advisers, Inc.
Franklin Rising Dividends Securities Fund     Franklin Advisory Services, LLC
S&P 500 Index Fund                            Franklin Advisers,Inc.
Franklin Small Cap Fund                       Franklin Advisers, Inc.
Franklin U.S. Government Fund                 Franklin Advisers, Inc.
Franklin Value Securities Fund                Franklin Advisory Services, LLC
Franklin Zero Coupon - 2000 Fund              Franklin Advisers, Inc.
Franklin Zero Coupon - 2005 Fund              Franklin Advisers, Inc.
Franklin Zero Coupon - 2010 Fund              Franklin Advisers, Inc.
Mutual Discovery Securities Fund              Franklin Mutual Advisers, LLC
Mutual Shares Securities Fund                 Franklin Mutual Advisers, LLC
Templeton Developing Markets Equity Fund      Templeton Asset Management Ltd.
Templeton Global Asset Allocation Fund        Templeton Global Advisors Limited
Templeton Global Growth Fund                  Templeton Global Advisors Limited
Templeton Global Income Securities Fund       Franklin Advisers, Inc.
Templeton International Equity Fund           Franklin Advisers, Inc.
Templeton International Smaller Companies
   Fund                                       Templeton Investment Counsel, Inc.
Templeton Pacific Growth Fund                 Franklin Advisers, Inc.
USAllianz VIP Diversified Assets Fund         Allianz of America, Inc.
USAllianz VIP Fixed Income Fund               Allianz of America, Inc.
USAllianz VIP Growth Fund                     Allianz of America, Inc.

Certain of the Franklin Templeton Variable Insurance Products Trust portfolios also have class 2 shares which are available to Valuemark Charter contract owners.

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999

2. Significant Accounting Policies


Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Investments
Investments of the Variable Account are valued daily at market value using net asset values provided by AIM Variable Insurance Funds, Inc., The Alger American Fund, the Franklin Templeton Variable Insurance Products Trust, and the USAllianz Variable Insurance Products Trust.

Realized investment gains include realized gain distributions received from the respective portfolios and gains on the sale of portfolio shares as determined by the average cost method. Realized gain distributions are reinvested in the respective portfolios. Dividend distributions received from the portfolios are reinvested in additional shares of the portfolios and are recorded as income to the Variable Account on the ex-dividend date.

Two Fixed Account investment options are available to deferred annuity contract owners. A Flexible Fixed Option is available to all deferred annuity contract owners and a Dollar Cost Averaging Option is available to Valuemark II, Valuemark III, and Valuemark IV deferred annuity contract owners. These accounts are comprised of equity and fixed income investments which are part of the general assets of Allianz Life. The liabilities of the Fixed Accounts are part of the general obligations of Allianz Life and are not included in the Variable Account. The guaranteed minimum rate of return on the Fixed Accounts is 3%.

The Franklin Global Health Care Securities Fund and Franklin Value Securities Fund were added as available investment options on May 1, 1998. On November 12, 1999, the AIM VI Growth Fund, Alger American Growth Fund, Alger American Leveraged AllCap Fund, Franklin S&P 500 Index Fund, USAllianz VIP Diversified Assets Fund, USAllianz VIP Fixed Income Fund, and USAllianz VIP Growth Fund were added as available investment options.

During the year ended December 31, 1999, several portfolios changed their name as summarized, with the effective date of the change, in the following table.

Current Portfolio                                    Prior Portfolio Name                     Effective Date
Franklin Global Communications Securities Fund       Franklin Global Utilities Securities FundNovember 15, 1999
Franklin Real Estate Fund                            Franklin Real Estate Securities Fund     November 15, 1999
Franklin Rising Dividends Securities Fund            Franklin Rising Dividends Fund           November 15, 1999
Franklin U.S. Government Fund                        Franklin U.S. Government Securities Fund November 15, 1999
Franklin Large Cap Growth Securities Fund            Franklin Capital Growth Fund             December 15, 1999


Contracts in Annuity Payment Period
Annuity reserves are computed for currently payable contracts according to the 1983 Individual Annuity Mortality Table, using an assumed investment return
(AIR) equal to the AIR of the specific contracts, either 3%, 5%, or 7%. Charges to annuity reserves for mortality and risk expense are reimbursed to Allianz Life if the reserves required are less than originally estimated. If additional reserves are required, Allianz Life reimburses the account.

38

Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


2. Significant Accounting Policies (Continued)


Expenses

Asset Based Expenses
A mortality and expense risk charge and an administrative charge are deducted from the Variable Account on a daily basis. The charges, on an annual basis, are summarized in the following table.

                            Mortality and Expense         Administrative
Contract                         Risk Charge                  Charge
Valuemark II                        1.25%                      0.15%
Valuemark III                       1.25%                      0.15%
Valuemark IV                        1.34%                      0.15%
Valuemark Charter - Traditional     1.00%                      0.15%
Valuemark Charter - Enhanced        1.20%                      0.15%
Valuemark Income Plus               1.25%                      0.15%


Contract Based Expenses
A contract maintenance charge is paid by the contract owner annually from each deferred annuity contract by liquidating contract units at the end of the contract year and at the time of full surrender. The amount of the charge is $30 each year for Valuemark II, Valuemark III, and Valuemark IV contracts and $40 for Valuemark Charter contracts. Contract maintenance charges paid by the contract owners during the years ended December 31, 1999 and 1998 were $4,426,312 and $4,716,335, respectively. These contract charges are reflected in the Statements of Changes in Net Assets as other transactions.

A contingent deferred sales charge is deducted from the contract value at the time of surrender on Valuemark II, Valuemark III, and Valuemark IV deferred annuity contracts. This charge applies only to a surrender of purchase payments received within five years of the date of surrender for Valuemark II and Valuemark III contracts and within seven years of the date of surrender for Valuemark IV contracts. The amount of the contingent deferred sales charge is shown below.

Years Since                 Contingent Deferred Sales Charge
Payment                 Valuemark II  Valuemark III  Valuemark IV
0-1                          5%            6%             6%
1-2                          5%            5%             6%
2-3                          4%            4%             6%
3-4                          3%            3%             5%
4-5                         1.5%          1.5%            4%
5-6                          0%            0%             3%
6-7                          0%            0%             2%
7+                           0%            0%             0%

Total contingent deferred sales charges paid by the contract owners during the years ended December 31, 1999 and 1998 were $16,657,195 and $8,535,795, respectively.

A systematic withdrawal plan is available to Valuemark II, Valuemark III, and Valuemark IV deferred annuity contract owners which allows a portion of the contract value to be withdrawn without incurring a contingent deferred sales charge. The exercise of the systematic withdrawal plan in any contract year replaces the penalty free privilege for that year.



Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


2. Significant Accounting Policies (Continued)


Contract Based Expenses (Continued)
Currently, twelve transfers are permitted each contract year. Thereafter, the fee is $25 per transfer, or 2% of the amount transferred, if less. Currently, transfers associated with any dollar cost averaging program are not counted. Total transfer charges paid by the contract owners during the years ended December 31, 1999 and 1998 were $153,188 and $159,282, respectively. Transfer charges are reflected in the Statements of Changes in Net Assets as other transactions. Net transfers from the Fixed Accounts for the years ended December 31, 1999 and 1998 were $188,123,947 and $165,283,144, respectively.

Premium taxes or other taxes payable to a state or other governmental entity will be charged against the contract values. Allianz Life may, in its sole discretion, pay taxes when due and deduct that amount from the contract value at a later date. Payment at an earlier date does not waive any right Allianz Life may have to deduct such amounts at a later date.

A rescission is defined as a contract that is returned to the Company by the Contract Owner and canceled within the free-look period, generally within 10 days.


3. Capitalization

Allianz Life provides capital for the establishment of new portfolios as investment options of the Variable Account. The capitalization transactions were as follows during the years ended December 31, 1999 and 1998.

                                              Capitalization        Date of       Market Value        Date of
     Portfolio                                    Amount        Capitalization    at Withdrawal      Withdrawal
------------------------------------------------------------------------------------------------------------------------------------

     Franklin Global Health Care Securities Fund
           - class 1                             $250,000           5/1/98           $253,250          12/1/98
     Franklin Value Securities Fund - class 1     250,000           5/1/98           192,000           12/1/98

     Franklin Global Communications Securities
         Fund - class 2                            0,000            1/6/99           13,320           12/29/99
     Franklin Global Health Care Securities
         Fund - class 2                           10,000            1/6/99            9,092           12/29/99
     Franklin Growth and Income Fund - class 2    10,000            1/6/99            9,852           12/29/99
     Franklin High Income Fund - class 2          10,000            1/6/99            9,895           12/29/99
     Franklin Income Securities Fund - class 2    10,000            1/6/99            9,674           12/29/99
     Franklin Large Cap Growth Securities Fund
          - class 2                               10,000            1/6/99           12,738           12/29/99
     Franklin Money Market Fund - class 2         10,000            1/6/99           10,444           12/29/99
     Franklin Natural Resources Securities Fund
          - class 2                               10,000            1/6/99           12,625           12/29/99
     Franklin Real Estate Fund - class 2          10,000            1/6/99            9,141           12/29/99
     Franklin Rising Dividends Securities Fund
          - class 2                               10,000            1/6/99            8,843           12/29/99
     Franklin Small Cap Fund - class 2            10,000            1/6/99           18,630           12/29/99
     Franklin U.S. Government Fund - class 2      10,000            1/6/99            9,897           12/29/99
     Franklin Value Securities Fund - class 2     10,000            1/6/99            9,759           12/29/99
     Mutual Discovery Securities Fund - class 2   10,000            1/6/99           11,844           12/29/99
     Mutual Shares Securities Fund - class 2      10,000            1/6/99           10,866           12/29/99
     Templeton Developing Markets Equity Fund
                  - class 2                       10,000            1/6/99           14,532           12/29/99
     Templeton Global Asset Allocation Fund -
           class  2                               10,000            1/6/99           10,353           12/29/99
     Templeton Global Growth Fund - class 2       10,000            1/6/99           11,493           12/29/99
     Templeton Global Income Securities Fund -
           class 2                                10,000            1/6/99            9,355           12/29/99
     Templeton International Equity Fund - class 210,000            1/6/99           11,841           12/29/99
     Templeton International Smaller Companies Fund -
            class 2                               10,000            1/6/99           11,922           12/29/99
     Templeton Pacific Growth Fund - class 2      10,000            1/6/99           13,447           12/29/99


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999

4. Federal Income Taxes

Operations of the Variable Account form a part of, and are taxed with, operations of Allianz Life, which is taxed as a life insurance company under the Internal Revenue Code.

Allianz Life does not expect to incur any federal income taxes in the operation of the Variable Account. If, in the future, Allianz Life determines that the Variable Account may incur federal income taxes, it may then assess a charge against the Variable Account for such taxes.



Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


5. CONTRACT TRANSACTIONS - Valuemark II, III, and IV Accumulation Unit Activity (In thousands)

Transactions  in units for each fund for the years ended  December  31, 1999 and
1998 were as follows:
                                                                  Alger       Alger Franklin GlobalFranklin GlobalFranklin
                                                    AIM V.I.    American    AmericanCommunicationsHealth Care Growth and
                                                     Growth      Growth     Leveraged Securities  Securities    Income
                                                      Fund        Fund     AllCap Fund   Fund        Fund        Fund
------------------------------------------------------------------------------------------------------------------------------------
     Valuemark II & III
Accumulation units outstanding at December 31, 1997       -          -           -      39,623           -      46,962
Contract transactions:
 Purchase payments                                        -           -          -         241          20         538
 Transfers between funds                                  -           -          -      (1,529)        586         699
 Surrenders and terminations                              -           -          -      (7,481)        (20)     (7,722)
 Rescissions                                              -           -          -          (9)          -         (11)
 Other transactions                                       -           -          -           6           -          14
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:         -          -           -      (8,772)        586      (6,482)
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31, 1998       -          -           -      30,851         586      40,480
------------------------------------------------------------------------------------------------------------------------------------

Contract transactions:
 Purchase payments                                        3           1          -          96          11         191
 Transfers between funds                                529         539        341        (870)        351        (589)
 Surrenders and terminations                             (6)          -         (1)     (8,394)       (314)    (12,443)
 Rescissions                                              -           -          -         (12)          -         (27)
 Other transactions                                       -           -          -          16           -          22
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:       526        540         340      (9,164)         48     (12,846)
-----------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999      526        540         340      21,687         634      27,634
-----------------------------------------------------------------------------------------------------------------------------------


     Valuemark IV
Accumulation units outstanding at December 31, 1997        -          -           -         310           -      2,376
Contract transactions:
 Purchase payments                                        -           -          -         477         147       2,027
 Transfers between funds                                  -           -          -         262         106       1,031
 Surrenders and terminations                              -           -          -         (40)         (1)       (214)
 Rescissions                                              -           -          -          (3)        (28)        (37)
 Other transactions                                       -           -          -           -           -           2
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:          -          -           -         696         224       2,809
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31, 1998        -          -           -       1,006         224       5,185
------------------------------------------------------------------------------------------------------------------------------------

Contract transactions:
 Purchase payments                                        5          20          1         118          55         390
 Transfers between funds                                360         396        277         433         220         696
 Surrenders and terminations                             (2)         (1)        (1)       (138)        (30)       (699)
 Rescissions                                              -           -          -          (1)          -          (5)
 Other transactions                                       -           -          -           -           -           3
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:         363        415         277         412        245        385
-----------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999        363        415         277       1,418         469     5,570
-----------------------------------------------------------------------------------------------------------------------------------



Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


5. CONTRACT TRANSACTIONS: - VALUEMARK II, III, AND IV ACCUMULATION UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)

                                                                            Franklin               Franklin
                                                    Franklin    Franklin    Large Cap  Franklin     Natural    Franklin
                                                      High       Income      Growth      Money     Resources     Real
                                                     Income    Securities  Securities   Market    Securities    Estate
                                                      Fund        Fund        Fund       Fund        Fund        Fund
------------------------------------------------------------------------------------------------------------------------------------
     Valuemark II & III
Accumulation units outstanding at December 31, 1997   18,871     49,811       5,673      20,982       5,709     13,445
Contract transactions:
 Purchase payments                                      223         459        160         566          86         147
 Transfers between funds                               (811)     (2,088)     3,882      14,858        (562)     (1,976)
 Surrenders and terminations                         (3,310)     (8,767)    (1,258)    (14,408)       (777)     (1,978)
 Rescissions                                             (7)        (11)        (1)        (24)         (5)         (6)
 Other transactions                                      21          16         (2)         58           2           7
-----------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:     (3,884)   (10,391)      2,781       1,050      (1,256)    (3,806)
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31, 1998    14,987     39,420       8,454      22,032       4,453     9,639
------------------------------------------------------------------------------------------------------------------------------------

Contract transactions:
 Purchase payments                                       69         123        149         180          33          29
 Transfers between funds                               (851)     (2,779)     7,093      13,480        (549)     (1,316)
 Surrenders and terminations                         (4,711)    (11,825)    (4,823)    (18,739)       (992)     (2,940)
 Rescissions                                             (9)        (41)       (15)        (13)         (6)        (13)
 Other transactions                                       8          31          9         448           1           2
-----------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:    (5,494)   (14,491)      2,413      (4,644)     (1,513)     (4,238)
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999    9,493     24,929      10,867      17,388       2,940       5,401
-----------------------------------------------------------------------------------------------------------------------------------


     Valuemark IV
Accumulation units outstanding at December 31, 1997    2,202      2,094       1,957       3,214        304       1,217
Contract transactions:
 Purchase payments                                    1,834       1,710      1,503       3,217         162         604
 Transfers between funds                                409         599      1,238      (1,515)         73          75
 Surrenders and terminations                           (195)       (143)      (156)       (448)        (19)        (66)
 Rescissions                                            (61)        (21)       (40)       (140)         (5)         (8)
 Other transactions                                       2           -          -          14          (1)          1
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:      1,989      2,145       2,545      1,128        210          606
-----------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31, 1998   4,191       4,239       4,502       4,342        514        1,823
-----------------------------------------------------------------------------------------------------------------------------------

Contract transactions:
 Purchase payments                                      366         367        584         690          45          73
 Transfers between funds                                140         239      3,598       1,872         123        (216)
 Surrenders and terminations                           (550)       (463)    (1,175)     (1,698)        (61)       (191)
 Rescissions                                            (42)         (5)        (4)         (3)         (5)          -
 Other transactions                                      13           3         16          33           -           1
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:       (73)       141       3,019         894         102        (333)
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999     4,118      4,380       7,521       5,236         616        1,490
------------------------------------------------------------------------------------------------------------------------------------




Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


5. CONTRACT TRANSACTIONS: - VALUEMARK II, III, AND IV ACCUMULATION UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)

                                                    Franklin                                                   Franklin
                                                     Rising     Franklin    Franklin   Franklin    Franklin      Zero
                                                    Dividends    S&P 500      Small      U.S.        Value      Coupon
                                                   Securities     Index        Cap    Government  Securities    Fund -
                                                      Fund        Fund        Fund       Fund        Fund        2000
------------------------------------------------------------------------------------------------------------------------------------
     Valuemark II & III
Accumulation units outstanding at December 31, 1997  33,249           -      16,925      36,347           -      4,523
Contract transactions:
 Purchase payments                                      415           -        348         310          17          25
 Transfers between funds                                670           -        173         617         718        (249)
 Surrenders and terminations                         (6,653)          -     (2,575)     (6,810)        (16)       (712)
 Rescissions                                            (10)          -        (13)        (10)          -           -
 Other transactions                                      12           -         (2)         46           -           8
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:    (5,566)         -      (2,069)     (5,847)        719       (928)
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31, 1998   27,683          -      14,856      30,500         719       3,595
-----------------------------------------------------------------------------------------------------------------------------------

Contract transactions:
 Purchase payments                                      105           -         96         130          12           9
 Transfers between funds                             (1,898)        745         38        (857)        332         (74)
 Surrenders and terminations                         (8,633)        (18)    (4,346)     (8,796)       (336)       (989)
 Rescissions                                            (16)          -         (8)        (55)          -           -
 Other transactions                                      11           -         18          16           -           6
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:   (10,431)       727      (4,202)     (9,562)          8       (1,048)
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999    17,252        727      10,654      20,938         727        2,547
-----------------------------------------------------------------------------------------------------------------------------------


     Valuemark IV
Accumulation units outstanding at December 31, 1997   1,991          -       2,965       1,359           -          94
Contract transactions:
 Purchase payments                                    1,788           -      1,762       1,142         109          43
 Transfers between funds                                843           -        988         693         267          55
 Surrenders and terminations                           (159)          -       (199)       (116)         (8)         (3)
 Rescissions                                            (35)          -        (27)        (38)         (1)         (1)
 Other transactions                                       -           -          3           -           -           -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:      2,437          -       2,527       1,681         367         94
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31, 1998    4,428          -       5,492       3,040         367         188
-----------------------------------------------------------------------------------------------------------------------------------

Contract transactions:
 Purchase payments                                      284          26        243         407          80          16
 Transfers between funds                                (31)        601        269         826         221          98
 Surrenders and terminations                           (544)         (1)      (546)       (418)        (66)        (20)
 Rescissions                                             (6)          -         (4)         (8)          -           -
 Other transactions                                       6           -          6          10           1           -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:      (291)       626         (32)        817         236          94
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999     4,137        626       5,460       3,857         603         282
------------------------------------------------------------------------------------------------------------------------------------




Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999



5. CONTRACT TRANSACTIONS: - VALUEMARK II, III, AND IV ACCUMULATION UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)

                                                    Franklin    Franklin                           Templeton   Templeton
                                                      Zero        Zero       Mutual     Mutual    Developing    Global
                                                     Coupon      Coupon     Discovery   Shares      Markets      Asset
                                                     Fund -      Fund -    Securities Securities    Equity    Allocation
                                                      2005        2010        Fund       Fund        Fund        Fund
------------------------------------------------------------------------------------------------------------------------------------
     Valuemark II & III
Accumulation units outstanding at December 31, 1997   2,910      2,998       9,940      18,744      23,005       5,229
Contract transactions:
 Purchase payments                                       32          26        402         795         429          69
 Transfers between funds                                140         138      1,284       2,150      (4,481)       (598)
 Surrenders and terminations                           (451)       (582)    (1,897)     (3,544)     (2,951)       (646)
 Rescissions                                              -           -        (11)        (16)         (7)          -
 Other transactions                                       4           2          -           4          (6)          2
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:      (275)      (416)       (222)       (611)     (7,016)     (1,173)
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31, 1998    2,635      2,582       9,718      18,133      15,989       4,056
-----------------------------------------------------------------------------------------------------------------------------------

Contract transactions:
 Purchase payments                                        9           8         56         134         106          21
 Transfers between funds                                (40)          1       (849)        (64)     (1,139)       (601)
 Surrenders and terminations                           (595)       (749)    (3,134)     (5,759)     (3,728)       (974)
 Rescissions                                             (1)          -         (5)        (52)        (15)         (1)
 Other transactions                                       3           9         10          31          13           3
----------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:      (624)      (731)     (3,922)     (5,710)     (4,763)     (1,552)
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999     2,011      1,851       5,796      12,423      11,226       2,504
------------------------------------------------------------------------------------------------------------------------------------


     Valuemark IV
Accumulation units outstanding at December 31, 1997     161        150       5,461      11,394       2,663       1,008
Contract transactions:
 Purchase payments                                      142         226      2,832       6,911       1,055         487
 Transfers between funds                                 92         120        907       2,362        (154)         34
 Surrenders and terminations                            (12)        (17)      (338)       (718)       (121)        (38)
 Rescissions                                             (3)         (1)       (45)       (123)        (16)         (1)
 Other transactions                                       -           -          5           8          (2)          1
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:        219        328       3,361       8,440         762       483
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31, 1998      380        478       8,822      19,834       3,425       1,491
------------------------------------------------------------------------------------------------------------------------------------

Contract transactions:
 Purchase payments                                       66          92        317         780         232         146
 Transfers between funds                                152         152       (273)        461           1         (90)
 Surrenders and terminations                            (43)        (51)    (1,040)     (2,158)       (269)       (147)
 Rescissions                                             (4)         (3)       (14)        (12)         (1)          -
 Other transactions                                       4           -          8          19           1           3
----------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:       175        190      (1,002)       (910)        (36)       (88)
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999      555        668       7,820      18,924       3,389        1,403
-----------------------------------------------------------------------------------------------------------------------------------



Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


5. CONTRACT TRANSACTIONS: - VALUEMARK II, III, AND IV ACCUMULATION UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)

                                                                Templeton              Templeton
                                                    Templeton    Global     TempletonInternational Templeton   USAllianz
                                                     Global      Income   International Smaller     Pacific VIP Diversified
                                                     Growth    Securities    Equity    Companies    Growth      Assets
                                                      Fund        Fund        Fund       Fund        Fund        Fund
------------------------------------------------------------------------------------------------------------------------------------
     Valuemark II & III
Accumulation units outstanding at December 31, 1997  41,433      9,434      58,179       1,998      15,833           -
Contract transactions:
 Purchase payments                                      569          57        449          35         204           -
 Transfers between funds                             (2,789)       (773)    (5,188)       (288)     (2,708)          -
 Surrenders and terminations                         (4,973)     (1,749)    (9,177)       (211)     (2,662)          -
 Rescissions                                            (19)         (2)       (21)         (2)         (7)          -
 Other transactions                                       5           9         14           1           9           -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:    (7,207)    (2,458)    (13,923)       (465)     (5,164)          -
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31, 1998   34,226      6,976      44,256       1,533      10,669          -
------------------------------------------------------------------------------------------------------------------------------------

Contract transactions:
 Purchase payments                                      176          22        122           7          69           -
 Transfers between funds                             (1,329)       (528)    (3,285)       (163)       (499)          9
 Surrenders and terminations                         (8,200)     (2,221)   (13,737)       (347)     (3,171)          -
 Rescissions                                            (19)        (25)       (99)          -          (4)          -
 Other transactions                                      18           2         56           4           2           -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:    (9,354)    (2,750)    (16,943)       (499)     (3,603)         9
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999    24,872      4,226      27,313       1,034       7,066         9
------------------------------------------------------------------------------------------------------------------------------------


     Valuemark IV
Accumulation units outstanding at December 31, 1997   5,525        393       3,122         792         379          -
Contract transactions:
 Purchase payments                                    2,951         202      1,143         271         256           -
 Transfers between funds                                720          79        307         (52)         53           -
 Surrenders and terminations                           (290)        (22)      (143)        (34)        (28)          -
 Rescissions                                            (41)         (1)        (5)         (8)         (5)          -
 Other transactions                                      (1)          -          3          (2)          -           -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:     3,339        258       1,305         175         276          -
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31, 1998   8,864        651       4,427         967         655          -
------------------------------------------------------------------------------------------------------------------------------------

Contract transactions:
 Purchase payments                                      706          58        160          41          65           -
 Transfers between funds                                454          44        (18)        (46)        397           1
 Surrenders and terminations                         (1,013)        (96)      (407)        (97)        (78)          -
 Rescissions                                             (9)          -         (2)          -           -           -
 Other transactions                                       6           -          4           -           2           -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:       144          6        (263)       (102)        386          1
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999     9,008        657       4,164         865       1,041         1
------------------------------------------------------------------------------------------------------------------------------------





Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


5. CONTRACT TRANSACTIONS: - VALUEMARK II, III, AND IV ACCUMULATION UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)

                                                                                       USAllianz   USAllianz
                                                                                       VIP Fixed      VIP        Total
                                                                                        Income      Growth        All
                                                                                         Fund        Fund        Funds
------------------------------------------------------------------------------------------------------------------------------------
     Valuemark II & III
Accumulation units outstanding at December 31, 1997                                          -           -     481,823
Contract transactions:
 Purchase payments                                                                           -           -       6,622
 Transfers between funds                                                                     -           -       1,875
 Surrenders and terminations                                                                 -           -     (91,330)
 Rescissions                                                                                 -           -        (192)
 Other transactions                                                                          -           -         230
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:                                            -           -     (82,795)
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31, 1998                                          -           -     399,028
------------------------------------------------------------------------------------------------------------------------------------

Contract transactions:
 Purchase payments                                                                           -           -       1,967
 Transfers between funds                                                                    13          22       5,213
 Surrenders and terminations                                                                 -          (1)   (130,922)
 Rescissions                                                                                 -           -        (436)
 Other transactions                                                                          -           -         739
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:                                           13          21    (123,439)
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999                                          13          21     275,589
------------------------------------------------------------------------------------------------------------------------------------


     Valuemark IV
Accumulation units outstanding at December 31, 1997                                          -           -      51,131
Contract transactions:
 Purchase payments                                                                           -           -      33,001
 Transfers between funds                                                                     -           -       9,592
 Surrenders and terminations                                                                 -           -      (3,528)
 Rescissions                                                                                 -           -        (694)
 Other transactions                                                                          -           -          33
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:                                            -           -      38,404
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31, 1998                                          -           -      89,535
------------------------------------------------------------------------------------------------------------------------------------

Contract transactions:
 Purchase payments                                                                           -           -       6,433
 Transfers between funds                                                                     1          10      11,368
 Surrenders and terminations                                                                 -           -     (12,003)
 Rescissions                                                                                 -           -        (128)
 Other transactions                                                                          -           -         139
-----------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions:                                            1          10       5,809
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999                                           1          10      95,344
------------------------------------------------------------------------------------------------------------------------------------




Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


6. CONTRACT TRANSACTIONS: - VALUEMARK CHARTER ACCUMULATION UNIT ACTIVITY (IN THOUSANDS)

Transactions in units for each fund for the period from January 5, 1999 (product inception) to December 31, 1999 follows:
                                                                  Alger       Alger Franklin GlobalFranklin GlobalFranklin
                                                    AIM V.I.    American    AmericanCommunicationsHealth Care Growth and
                                                     Growth      Growth     Leveraged Securities  Securities    Income
                                                      Fund        Fund     AllCap Fund   Fund        Fund        Fund
------------------------------------------------------------------------------------------------------------------------------------
     Valuemark Charter Traditional
Accumulation units outstanding at December 31, 1998       -           -           -           -           -         -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions:
 Purchase payments                                        -           -          -           6           4          44
 Transfers between funds                                  -           -          -          (1)         (1)          -
 Surrenders and terminations                              -           -          -           -           -         (23)
 Rescissions                                              -           -          -           -           -           -
 Other transactions                                       -           -          -           -           -           -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions          -          -           -           5           3          21
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999        -          -           -           5           3          21
------------------------------------------------------------------------------------------------------------------------------------


     Valuemark Charter Enhanced
Accumulation units outstanding at December 31, 1998       -          -           -           -           -          -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions:
 Purchase payments                                        -           -          -           7           5           9
 Transfers between funds                                  -           -          -           -           -           -
 Surrenders and terminations                              -           -          -           -           -           -
 Rescissions                                              -           -          -           -           -           -
 Other transactions                                       -           -          -           -           -           -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions          -          -           -           7           5          9
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999        -          -           -           7           5          9
------------------------------------------------------------------------------------------------------------------------------------




Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


6. CONTRACT TRANSACTIONS: - VALUEMARK CHARTER ACCUMULATION UNIT ACTIVITY (IN THOUSANDS)

Transactions in units for each fund for the period from January 5, 1999 (product inception) to December 31, 1999 follows:
                                                                  Alger     Alger   FranklinGlobal FranklinGlobal Franklin
                                                    AIM V.I.    American    AmericanCommunicationsHealth Care     Growth and
                                                     Growth      Growth     Leveraged Securities  Securities      Income
                                                      Fund        Fund     AllCap Fund   Fund        Fund          Fund
------------------------------------------------------------------------------------------------------------------------------------
     Valuemark Charter Traditional
Accumulation units outstanding at December 31, 1998       -          -           -           -           -          -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions:
 Purchase payments                                        -           -          -           6           4          44
 Transfers between funds                                  -           -          -          (1)         (1)          -
 Surrenders and terminations                              -           -          -           -           -         (23)
 Rescissions                                              -           -          -           -           -           -
 Other transactions                                       -           -          -           -           -           -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions          -          -           -           5           3           21
-----------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999        -          -           -           5           3           21
------------------------------------------------------------------------------------------------------------------------------------

     Valuemark Charter Enhanced
Accumulation units outstanding at December 31, 1998      -          -           -           -           -           -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions:
 Purchase payments                                        -           -          -           7           5           9
 Transfers between funds                                  -           -          -           -           -           -
 Surrenders and terminations                              -           -          -           -           -           -
 Rescissions                                              -           -          -           -           -           -
 Other transactions                                       -           -          -           -           -           -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions          -          -           -           7           5           9
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999        -          -           -           7           5           9
------------------------------------------------------------------------------------------------------------------------------------



6. CONTRACT TRANSACTIONS: - VALUEMARK CHARTER ACCUMULATION UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)

                                                                            Franklin               Franklin
                                                    Franklin    Franklin    Large Cap  Franklin     Natural    Franklin
                                                      High       Income      Growth      Money     Resources     Real
                                                     Income    Securities  Securities   Market    Securities    Estate
                                                      Fund        Fund        Fund       Fund        Fund        Fund
------------------------------------------------------------------------------------------------------------------------------------
     Valuemark Charter Traditional
Accumulation units outstanding at December 31, 1998      -          -           -           -           -           -
-----------------------------------------------------------------------------------------------------------------------------------
Contract transactions:
 Purchase payments                                       10          48         82         562           5          13
 Transfers between funds                                 12           1          2           7           -           7
 Surrenders and terminations                             (2)          -        (48)         (7)          -           -
 Rescissions                                              -           -        (17)          -           -           -
 Other transactions                                       -           -          -           -           -           -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions          20         49          19         562           5          20
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999        20         49          19         562           5          20
------------------------------------------------------------------------------------------------------------------------------------


     Valuemark Charter Enhanced
Accumulation units outstanding at December 31, 1998       -          -           -           -           -          -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions:
 Purchase payments                                        -           3          7           4           -           1
 Transfers between funds                                  1           1          -          (3)          -          -
 Surrenders and terminations                              -           -          -           -           -          -
 Rescissions                                              -           -          -           -           -          -
 Other transactions                                       -           -          -           -           -          -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions          1          4           7           1           -          1
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999        1          4           7           1           -          1
------------------------------------------------------------------------------------------------------------------------------------





Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


6. CONTRACT TRANSACTIONS: - VALUEMARK CHARTER ACCUMULATION UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)

                                                    Franklin                                                   Franklin
                                                     Rising     Franklin    Franklin   Franklin    Franklin      Zero
                                                    Dividends    S&P 500      Small      U.S.        Value      Coupon
                                                   Securities     Index        Cap    Government  Securities    Fund -
                                                      Fund        Fund        Fund       Fund        Fund        2000
------------------------------------------------------------------------------------------------------------------------------------
     Valuemark Charter Traditional
Accumulation units outstanding at December 31, 1998        -          -           -           -           -     -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions:
 Purchase payments                                       18           -         11          83          48          -
 Transfers between funds                                  -           -         21          18           -          -
 Surrenders and terminations                              -           -          -         (14)        (34)         -
 Rescissions                                              -           -          -           -           -          -
 Other transactions                                       -           -          -           -           -          -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions         18          -          32          87          14          -
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999       18          -          32          87          14           -
------------------------------------------------------------------------------------------------------------------------------------


     Valuemark Charter Enhanced
Accumulation units outstanding at December 31, 1998      -            -           -           -           -         -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions:
 Purchase payments                                       11           -          3          11           3          -
 Transfers between funds                                  -           -          -           1           -          -
 Surrenders and terminations                              -           -          -           -           -           -
 Rescissions                                              -           -          -           -           -           -
 Other transactions                                       -           -          -           -           -           -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions         11          -           3          12           3            -
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999       11          -           3          12           3           -
------------------------------------------------------------------------------------------------------------------------------------


Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


6. CONTRACT TRANSACTIONS: - VALUEMARK CHARTER ACCUMULATION UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)

                                                    Franklin    Franklin                           Templeton  Templeton
                                                      Zero        Zero       Mutual     Mutual    Developing    Global
                                                     Coupon      Coupon     Discovery   Shares      Markets     Asset
                                                     Fund -      Fund -    Securities Securities    Equity    Allocation
                                                      2005        2010        Fund       Fund        Fund        Fund
------------------------------------------------------------------------------------------------------------------------------------
     Valuemark Charter Traditional
Accumulation units outstanding at December 31, 1998       -          -           -           -           -         -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions:
 Purchase payments                                        -           -         22          70          21           2
 Transfers between funds                                  -           -          -          (3)          -          -
 Surrenders and terminations                              -           -         (2)         (2)          -          -
 Rescissions                                              -           -          -           -           -          -
 Other transactions                                       -           -          -           -           -          -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions          -          -          20          65          21           2
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999        -          -          20          65          21           2
------------------------------------------------------------------------------------------------------------------------------------

     Valuemark Charter Enhanced
Accumulation units outstanding at December 31, 1998       -          -           -           -           -          -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions:
 Purchase payments                                        -           -         10           7           7           1
 Transfers between funds                                  -           -          -           1           -          -
 Surrenders and terminations                              -           -          -           -           -          -
 Rescissions                                              -           -          -           -           -          -
 Other transactions                                       -           -          -           -           -          -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions          -          -          10           8           7          1
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999        -          -          10           8           7          1
------------------------------------------------------------------------------------------------------------------------------------





Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


6. CONTRACT TRANSACTIONS: - VALUEMARK CHARTER ACCUMULATION UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)

                                                                Templeton              Templeton
                                                    Templeton    Global     TempletonInternational Templeton   USAllianz
                                                     Global      Income   International Smaller     PacificVIP Diversified
                                                     Growth    Securities    Equity    Companies    Growth      Assets
                                                      Fund        Fund        Fund       Fund        Fund        Fund
------------------------------------------------------------------------------------------------------------------------------------
     Valuemark Charter Traditional
Accumulation units outstanding at December 31, 1998     -            -           -           -           -         -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions:
 Purchase payments                                       97          25        130           -           6          -
 Transfers between funds                                  3           -         (6)          -           -          -
 Surrenders and terminations                            (46)          -          -           -           -          -
 Rescissions                                             (3)          -          -           -           -          -
 Other transactions                                       -           -          -           -           -          -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions         51         25         124           -           6          -
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999       51         25         124           -           6         -
------------------------------------------------------------------------------------------------------------------------------------


     Valuemark Charter Enhanced
Accumulation units outstanding at December 31, 1998      -          -           -           -           -          -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions:
 Purchase payments                                       16           1         13           4           4          -
 Transfers between funds                                  -          (1)         1           -           -          -
 Surrenders and terminations                             (1)          -          -           -           -          -
 Rescissions                                              -           -          -           -           -          -
 Other transactions                                       -           -          -           -           -          -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions          15          -          14           4           4         -
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999        15          -          14           4           4         -
------------------------------------------------------------------------------------------------------------------------------------



Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999



6. CONTRACT TRANSACTIONS: - VALUEMARK CHARTER ACCUMULATION UNIT ACTIVITY (IN THOUSANDS) (CONTINUED)

                                                                                       USAllianz   USAllianz
                                                                                       VIP Fixed      VIP        Total
                                                                                        Income      Growth        All
                                                                                         Fund        Fund        Funds
------------------------------------------------------------------------------------------------------------------------------------
     Valuemark Charter Traditional
Accumulation units outstanding at December 31, 1998                                          -           -           -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions:
 Purchase payments                                                                           -           -       1,307
 Transfers between funds                                                                     -           -          60
 Surrenders and terminations                                                                 -           -        (178)
 Rescissions                                                                                 -           -         (20)
 Other transactions                                                                          -           -           -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions                                             -           -       1,169
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999                                           -           -       1,169
-----------------------------------------------------------------------------------------------------------------------------------


     Valuemark Charter Enhanced
Accumulation units outstanding at December 31, 1998                                          -           -          -
------------------------------------------------------------------------------------------------------------------------------------
Contract transactions:
 Purchase payments                                                                           -           -         127
 Transfers between funds                                                                     -           -           1
 Surrenders and terminations                                                                 -           -          (1)
 Rescissions                                                                                 -           -          -
 Other transactions                                                                          -           -          -
------------------------------------------------------------------------------------------------------------------------------------

     Net increase (decrease) in accumulation
      units resulting from contract transactions                                             -           -         127
------------------------------------------------------------------------------------------------------------------------------------

Accumulation units outstanding at December 31,1999                                           -           -         127
------------------------------------------------------------------------------------------------------------------------------------



Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


7. UNIT VALUES - VALUEMARK II, III, AND IV

A summary of accumulation unit values and accumulation units outstanding for variable annuity contracts and the expense ratios, including expenses of the underlying funds, for each of the five years in the period ended December 31, 1999 follows.

                                     Valuemark II & III                                   Valuemark IV
------------------------------------------------------------------------------------------------------------------------------------
                                                             Ratio of                                             Ratio of
                      Accumulation                           Expenses   Accumulation                              Expenses
                    Units Outstanding AccumulationNet Assetsto Average Units OutstandingAccumulation  Net Assets  to Average
                     (in thousands) Unit Value(in thousands)Net Assets* (in thousands)   Unit Value(in thousands) Net Assets*
------------------------------------------------------------------------------------------------------------------------------------

AIM V.I. Growth Fund
December 31,
 19991                      526      $11.084      $5,833         2.13+%       363      $11.083    $4,026           2.22+%

Alger American Growth Fund
December 31,
 19991                      540       10.922       5,894         2.19+        415       10.921     4,535           2.28+

Alger American Leveraged AllCap Fund
December 31,
 19991                      340       12.160       4,137         2.33+        277       12.159     3,364           2.42+

Franklin Global Communications Securities Fund
December 31,
 1999                    21,687       38.917     844,307         1.91       1,418       38.572    54,724           2.00
 1998                    30,851       28.308     873,319         1.90       1,006       28.082    28,248           1.99
 1997                    39,623       25.818   1,022,994         1.90         310       25.635     7,959           1.99
 1996                    53,086       20.654   1,097,873         1.90           -            -         -           -
 1995                    66,669       19.565   1,305,495         1.90           -            -         -           -

Franklin Global Health Care Securities Fund
December 31,
 1999                       634        9.615       6,088         2.22         469        9.601     4,512           2.31
 19982                      586       10.610       6,215         2.24+        224           11     2,381           2.33+

Franklin Growth and Income Fund
December 31,
 1999                    27,634       26.147     722,583         1.89       5,570       25.891   144,218           1.98
 1998                    40,480       26.226   1,061,658         1.89       5,185       25.993   134,775           1.98
 1997                    46,962       24.551   1,152,961         1.89       2,376       24.354    57,877           1.98
 1996                    50,027       19.490     977,110         1.90           -            -         -           -
 1995                    46,893       17.310     812,732         1.92           -            -         -           -

Franklin High Income Fund
December 31,
 1999                     9,493       20.900     198,407         1.94       4,118       20.695    85,209           2.03
 1998                    14,987       21.208     317,865         1.93       4,191       21.020    88,069           2.02
 1997                    18,871       21.312     402,167         1.93       2,202       21.141    46,545           2.02
 1996                    20,736       19.375     402,379         1.94           -            -         -           -
 1995                    18,756       17.252     323,580         1.96           -            -         -           -

Franklin Income Securities Fund
December 31,
 1999                    24,929       24.323     606,369         1.90       4,380       24.084   105,486           1.99
 1998                    39,420       25.122     990,325         1.89       4,239       24.898   105,543           1.98
 1997                    49,811       25.065   1,248,520         1.90       2,094       24.864    52,069           1.99
 1996                    57,504       21.708   1,251,844         1.90           -            -         -           -
 1995                    59,309       19.785   1,175,143         1.91           -            -         -           -




Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


7. UNIT VALUES - VALUEMARK II, III, AND IV (CONTINUED)

                                     Valuemark II & III                                   Valuemark IV
------------------------------------------------------------------------------------------------------------------------------------
                                                               Ratio of                                             Ratio of
                      Accumulation                            Expenses   Accumulation                              Expenses
                    Units Outstanding AccumulationNet Assets to Average Units OutstandingAccumulation Net Assets    to Average
                     (in thousands)  Unit Value(in thousands)Net Assets* (in thousands)Unit Value   (in thousands)  NetAssets*
-----------------------------------------------------------------------------------------------------------------------------------

Franklin Large Cap Growth Securities Fund
December 31,
 1999                    10,867      $20.218    $219,679         2.17%      7,521      $20.152  $151,537           2.26%
 1998                     8,454       15.574     131,652         2.17       4,502       15.537    69,939           2.26
 1997                     5,673       13.130      74,473         2.17       1,967       13.110    25,654           2.26
 19963                    3,722       11.254      42,110         2.17+          -            -         -           -

Franklin Money Market Fund
December 31,
 1999                    17,388       14.860     258,373         1.93       5,236       14.717    77,050           2.02
 1998                    22,032       14.386     316,921         1.85       4,342       14.260    61,911           1.94
 1997                    20,892       13.865     290,904         1.85       3,214       13.756    44,200           1.94
 1996                    28,060       13.359     375,629         1.83           -            -         -           -
 1995                    31,040       12.883     399,935         1.80           -            -         -           -

Franklin Natural Resources Securities Fund
December 31,
 1999                     2,940       11.092      32,615         2.06         616       10.983     6,761           2.15
 1998                     4,453        8.505      37,878         2.04         514        8.430     4,332           2.13
 1997                     5,709       11.559      65,992         2.09         304       11.466     3,482           2.18
 1996                     6,998       14.467     101,248         2.05           -            -         -           -
 1995                     6,919       14.109      97,630         2.06           -            -         -           -

Franklin Real Estate Fund
December 31,
 1999                     5,401       21.386     115,525         1.98       1,490       21.176    31,567           2.07
 1998                     9,639       23.107     222,740         1.94       1,823       22.901    41,773           2.03
 1997                    13,445       28.169     378,751         1.94       1,217       27.944    34,023           2.03
 1996                    12,757       23.668     301,974         1.97           -            -         -           -
 1995                    10,998       18.073     198,773         1.99           -            -         -           -

Franklin Rising Dividends Securities Fund
December 31,
 1999                    17,252       18.846     325,172         2.15       4,137       18.712    77,429           2.24
 1998                    27,683       21.165     585,952         2.12       4,428       21.034    93,151           2.21
 1997                    33,249       20.074     667,473         2.14       1,991       19.968    39,752           2.23
 1996                    35,569       15.303     545,127         2.16           -            -         -          -
 1995                    33,789       12.498     422,992         2.18           -            -         -          -

Franklin S&P 500 Index Fund
December 31,
 19991                      727       10.467       7,613         1.95+        626       10.465     6,555           2.04+

Franklin Small Cap Fund
December 31,
 1999                    10,654       28.353     302,040         2.17       5,460       28.247   154,275           2.26
 1998                    14,856       14.600     216,872         2.17       5,492       14.558    79,977           2.26
 1997                    16,925       14.952     253,045         2.17       2,965       14.923    44,268           2.26
 1996                    12,784       12.913     165,578         2.17           -            -         -           -
 19954                    1,302       10.146      13,260         2.30+          -            -         -           -




Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


7. UNIT VALUES - VALUEMARK II, III, AND IV (CONTINUED)

                                     Valuemark II & III                                   Valuemark IV
------------------------------------------------------------------------------------------------------------------------------------
                                                             Ratio of                                          Ratio of
                        Accumulation                         Expenses     Accumulation                         Expenses
                      Units OutstandingAccumulationNet Assetsto Average Units OutstandingAccumulationNet Assetsto Average
                       (in thousands)Unit Value(in thousands)Net Assets* (in thousands)Unit Value(in thousands)Net Assets*
------------------------------------------------------------------------------------------------------------------------------------

Franklin U.S. Government Fund
December 31,
 1999                    20,938      $18.574    $388,862         1.91%      3,857      $18.394   $70,974           2.00%
 1998                    30,500       19.014     579,909         1.90       3,040       18.847    57,334           1.99
 1997                    36,347       17.947     652,317         1.90       1,359       17.805    24,222           1.99
 1996                    44,598       16.650     742,973         1.91           -            -         -           -
 1995                    34,313       16.298     559,234         1.92           -            -         -           -

Franklin Value Securities Fund
December 31,
 1999                       727        7.736       5,614         2.21+        603        7.724     4,657           2.30+
 19982                      719        7.717       5,542         2.52+        367        7.713     2,834           2.61+

Franklin Zero Coupon Fund - 2000
December 31,
 1999                     2,547       21.023      53,526         2.05         282       20.819     5,831           2.14
 1998                     3,595       20.684      74,353         1.80         188       20.502     3,815           1.89
 1997                     4,523       19.512      88,260         1.80          94       19.358     1,801           1.89
 1996                     5,636       18.475     104,125         1.80           -            -         -           -
 1995                     6,066       18.294     110,965         1.80           -            -         -           -

Franklin Zero Coupon Fund - 2005
December 31,
 1999                     2,011       23.205      46,679         2.05         555       22.983    12,750           2.14
 1998                     2,635       25.003      65,876         1.80         380       24.786     9,402           1.89
 1997                     2,910       22.532      65,573         1.80         161       22.357     3,585           1.89
 1996                     3,579       20.517      73,434         1.80           -            -         -           -
 1995                     3,504       20.914      73,292         1.80           -            -         -           -

Franklin Zero Coupon Fund - 2010
December 31,
 1999                     1,851       24.164      44,759         2.05         668       23.929    15,961           2.14
 1998                     2,582       27.920      72,114         1.80         478       27.674    13,233           1.89
 1997                     2,998       24.740      74,199         1.80         150       24.544     3,676           1.89
 1996                     3,297       21.522      70,969         1.80           -            -         -           -
 1995                     3,437       22.431      77,136         1.80           -            -         -           -

Mutual Discovery Securities Fund
December 31,
 1999                     5,796       13.701      79,396         2.41       7,820       13.662   106,824           2.50
 1998                     9,718       11.226     109,094         2.40       8,822       11.205    98,842           2.49
 1997                     9,940       11.983     119,104         2.46       5,461       11.971    65,375           2.55
 19965                    1,471       10.180      15,074         2.77+          -            -         -           -

Mutual Shares Securities Fund
December 31,
 1999                    12,423       13.237     164,442         2.19      18,924       13.199   249,799           2.28
 1998                    18,133       11.837     214,642         2.17      19,834       11.814   234,337           2.26
 1997                    18,744       11.993     224,796         2.20      11,394       11.981   136,521           2.29
 19965                    2,613       10.330      27,141         2.40+          -            -         -          -




Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


7. UNIT VALUES - VALUEMARK II, III, AND IV (CONTINUED)

                                     Valuemark II & III                                   Valuemark IV
------------------------------------------------------------------------------------------------------------------------------------
                                                             Ratio of                                          Ratio of
                        Accumulation                         Expenses     Accumulation                         Expenses
                      Units OutstandingAccumulationNet Assetsto Average Units OutstandingAccumulationNet Assetsto Average
                       (in thousands)Unit Value(in thousands)Net Assets* (in thousands)Unit Value(in thousands)Net Assets*
------------------------------------------------------------------------------------------------------------------------------------

Templeton Developing Markets Equity Fund
December 31,
 1999                    11,226      $12.188    $136,842         2.79%      3,389      $12.125   $41,093           2.88%
 1998                    15,989        7.993     127,804         2.81       3,425        7.958    27,259           2.90
 1997                    23,005       10.340     237,895         2.82       2,663       10.305    27,448           2.91
 1996                    22,423       11.487     259,346         2.89           -            -         -          -
 1995                    15,618        9.582     150,481         2.81           -            -         -          -

Templeton Global Asset Allocation Fund
December 31,
 1999                     2,504       14.408      36,071         2.22       1,403       14.347    20,133           2.31
 1998                     4,056       13.589      55,102         2.24       1,491       13.543    20,200           2.33
 1997                     5,229       13.786      72,082         2.34       1,008       13.752    13,864           2.43
 1996                     4,104       12.514      52,117         2.26           -            -         -           -
 19956                    1,338       10.591      14,234         2.30+          -            -         -           -

Templeton Global Growth Fund
December 31,
 1999                    24,872       19.466     484,117         2.28       9,008       19.364   174,453           2.37
 1998                    34,226       16.309     558,162         2.28       8,864       16.238   143,943           2.37
 1997                    41,433       15.176     628,785         2.28       5,525       15.124    83,558           2.37
 1996                    40,327       13.560     550,066         2.33           -            -         -           -
 1995                    28,309       11.339     322,284         2.37           -            -         -           -

Templeton Global Income Securities Fund
December 31,
 1999                     4,226       16.635      70,284         2.05         657       16.472    10,843           2.14
 1998                     6,976       17.905     124,899         2.03         651       17.746    11,582           2.12
 1997                     9,434       16.957     159,973         2.02         393       16.821     6,620           2.11
 1996                    11,857       16.781     198,968         2.01           -            -         -           -
 1995                    14,181       15.522     220,143         2.04           -            -         -           -

Templeton International Equity Fund
December 31,
 1999                    27,313       23.022     628,777         2.30       4,164       22.858    95,194           2.39
 1998                    44,256       18.437     815,915         2.28       4,427       18.322    81,113           2.37
 1997                    58,179       17.711   1,030,420         2.29       3,122       17.617    55,008           2.38
 1996                    64,375       16.081   1,036,583         2.29           -            -         -           -
 1995                    59,883       13.263     794,670         2.32           -            -         -           -

Templeton International Smaller Companies Fund
December 31,
 1999                     1,034       11.441      11,825         2.51         865       11.403     9,864           2.60
 1998                     1,533        9.364      14,354         2.50         967        9.342     9,037           2.59
 1997                     1,998       10.825      21,626         2.46         792       10.809     8,557           2.55
 19963                    1,388       11.145      15,527         2.18+          -            -         -          -



Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


7. UNIT VALUES - VALUEMARK II, III, AND IV (CONTINUED)

                                     Valuemark II & III                                   Valuemark IV
------------------------------------------------------------------------------------------------------------------------------------
                                                             Ratio of                                              Ratio of
                        Accumulation                         Expenses     Accumulation                             Expenses
                      Units OutstandingAccumulationNet Assetsto Average Units OutstandingAccumulationNet Assetsto   Average
                       (in thousands)Unit Value(in thousands)Net Assets* (in thousands)Unit Value(in thousands)   Net Assets*
-----------------------------------------------------------------------------------------------------------------------------------

Templeton Pacific Growth Fund
December 31,
 1999                     7,066      $10.915     $77,144         2.48%      1,041      $10.838   $11,295           2.57%
 1998                    10,669        8.078      86,200         2.50         655        8.028     5,274           2.59
 1997                    15,833        9.431     149,327         2.43         379        9.381     3,566           2.52
 1996                    22,061       14.932     330,159         2.39           -            -         -          -
 1995                    22,483       13.630     306,843         2.41           -            -         -          -

USAllianz VIP Diversified Assets Fund
December 31,
 19991                        9       10.170          88         2.40+          1       10.168        15           2.49+

USAllianz VIP Fixed Income Fund
December 31,
 19991                       13        9.751         124         2.15+          1        9.749         5           2.24+

USAllianz VIP Growth Fund
December 31,
 19991                       21       10.733         226         2.30+         10       10.731       105           2.39+

* For the year ended  December 31,  including  the effect of the expenses of the underlying  funds.
+  Annualized.
1  Period  from  November  12,  1999  (fund commencement)   to  December   31,  1999.
2  Period  from  May  1,  1998  (fund commencement)   to  December   31,  1998.
3  Period  from  May  1,  1996  (fund commencement)  to  December  31,  1996.
4  Period  from  November  1, 1995 (fund commencement)  to  December  31,  1995.
5  Period  from  November  8, 1996 (fund commencement)   to  December   31,  1996.
6  Period  from  May  1,  1995  (fund commencement) to December 31, 1995.



Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


8. UNIT VALUES - VALUEMARK CHARTER

A summary of accumulation unit values and accumulation units outstanding for variable annuity contracts and the expense ratios, including expenses of the underlying funds, for the period from January 5, 1999 (product inception) to December 31, 1999 follows.

                                Valuemark Charter Traditional                      Valuemark Charter Enhanced
------------------------------------------------------------------------------------------------------------------------------------
                                                             Ratio of                                          Ratio of
                        Accumulation                         Expenses     Accumulation                         Expenses
                      Units OutstandingAccumulationNet Assetsto Average Units OutstandingAccumulationNet Assetsto Average
                       (in thousands)Unit Value(in thousands)Net Assets* (in thousands)Unit Value(in thousands)Net Assets*
------------------------------------------------------------------------------------------------------------------------------------

Franklin Global Communications Securities Fund
December 31, 1999             5      $39.861        $213         1.92%          7      $39.011      $275           2.12%

Franklin Global Health Care Securities Fund
December 31, 1999             3        9.626          33         2.22           5        9.594        50           2.42

Franklin Growth and Income Fund
December 31, 1999            21       26.792         545         1.90           9       26.220       238           2.10

Franklin High Income Fund
December 31, 1999            20       21.405         429         1.94           1       20.949        18           2.14

Franklin Income Securities Fund
December 31, 1999            49       24.923       1,206         1.90           4       24.391        92           2.10

Franklin Large Cap Growth Securities Fund
December 31, 1999            19       20.337         392         2.17           7       20.188       144           2.37

Franklin Money Market Fund
December 31, 1999           562       15.225       8,557         1.94           1       14.901        16           2.14

Franklin Natural Resources Securities Fund
December 31, 1999             5       11.374          62         2.07           -       11.131         6           2.27

Franklin Real Estate Fund
December 31, 1999            20       21.919         429         1.98           1       21.452        14           2.18

Franklin Rising Dividends Securities Fund
December 31, 1999            18       19.156         340         2.16          11       18.857       206           2.36

Franklin Small Cap Fund
December 31, 1999            32       28.565         904         2.17           3       28.328        79           2.37

Franklin U.S. Government Fund
December 31, 1999            87       19.049       1,647         1.92          12       18.643       217           2.12

Franklin Value Securities Fund
December 31, 1999            14        7.749         108         2.21           3        7.753        21           2.41

Mutual Discovery Securities Fund
December 31, 1999            20       13.779         275         2.42          10       13.692       136           2.62

Mutual Shares Securities Fund
December 31, 1999            65       13.362         875         2.19           8       13.278       100           2.39

Templeton Developing Markets Equity Fund
December 31, 1999            21       12.331         253         2.82           7       12.189        89           3.02

Templeton Global Asset Allocation Fund
December 31, 1999             2       17.693          36         2.22           1       17.527        16           2.42

Templeton Global Growth Fund
December 31, 1999            51       19.717       1,012         2.29          15       19.490       313           2.49

Templeton Global Income Securities Fund
December 31, 1999            25       17.033         435         2.06           -       16.670         6           2.26



Allianz Life Variable Account B
of Allianz Life Insurance Company of North America
Notes to Financial Statements (continued)
December 31, 1999


8. UNIT VALUES - VALUEMARK CHARTER (CONTINUED)

                                Valuemark Charter Traditional                      Valuemark Charter Enhanced
------------------------------------------------------------------------------------------------------------------------------------
                                                             Ratio of                                               Ratio of
                        Accumulation                         Expenses     Accumulation                              Expenses
                      Units OutstandingAccumulationNet Assetsto Average Units OutstandingAccumulationNet Assetsto     Average
                       (in thousands)Unit Value(in thousands)Net Assets* (in thousands)Unit Value(in thousands      Net Assets*
------------------------------------------------------------------------------------------------------------------------------------

Templeton International Equity Fund
December 31, 1999           124      $23.368      $2,895         2.32%         14      $23.004      $303           2.52%

Templeton International Smaller Companies Fund
December 31, 1999             -       11.547           4         2.53           4       11.462        51           2.73

Templeton Pacific Growth Fund
December 31, 1999             6       11.121          63         2.51           4       10.948        48           2.71

* For the year ended December 31, including the effect of the expenses of the underlying funds.







                             ALLIANZ LIFE INSURANCE
                            COMPANY OF NORTH AMERICA
                                AND SUBSIDIARIES
                        Consolidated Financial Statements
                           December 31, 1999 and 1998

Allianz Life Insurance Company of North America
And Subsidiaries
Independent Auditors' Report

The Board of Directors

Allianz Life Insurance Company of North America and subsidiaries:
We have audited the accompanying consolidated balance sheets of Allianz Life Insurance Company of North America and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive
(loss) income, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Allianz Life Insurance Company of North America and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, the Company changed its method of calculating deferred acquisition costs and future benefit reserves for two-tiered annuities.

                                                                       KPMG LLP



February 7, 2000




Allianz Life Insurance Company of North America
And Subsidiaries
Consolidated Balance Sheets

December 31, 1999 and 1998 (in thousands)

  Assets                                                                                    1999              1998
------------------------------------------------------------------------------------------------------------------------------------
Investments:
   Fixed maturities, at fair value                                                     $ 4,582,350        2,538,291
   Equity securities, at fair value                                                       675,541           512,404
   Mortgage loans on real estate                                                          528,933           457,128
   Certificates of deposit and short-term securities                                      139,571           166,366
   Policy loans                                                                            46,573             7,118
   Real estate                                                                            154,063            80,637
   Options                                                                                 68,217            15,109
   Investment in equity investments                                                         3,045            80,928
------------------------------------------------------------------------------------------------------------------------------------
     Total investments                                                                  6,198,293         3,857,981
Cash                                                                                       58,110            67,195
Accrued investment income                                                                  73,774            36,649
Receivables (net of allowance for uncollectible accounts of
 $3,395 in 1999 and $3,254 in 1998)                                                       310,866           323,971
Reinsurance recoverable:
   Funds held on deposit                                                                1,151,941         1,170,170
   Recoverable on future policy benefit reserves                                        3,330,612         1,191,098
   Recoverable on unpaid claims                                                           405,086           293,179
   Receivable on paid claims                                                               74,483            24,986
Goodwill (net of accumulated amortization of $3,847 in 1999)                              304,561                 0
Value of business acquired                                                                210,363                 0
Deferred acquisition costs                                                                801,763           930,059
Other assets                                                                               55,811            35,755
Federal income tax recoverable                                                             10,484             4,060
------------------------------------------------------------------------------------------------------------------------------------
   Assets, exclusive of separate account assets                                        12,986,147         7,935,103
Separate account assets                                                                 8,488,404         9,915,150
------------------------------------------------------------------------------------------------------------------------------------
   Total assets                                                                        $21,474,551        17,850,253
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.



Allianz Life Insurance Company of North America
And Subsidiaries
Consolidated Balance Sheets (continued)

December 31, 1999 and 1998 (in thousands)

                                                                                            1999              1998
------------------------------------------------------------------------------------------------------------------------------------
Liabilities Future benefit reserves:

      Life                                                                            $ 1,874,904         1,445,844
      Annuity                                                                           7,796,583         3,588,491
   Policy and contract claims                                                             927,915           770,846
   Unearned premiums                                                                       49,013            53,778
   Reinsurance payable                                                                    212,239           129,397
   Deferred income on reinsurance                                                         186,888           106,065
   Deferred income taxes                                                                   51,356           257,903
   Accrued expenses                                                                       108,232            91,631
   Commissions due and accrued                                                             55,904            41,000
   Other policyholder funds                                                                77,782            20,586
   Other liabilities                                                                       98,251            89,038
------------------------------------------------------------------------------------------------------------------------------------
        Liabilities, exclusive of separate account liabilities                         11,439,067         6,594,579
   Separate account liabilities                                                         8,488,404         9,915,150
------------------------------------------------------------------------------------------------------------------------------------
        Total liabilities                                                              19,927,471        16,509,729
------------------------------------------------------------------------------------------------------------------------------------
Stockholder's equity:
   Common stock, $1 par value, 20 million shares authorized, issued and outstanding        20,000            20,000
   Additional paid-in capital                                                             830,274           407,088
   Retained earnings                                                                      632,320           673,857
   Accumulated other comprehensive income                                                  64,486           239,579
------------------------------------------------------------------------------------------------------------------------------------
        Total stockholder's equity                                                      1,547,080         1,340,524
Commitments and contingencies (notes 7 and 12)
------------------------------------------------------------------------------------------------------------------------------------
        Total liabilities and stockholder's equity                                     $21,474,551        17,850,253
------------------------------------------------------------------------------------------------------------------------------------



See accompanying notes to consolidated financial statements.



Allianz Life Insurance Company of North America
And Subsidiaries
Consolidated Statements of Operations

Years ended December 31, 1999, 1998 and 1997 (in thousands)


                                                                           1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------------
Revenue:
   Life insurance premiums                                            $  447,026          416,199           339,841
   Other life policy considerations                                       31,786           52,668            83,816
   Annuity considerations                                                239,070          222,632           219,262
   Accident and health premiums                                          843,906          773,570           747,718
------------------------------------------------------------------------------------------------------------------------------------
     Total premiums and considerations                                 1,561,788        1,465,069         1,390,637
   Premiums and annuity considerations ceded                             478,239          411,316           438,018
------------------------------------------------------------------------------------------------------------------------------------
        Net premiums and considerations                                1,083,549        1,053,753           952,619
   Investment income, net                                                274,860          217,066           162,350
   Realized investment gains                                             112,253           89,226            61,488
   Other                                                                  72,301           78,174            53,760
------------------------------------------------------------------------------------------------------------------------------------
     Total revenue                                                     1,542,963        1,438,219         1,230,217
------------------------------------------------------------------------------------------------------------------------------------
Benefits and expenses:
   Life insurance benefits                                               382,464          461,891           336,090
   Annuity benefits                                                      243,398          251,463           206,189
   Accident and health insurance benefits                                765,257          623,640           566,746
------------------------------------------------------------------------------------------------------------------------------------
     Total benefits                                                    1,391,119        1,336,994         1,109,025
   Benefit recoveries                                                    443,441          501,719           426,607
------------------------------------------------------------------------------------------------------------------------------------
        Net benefits                                                     947,678          835,275           682,418
   Commissions and other agent compensation                              304,816          322,697           310,665
   General and administrative expenses                                   162,798          116,007           106,744
   Taxes, licenses and fees                                               26,292           15,848            20,605
   Amortization of goodwill                                                3,847                0                 0
   Amortization of value of business acquired, net of interest credited    4,161                0                 0
   Change in deferred acquisition costs, net                             129,142           (2,979)          (63,742)
------------------------------------------------------------------------------------------------------------------------------------
     Total benefits and expenses                                       1,578,734        1,286,848         1,056,690
------------------------------------------------------------------------------------------------------------------------------------
     (Loss) income from operations before income taxes                   (35,771)         151,371           173,527
------------------------------------------------------------------------------------------------------------------------------------
Income tax (benefit) expense:   Current                                   63,371           48,410            31,571
   Deferred                                                              (73,727)           2,822            28,283
------------------------------------------------------------------------------------------------------------------------------------
     Total income tax (benefit) expense                                  (10,356)          51,232            59,854
------------------------------------------------------------------------------------------------------------------------------------
     (Loss) income before cumulative effect of change in accounting      (25,415)         100,139           113,673
Cumulative effect of change in accounting, net of tax benefit of $8,682  (16,122)               0                 0
------------------------------------------------------------------------------------------------------------------------------------
     Net (loss) income                                                $  (41,537)         100,139           113,673
------------------------------------------------------------------------------------------------------------------------------------



See accompanying notes to consolidated financial statements.



Allianz Life Insurance Company of North America
And Subsidiaries
Consolidated Statements of Comprehensive (Loss) Income

Years ended December 31, 1999, 1998 and 1997 (in thousands)

                                                                           1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------------
Net (loss) income                                                     $  (41,537)          100,139          113,673
------------------------------------------------------------------------------------------------------------------------------------
Other comprehensive (loss) gain:

   Foreign currency translation adjustments, net of tax                    1,461            (1,761)            (975)
------------------------------------------------------------------------------------------------------------------------------------
Unrealized (losses) gains on fixed maturities and equity securities:  Unrealized holding (losses) gains arising during the period net of tax (benefit) expense of
$(55,781), $57,703 and $71,594 in 1999, 1998,

and 1997, respectively                                                  (103,590)          107,162          132,961
Reclassification adjustment for gains included in net income, net of tax expense of $39,289, $30,627, and $21,588 in 1999, 1998, and 1997,
 respectively                                                             72,964           56,879            40,093
------------------------------------------------------------------------------------------------------------------------------------
        Total unrealized holding (losses) gains                         (176,554)          50,283            92,868
------------------------------------------------------------------------------------------------------------------------------------

        Total other comprehensive (loss) income                         (175,093)          48,522            91,893
------------------------------------------------------------------------------------------------------------------------------------

        Total comprehensive (loss) income                             $ (216,630)         148,661            205,566
------------------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.



Allianz Life Insurance Company of North America
And Subsidiaries
Consolidated Statements of Stockholder's Equity

Years ended December 31, 1999, 1998 and 1997 (in thousands)

                                                                           1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------------
   Balance at beginning and end of year                               $   20,000           20,000            20,000
------------------------------------------------------------------------------------------------------------------------------------
Preferred stock:
   Balance at beginning of year                                                0           25,000            25,000
   Redemption of stock during the year                                         0           (25,000)               0
------------------------------------------------------------------------------------------------------------------------------------
     Balance at end of year                                                    0                0            25,000
------------------------------------------------------------------------------------------------------------------------------------
Additional paid-in capital:   Balance at beginning of year               407,088          407,088           407,088
   Capital contribution                                                  423,186                0                 0
------------------------------------------------------------------------------------------------------------------------------------
     Balance at end of year                                              830,274          407,088           407,088
------------------------------------------------------------------------------------------------------------------------------------
Retained earnings:
   Balance at beginning of year                                          673,857          574,447           462,925
   Net income                                                             41,537)         100,139           113,673
   Cash dividend to stockholder                                                0             (729)          (2,151)
------------------------------------------------------------------------------------------------------------------------------------
     Balance at end of year                                              632,320          673,857           574,447
------------------------------------------------------------------------------------------------------------------------------------
Accumulated other comprehensive income: Accumulated unrealized holding gain:

     Balance at beginning of year                                        245,788          195,505           102,637
     Net unrealized gain (loss) on investments
        during the year, net of deferred federal income taxes           (176,554)          50,283            92,868
------------------------------------------------------------------------------------------------------------------------------------
     Balance at end of year                                               69,234          245,788           195,505
Accumulated unrealized foreign currency (loss):
   Balance at beginning of year                                           (6,209)          (4,448)           (3,473)
   Net unrealized gain (loss) on foreign currency
     translation during the year, net of deferred federal income taxes     1,461           (1,761)             (975)
------------------------------------------------------------------------------------------------------------------------------------
     Balance at end of year                                               (4,748)          (6,209)           (4,448)
------------------------------------------------------------------------------------------------------------------------------------
   Total accumulated other comprehensive income                           64,486          239,579           191,057
------------------------------------------------------------------------------------------------------------------------------------
     Total stockholder's equity                                       $1,547,080        1,340,524         1,217,592
------------------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.



Allianz Life Insurance Company of North America
And Subsidiaries
Consolidated Statements of Cash Flows

December 31, 1999, 1998 and 1997 (in thousands)


                                                                           1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------------
Cash flows provided by (used in) operating activities:
   Net (loss) income                                                  $   (41,537)        100,139           113,673
------------------------------------------------------------------------------------------------------------------------------------
   Adjustments to reconcile  net (loss) income to net cash (used in) provided by operating activities:

        Realized investment gains                                        (112,253)         (89,226)          (61,488)
        Deferred federal income tax expense                               (82,409)           2,822            28,283
        Charges to policy account balances                                (66,945)        (104,681)         (148,159)
        Interest credited to policy account balances                      251,303          262,956           251,182
        Change in:
          Accrued investment income                                        (1,921)           1,696            (2,215)
          Receivables                                                      17,873          (61,295)         (107,398)
          Reinsurance recoverable                                        (435,498)        (162,959)       (1,205,410)
          Deferred acquisition costs                                      128,296           (2,979)          (63,742)
          Future benefit reserves                                        (136,722)          25,183           138,370
          Policy and contract claims and other policyholder funds         184,939          154,213            92,230
          Unearned premiums                                                (4,765)           3,610            17,992
          Reinsurance payable                                              13,820           17,713            68,725
          Current tax recoverable                                          (6,424)          16,701            (8,306)
          Accrued expenses and other liabilities                          (31,349)          14,797            12,113
          Commissions due and accrued                                       5,627            1,483             2,414
        Depreciation and amortization                                      (5,917)         (12,711)          (13,312)
        Equity in earnings of equity investments                             (690)          (2,207)                0
        Other, net                                                         (1,151)              94                18
------------------------------------------------------------------------------------------------------------------------------------
        Total adjustments                                                (284,186)          65,210          (998,703)
------------------------------------------------------------------------------------------------------------------------------------
        Net cash (used in) provided by operating activities              (325,723)         165,349          (885,030)
------------------------------------------------------------------------------------------------------------------------------------



See accompanying notes to consolidated financial statements.



Allianz Life Insurance Company of North America
And Subsidiaries
Consolidated Statements of Cash Flows (continued)

Years ended December 31, 1999, 1998 and 1997 (in thousands)


                                                                           1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------------
Cash flows (used in) provided by operating activities                 $  (325,723)         165,349          (885,030)
Cash flows (used in) provided by investing activities:
   Purchase of fixed maturities                                        (1,171,682)      (1,256,653)       (1,748,950)
   Purchase of equity securities                                         (404,985)      (1,518,096)       (1,699,847)
   Purchase of real estate                                                (66,502)         (36,367)           (8,398)
   Purchase of options                                                    (32,617)         (11,503)           (3,482)
   Funding of mortgage loans                                             (114,840)        (168,870)         (103,626)
   Sale of fixed maturities                                             1,123,115        1,460,969         1,921,534
   Matured fixed maturities                                                21,280           28,152             1,150
   Sale of equity securities                                              385,559        1,560,695         1,691,789
   Sale of real estate                                                          0            7,103               551
   Repayment of mortgage loans                                             41,355           29,105            29,520
   Net change in certificates of deposit and short-term securities         38,121          (49,242)           87,848
   Purchase of Life USA, net of cash acquired                            (370,881)         (79,091)                0
   Other                                                                   (5,438)          (5,489)           94,126
------------------------------------------------------------------------------------------------------------------------------------
   Net cash (used in) provided by investing activities                   (557,515)         (39,287)          262,215
------------------------------------------------------------------------------------------------------------------------------------
Cash flows provided by (used in) financing activities:

   Policyholders' deposits to account balances                         1,033,877          864,446           748,430
   Policyholders' withdrawals from account balances                      (663,733)        (562,667)         (524,579)
   Change in assets held under reinsurance agreements                      80,823            7,876           150,526
   Funds (repaid) borrowed on dollar reverse repurchase agreements, net         0         (369,664)          239,468
   Capital contribution                                                   423,186                0                 0
   Redemption of preferred stock                                                0          (25,000)                0
   Cash dividends paid                                                          0             (729)           (2,151)
------------------------------------------------------------------------------------------------------------------------------------
   Net cash provided by (used in) financing activities                    874,153          (85,738)          611,694
------------------------------------------------------------------------------------------------------------------------------------
        Net change in cash                                                 (9,085)          40,324           (11,121)
Cash at beginning of year                                                  67,195           26,871            37,992
------------------------------------------------------------------------------------------------------------------------------------
Cash at end of year                                                   $   58,110           67,195             26,871
------------------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.



Allianz Life Insurance Company of North America
And Subsidiaries
Consolidated Statements of Cash Flows (continued)

Years ended December 31, 1999, 1998 and 1997 (in thousands)

                                                                           1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------------
Supplemental disclosures of noncash transactions:
   Fair value of assets acquired in acquisition of LifeUSA:

     Fixed maturities                                                 $ 2,283,214                0                 0
     Equity securities                                                    21,358                 0                 0
     Certificates of deposit and short-term securities                    11,285                 0                 0
     Policy loans                                                         37,618                 0                 0
     Options                                                              20,491                 0                 0
     Cash                                                                 62,767                 0                 0
     Accrued investment income                                            35,204                 0                 0
     Receivables (net of allowance for uncollectible accounts of $145)     4,768                 0                 0
     Recoverable on future policy benefit reserves - annuity           3,023,377                 0                 0
     Deferred tax asset                                                   29,825                 0                 0
     Other assets                                                         21,291                 0                 0

   Liabilities assumed in acquisition of LifeUSA:

     Future policy benefit reserves - annuity                          5,395,155                 0                 0
     Reinsurance payable                                                  69,022                 0                 0
     Accrued expenses                                                     14,611                 0                 0
     Commissions due and accrued                                           9,277                 0                 0
     Other policyholder funds                                             29,729                 0                 0
     Other liabilities                                                    42,552                 0                 0


See accompanying notes to consolidated financial statements.


Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(1) Summary of Significant Accounting Policies

Allianz Life Insurance Company of North America (the Company) is a wholly owned subsidiary of Allianz of America, Inc. (AZOA), a wholly owned subsidiary of Allianz Aktiengesellschaft Holding (Allianz AG), a Federal Republic of Germany company.

The Company is a life insurance company that is licensed to sell group and individual life, annuity and accident and health policies in the United States, Canada and several U.S. territories. Based on 1999 net revenues and considerations, 36%, 18% and 46% of the Company's business is life, annuity and accident and health, respectively. The Company's primary distribution channels are through strategic alliances with other insurance companies, third party marketing organizations and with independent agents. The Company has a significant relationship with The Franklin Templeton Group and its broker/dealer network related to sales of its variable life and variable annuity products.

Following is a summary of the significant accounting policies reflected in the accompanying consolidated financial statements.

Basis of Presentation

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) which vary in certain respects from accounting rules prescribed or permitted by state insurance regulatory authorities. The accounts of the Company's major subsidiaries, Life USA Holding, Inc. (Life USA) and Preferred Life Insurance Company of New York, and other less significant subsidiaries have been consolidated. The consolidated financial statements only include the results of Life USA's operations subsequent to October 1, 1999, the date of its acquisition by the Company (see note 2). All significant intercompany balances and transactions have been eliminated in consolidation.

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect reported assets and liabilities including reporting or disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could vary significantly from management's estimates.

Traditional Life, Group Life and Group Accident and Health Insurance
Traditional life products include products with guaranteed premiums and benefits and consist principally of whole life and term insurance policies, limited payment contracts and certain annuity products with life contingencies.

Premiums on traditional life and group life products are recognized as income when due. Group accident and health premiums are recognized as earned on a pro rata basis over the risk coverage periods. Benefits and expenses for traditional and group products are matched with earned premiums so that profits are recognized over the premium paying periods of the contracts. This matching is accomplished by establishing provisions for future policy benefits and policy and contract claims, and deferring and amortizing related policy acquisition costs.

Nontraditional and Variable Life and Annuity Business

Nontraditional and variable life insurance and interest sensitive contracts that have significant mortality or morbidity risk are accounted for in accordance with the retrospective deposit method. Interest sensitive contracts that do not have significant mortality or morbidity risk are accounted for in a manner consistent with interest bearing financial instruments. For both types of contracts, premium receipts are reported as deposits to the contractholder's account while revenues consist of amounts assessed against contractholders including surrender charges and earned administrative service fees. Mortality or morbidity charges are also accounted for as revenue on those contracts containing mortality or morbidity risk. Benefits consist of interest credited to contractholder's accounts and claims or benefits incurred in excess of the contractholder's balance.

Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(1) Summary of Significant Accounting Policies (Continued)


Value of Business Acquired and Goodwill

The value of insurance in force purchased is recorded as the value of business acquired (VOBA). The initial value was determined by an actuarial study using the present value of future profits in calculating the value of the insurance purchased. An accrual of interest is added to the unamortized balance using the rates credited to the policyholder accounts. The balance is amortized in relation to the present value of expected future gross profits in the same manner as deferred acquisition costs. The amortization period is expected to be approximately 20 years from the date the business was acquired. The activity in the VOBA balance for 1999 is summarized below.

Balance, beginning of year$  0
Additions              214,524
Interest                 1,975
Amortization           (6,136)
                        ------
Balance, end of year   210,363
                        ------

The  amortization  of the VOBA in each of the next five years is expected to be:
2000 - $21,491;  2001 -  $20,123;  2002 -  $18,329;  2003 - $18,105;  and 2004 -
$16,958.

Goodwill is the excess of the amount paid to acquire a company over the fair value of its net assets and VOBA, reduced by amortization and valuation adjustments, if any. Goodwill is amortized on a straight-line basis over 20 years. The value of VOBA and goodwill will be monitored at least annually based on estimates of future earnings. For VOBA, those earnings relate to the insurance in force purchased. For goodwill, estimates will be based on production subsequent to the purchase. If estimated future earnings are less than the carrying amount of the related asset, the carrying value of the asset may not be recoverable. If impairment is indicated, the carrying value will be reduced to its fair value with a corresponding charge to earnings.

Deferred Acquisition Costs

Acquisition costs, consisting of commissions and other costs that vary with and are primarily related to production of new business, are deferred. For traditional life and group life products, such costs are amortized over the revenue-producing period of the related policies using the same actuarial assumptions used in computing future policy benefit reserves. Acquisition costs for accident and health insurance policies are deferred and amortized over the lives of the policies in the same manner as premiums are earned. For interest sensitive products, acquisition costs are amortized in relation to the present value of expected future gross profits from investment margins and mortality, morbidity and expense charges. Deferred acquisition costs amortized during 1999, 1998 and 1997 were $312,036, $202,644, and $219,266, respectively.

Future Policy Benefit Reserves

Future policy benefit reserves on traditional life products are computed by the net level premium method based upon estimated future investment yield, mortality and withdrawal assumptions, commensurate with the Company's experience, modified as necessary to reflect anticipated trends, including possible unfavorable deviations. Most life reserve interest assumptions range from 6% to 3.5%.

Future policy benefit reserves for interest sensitive products are generally carried at accumulated contract values. Reserves on some deferred annuity contracts are computed based on contractholder cash value accumulations, adjusted for mortality, withdrawal and interest margin assumptions.

Fair values of investment contracts, which include deferred annuities and other annuities without significant mortality risk, were determined by testing amounts payable on demand against discounted cash flows using interest rates commensurate with the risks involved. Fair values are based on the amount payable on demand at December 31.

Policy and Contract Claims

Policy and contract claims represent an estimate of claims and claim adjustment expenses that have been reported but not yet paid and incurred but not yet reported as of December 31.

Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(1) Summary of Significant Accounting Policies (Continued)


Reinsurance

Insurance liabilities are reported before the effects of reinsurance. Amounts paid or deemed to have been paid for claims covered by reinsurance contracts are recorded as reinsurance receivable. Reinsurance receivables are recognized in a manner consistent with the liabilities related to the underlying reinsured contracts.

Investments

The Company has classified all of its fixed maturity and equity portfolio as "available-for-sale" and, accordingly, the securities are carried at fair value. Short-term investments are carried at amortized cost, which approximates market value. Policy loans are reflected at their unpaid principal balances. Mortgage loans are reflected at unpaid principal balances adjusted for premium and discount amortization and an allowance for uncollectible balances. The Company analyzes loan impairment at least once a year when assessing the adequacy of the allowance for possible credit losses. The Company does not accrue interest on impaired loans and accounts for interest income on such loans on a cash basis.

Realized gains and losses are computed based on the specific identification method.

As of December 31, 1999 and 1998, investments with a carrying value of $164,045 and $116,197, respectively, were held on deposit with various insurance departments and in other trusts as required by statutory regulations.

The fair values of invested assets, excluding investments in real estate, are deemed by management to approximate their estimated market values. The fair value of mortgage loans has been calculated using discounted cash flows and is based on pertinent information available to management as of year-end. Policy loan balances which are supported by the underlying cash value of the policies approximate fair value. Changes in market conditions subsequent to year-end may cause estimates of fair values to differ from the amounts presented herein.

Accounting for Option Contracts

Certain annuity products provide additional benefits to the policy annuitization value based on the growth in the Standard & Poor's (S&P) 500 Index. The Company has analyzed the characteristics of these benefits and has purchased option contracts tied to the S&P 500 Index with similar characteristics to hedge these risks. Management monitors correlation of in force amounts and option contract values to ensure proper matching. If persistency assumptions were to deviate significantly from anticipated rates, management would purchase or sell option contracts as deemed appropriate. As of December 31, 1999, management believes a proper hedge exists.

The option contracts are reported at fair value on the consolidated balance sheet. The fair value of the options is deemed by management to approximate the estimated market values. Unrealized gains and losses on the option contracts are recorded in annuity benefits on the consolidated statement of operations to offset increases in the future policy benefits liability recorded for the index benefit.

The Company purchases "over-the-counter" European-Asian call option contracts based upon the S&P 500 Index. Two types of options are purchased: five- and seven-year options with daily averaging of the index during the last year of the contract and five-year cliquet options which use monthly averaging of the index during each year and resets at each anniversary date of the contract. The strike price depends on the product, index period, cap and credited rate. The Company only purchases option contracts from counterparties rated AA- or better and the option contracts are not used for trading purposes.

Income Taxes

Deferred  tax  assets  and   liabilities  are  recognized  for  the  future  tax
consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(1) Summary of Significant Accounting Policies (Continued)


Separate Accounts

Separate accounts represent funds for which investment income and investment gains and losses accrue directly to the policyholders and contractholders. Each account has specific investment objectives and the assets are carried at fair value. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of the Company.

Fair values of separate account assets were determined using the market value of the underlying investments held in segregated fund accounts. Fair values of separate account liabilities were determined using the cash surrender values of the policyholder's and contractholder's account.

Receivables

Receivable balances approximate estimated fair values. This is based on pertinent information available to management as of year-end including the financial condition and credit worthiness of the parties underlying the receivables. Changes in market conditions subsequent to year-end may cause estimates of fair values to differ from the amounts presented herein.

Accounting Changes

Effective January 1, 1999, the Company changed its methodology for calculating deferred acquisition costs and future benefit reserves for two tiered deferred annuities. The revised calculation better reflects the income streams from this product. Under the previous method of accounting, a disproportionate amount of gains were recognized when contract annuitization or surrenders occurred. The new methodology provides for profit emergence over the life of the block of annuities. The cumulative effect of the change in accounting principle for the years prior to 1999 in the amount of $16,122, net of taxes, is recorded in the accompanying consolidated statement of operations. The effect of the change in methodology does not have a significant impact on the financial statements for prior years, therefore no proforma retroactive information is included.

In 1999, the Company adopted Statement of Position (SOP) 97-3, Accounting for Insurance and Other Enterprises for Insurance-Related Assessment, and SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. No material adjustments were made to the consolidated financial statements upon adoption of these statements.

     In 1998, the Company  adopted  Statement of Financial  Accounting  Standard
(SFAS) No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and SFAS No. 132, Employers Disclosures about Pensions and Other Postretirement Benefits. No adjustments were made to the consolidated financial statements upon adoption of these pronouncements.


Accounting Pronouncements to be Adopted

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The statement establishes accounting and reporting standards for derivative financial instruments and other similar financial instruments and for hedging activities. In June 1999, SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of Effective Date of FASB Statement No. 133 was issued. This statement defers the effective date to fiscal years beginning after June 15, 2000. The Company will adopt these statements on January 1, 2001. The impact of adoption of SFAS No. 133 on the financial position of the Company has not been determined.


Reclassifications

Certain prior year balances have been reclassified to conform to the current year presentation.

Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(2) Business Combination

On October 1, 1999, the Company acquired all of the outstanding capital stock (including all outstanding options) of Life USA that it did not already own for approximately $423 million in cash. The acquisition was financed by a capital contribution from AZOA.

The acquisition was accounted for under the purchase method of accounting and, accordingly, the consolidated financial statements include only the results of Life USA's operations from the date of acquisition. The value of business acquired was approximately $215 million and is being amortized in relation to the present value of future gross profits, which will be approximately 20 years. The remaining excess of the purchase price over the fair value of assets acquired in the amount of $308 million has been recorded as goodwill and is being amortized on a straight-line basis over 20 years.

During 1999, expenses of approximately $7 million were recorded related to the acquisition of Life USA and its integration with the Company. These expenses resulted primarily from the costs of the integration of the Company's and Life USA's strategies, policies and practices. These charges include filing fees, legal fees and other consulting fees related to the acquisition.

Following are the Company's unaudited pro forma results for the years ended December 31, 1999 and 1998 assuming the acquisition occurred on January 1, 1998.

                                          Unaudited
                                   1999              1998
------------------------------------------------------------------------------
Total revenue                 $ 1,766,792         1,654,531
Net (loss) income                 (44,624)          103,236
------------------------------------------------------------------------------

These unaudited pro forma results have been prepared for comparative purposes only and include additional amortization expenses as a result of goodwill and certain other adjustments. They do not purport to be indicative of the results of operations that actually would have resulted had the combination occurred on January 1, 1998 or that may result in the future.

In 1998, the Company accounted for its investment in Life USA under the equity method of accounting and carried its investment at cost, adjusted for its share of Life USA's earnings, amortization of goodwill and dividends received. The difference between the cost of the investment and underlying equity was to be amortized on a straight-line basis over ten years. As of December 31, 1998, the company held 21.41% of the outstanding common stock of Life USA with an approximate market value of $68,290. The carrying value of the Life USA investment at year-end 1998 was $80,928, which was $20,983 higher than the equity in net assets of $59,945.


Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(3) Investments

Investments at December 31, 1999 consist of:

                                                                                                             Amount
                                                                                                            shown on

                                                                         Amortized        Estimated       consolidated
                                                                           cost             fair             balance
                                                                          or cost           value             sheet
------------------------------------------------------------------------------------------------------------------------------------
Fixed maturities:
   U.S. government                                                    $  294,587          291,996           291,996
   States and political subdivisions                                      57,378           52,452            52,452
   Foreign government                                                    172,877          169,686           169,686
   Public utilities                                                      227,934          220,602           220,602
   Corporate securities                                                2,981,913        2,873,327         2,873,327
   Mortgage backed securities                                            345,794          347,235           347,235
   Collateralized mortgage obligations                                   634,680          627,052           627,052
------------------------------------------------------------------------------------------------------------------------------------
     Total fixed maturities                                           $4,715,163        4,582,350         4,582,350
------------------------------------------------------------------------------------------------------------------------------------
Equity securities:
   Common stocks:
     Banks, trusts and insurance companies                                22,935           23,831            23,831
     Industrial and miscellaneous                                        413,279          651,710           651,710
------------------------------------------------------------------------------------------------------------------------------------
     Total equity securities                                          $  436,214          675,541           675,541
------------------------------------------------------------------------------------------------------------------------------------
Other investments:
   Mortgage loans on real estate                                         528,933            XXXXXX          528,933
   Certificates of deposit and short-term securities                     139,571            XXXXXX          139,571
   Policy loans                                                           46,573            XXXXXX           46,573
   Real estate                                                           154,063            XXXXXX          154,063
   Options                                                                51,131            XXXXXX           68,217
   Investment in equity investments                                        3,045            XXXXXX            3,045
------------------------------------------------------------------------------------------------------------------------------------
     Total other investments                                          $  923,316            XXXXXX          940,402
------------------------------------------------------------------------------------------------------------------------------------
     Total investments                                                $6,074,693            XXXXXX        6,198,293
------------------------------------------------------------------------------------------------------------------------------------


Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(3) Investments (CONTINUED)

At December 31, 1999 and 1998, the amortized cost, gross unrealized gains,  gross unrealized losses and estimated fair values of securities are as follows:

                                                          Amortized        Gross            Gross           Estimated
                                                            cost        unrealized       unrealized           fair
                                                           or cost         gains           losses             value
------------------------------------------------------------------------------------------------------------------------------------
1999:

   U.S. Government                                     $  294,587          3,340            5,931           291,996
   States and political subdivisions                       57,378              0            4,926            52,452
   Foreign government                                     172,877            334            3,525           169,686
   Public utilities                                       227,934             20            7,352           220,602
   Corporate securities                                 2,981,913          3,902          112,488         2,873,327
   Mortgage backed securities                             345,794          5,026            3,585           347,235
   Collateralized mortgage obligations                    634,680          2,126            9,754           627,052
------------------------------------------------------------------------------------------------------------------------------------
     Total fixed maturities                             4,715,163         14,748          147,561         4,582,350
   Equity securities                                      436,214        289,441           50,114           675,541
------------------------------------------------------------------------------------------------------------------------------------
     Total                                             $5,151,377        304,189          197,675         5,257,891
------------------------------------------------------------------------------------------------------------------------------------
1998:

   U.S. Government                                     $  274,813         36,717              234           311,296
   States and political subdivisions                       94,640          6,481                0           101,121
   Foreign government                                      34,652          2,079                0            36,731
   Public utilities                                        66,236          5,948              202            71,982
   Corporate securities                                 1,441,359         67,234            9,891         1,498,702
   Mortgage backed securities                             401,505         26,799                0           428,304
   Collateralized mortgage obligations                     80,599         10,141              585            90,155
------------------------------------------------------------------------------------------------------------------------------------
     Total fixed maturities                             2,393,804        155,399           10,912         2,538,291
   Equity securities                                      278,753        245,913           12,262           512,404
------------------------------------------------------------------------------------------------------------------------------------
     Total                                             $2,672,557        401,312           23,174         3,050,695
------------------------------------------------------------------------------------------------------------------------------------

The changes in unrealized (losses) gains on fixed maturity securities were $(277,300),  $22,170,  and $58,422 in each of the years ended December 31, 1999, 1998 and 1997, respectively.

The changes in unrealized gains in equity investments, which include common stocks and nonredeemable preferred stocks were $5,676,
$55,188, and $84,718 for the years ended December 31, 1999, 1998 and 1997, respectively.



Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(3) Investments (CONTINUED)

The amortized cost and estimated  fair value of fixed  maturities at December 31, 1999, by  contractual  maturity,  are shown below.  Expected  maturities  will differ  from  contractual  maturities  because  borrowers  may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                          Amortized         Estimated
                                                                                            cost           fair value
------------------------------------------------------------------------------------------------------------------------------------
   Due in one year or less                                                             $  102,823           102,554
   Due after one year through five years                                                1,055,901         1,037,031
   Due after five years through ten years                                               1,279,988         1,243,845
   Due after ten years                                                                  1,295,977         1,224,633
   Mortgage backed securities and collateralized mortgage obligations                     980,474           974,287
------------------------------------------------------------------------------------------------------------------------------------
     Totals                                                                            $4,715,163         4,582,350
------------------------------------------------------------------------------------------------------------------------------------

Gross gains of $151,920,  $105,723,  and $70,335 and gross losses of $39,717,  $18,217,  and $8,654 were realized on sales of securities in 1999, 1998 and 1997, respectively.

Net realized investment gains (losses) for the respective years ended December 31 are summarized as follows:

                                                                           1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------------
Fixed maturities, at market                                           $    (4,474)         30,299            40,268
Equity securities                                                         116,677          57,207            21,413
Mortgage loans                                                             (1,680)           ,320)             (982)
Real estate                                                                   331           3,133               635
Other                                                                        (601)            93)               154
------------------------------------------------------------------------------------------------------------------------------------
     Net gains before taxes                                               112,253          89,226            61,488
Tax expense on net realized gains                                          39,257          31,229            21,521
------------------------------------------------------------------------------------------------------------------------------------
     Net gains after taxes                                            $    72,996           7,997            39,967
------------------------------------------------------------------------------------------------------------------------------------

     The valuation allowances on mortgage loans at December 31, 1999, 1998 and 1997 and the changes in the allowance for the years then ended are summarized as follows:

                                                                           1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------------
Beginning of Year                                                     $    9,599             8,279              7,279
   Charged to operations                                                   1,680             1,320             1,000
   Recoveries                                                                  0                0                  0
------------------------------------------------------------------------------------------------------------------------------------
End of Year                                                           $   11,279             9,599             8,279
------------------------------------------------------------------------------------------------------------------------------------


Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(3) Investments (CONTINUED)

Major categories of net investment income for the respective years ended December 31 are:

                                                                           1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------------
Interest:
   Fixed maturities                                                   $  212,992          155,397           211,335
   Mortgage loans                                                         40,011           34,449            25,232
   Policy loans                                                              737              497             6,526
   Short-term investments                                                  1,823           15,022            12,804
Dividends:
   Preferred stock                                                           212              668               748
   Common stock                                                            5,259            5,190             4,603
Interest on assets held by reinsurers                                      8,097            8,272             8,858
Rental income on real estate                                              13,356            7,505             5,657
Other invested assets                                                      6,405            1,132             3,781
------------------------------------------------------------------------------------------------------------------------------------
     Total investment income                                             288,892          228,132           279,544

Investment expenses related to coinsurance agreements (note 8)             2,660            2,689            98,417
Investment expenses                                                       11,372            8,377            18,777
------------------------------------------------------------------------------------------------------------------------------------
     Net investment income                                            $  274,860          217,066           162,350
------------------------------------------------------------------------------------------------------------------------------------

During the first two months of 1998,  the Company  entered into mortgage  backed  security  reverse  repurchase  transactions
("dollar rolls") with certain  securities  dealers.  Under this program,  the Company sold certain  securities for delivery in the current  month and  simultaneously  contracted  with the same dealer to repurchase  similar,  but not  identical,  securities on a specified future date. The Company gave up the right to receive  principal and interest on the securities sold. As of December 31,
1999 and 1998 there were no outstanding  amounts under the Company's  dollar roll program.  Average  balances  outstanding for the first two months of 1998 were $120,525 and weighted average interest rates were 6.5%. The maximum balance  outstanding during 1998 was $120,525. No dollar rolls were transacted in 1999.



Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(4) Summary Table of Fair Value Disclosures

                                                                   1999                               1998
------------------------------------------------------------------------------------------------------------------------------------
                                                          Carrying         Fair           Carrying            Fair
                                                           Amount          Value           Amount             Value
                                                           -------         -----           -------            -----
Financial assets

------------------------------------------------------------------------------------------------------------------------------------
   Fixed maturities, at market:
     U.S. Government                                   $  291,996        291,996          311,296           311,296
     States and political subdivisions                     52,452         52,452          101,121           101,121
     Foreign governments                                  169,686        169,686           36,731            36,731
     Public utilities                                     220,602        220,602           71,982            71,982
     Corporate securities                               2,873,327      2,873,327        1,546,342         1,546,342
     Mortgage backed securities                           347,235        347,235          380,664           380,664
     Collateralized mortgage obligations                  627,052        627,052           90,155            90,155
   Equity securities                                      675,541        675,541          512,404           512,404
   Mortgage loans                                         528,933        530,033          457,128           495,202
   Short term investments                                 139,571        139,571          166,366           166,366
   Policy loans                                            46,573         46,573            7,118             7,118
   Options                                                 68,217         68,217           15,109            15,109
   Investment in equity investments                         3,045          4,286           80,928            68,290
   Receivables                                            310,866        310,866          323,971           323,971
   Separate accounts assets                             8,488,404      8,488,404        9,915,150         9,915,150

Financial liabilities

------------------------------------------------------------------------------------------------------------------------------------
   Investment contracts                                 7,609,726      7,208,876        3,645,657         3,035,787
   Separate account liabilities                         8,488,404      8,361,112        9,915,150         9,765,791
------------------------------------------------------------------------------------------------------------------------------------

     See Note 1 "Summary of Significant  Accounting  Policies" for description of the methods and significant  assumptions used to estimate fair values.

(5) Receivables

Receivables at December 31 consist of the following:

                                                                                            1999              1998
------------------------------------------------------------------------------------------------------------------------------------
Premiums due                                                                           $  264,685           270,657
Agents balances                                                                             4,809            10,088
Related party receivables                                                                   2,230             3,852
Reinsurance commission receivable                                                           9,304             8,022
Scholarship enrollment fees                                                                14,125            12,010
Due from administrators                                                                     4,550            13,271
Other                                                                                      11,163             6,071
------------------------------------------------------------------------------------------------------------------------------------
        Total receivables                                                              $  310,866            323,971
------------------------------------------------------------------------------------------------------------------------------------


Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(6) Accident and Health Claims Reserves

Accident and health claims reserves are based on estimates that are subject to uncertainty. Uncertainty regarding reserves of a given  accident year is gradually  reduced as new  information  emerges each  succeeding  year,  thereby  allowing more reliable re-evaluations of such reserves.  While management  believes that reserves as of December 31, 1999 are adequate,  uncertainties in the  reserving  process  could cause such  reserves to develop  favorably  or  unfavorably  in the near term as new or  additional information  emerges.  Any  adjustments to reserves are reflected in the operating  results of the periods in which they are made.
Movements in reserves,  which are small  relative to the amount of such  reserves,  could  significantly  impact  future  reported earnings of the Company.

Activity in the accident and health claims  reserves,  exclusive of long term care,  hospital  indemnity and AIDS reserves of
$19,542, $9,918, and $12,479 in 1999, 1998 and 1997, respectively, is summarized as follows:

                                                                           1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, net of reinsurance
   recoverables of $128,764, $141,033, and $124,320                   $  366,425          312,886           273,813
Adjustment primarily related to commutation of block of business         (53,585)               0                 0
Incurred related to:
   Current year                                                          431,279          417,042           346,901
   Prior years                                                             3,264           (12,217)          (12,087)
------------------------------------------------------------------------------------------------------------------------------------
Total incurred                                                           434,543          404,825           334,814
------------------------------------------------------------------------------------------------------------------------------------
Paid related to:
   Current year                                                          193,341          204,100           150,942
   Prior years                                                           185,696          147,186           144,798
------------------------------------------------------------------------------------------------------------------------------------
 Total paid                                                              379,037          351,286           295,740
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, net of reinsurance
   recoverables of $175,142, $128,764, and $141,033                   $  368,346          366,425            312,887
------------------------------------------------------------------------------------------------------------------------------------

The Company incurred  additional losses in 1999 on prior year incurred claims primarily on its reinsurance  assumed (non-HMO)
business.  Due to lower than anticipated  losses related to prior years,  the provision for claims and claim  adjustment  expenses decreased in 1998 and 1997.



Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(7) Reinsurance

In the normal  course of business,  the Company  seeks to limit its  exposure to loss on any single  insured and to recover a portion of benefits paid by ceding risks under excess  coverage and  coinsurance  contracts.  The Company  retains a maximum of $1 million  coverage per individual  life.  Reinsurance  contracts do not relieve the Company from its obligations to  policyholders.
Failure of  reinsurers  to honor their  obligations  could result in losses to the Company.  The Company  evaluates  the financial condition of its  reinsurers  and monitors  concentrations  of credit risk to minimize  its  exposure to  significant  losses from reinsurer insolvencies.

Life insurance, annuities and accident and health business assumed from and ceded to other companies is as follows:

                                                                                                           Percentage

                                                           Assumed         Ceded                            of amount
                                            Direct       from other      to other            Net             assumed
Year ended                                  amount        companies      companies         amount            to net
------------------------------------------------------------------------------------------------------------------------------------
December 31, 1999:
Life insurance in force                $36,994,161    129,809,733     24,174,006      142,629,888              91.0%
------------------------------------------------------------------------------------------------------------------------------------
Premiums:
   Life                                   205,208         273,604         67,069          411,743              66.5%
   Annuities                              199,341          39,729         95,232          143,838              27.6%
   Accident and health                    541,847         302,059        315,938          527,968              57.2%
------------------------------------------------------------------------------------------------------------------------------------
     Total premiums                    $  946,396         615,392        478,239        1,083,549              56.8%
------------------------------------------------------------------------------------------------------------------------------------
December 31, 1998:
Life insurance in force                $34,118,554     98,832,792     19,483,581      113,467,765              87.1%
------------------------------------------------------------------------------------------------------------------------------------
Premiums:
   Life                                   244,416         224,451         93,812          375,055              59.8%
   Annuities                              220,812           1,820         50,385          172,247               1.1%
   Accident and health                    479,237         294,333        267,119          506,451              58.1%
------------------------------------------------------------------------------------------------------------------------------------
     Total premiums                    $  944,465         520,604        411,316        1,053,753              49.4%
------------------------------------------------------------------------------------------------------------------------------------
December 31, 1997:
Life insurance in force                $32,234,241     72,682,842     19,873,094       85,043,989              85.5%
------------------------------------------------------------------------------------------------------------------------------------
Premiums:
   Life                                   252,859         170,798        110,579          313,078              54.6%
   Annuities                              217,353           1,910         30,789          188,474               1.0%
   Accident and health                    436,105         311,612        296,650          451,067              69.1%
------------------------------------------------------------------------------------------------------------------------------------
     Total premiums                    $  906,317         484,320        438,018          952,619              50.8%
------------------------------------------------------------------------------------------------------------------------------------

Included in reinsurance receivables at December 31, 1999 are $2,095,817 and $849,279 recoverable from two insurers who, as of
December 31, 1999, were both rated A+ by A.M.  Best's  Insurance  Reports.  A contingent  liability  exists to the extent that the
Company's reinsurers are unable to meet their contractual obligations.  Management is of the opinion that no liability will accrue to the Company with respect to this contingency.

Of the amounts ceded to others, the Company ceded life insurance inforce of $3,387,592,  $2,067,664,  and $1,163,533 in 1999,
1998 and  1997,  respectively,  and life  insurance  premiums  earned  of  $6,008,  $4,165,  and  $2,538  in 1999,  1998 and 1997,
respectively,  to its ultimate  parent  Allianz AG. The Company also ceded  accident and health  premiums  earned to Allianz AG of
$3,131, $2,817, and $2,467 in 1999, 1998 and 1997.


Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(7) Reinsurance (Continued)

Effective January 1, 1999, the Company entered into a 100% coinsurance agreement with an unrelated insurance company to coinsure a block of preneed life and annuity business with 1999 premium of $10,300. In connection with this agreement, the Company recognized a recoverable on future benefit reserves of $95,000, received a ceding commission of $2,600 and transferred cash of $91,700. The unearned ceding commission represents deferred revenue that will be amortized over the revenue-producing period of the related reinsured policies. During 1999, $1,200 was amortized and included in other revenue in the consolidated statements of operations. The servicing of the coinsured business was also transferred to a third party administrator.

Effective December 31, 1999, the Company entered into a 100% coinsurance agreement with an unrelated insurance company to coinsure the remaining block of preneed life and annuity business with 1999 premium of $97,100. In connection with this agreement, the Company recognized a recoverable on future benefit reserves of $245,000, received a ceding commission of $73,900 and transferred cash of $154,000. The unearned ceding commission represents deferred revenue that will be amortized over the revenue-producing period of the related reinsured policies. The servicing of the coinsured business was also transferred to a third party administrator. Because the agreement was effective December 31, 1999, no revenue was recognized on this transaction in 1999.

Effective January 1, 1997, the Company entered into a 100% coinsurance agreement with an unrelated insurance company to coinsure a block of business with life insurance inforce of $13,200,000 and 1997 premium of $90,000. The coinsured block included certain universal life and traditional life insurance policies and annuity contracts. In connection with this agreement, the Company recognized a recoverable on future benefit reserves of $1,102,000, received a ceding commission of $138,500 and transferred assets of $881,000, which support the business. The unearned ceding commission represents deferred revenue that will be amortized over the revenue-producing period of the related reinsured policies. During 1999, 1998 and 1997 $14,996, $15,965 and $22,647, respectively, was amortized and included in other revenue in the consolidated statements of operations. The servicing of the coinsured business was also transferred to a third party insurer who is also the retrocessionaire of the block. Effective January 1, 1998, the coinsurance agreement was amended to include another block of business with future benefit reserves of $66,000, capitalized deferred acquisition costs of $1,935 and deferred income of $750.


Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(8) Income Taxes

Income Tax (Benefit) Expense

     Total income tax expense (benefit) for the years ended December 31 are as follows:

                                                                           1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------------
Income tax expense attributable to operations:

   Current tax expense                                                $   63,371           48,410            31,571
   Deferred tax (benefit) expense                                         (73,727)          2,822            28,283
------------------------------------------------------------------------------------------------------------------------------------
Total income tax (benefit) expense attributable to operations             (10,356)         51,232            59,854
Tax benefit due to cumulative effect of change in accounting               (8,682)              0                 0
------------------------------------------------------------------------------------------------------------------------------------
Total income tax (benefit) expense attributable to net income             (19,038)         51,232            59,854
Income tax effect on equity:
   Income tax allocated to stockholder's equity:

     Attributable to unrealized gains and losses for the year             (94,283)         26,127            49,748
------------------------------------------------------------------------------------------------------------------------------------

Total income tax effect on equity                                     $  (113,321)         77,359           109,602
------------------------------------------------------------------------------------------------------------------------------------


Components of Income Tax (Benefit) Expense

Income tax expense computed at the statutory rate of 35% varies from tax expense  reported in the consolidated  statements of operations for the respective years ended December 31 as follows:

                                                                           1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------------
Income tax (benefit) expense computed at the statutory rate           $   (12,520)         52,980            60,735
Dividends received deductions and tax-exempt interest                      (2,605)         (3,294)           (2,792)
Foreign tax                                                                (1,014)           (133)              916
Interest on tax deficiency                                                    800             900             1,100
Goodwill amortization                                                       1,365               0                 0
Other                                                                       3,618             779              (105)
------------------------------------------------------------------------------------------------------------------------------------
        Income tax (benefit) expense as reported                      $  (10,356)          51,232             59,854
------------------------------------------------------------------------------------------------------------------------------------


Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(8) Income Taxes (Continued)


Components of Deferred Tax Assets and  Liabilities on the Balance Sheet Tax effects of temporary  differences  giving rise to the significant components of the net deferred tax liability at December 31 are as follows:

                                                                                            1999              1998
------------------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
   Provision for post retirement benefits                                              $    2,286             2,223
   Allowance for uncollectible accounts                                                       929               929
   Policy reserves                                                                        282,573           173,414
------------------------------------------------------------------------------------------------------------------------------------
     Total deferred tax assets                                                            285,788           176,566
------------------------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
   Deferred acquisition costs                                                             219,869           272,815
   Net unrealized gain                                                                     25,701           128,883
   Value of business acquired                                                              73,627                 0
   Other                                                                                   17,947            32,771
------------------------------------------------------------------------------------------------------------------------------------
     Total deferred tax liabilities                                                       337,144           434,469
------------------------------------------------------------------------------------------------------------------------------------
Net deferred tax liability                                                             $   51,356            257,903
------------------------------------------------------------------------------------------------------------------------------------

Although  realization  is not assured,  the Company  believes it is not necessary to establish a valuation  allowance for the deferred tax asset as it is more likely than not the deferred tax asset will be realized  principally  through future reversals of existing taxable  temporary  differences and future taxable income.  The amount of the deferred tax asset  considered  realizable, however,  could be reduced in the near term if estimates of future reversals of existing taxable temporary  differences and future taxable income are reduced.

The Company and its subsidiaries,  with the exception of Life USA Insurance Company,  files a consolidated federal income tax return with AZOA and all of its wholly owned subsidiaries.  The consolidated tax allocation agreement stipulates that each company participating in the return will bear its share of the tax liability  pursuant to United States Treasury  Department  regulations.
The Company and each of its insurance  subsidiaries  generally will be paid for the tax benefit on their losses, and any other tax attributes, to the extent they could have obtained a benefit against their post-1990 separate return taxable income or tax. Income taxes paid by the Company were $57,121,  $30,808, and $39,914 in 1999, 1998 and 1997, respectively.  At December 31, 1999 and 1998 the Company had a tax recoverable from AZOA of $3,251 and $3,030, respectively.

At December 31, 1999 and 1998,  the Company had a tax  recoverable  separate  from the  agreement  with AZOA in the amount of
$7,233 and $1,030,  respectively.  These amounts are for foreign taxes and Life USA taxes recoverable prior to the purchase by the
Company.


24

Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)



(9) Related Party Transactions

In conjunction with the purchase of LifeUSA on October 1, 1999, the Company received a capital contribution from AZOA in the amount of $423,186.

The Company  reimbursed AZOA $3,582,  $2,495, and $2,519 in 1999, 1998 and 1997,
respectively, for certain administrative and investment management services performed. The Company's liability to AZOA for such services was $581 and $490 at December 31, 1999 and 1998, respectively.

The Company shares a data center with and receives other system support from affiliated insurance companies. Usage and other system support charges paid by the Company were $902, $1,291 and $2,826 in 1999, 1998 and 1997, respectively. The Company's liability for data center and other system support charges was $157 and $345 at December 31, 1999 and 1998, respectively.

The Company has 200 million authorized shares of preferred stock with a par value of $1 per share. This preferred stock is issuable in series with the number of shares, redemption rights and dividend rate designated by the Board of Directors for each series. Dividends are cumulative at a rate reflective of prevailing market conditions at time of issue and are payable semiannually. Dividend payments are restricted by provisions in State of Minnesota statutes. The Company had 25 million shares of Series A preferred stock outstanding until March 1998, which was held by AZOA with a dividend rate of 6.4% and a book value of $25,000. In March 1998, the Company redeemed and canceled the 25 million shares of Series A preferred stock.

 (10) Employee Benefit Plans

The Company participates in the Allianz Primary Retirement Plan (Primary Retirement Plan), a defined contribution plan. The Company makes contributions to a money purchase pension plan on behalf of eligible participants. All employees, excluding agents, are eligible to participate in the Primary
Retirement Plan after two years of service. The contributions are based on a percentage of the participant's salary with the participants being 100% vested upon eligibility. It is the Company's policy to fund the plan costs as accrued. Total pension contributions were $2,025, $756, and $810 in 1999, 1998 and 1997, respectively.

The Company participates in the Allianz Asset Accumulation Plan (Allianz Plan), a defined contribution plan sponsored by AZOA. Under the Allianz Plan provisions, the Company will match 75% of eligible employees' contributions up to a maximum of 6% of a participant's compensation. The plan can also declare a profit sharing allocation of up to 5.0% of base pay at year-end based upon the profitability of AZOA. All employees are eligible to participate after one year of service and are fully vested in the Company's matching contribution after three years of service. The Allianz Plan will accept participants' pretax or after tax contributions up to 15% of the participant's compensation. It is the Company's policy to fund the Allianz Plan costs as accrued. The Company has accrued $980, $868, and $1,057 in 1999, 1998 and 1997, respectively, toward planned contributions.

Employees of Life USA also participated in a defined contribution plan, which will be merged with the Allianz Plan effective January 1, 2000. Total Company contributions made subsequent to October 1, 1999 were $329.

The Company provides certain postretirement benefits to employees who retired on or before December 31, 1988 or who were hired before December 31, 1988 and who have at least ten years of service when they reach age 55. The Company's plan obligation at December 31, 1999 and 1998 was $6,532 and $6,352, respectively. This liability is included in "Other liabilities" in the accompanying balance sheet.


Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(11) Statutory Financial Data and Dividend Restrictions

Statutory accounting is directed toward insurer solvency and protection of policyholders. Accordingly, certain items recorded in financial statements prepared under GAAP are excluded or vary in determining statutory policyholders' surplus and net gain from operations.  Currently, these items include, among others, deferred acquisition costs, furniture and fixtures, accident and health premiums receivable which are more than 90 days past due, deferred taxes and undeclared dividends to policyholders.  Additionally, future life and annuity benefit reserves calculated for statutory  accounting do not include provisions for withdrawals.  The NAIC has completed a project to codify  statutory  accounting  practices,  the result of which will  constitute  the primary  source of
"prescribed"  statutory accounting practices.  Accordingly,  that project, which is currently in the process of state adoption and expected to be effective  January 1, 2001,  will change the definition of what comprises  prescribed  versus  permitted  statutory accounting  practices,  and may result in changes to existing  accounting  policies  insurance  enterprises  use to prepare  their statutory  financial  statements.  The Company has not quantified the effects of adopting the NAIC codification on their statutory financial statements.

The differences between  stockholder's  equity and net income reported in accordance with statutory  accounting practices and the accompanying consolidated financial statements as of and for the year ended December 31 are as follows:

                                          Stockholder's equity                           Net income
------------------------------------------------------------------------------------------------------------------------------------
                                             1999           1998           1999             1998              1997
                                             -----          -----          -----            -----             -----
Statutory basis                        $   873,617         654,371         97,768           35,188            72,343
Adjustments:
   Change in reserve basis                (289,261)       (226,145)       (80,952)           2,036           (99,981)
   Deferred acquisition costs              801,763         930,059       (128,296)           2,979            63,742
   Difference in accounting for
   purchase of Life USA                    340,675               0         (6,373)               0                 0
   Net deferred taxes                      (51,356)       (257,903)        82,409           (2,822)          (28,283)
   Statutory asset valuation reserve       236,210         178,011              0                0                 0
   Statutory interest maintenance reserve   43,786          48,697         (4,912)          14,361              7,994
   Modified coinsurance reinsurance              0          (2,358)             0           29,595             81,790
   Unrealized (losses) gains
   on investments                         (136,719)        158,391              0                0                 0
   Nonadmitted assets                        7,411          14,946              0                0                 0
   Deferred income on reinsurance         (186,888)       (106,065)             0                0                 0
   Other liabilities related
   to reinsurance                          (32,998)        (52,337)             0                0                 0
   Valuation allowance on mortgage loans   (11,279)         (9,599)        (1,680)          (1,320)           (1,000)
   Loss from non-insurance subsidiaries          0               0        (11,714)            (618)           (1,260)
   Other                                   (47,881)         10,456         11,613           20,740            18,327
------------------------------------------------------------------------------------------------------------------------------------
      As reported in the accompanying
      consolidated financial statements $1,547,080       1,340,524        (42,137)         100,139           113,672
------------------------------------------------------------------------------------------------------------------------------------

The Company is required to meet minimum  statutory  capital and surplus  requirements.  The Company's  statutory  capital and surplus as of December 31, 1999 and 1998 were in compliance with these  requirements.  The maximum amount of dividends that can be paid by Minnesota  insurance  companies to  stockholders  without  prior  approval of the  Commissioner  of Commerce is subject to restrictions relating to statutory earned surplus,  also known as unassigned funds.  Unassigned funds are determined in accordance with the accounting procedures and practices governing preparation of the statutory annual statement,  minus 25% of earned surplus attributable to unrealized capital gains. In accordance with Minnesota Statutes, the Company may declare and pay from its surplus, cash  dividends of not more than the greater of 10% of its  beginning of the year  statutory  surplus in any year, or the net gain from operations of the insurer,  not including  realized gains,  for the 12-month period ending the 31st day of the next preceding year. In 1998, the Company paid AZOA dividends on preferred  stock in the amount $729. A common stock dividend of $551 was paid in
1997. Dividends of $49,391 could be paid in 2000 without prior approval of the Commissioner of Commerce.


Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(11) Statutory Financial Data and Dividend Restrictions (Continued)


Regulatory Risk Based Capital

An insurance enterprise's state of domicile imposes minimum risk-based capital requirements that were developed by the National Association of Insurance Commissioners (NAIC). The formulas for determining the amount of risk-based capital specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of an enterprise's regulatory total adjusted capital to its authorized control level risk-based capital, as defined by the NAIC. Enterprises below specific triggerpoints or ratios are classified within certain levels, each of which requires specified corrective action. The levels and ratios are as follows:

                           Ratio of total adjusted capital to
                           authorized control level risk-based
      Regulatory Event       capital (less than or equal to)
        -------------             ---------------------

    Company action level     2 (or 2.5 with negative trends)
   Regulatory action level                 1.5
  Authorized control level                  1
   Mandatory control level                 0.7

The Company's adjusted capital is in excess of the Company action level as of December 31, 1999 and 1998.

Permitted Statutory Accounting Practices

The Company is required to file annual statements with insurance regulatory authorities, which are prepared on an accounting basis prescribed or permitted by such authorities. Currently, prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the NAIC. Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices differ from state to state, may differ from company to company within a state, and may change in the future. The Company does not currently use permitted statutory accounting practices that have a significant impact on its statutory financial statements.

(12) Commitments and Contingencies

The Company and its subsidiaries are involved in various pending or threatened legal proceedings arising from the conduct of their business. In the opinion of management, the ultimate resolution of such litigation will not have a material effect on the consolidated financial position of the Company.

The Company is contingently liable for possible future assessments under regulatory requirements pertaining to insolvencies and impairments of unaffiliated insurance companies. Provision has been made for assessments currently received and assessments anticipated for known insolvencies.


Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(13) Foreign Currency Translation

The net assets of the Company's  foreign  operations are translated into U.S.  dollars using exchange rates in effect at each year-end. Translation adjustments arising from differences in exchange rates from period to period are included in the accumulated foreign currency translation  adjustment reported as a separate component of comprehensive income. An analysis of this account for the respective years ended December 31 follows:

                                                                           1999             1998              1997
------------------------------------------------------------------------------------------------------------------------------------
Beginning amount of cumulative translation adjustments                $    (6,209)          (4,448)           (3,473)
------------------------------------------------------------------------------------------------------------------------------------
Aggregate adjustment for the period resulting from
translation adjustments                                                     2,248           (2,710)           (1,500)
Amount of income tax (expense) benefit for period
related to aggregate adjustment                                              (787)             949               525
------------------------------------------------------------------------------------------------------------------------------------
   Net aggregate translation included in equity                             1,461           (1,761)             (975)
------------------------------------------------------------------------------------------------------------------------------------
Ending amount of cumulative translation adjustments                   $    (4,748)          (6,209)           (4,448)
------------------------------------------------------------------------------------------------------------------------------------
Canadian foreign exchange rate at end of year                              0.6924           0.6535            0.6992
------------------------------------------------------------------------------------------------------------------------------------


Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(14) Supplementary Insurance Information

     The following table summarizes certain financial information by line of business for 1999, 1998 and 1997:

                                                                             As of December 31
------------------------------------------------------------------------------------------------------------------------------------
                                                                       Future policy                          Other
                                                          Deferred       benefits,                           policy
                                                           policy         losses,                          claims and
                                                         acquisition    claims and        Unearned          benefits
                                                            costs      loss expense       premiums           payable
------------------------------------------------------------------------------------------------------------------------------------
1999:

Life                                                   $  231,927      1,874,904            3,049           116,569
Annuities                                                 561,966      7,728,072                0             1,771
Accident and health                                         7,870              0           45,964           809,575
------------------------------------------------------------------------------------------------------------------------------------
                                                       $  801,763      9,602,976           49,013           927,915
------------------------------------------------------------------------------------------------------------------------------------

1998:

Life                                                   $  217,262      1,445,844            3,859            97,647
Annuities                                                 694,388      3,588,491                0             1,727
Accident and health                                        18,409              0           49,919           671,472
------------------------------------------------------------------------------------------------------------------------------------
                                                       $  930,059      5,034,335           53,778           770,846
------------------------------------------------------------------------------------------------------------------------------------

1997:

Life                                                   $  189,971      1,297,269            5,215            63,572
Annuities                                                 717,721      3,251,829                0             1,881
Accident and health                                        19,388              0           44,953           487,660
------------------------------------------------------------------------------------------------------------------------------------
                                                       $  927,080      4,549,098           50,168           553,113
------------------------------------------------------------------------------------------------------------------------------------



Allianz Life Insurance Company of North America
And Subsidiaries
Notes to Consolidated Financial Statements (continued)

December 31, 1999, 1998 and 1997 (in thousands, except share data)


(14) Supplementary Insurance Information (Continued)

                                                              For the year ended December 31
------------------------------------------------------------------------------------------------------------------------------------
                                            Premium                      Benefits,       Net change
                                            revenue                       claims             in
                                           and other         Net        losses, and        policy             Other
                                           contract      investment     settlement       acquisition        operating
                                        considerations     income        expenses         costs (a)         expenses
------------------------------------------------------------------------------------------------------------------------------------
1999:

Life                                   $  411,743          36,171        319,210           (14,665)         153,281
Annuities                                 143,838         211,432        163,329           133,268          166,715
Accident and health                       527,968          27,257        465,139            10,539          173,910
------------------------------------------------------------------------------------------------------------------------------------
                                       $1,083,549         274,860        947,678           129,142          493,906
------------------------------------------------------------------------------------------------------------------------------------
1998:

Life                                   $  375,055          34,731        306,318           (27,291)         141,705
Annuities                                 172,247         158,458        135,356           23,333           151,719
Accident and health                       506,451          23,877        393,601              979           161,128
------------------------------------------------------------------------------------------------------------------------------------
                                       $1,053,753         217,066        835,275            (2,979)         454,552
------------------------------------------------------------------------------------------------------------------------------------
1997:

Life                                   $  313,078          24,352        230,357           (14,363)          99,913
Annuities                                 188,474         118,028        124,535           (44,924)         186,789
Accident and health                       451,067          19,970        327,526            (4,455)         151,312
------------------------------------------------------------------------------------------------------------------------------------
                                       $  952,619         162,350        682,418           (63,742)         438,014
------------------------------------------------------------------------------------------------------------------------------------
(a)    See note 1 for total gross amortization.





                                     PART C
                                OTHER INFORMATION

Item 24.  Financial Statements and Exhibits

      a.  Financial Statements

          The financial statements of the Company and the Separate Account are included in Part B hereof.

      b. Exhibits

      1. Resolution of Board of Directors of the Company authorizing the establishment of the Variable Account(1)
      2.   Not  Applicable
      3.a. Principal  Underwriter's  Agreement(2)
      3.b. General Agency Agreement(4)
      4.   Individual  Variable  Annuity  Contract(5)
      4.a. Waiver of Contingent Deferred Sales Charge Endorsement(1) 4.b. Enhanced Death Benefit Endorsements(1)
      4.c. Immediate Bonus Endorsement(5)
      4.d. Loyalty Bonus Endorsement(5)
      4.e. Guaranteed Minimum Income Benefit Endorsement (Option 1)(5) 4.f. Guaranteed Minimum Income Benefit Endorsement (Option 2)(5)
      5.   Application  for  Individual  Variable  Annuity  Contract(5)
      6.   (i)   Copy  of  Articles  of  Incorporation of the Company(1)
           (ii)  Copy  of  the  Bylaws  of  the  Company(1)
      7.   Not  Applicable
      8.a. Form of Fund Participation Agreement between North American
           Life and Casualty Company and Franklin Valuemark Funds(1)
      8.b. Form of Fund Participation Agreement between AIM Variable
           Insurance Funds, Inc., Allianz Life Insurance Company of North America and NALAC Financial Plans LLC(3)
      8.c. Form of Fund Participation Agreement between The Alger American
           Fund, Allianz Life Insurance Company of North America and Fred Alger & Company, Incorporated(3)
      8.d. Form of Fund Participation Agreement between USAllianz Variable
           Insurance Products Trust, Allianz Life Insurance Company of North America and BISYS Fund Services Limited Partnership(3)
      9.   Opinion  and  Consent  of  Counsel
     10.   Independent  Auditors'  Consent
     11.   Not  Applicable
     12.   Not  Applicable
     13.   Calculation  of  Performance  Data
     14.   Company  Organizational  Chart(4)
     27.   Not Applicable

(1) Incorporated by reference to Registrant's Form N-4 (File Nos. 333-06709 and 811-05618) electronically filed on June 24, 1996.
(2) Incorporated by reference to Pre-Effective Amendment No. 1 to Registrant's Form N-4 (File Nos. 333-06709 and 811-05618) electronically filed on December 13, 1996.
(3) Incorporated by reference to Registrant's Form N-4 (File Nos. 333-06709 and 811-05618) electronically filed on November 12, 1999.
(4) Incorporated by reference to Registrant's Post-Effective Amendment No. 8 to Form N-4 (File Nos. 333-06709 and 811-05618) electronically filed on April 27, 2000.
(5) Incorporated by reference to Registrant's Initial N-4 (File Nos. 333-40538 and 811-05618) electronically filed on June 30, 2000.




Item  25.        Directors  and  Officers  of  the  Depositor

The following are the Officers and Directors of the Insurance Company:

Name and Principal            Positions and Offices
Business Address              with Depositor
- ----------------------------  ---------------------------------

Robert W. MacDonald           Director,
300 S. Hwy 169                Chief Executive Officer
Minneapolis, MN 55426

Margery G. Hughes             President,
300 S. Hwy 169                Chief Administrative Officer
Minneapolis, MN 55426

Mark A. Zesbaugh              Senior Vice President,
300 S. Hwy 169                Chief Financial Officer
Minneapolis, MN  55426

Lowell C. Anderson            Chairman of the Board
1750 Hennepin Avenue
Minneapolis, MN 55403

Herbert F. Hansmeyer          Director
777 San Marin Drive
Novato, CA 94998

Michael P. Sullivan           Director
7505 Metro Boulevard
Minneapolis, MN 55439

Dr. Gerhard Rupprecht         Director
Reinsburgstrasse 19





D-70178
Stuttgart, Germany

Edward J. Bonach              President - Special
1750 Hennepin Avenue          Markets Division
Minneapolis, MN 55403

Robert S. James               Senior Vice President - Marketing
300 S. Hwy 169                Development
Minneapolis, MN 55426

Rev. Dennis Dease             Director
c/o University of St. Thomas
215 Summit Avenue
St. Paul, MN 55105-1096

James R. Campbell             Director
c/o Norwest Corp.
Norwest Center
Sixth & Marquette
Minneapolis, MN 55479-0116

Robert M. Kimmitt             Director
Wilmer, Cutler & Pickering
2445 M Street NW
Washington, DC  20037-1420

Brad Barks                     Senior Vice President -
300 S. Hwy 169                 Financial Analysis/M&A
Minneapolis, MN 55426

Chuck Kavitsky                 Senior Vice President -
300 S. Hwy 169                 Chief Marketing Officer
Minneapolis, MN 55426


Item 26. Persons Controlled by or Under Common Control with the Depositor or Registrant

The Insurance Company organizational chart was filed as Exhibit 14 (File Nos. 333-06709 and 811-05618) in Post-Effective Amendment No. 8 filed April 27, 2000 and is incorporated herein by reference.

Item  27.        Number  of  Contract  Owners

Not Applicable

Item  28.        Indemnification

The Bylaws of the Insurance Company provide that:

Each person (and the heirs, executors, and administrators of such person) made or threatened to be made a party to any action, civil or criminal, by reason of being or having been a Director, officer, or employee of the corporation (or by reason of serving any other organization at the request of the corporation) shall be indemnified to the extent permitted by the laws of the State of Minnesota, and in the manner prescribed therein.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted for directors and officers or controlling persons of the Insurance Company pursuant to the foregoing, or otherwise, the Insurance Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Insurance Company of expenses incurred or paid by a director, officer or controlling person of the Insurance Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item  29.        Principal  Underwriters



    a. USAllianz Investor Services, LLC is the principal underwriter for the Contracts. It also is the principal underwriter for:

                          Allianz  Life  Variable  Account  A
                          Preferred  Life  Variable  Account  C

     b. The following are the officers(managers) and directors (Board of Governors) of USAllianz Investor Services, LLC:



                        Positions and Offices
Business Address        with Underwriter
- ----------------------  ----------------------

Christopher H.Pinkerton President and Director
1750 Hennepin Avenue
Minneapolis, MN 55403

Thomas B. Clifford      Vice President and Director
1750 Hennepin Avenue
Minneapolis, MN 55403

Catherine L. Mielke     Compliance Officer
1750 Hennepin Avenue
Minneapolis, MN 55403

Michael M. Ahles        Senior Vice President, Chief Financial
1750 Hennepin Avenue    Officer & Treasurer
Minneapolis, MN  55403

Lawrance C. Skibo       Executive Vice President
1750 Hennepin Avenue
Minneapolis, MN  55403

Catherine Q. Farley     Senior Vice President & Chief Administrative
1750 Hennepin Avenue    Officer
Minneapolis, MN  55403

Robert S. James         Director
1750 Hennepin Avenue
Minneapolis, MN  55403

Cindy Robeck            Assistant Vice President
1750 Hennepin Avenue
Minneapolis, MN  55403

Carol Shaw              Senior Vice President
1750 Hennepin Avenue
Minneapolis, MN  55403

Gigi Wagner             Vice President
1750 Hennepin Avenue
Minneapolis, MN  55403

     c. Not Applicable

Item  30.        Location  of  Accounts  and  Records

Thomas Clifford, whose address is 1750 Hennepin Avenue, Minneapolis, Minnesota, 55403 and Delaware Valley Financial Services, USAllianz Service Center, 300 Berwyn Park, Berwyn, Pennsylvania 19312, maintain physical possession of the accounts, books or documents of the Variable Account required to be maintained by Section 31(a) of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder.

Item  31.        Management  Services

Not  Applicable

Item  32.        Undertakings

   a. Registrant hereby undertakes to file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than sixteen
(16) months old for so long as payment under the variable annuity contracts may be accepted.

   b. Registrant hereby undertakes to include either (1) as part of any application to purchase a contract offered by the Prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a postcard or similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information.

   c. Registrant hereby undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request.

   d. Allianz Life Insurance Company of North America ("Company") hereby represents that the fees and charges deducted under the Contract described in the Prospectus, in the aggregate, are reasonable in relation to the services rendered, the expenses to be incurred and the risks assumed by the Company.

                             REPRESENTATIONS

The Insurance Company hereby represents that it is relying upon a No Action Letter issued to the American Council of Life Insurance, dated November 28, 1988 (Commission ref. IP-6-88), and that the following provisions have been complied with:

   1. Include appropriate disclosure regarding the redemption restrictions imposed by Section 403(b)(11) in each registration statement, including the prospectus, used in connection with the offer of the contract;

   2. Include appropriate disclosure regarding the redemption restrictions imposed by Section 403(b)(11) in any sales literature used in connection with the offer of the contract;

   3. Instruct sales representatives who solicit participants to purchase the contract specifically to bring the redemption restrictions imposed by Section 403(b)(11) to the attention of the potential participants;

   4. Obtain from each plan participant who purchases a Section 403(b) annuity contract, prior to or at the time of such purchase, a signed statement acknowledging the participant's understanding of (1) the restrictions on redemption imposed by Section 403(b)(11), and (2) other investment alternatives available under the employer's Section 403(b) arrangement to which the participant may elect to transfer his contract value.


                              SIGNATURES


As  required by the  Securities  Act of 1933 and the  Investment  Company Act of

1940, as amended, the Registrant has caused this Registration Statement to be signed on its behalf in the City of Minneapolis and State of Minnesota, on this 6th day of September, 2000.

                                         ALLIANZ  LIFE VARIABLE  ACCOUNT  B
                                         (Registrant)


                                         By:  ALLIANZ  LIFE  INSURANCE COMPANY
                                             OF  NORTH  AMERICA
                                                 (Depositor)




                                         By: /S/ SUZANNE J. PEPIN
                                            --------------------------------
                                            Suzanne J. Pepin



                                         ALLIANZ  LIFE  INSURANCE  COMPANY
                                         OF  NORTH  AMERICA
                                          (Depositor)




                                          By: /S/ SUZANNE J. PEPIN
                                             ------------------------------
                                             Suzanne J. Pepin






Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature  and  Title                                               Date

Lowell C. Anderson*      Chairman of the Board                      9/6/00
Lowell C. Anderson

Robert W. MacDonald*     Director and                               9/6/00
Robert W. MacDonald      Chief Executive Officer






Margery G. Hughes*       President and                              9/6/00
Margery G. Hughes        Chief Administrative Officer

Mark A. Zesbaugh*        Chief Financial Officer                    9/6/00
Mark A. Zesbaugh         Senior Vice President

Herbert F. Hansmeyer*    Director                                   9/6/00
Herbert F. Hansmeyer

Michael P. Sullivan*     Director                                   9/6/00
Michael P. Sullivan

Dr. Gerhard Rupprecht*   Director                                   9/6/00
Dr. Gerhard Rupprecht

Rev. Dennis Dease*       Director                                   9/6/00
Rev. Dennis Dease

James R. Campbell*       Director                                   9/6/00
James R. Campbell

Robert M. Kimmitt*       Director                                   9/6/00
Robert M. Kimmitt



                                         *By    Power  of  Attorney



                                          By: /S/ SUZANNE J. PEPIN
                                              --------------------------------
                                              Suzanne J. Pepin
                                              Attorney-in-Fact


                                    EXHIBITS

                                       TO

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO

                                   FORM N-4

                         ALLIANZ LIFE VARIABLE ACCOUNT B

               ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA



                                INDEX TO EXHIBITS

EXHIBIT
99.B.9    Opinion and Consent of Counsel
99.B.10   Independent Auditors' Consent
99.B.13   Calculation of Performance Data